As filed with the Securities and Exchange Commission on April 25, 2014
Registration No. No. 333- 180741
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

MVP REIT, INC.
(Exact Name of Registrant as Specified in its Governing Instruments)
8880 West Sunset Road, Suite 220
Las Vegas, Nevada  89148
(702) 227-0965
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Michael V. Shustek
MVP REIT, Inc.
8880 West Sunset Road, Suite 220
Las Vegas, Nevada  89148
(702) 227-0965
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Hillel T. Cohn
David M. Lynn
Ben Chung
Morrison & Foerster LLP
707 Wilshire Boulevard
Los Angeles, California 90017
(213) 892-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ?
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):
Large accelerated filer ?	Accelerated filer ?	Non-accelerated filer ☑	Smaller reporting company ?
(Do not check if a smaller reporting company)
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-180741
PROSPECTUS
MVP REIT, INC.
$550,000,000 Maximum Offering

MVP REIT, Inc. is a Maryland corporation that intends to invest in a portfolio of direct investments in real estate and real estate secured loans. We will focus primarily on investments in commercial real estate and loans secured by commercial real estate located throughout the United States. Based on current market conditions and other factors, we have decided to focus our investments predominantly on parking and self-storage facilities located throughout the United States as our core assets. We may, from time to time, invest in commercial buildings and other non-core assets; however, we anticipate that our core investments will be predominantly in parking and self-storage facilities. We intend to qualify as a real estate investment trust, or a REIT, for federal income tax purposes for the tax year ended December 31, 2013.

We are offering up to $500,000,000 in shares of our common stock, $0.001 par value per share (which we refer to as the “common shares”), to the public at $9.00 per share.  We are also offering up to $50,000,000 in common shares pursuant to our distribution reinvestment plan at an initial price of $8.73 per share. We expect to offer the common shares in our primary offering until September 25, 2014, unless extended by our board of directors to September 25, 2015.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 30 to read about the more significant risks you should consider before buying shares of our common stock. These risks include the following:

•     We have a limited operating history, having commenced operations in December 2012.
•     Although we have acquired several properties and identified the types of properties we intend to acquire, we are effectively a “blind pool” because we have not identified, and you will not be able to evaluate, any additional investments we will make with proceeds from this offering.
•     This is a “best efforts” offering, and if we are unable to raise substantial funds then we may not be able to accomplish our business objectives and the poor performance of a single investment may materially adversely affect our overall investment performance.
•     Because a predominant focus for our investments will be parking and self-storage facilities, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.
•     We depend upon our advisor and its affiliates to conduct our operations.
•     There is no public trading market for the common shares and we are not required to list or liquidate by a certain date or at all. Accordingly, the common shares lack liquidity and you may have to hold the investment indefinitely.
•     There are restrictions on your ability to have your common shares repurchased under our share repurchase program.
•     There are substantial conflicts of interest between us and our advisor and its affiliates.
•     We may not be able to make distributions on a monthly basis and may pay distributions from sources other than cash flow from operations, including the sale of assets, borrowings or offering proceeds. We have no limits on the amounts we may pay from such sources. If we pay distributions from sources other than our cash flow from operations, the funds available to us for investments would be reduced and your share value may be diluted.
•     We may incur substantial debt, which will increase our risk and may reduce our distributions.
•     Failure to qualify as a REIT would adversely affect our ability to make distributions to our stockholders.

Neither the Securities Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell our common stock and we are not soliciting an offer to buy our common stock in any state where the offer or sale is not permitted.

The use of projections or forecasts in this offering is prohibited. No one is authorized to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our shares.
	Price To Public	Selling Commissions(1)	Net Proceeds (Before Expenses)(2)
Primary Offering Per Share	$9.00	$0.27	$8.73
Maximum Offering	$500,000,000	$15,000,000	$485,000,000
Distribution Reinvestment Plan Per Share	$8.73	—	$8.73
Total Maximum for Distribution Reinvestment Plan	$50,000,000	—	$50,000,000
Total Maximum Offering (Primary and Distribution Reinvestment Plan)	$550,000,000	$15,000,000	$535,000,000
(1)	Discounts are available to certain categories of purchasers.
(2)
Proceeds are calculated before deducting issuer costs other than selling commissions. These issuer costs consist of, among others, expenses of our organization, due diligence expenses, legal, accounting, printing, filing fees, escrow fees, and other offering-related expenses.

The date of this prospectus is April 25, 2014

SUITABILITY STANDARDS

The common shares we are offering are suitable only as a long-term investment for persons of adequate financial means. We do not expect to have a public market for the common shares, which means that it may be difficult for you to sell your shares. On a limited basis, you may be able to have common shares repurchased through our share repurchase program, and in the future we may also consider various forms of additional liquidity. You should not buy the common shares if you need to sell them immediately or if you will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for initial stockholders and subsequent transferees. These suitability standards require that a purchaser of the common shares have either:

•	a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $250,000; or
•	a gross annual income of at least $70,000 and a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least $70,000; and
•	a net worth (excluding the value of an investor’s home, furnishings and automobiles) of at least ten times their investment in us and similar programs.
Certain states have established suitability requirements that may be in addition to or vary from the minimum standards described above. Shares will be sold only to investors in these states who meet the special suitability standards set forth below. Although we have listed the suitability requirements of certain states below, we will only offer to sell the common shares in these states if and when the offer or sale is permitted in such states, and we are not making an offer of the common shares in any state where the offer is not permitted.

Alabama:  In addition to the general suitability standards, this investment will only be sold to Alabama residents that represent that they have a liquid net worth at least 10 times their investment in this program and its affiliates and they meet the $70,000/$70,000/$250,000 suitability requirement.

California: Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000.

Iowa: Investors must have (excluding the value of their home, furnishings and automobiles) either (i) a minimum net worth of $100,000 and an annual income of $70,000, or (ii) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Kansas:  It is recommended by the Office of the Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other non-traded business development companies to not more than 10% of their liquid net worth.  For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Kentucky, Michigan, Oregon, and Pennsylvania: Investors must have a liquid net worth of at least ten (10) times their investment in us.

Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Nevada: Investors must have (excluding the value of their home, furnishings and automobiles) either: (i) a minimum net worth of $75,000 and an annual income of $75,000, or (ii) a minimum net worth of $500,000. In addition, the investment in us must not exceed 10% of the investor’s net worth (exclusive of home, furnishings and automobiles).

New Jersey: Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $250,000 and annual gross income of $70,000 or (ii) a minimum liquid net worth of $500,000. Additionally, a New Jersey investor’s total investment in this offering and similar direct participation investments shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

North Dakota: Investors must have a liquid net worth of at least ten (10) times their investment in us and our affiliates.

(i)

Ohio: Investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates.

Pennsylvania: Because the minimum offering of our common stock is less than $50 million, Pennsylvania investors are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount for other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution – Special Notice to Pennsylvania Investors.”

Tennessee: We will not offer to sell our common stock in Tennessee unless and until the offer and sale is permitted in such state. In addition, investors must have (excluding the value of their home, home furnishings and automobile) either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (ii) a minimum net worth of $500,000. In addition, because the minimum offering of our common stock is less than $50 million, Tennessee investors are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount for other jurisdictions, we will not sell any shares to Tennessee investors unless we raise a minimum of $10 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution – Special Notice to Tennessee Investors.”

Our sponsor and each participating broker-dealer are responsible for determining if investors meet our minimum suitability standards and state specific suitability standards for investing in our common stock. In making this determination, our sponsor will rely on the participating broker-dealers and/or information provided by investors. In addition to the minimum suitability standards described above, each participating broker-dealer, authorized representative or any other person selling shares on our behalf, and our sponsor, is required to make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor.

It shall be the responsibility of your participating broker-dealer, authorized representative or other person selling shares on our behalf to make this determination, based on a review of the information provided by you, including your age, investment objectives, income, net worth, financial situation and other investments held by you, and consider whether you:

•	meet the minimum income and net worth standards established in your state;
•	can reasonably benefit from an investment in shares of our common stock based on your overall investment objectives and portfolio structure;
•	are able to bear the economic risk of the investment based on your net worth and overall financial situation; and
•	have apparent understanding of:
	•	the fundamental risks of an investment in shares of our common stock;
	•	the risk that you may lose your entire investment;
	•	the lack of liquidity of shares of our common stock;
	•	the restrictions on transferability of shares of our common stock;
	•	the background and qualifications of our advisor; and
	•	the tax, including ERISA, consequences of an investment in shares of our common stock.
Your participating broker-dealer, authorized representative or other person selling shares on our behalf must maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

(ii)

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase shares of our common stock who meet the suitability standards described herein should proceed as follows:

•	Read this entire prospectus and any supplements accompanying this prospectus.
•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix A.
•
Deliver a check for the full purchase price of the shares of our common stock being subscribed for along with the completed subscription agreement to the soliciting broker-dealer. Your check should be made payable to “MVP REIT, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor agrees to be bound by all of its terms and attests that the investor meets the minimum income and net worth standards as described herein. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscriptions will be accepted or rejected within 30 days of receipt by us, and if rejected, all funds will be returned to subscribers without interest and without deduction for any expenses within 10 business days from the date the subscription is rejected. We are not permitted to accept a subscription for shares of our common stock until at least five business days after the date you receive the final prospectus.

An approved trustee or custodian must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially invest at least $4,500 in shares of our common stock, or 500 shares at the offering price of $9.00 a share, to be eligible to participate in this offering, except for IRAs and other qualified retirement plans, which must purchase a minimum of $1,350, or 150 shares at the offering price of $9.00 per share. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or the Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $900, or 100 shares at the offering price of $9.00 per share, except for shares purchased pursuant to our distribution reinvestment plan.

Determination of Suitability

In determining suitability, participating broker-dealers who sell shares on our behalf may rely on, among other things, relevant information provided by the prospective investors. Each prospective investor should be aware that participating broker-dealers are responsible for determining suitability and will be relying on the information provided by prospective investors in making this determination. In making this determination, participating broker-dealers have a responsibility to ascertain that each prospective investor:

•	meets the minimum income and net worth standards set forth under the “Suitability Standards” section of this prospectus;
•	can reasonably benefit from an investment in shares of our common stock based on the prospective investor’s investment objectives and overall portfolio structure;
•	is able to bear the economic risk of the investment based on the prospective investor’s net worth and overall financial situation; and
•	has apparent understanding of:
• the fundamental risks of an investment in shares of our common stock;
• the risk that the prospective investor may lose his or her entire investment;
• the lack of liquidity of shares of our common stock;

(iii)

•	the restrictions on transferability of shares of our common stock;
•	the background and qualifications of our advisor; and
•	the tax consequences of an investment in shares of our common stock.
Participating broker-dealers are responsible for making the determinations set forth above based upon information relating to each prospective investor concerning his age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective investor, as well as other pertinent factors. Each participating broker-dealer is required to maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as the prospectus. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described herein under “Additional Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website, www.sec.gov, or at the SEC public reference room mentioned under the heading “Additional Information.”

(iv)

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Prospectus Summary” section of this prospectus. You should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase shares of our common stock.  The use of the terms “MVP REIT, Inc.,” the “company,” “we,” “us” or “our” in this prospectus refer to MVP REIT, Inc. unless the context indicates otherwise.

Q:	What is MVP REIT, Inc.?
A:
MVP REIT, Inc. is a Maryland corporation incorporated in April 2012.  At the time we commenced our initial public offering in September 2012, our initial investment strategy was to seek to build a diversified portfolio of investments in commercial real estate and loans secured by commercial real estate located in the Western and Southwestern United States and other areas where our affiliates or correspondents have experience. In July 2013, our board of directors approved changes in our investment strategy to focus significantly on investments in parking and self-storage facilities and to expand the geographical scope of our potential investments to consider opportunities throughout the United States. In March 2014, our board of directors approved a plan to further shift our investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as our core assets. While we may, from time to time, continue to invest in non-core assets, including investments in commercial buildings and companies that manage real estate or mortgage investment companies, we anticipate that our core investments will be predominantly in parking and self-storage facilities.

Q:	What is a real estate investment trust, or REIT?
A:	In general, a REIT is an entity that:
• combines the capital of many investors to acquire or provide financing for a portfolio of real estate investments under professional management;
•
is able to qualify as a “real estate investment trust” for U.S. federal income tax purposes and, therefore, generally is not subject to federal corporate income taxes on its net income or gains distributed to stockholders, substantially eliminating the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investments in a corporation; and

• pays distributions to investors of at least 90% of its annual REIT taxable income.
In this prospectus, we refer to an entity that qualifies to be taxed as a real estate investment trust for U.S. federal income tax purposes as a REIT. We intend to elect treatment, and to qualify, as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2013.

REITs generally fall into three categories: equity REITs, mortgage REITs, and hybrid REITs. Equity REITs generally own and operate income-producing real estate. Mortgage REITs generally provide money to real estate owners and operators either directly in the form of mortgages or other types of real estate loans, or indirectly through the acquisition of mortgage-backed securities. Hybrid REITs generally are companies that use the investment strategies of both equity REITs and mortgage REITs. As a hybrid REIT, we seek to generate income from rent and capital gains, like an equity REIT, as well as interest, like a mortgage REIT.

Q:	Do you currently own any assets?
A:
Yes. As of December 31, 2013, we had acquired, along with affiliated entities, 14 properties, consisting of six parking facilities, two self-storage facilities and six office buildings. These acquisitions were funded by the ongoing initial public offering, through the issuance of our common stock, financing and assuming liabilities. As part of our strategy to focus predominately in investments in parking and storage facilities as our core assets, in March 2014 we reached an agreement in principle with affiliated entities to exchange all of our ownership interests in four office buildings for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility.   After giving effect to the proposed property exchanges as if such exchanges had occurred as of December 31, 2013, we would have owned, as of December 31, 2013, a 100% interest in ten properties, consisting of six parking facilities, two self-storage facilities and two office buildings.  We anticipate that the property exchanges will be completed during the second quarter of 2014. For more information regarding our investments and the proposed property exchanges, please see “Investment Strategy, Objectives and Policies—Information Regarding Our Investments.”

Q:	Will the distributions I receive be taxable?
A:
Distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, generally will be taxed as ordinary dividend income to the extent they are paid out of our current or accumulated earnings and profits. However, if we recognize a long-term capital gain upon the sale of one of our assets, a corresponding portion of our dividends may be designated and treated in your hands as a long-term capital gain. In addition, we expect that some portion of your distributions may not be subject to tax in the year received due to the fact that depreciation expense reduces earnings and profits but does not reduce cash available for distribution. Amounts distributed to you in excess of our earnings and profits will reduce the tax basis of your investment and will not be taxable to the extent thereof, and distributions in excess of tax basis will be taxable as an amount realized from the sale of your shares of common stock. We discuss the taxation of our distributions in greater detail below under “Material U.S. Federal Income Tax Considerations”.

Q:	Who will choose which investments you make?
A:
We are externally managed by MVP Realty Advisors, LLC, or our advisor. The principal of our advisor is Michael V. Shustek. Most of our advisor’s employees are associated with Vestin Mortgage, LLC, a company which manages two Nasdaq-listed companies engaged primarily in the business of investing in loans secured by commercial real estate. Our advisor will make recommendations for all of our investment decisions, which are subject to the approval of our board of directors. For additional information about the key personnel of our advisor, see the section of this prospectus captioned “Management — The Advisor.” For information about the experience of affiliates of our advisor, see the section of this prospectus captioned “Prior Performance Summary.”

Q:	Why should I invest in a company that is focused predominantly on parking facilities and storage facilities as its investment strategy?
A:
We believe parking facilities, self-storage facilities and certain other multi-tenant/licensee properties possess attractive characteristics not found in other commercial real estate investments, including the following:
           •  no reliance on a “single large tenant” whose lease termination can have a devastating impact on rental or licensing revenue;
           •  generally, no long term lease commitments;
           •  generally no leasing commissions;
           •  generally no tenant improvement requirements;
           •  relatively low capital expenditures; and
           •  in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification.
Moreover, we believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of properties. Therefore, our board has determined that diversification of our portfolio would likely not enhance shareholder value and would come at the expense of potentially developing specialized expertise in investments in parking and storage facilities that could provide us with a competitive advantage and distinguish us from other REIT investments in the marketplace.
There are risks and uncertainties relating to our strategy of seeking to build a portfolio of multi-tenant/licensee properties located throughout the United States. Our company’s historical experience has been primarily in the Western and Southwestern regions of the United States and other areas where our affiliates and correspondents have experience. We may not possess familiarity with the dynamics and prevailing conditions of any new geographic markets we enter, which could adversely affect our ability to successfully expand into or operate within those markets. In addition, because a predominant focus for our investments will be in parking and self-storage facilities, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a diversified real estate portfolio. Any parking or self-storage facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income. In addition, the risks associated with storage contents may increase our operating costs or expose us to potential liability that may not be covered by insurance, which may have adverse effects on our results of operations and returns to you.

Q:	Who might benefit from an investment in our shares?
A:
An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to add to your personal portfolio a REIT investment focused predominantly on investments in parking facilities and storage facilities, seek to receive current income and are able to hold your investment indefinitely as there is no set listing or liquidation date. On the other hand, we caution persons who require immediate liquidity or who seek a short-term investment, that an investment in our shares will not meet those needs. In addition, our shares are not appropriate for investors seeking guaranteed protection of their principal or fixed, periodic distributions on their investment.

Q:	How does a “best efforts” offering work?
A:
When shares of common stock are offered to the public on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the shares of our common stock. Broker-dealers do not have a firm commitment or obligation to purchase any of the shares of our common stock.

Q:	Who can buy shares?
A:	Generally, you may purchase shares if you have either:
• a minimum net worth (excluding the value of an investor’s home, furnishings and personal automobiles) of at least $70,000 and a minimum annual gross income of at least $70,000; or
• a minimum net worth (excluding the value of an investor’s home, furnishings and personal automobiles) of at least $250,000; and
•
a net worth (excluding the value of an investor’s home, furnishings and personal automobiles) of at least ten times their investment in us and similar programs. However, these minimum levels vary from state to state, so you should carefully read the suitability requirements explained in the “Suitability Standards” section of this prospectus.

Q:	How do I subscribe for shares of common stock?
A:
Investors who meet the suitability standards described herein may purchase shares of our common stock. See “Suitability Standards.” Investors seeking to purchase shares of our common stock should proceed as follows:

• Read this entire prospectus and any appendices and supplements accompanying this prospectus.
• Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix A.
•
Deliver a check for the full purchase price of the shares of our common stock being subscribed for along with the completed subscription agreement to the registered broker-dealer or investment advisor. Your check should be made payable to “MVP REIT, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor represents that he meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or part. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to subscribers without deduction for any expenses within 10 business days from the date the subscription is rejected. We will send purchase confirmation and notice of our acceptance if we accept a subscription to all subscribers. We are not permitted to accept a subscription for shares of our common stock until at least five business days after the date you receive the final prospectus. An approved trustee or custodian must process and forward to us subscriptions made through individual IRAs, Keough plans and 401(k) plans. In the case of investments through IRAs, Keough plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee or custodian.

Q:	If I buy shares, will I receive distributions and how often?
A:
We have adopted a distribution policy which provides for paying distributions on a monthly basis to our stockholders. Our first distribution payment was paid on February 11, 2013 to stockholders of record as of January 24, 2013. To date, such distributions have been paid from our capital contributions. We cannot predict when, if ever, we will generate sufficient cash flow to pay distributions from cash flow. We may pay distributions from sources other than cash flow from operations, including the sale of assets, borrowings or offering proceeds. We have no limits on the amounts we may pay from such sources. If we pay distributions from sources other than our cash flow from operations, the funds available to us for investments would be reduced and your share value may be diluted. We may be forced to cease paying distributions if our cash flow and other resources are insufficient to sustain such payments.

Q:	Will I receive a stock certificate?
A:
No. You will not receive a stock certificate unless expressly authorized by our board of directors. We anticipate that all common shares will be issued in book-entry form only. The use of book-entry registration protects against loss, theft or destruction of stock certificates and reduces the offering costs.

Q:	Is there any minimum initial investment required?
A:
Yes. You must initially invest at least $4,500 in shares of our common stock, or 500 shares at the offering price of $9.00 per share, except for IRAs and other qualified retirement plans, which must purchase a minimum of $1,350, or 150 shares at the offering price of $9.00 per share. After you have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $900, or 100 shares at the offering price of $9.00 per share. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our distribution reinvestment plan.

Q:	Can I buy shares at a discount?
A:
A participating broker dealer may offer a qualifying purchaser who purchases more than $200,000 of our shares a volume discount by reducing the amount of its sales commission. The reduction varies from one-half percent (0.50%) to two and one-half percent (2.50%) depending upon the number of shares purchased, as specified under the “Plan of Distribution — Special Discounts.”
Our officers and directors and their family members, as well as officers and employees of our advisor and our advisor’s affiliates and their family members, at their option, also may purchase the shares offered hereby at a 3% discount, or at $8.73 per share, reflecting that selling commission will not be paid in connection with such sales.
We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members as described above, IRAs and qualified plans of their representatives and other distribution channels described under “Plan of Distribution – Special Discounts” at a purchase price of $8.73 per share, reflecting that selling commissions in the amount of $0.27 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering.
The net proceeds to us from any of the foregoing sales of our shares will be the same as the net proceeds we receive from other sales of shares without a discount.

Q:	What will you do with the proceeds from your offering?

A:
We expect to use substantially all of the net proceeds from this offering to invest in a portfolio of direct investments in real estate and real estate secured loans. We will focus predominantly on investments in parking facilities and storage facilities located throughout the United States as our core assets. While we may, from time to time, continue to invest in non-core assets, including investments in commercial buildings and companies that manage real estate or mortgage investment companies, we anticipate that our core investments will be predominantly in parking and self-storage facilities.
In addition, until we have generated sufficient cash flow from operations, we may pay distributions from other sources, including offering proceeds, borrowings or sales of assets. We have no limits on the amounts we may pay from such sources. If we pay distributions from sources other than our cash flow from operations, the funds available to us for investments would be reduced and your share value may be diluted. As of the date of this prospectus, we have paid all of our distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan.
We may not be able to promptly invest the net proceeds of this offering. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments are not anticipated to earn as high of a return as we expect to earn on our real estate investments. In the event we are not able to promptly invest the net proceeds of this offering, it may also be necessary for us to pay distributions from offering proceeds.

Q:	May I reinvest my distributions?
A:	Yes. Please see “Description of Capital Stock” for more information regarding our distribution reinvestment plan.
Q:	If I buy the common shares in this offering, how may I later sell them?
A:
There is no public trading market for the common shares and we have no current intention to list the common shares on any national securities exchange in the near future. As a result, if you wish to sell your shares, you may not be able to do so promptly, or at all, or you may only be able to sell them at a substantial discount from the price you paid. In general, although there is no current public market for the common shares, you may sell your shares to any buyer that meets the applicable suitability standards. See “Suitability Standards” and “Description of Capital Stock.” We have adopted a share repurchase program, as discussed under “Description of Capital Stock,” which may provide limited liquidity for some of our stockholders.

Q:	What is your liquidity strategy?
A:
Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. Our charter does not require our board of directors to pursue a liquidity event. Due to the uncertainties of market conditions in the future, we believe setting firm dates for possible, but uncertain, liquidity events may result in actions not necessarily in the best interests of our stockholders. We expect that our board of directors, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the sale of all or substantially all of our assets either on a portfolio basis or individually followed by a liquidation, in which the net proceeds are distributed to stockholders, (2) a merger or another transaction approved by our board of directors in which our stockholders will receive cash and/or shares of a publicly traded company or (3) a listing of our shares on a national securities exchange. There can be no assurance as to if and when a suitable liquidity transaction will be achievable.  See also “Risk Factors – Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. There can be no assurance that we will effect a liquidity event within such time or at all. If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.”

Q:	Are there any special restrictions on the ownership of shares?
A:
Yes. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and limits any person to beneficial or constructive ownership of no more than a specified percentage of the number or value, whichever is more restrictive, of the outstanding shares of our stock. Specifically, our charter generally prohibits a person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, unless waived by the board of directors. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of our stockholders (and even if such change in control would not reasonably jeopardize our REIT status).

Q:	What is the status of this offering and how many shares do you currently have outstanding?
A:
On September 25, 2012, we commenced this offering of up to $550,000,000 in shares of our common stock, including up to $50,000,000 in shares of our common stock being offered pursuant to our distribution reinvestment plan. Pursuant to the terms of the Offering, we were required to raise at least $3.0 million in connection with the sale of common stock in order to break escrow and commence operations, except for Pennsylvania and Tennessee, which have higher minimum offering requirements.  On December 11, 2012, we reached our minimum offering of $3 million.
As of March 31, 2014, we had accepted investors’ subscriptions for, and issued, 3,175,127 shares of common stock, including shares issued pursuant to the distribution reinvestment plan.  We received cash proceeds of approximately $8,538,000 and issued shares valued at $19,384,000 in consideration of the contribution of commercial properties to the Company, including Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).
For the period from April 3, 2012 (inception) through December 31, 2013, we did not receive any requests to repurchase shares of common stock pursuant to the share repurchase program as no stockholders qualified for the program.

Q:	How long will this offering last?
A:
We expect to offer the common shares in our primary offering until September 25, 2014, or two years after the initial effective date of the registration statement of which this prospectus is a part, unless extended by our board of directors to September 25, 2015. If we decide to continue our primary offering beyond two years from the initial effective date of the registration statement, we will provide that information in a prospectus supplement. In addition, we reserve the right to terminate this offering for any other reason at any time.

Q:	What are some of the risks involved in investing in this offering?
A:
Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, beginning on page 30, which contains a detailed discussion of the material risks that you should consider before you invest in shares of our common stock. Some of the more significant risks relating to an investment in our shares include:

• We have a limited operating history having commenced operations in December 2012.
•
Although we have acquired several properties and identified others we intend to acquire, this offering should be viewed as effectively a “blind pool” because we have not identified most of the properties we would acquire with proceeds from this offering and you will have no opportunity to evaluate such properties.

•
This is a “best efforts” offering, and if we are unable to raise substantial funds then we may not be able to accomplish our business objectives and the poor performance of a single investment may materially adversely affect our overall investment performance.

•
Because a predominant focus for our investments will be parking and self-storage facilities, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

•
Our business strategy involves substantial risk as our investments may be in real estate markets that have suffered significant declines in values over the last several years and we may seek to acquire loans made to higher risk borrowers.

•
We set the offering price of our shares arbitrarily. This offering price is unrelated to the book or net value of our assets or to our expected operating income and may be significantly in excess of share value at the time of investment because the offering price was set arbitrarily.

•
There is no public trading market for the common shares, we have no current intention to list the common shares on any national securities exchange in the near future and there is no requirement to ever list or liquidate. Accordingly, the shares lack liquidity.

•
There are restrictions and limitations on your ability to have all or any portion of your shares of our common stock repurchased under our share repurchase program and, if you are able to have your shares repurchased, it may be at a price that is less than the price you paid for the shares.

	•	We may change our targeted investments and investment guidelines without stockholder consent, which could result in investments that are different from those described in this prospectus.
•
We may not be able to make distributions on a monthly basis. Moreover, our distributions may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from this offering. Therefore, portions of the distributions that we make may represent a return of capital to you, which will lower your tax basis in our shares. If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and your overall return may be reduced. We have no limits on the amounts we may pay in distributions from sources other than cash flow from operations, including from the sale of assets or offering proceeds.

•
We are subject to risks incident to the ownership of real estate related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by property owners and tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

	•	We may incur substantial debt and such leverage will increase the risk of loss on our investments and may reduce the cash available for distribution to our stockholders.
•
We have issued 1,000 shares of convertible stock to our advisor, at a price of $1.00 per share. In general, upon the occurrence of certain events, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion. Upon such conversion, your interests in us will be diluted.

•
If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to U.S. federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.

	•	Our success depends to a significant degree upon the contributions of Michael V. Shustek, who could be difficult to replace if he decides not to remain associated with our sponsor.
	•	Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distributions to our stockholders.
Q:	Will I be notified of how my investment is doing?
A:	Yes, we will provide you with periodic updates on the performance of your investment in us, including:
	•	three quarterly financial reports;
	•	an annual report; and
	•	supplements to the prospectus, provided not less often than quarterly during the offering period.
We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;
•	facsimile;
•	electronic delivery, including email and/or CD-ROM; or

• posting, or providing a link, on our affiliated web site at.
Q:	Will I receive annual tax information regarding distributions from you?
A:	You will receive a Form 1099-DIV, if required, which will be mailed by January 31 of each year.
Q:	Who can help answer my questions about the offering?
A:	If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:
MVP Realty Advisors, LLC
8880 W. Sunset Road, Suite 240
Las Vegas, Nevada 89148
Attn: Investor Relations
(702) 534-5577

PROSPECTUS SUMMARY

This prospectus summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers About this Offering” section of this prospectus and is contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section before making a decision to invest in our common stock. The use of the words “we,” “us” or “our” refers to MVP REIT, Inc. and our subsidiaries, except where the context otherwise requires. References to “shares” and “our common stock” refer to the shares of common stock offered in this offering.

MVP REIT, Inc.

MVP REIT, Inc. is a Maryland corporation formed as a hybrid real estate investment trust to invest in a portfolio of direct investments in real estate and real estate secured loan. We expect to use substantially all of the net proceeds from this offering to acquire: (i) direct investments in real estate and (ii) real estate secured loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, performance-based variable interest rate real estate secured loans and other loans related to real estate, in each case, that meets our investment objectives. In addition, through one or more taxable REIT subsidiaries, we may invest in companies that manage real estate or mortgage investment programs. We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the taxable year ended December 31, 2013. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets we acquire with the proceeds of this offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

Investment Objectives

Our primary investment objective is to generate current income. We anticipate generating current income from interest payments on our real estate loans and from rent and other income from properties we acquire. We may also seek to realize growth in the value of our investments by timing their sale to maximize value. However, we cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our board of directors will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders.

Investment Strategy

At the time we commenced our offering in September 2012, our initial investment strategy was to seek to build a diversified portfolio of investments in commercial real estate and loans secured by commercial real estate located in the Western and Southwestern United States and other areas where our affiliates or correspondents have experience. In July 2013, our board of directors approved changes in our investment strategy to focus significantly on investments in parking facilities and self-storage facilities and to expand the geographical scope of our potential investments to consider opportunities throughout the United States. As of December 31, 2013, we had acquired, along with affiliated entities, 14 properties, consisting of six parking facilities, two self-storage facilities and six office buildings.

In March 2014, our board of directors approved a plan to further shift our investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as our core assets. We believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of properties. Therefore, our board has determined that diversification of our portfolio would likely not enhance shareholder value and would come at the expense of potentially developing specialized expertise in investments in parking and storage facilities that could provide us with a competitive advantage and distinguish us from other REIT investments in the marketplace.

As part of our strategy to focus predominately in investments in parking and storage facilities as our core assets, in March 2014 we reached an agreement in principle with affiliated entities to exchange all of our ownership interests in four office buildings for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility.   After giving effect to the proposed property exchanges as if such exchanges had occurred as of December 31, 2013, we would have owned, as of December 31, 2013, a 100% interest in ten properties, consisting of six parking facilities, two self-storage facilities and two office buildings.  We anticipate that the property exchanges will be completed during the second quarter of 2014. For more information regarding our investments and the proposed property exchanges, please see “Investment Strategy, Objectives and Policies—Information Regarding Our Investments.”

We will also continue to seek to invest in undervalued properties in recovering real estate markets, which has been a part of our investment strategy since we commenced our offering. Over the past several years, commercial real estate markets have suffered a major disruption. This disruption included significant declines in value, unprecedented rates of default on real estate secured loans and reduced availability of credit for real estate projects. The disruption was particularly severe in certain real estate markets, including Nevada, Arizona and certain portions of California, and while some of the real estate markets have begun to recover from this disruption, we believe the effects of the disruption continue to persist in other markets. We believe that the adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties or making real estate secured loans in such real estate markets. For example, we believe Nevada, Arizona, inland California and other recovering real estate markets all continue to offer significant long term growth opportunities notwithstanding the recent disruption in those real estate markets. However, because of the slow recovery from, and lingering effects of, the recession in these markets, certain commercial properties may be under-valued and borrowers continue to face difficulties obtaining financing for their projects. We hope to profit from such opportunities by identifying undervalued properties not only in the Western and Southwestern United States but also throughout the rest of the country as part of our expanded geographic focus. Our strategy inevitably involves significant risk. Real estate markets may be slow to recover and we may misjudge the potential value of a property or the reliability of a borrower. In this regard, it is important to note that most of our borrowers are likely to be higher risk borrowers who are currently unable or unwilling to obtain credit at traditional banks. Nonetheless, we believe that by undertaking measured risk, we may be able to profit from the current situation in these real estate markets.

Parking and Self-Storage Facilities

Based on current market conditions and other factors, we have decided that a predominant focus of our future investment strategy will be on parking facilities, including parking lots, parking garages and other parking structures, and self-storage facilities. We may also acquire or invest in other multi-tenant/licensee properties that are not dependent upon a single occupant. In addition, we will seek to expand the geographic focus of our investments by seeking to acquire properties throughout the United States.

We believe parking facilities, self-storage facilities and certain other multi-tenant/licensee properties possess attractive characteristics not found in other commercial real estate investments, including the following:

           •  no reliance on a “single large tenant” whose lease termination can have a devastating impact on rental or licensing revenue;

           •  generally, no long term lease commitments;

           •  generally no leasing commissions;

           •  generally no tenant improvement requirements;

           •  relatively low capital expenditures; and

           •  in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification.

Moreover, we believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of properties. Therefore, our board has determined that diversification of our portfolio would likely not enhance shareholder value and would come at the expense of potentially developing specialized expertise in investments in parking and storage facilities that could provide us with a competitive advantage and distinguish us from other REIT investments in the marketplace.

 Real Estate Program

We will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	multi-tenant properties that are not dependent upon a single tenant, such as parking facilities and self-storage facilities and other multi-tenant/licensee facilities;
•	we will not invest in undeveloped land;
•	while we may acquire properties that require renovation, we will only do so if we anticipate the properties will be income producing within 12 months of our acquisition; and

•	when fully invested, no single property will exceed 5.00% of our total assets.
The foregoing criteria are guidelines and our advisor and board of directors may vary from these guidelines to acquire properties which they believe represent value opportunities. However, we will not acquire any undeveloped land as an investment.

Our Advisor will have substantial discretion with respect to the selection of specific properties. The consideration paid for a property will ordinarily be based on the fair market value of the property as determined by a majority of our board of directors. In selecting a potential property for acquisition, we and our Advisor will consider a number of factors, including, but not limited to, the following:

•	projected demand for parking facilities, self-storage facilities and other multi-tenant/licensee facilities in the area;
•	a property’s geographic location and type;
•	a property’s physical location in relation to population density, traffic counts and access;
•	construction quality and condition;
•	potential for capital appreciation;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;
•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;
•	the potential for the construction of new properties in the area;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.
There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in the Offering. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change our targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent. See “Risk Factors – We may change our targeted investments and investment guidelines without stockholder consent.”

Mortgage Program

We will seek to invest in real estate loans that meet the following criteria:

•	invest in fixed rate rather than floating rate loans;
•	invest in loans expected to mature within one to five years;
•	maximize current income;
•	invest in loans not exceeding 75% of the current value of the underlying property;
•	invest in loans secured by multi-tenant properties such as parking or storage facilities;
•	source off-market transactions;
•	focus on small to mid-sized loans of $3 million to $15 million; and
•	hold investments until maturity unless, in our advisor’s judgment, market conditions warrant earlier disposition.
Our underwriting process will focus on the value of the underlying real estate that will serve as collateral on our real estate secured loans rather than the creditworthiness of the borrower. Many of our borrowers may be companies or individuals who are not able or willing to obtain loans from commercial banks or other traditional lenders. Accordingly, we will depend primarily upon our real estate collateral to protect us in the event of a loan default. We will seek to invest in loans not exceeding 75% of the current value of the underlying property to provide us with an equity cushion in the event real estate values decline. To assist us in estimating the value of the underlying property, we will utilize appraisals prepared by independent appraisers possessing the designation as a Member of the Appraisal Institute (“MAI”). Such appraisals will generally be as of a date not more than one year prior to the date of our proposed acquisition of the loan. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. Appraisals also may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

Expansion of Geographic Focus

At the time we commenced our offering in September 2012, our initial investment focus was primarily on investments in commercial real estate and loans secured by commercial real estate located in the Western and Southwestern United States and other areas where our affiliates or correspondents have experience. In July 2013, our board of directors approved an expansion of the geographical scope of our potential investments to consider opportunities throughout the United States. During the process of searching for suitable properties, we have been introduced to potentially attractive investment or acquisition opportunities in a wide variety of locations. Our Board believes that it would be in the best interests of our shareholders to consider appropriate opportunities, wherever they may be located.

Investment Strategy Risks and Uncertainties

There are risks and uncertainties relating to our strategy of seeking to build a portfolio of multi-tenant/licensee properties located throughout the United States. Our company’s historical experience has been primarily in the Western and Southwestern regions of the United States and other areas where our affiliates and correspondents have experience. We may not possess familiarity with the dynamics and prevailing conditions of any new geographic markets we enter, which could adversely affect our ability to successfully expand into or operate within those markets. In addition, because a predominant focus for our investments will be parking and self-storage facilities, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a diversified real estate portfolio. Any parking or self-storage facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income. In addition, the risks associated with storage contents may increase our operating costs or expose us to potential liability that may not be covered by insurance, which may have adverse effects on our results of operations and returns to you.

Borrowing Policy

We intend to employ conservative levels of borrowing in order to provide more funds available for investment. Our intended targeted debt level is no more than 50% of the loan to value of our portfolio of assets. Our charter precludes us from borrowing more than the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007, which we refer to as the NASAA REIT Guidelines, limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. We may borrow in excess of these amounts if such excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with an explanation for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We do not intend to exceed our charter’s leverage limit except in the early stages of our operations when the costs of our investments are most likely to exceed our net offering proceeds. Our aggregate borrowings, secured and unsecured, will be reviewed by the board of directors at least quarterly.

Economic Dependency

Under various agreements, we have engaged or will engage our advisor and its affiliates to provide certain services that are essential to our operations, including asset management services, supervision of the management and leasing of properties, asset acquisition and disposition decisions, the sale of shares of our common stock available for issue, as well as other administrative responsibilities including accounting services and investor relations. As a result of these relationships, we are dependent upon our advisor and its affiliates. In the event that these companies are unable to provide us with their respective services, we will be required to find alternative providers of these services.

Our real estate investments may be concentrated in one or few geographic locations, and certain real estate secured loans in which we invest may be secured by a single property or properties in one or few geographic locations. Further, we intend that our secured investments will be collateralized by properties located solely in the U.S. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Competition

We have significant competition with respect to both our acquisition of real property and our mortgage lending business.  Our competitors include other REITs, owners and managers of parking and storage facilities, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors, many of which have significantly greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets.

We will compete with numerous other persons or seeking to attract tenants to real property we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Moreover, any parking or self-storage facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income. We believe that competition in parking and self-storage facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating self-storage facilities and parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds.

Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self-storage space or parking facilities, all of which may adversely affect our operating results.

Income Taxes

As of December 31, 2013, we were organized and have conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and have complied with the provisions of the Internal Revenue Code with respect thereto.  A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met.  The Company’s Taxable Income may substantially exceed or be less than the net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

Regulations and Environmental Matters

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We intend to obtain all permits and approvals necessary under current law to operate our investments.  In addition, as an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Employees

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.  We rely on employees of our adviser and its affiliates, subject to the supervision of our board of directors, to manage our day-to-day activities, implement our investment strategy and provide management, acquisition, advisory and administrative services.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, beginning on page 30, which contains a detailed discussion of the material risks that you should consider before you invest in shares of our common stock. Some of the more significant risks relating to an investment in our shares include:

•	We have a limited operating history having commenced operations in December 2012.
•
Although we have acquired several properties and identified others we intend to acquire, this offering should be viewed as effectively a “blind pool” because we have not identified, most of the properties we would acquire with proceeds from this offering and you will have no opportunity to evaluate such properties.

•
This is a “best efforts” offering, and if we are unable to raise substantial funds then we may not be able to accomplish our business objectives and the poor performance of a single investment may materially adversely affect our overall investment performance.

•
Because a predominant focus for our investments will be parking and self-storage facilities, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

•
Our business strategy involves substantial risk as our investments may be in real estate markets that have suffered significant declines in values over the last several years and we may seek to acquire loans made to higher risk borrowers.

•
We set the offering price of our shares arbitrarily. This offering price is unrelated to the book or net value of our assets or to our expected operating income and may be significantly in excess of share value at the time of investment because the offering price was set arbitrarily.

•
There is no public trading market for our shares, we have no current intention to list our shares on any national securities exchange in the near future and there is no requirement to ever list or liquidate. Accordingly, our shares lack liquidity.

•
There are restrictions and limitations on your ability to have all or any portion of your shares of our common stock repurchased under our share repurchase program and, if you are able to have your shares repurchased, it may be at a price that is less than the price you paid for the shares.

•	We may change our targeted investments and investment guidelines without stockholder consent, which could result in investments that are different from those described in this prospectus.
•
We may not be able to make distributions on a monthly basis. Moreover, our distributions may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from this offering. Therefore, portions of the distributions that we make may represent a return of capital to you, which will lower your tax basis in our shares. If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and your overall return may be reduced. We have no limits on the amounts we may pay in distributions from sources other than cash flow from operations, including from the sale of assets or offering proceeds.

•
We are subject to risks incident to the ownership of real estate related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by property owners and tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

•	We may incur substantial debt and such leverage will increase the risk of loss on our investments and may reduce the cash available for distribution to our stockholders.
•
We have issued 1,000 shares of convertible stock to our advisor, at a price of $1.00 per share. In general, upon the occurrence of certain events, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion. Upon such conversion, your interests in us will be diluted.

•
If we fail to qualify as a REIT, it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to U.S. federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.

•	Our success depends to a significant degree upon the contributions of Michael V. Shustek, who could be difficult to replace if he decides not to remain associated with our sponsor.
•	Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distributions to our stockholders.
Conflicts of Interest

Our advisor and its affiliates will experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our advisor and its affiliates will face include the following:

•
Our sponsor’s real estate, finance and securities professionals acting on behalf of our advisor must determine which investment opportunities to recommend to us and other affiliates which have investment objectives similar to this offering and are also seeking investment opportunities.

•
Our sponsor’s real estate, finance and securities professionals acting on behalf of our advisor will have to allocate their time among us, our sponsor’s business and other programs and activities in which they are involved.

•
Our advisor and its affiliates will receive fees in connection with transactions involving the purchase, origination, management and sale of our assets regardless of the quality or performance of the asset acquired or the services provided. This fee structure may cause our advisor to recommend borrowing funds in order to acquire assets or to fail to negotiate the best price for the assets we acquire.

•	The terms of the advisory agreement (including the substantial fees our advisor and its affiliates will receive thereunder) were not negotiated at arm’s length.
•
Our property manager may be an affiliate of our advisor and, as a result, may benefit from our advisor’s determination to retain our assets while our stockholders may be better served by the sale or disposition of our assets.

•
Our affiliated selling agent, MVP American Securities (formerly known as Ashton Garnett Securities, LLC), will receive substantial fees for acting as one of our selling agents. Because MVP American Securities is an affiliate, its due diligence review and investigation of us and the prospectus cannot be considered an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker dealer.

Our Advisor

We are externally managed by MVP Realty Advisors, LLC, which we refer to as our advisor. MVP Realty Advisors, LLC, was formed as a Nevada limited-liability company on March 23, 2012. Our advisor’s principal is Michael V. Shustek. For additional information about Michael Shustek, see the section of this prospectus captioned “Management.” Most of the employees of our advisor are associated with Vestin Mortgage, LLC, which manages Vestin Realty Mortgage I, Inc. (“VRM I”) and Vestin Realty Mortgage II, Inc. (“VRM II”), two Nasdaq-listed companies engaged primarily in the business of investing in loans secured by commercial real estate.  VRM I and VRM II own 40% and 60% of the outstanding membership interests in our advisor, respectively. We contract with our advisor to manage our day-to-day operations. Our advisor has substantial discretion with respect to decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our charter and the direction and oversight of our board of directors. Our advisor also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Our advisor performs its duties and responsibilities as our fiduciary under an advisory agreement. The term of the advisory agreement ends September 25, 2014, subject to renewals by the board of directors for an unlimited number of successive one-year periods.

Our Sponsor

MVP Capital Partners, LLC, a Nevada limited-liability company (“MVPCP”), contributed $200,000 to us in connection with our formation. We refer to MVPCP as our “sponsor”. MVPCP is owned and managed by Michael V. Shustek, our Chairman and Chief Executive Officer. MVPCP had owned sixty percent (60%) of our advisor and the remaining forty percent (40%) was owned by VRM II. In December 2013, MVPCP completed the sale of its remaining interest in our advisor, transferring 40% of the membership interests in our advisor to VRM I and the remaining 20% to VRM II.  As a result, VRM II and VRM I now own 60% and 40% of our advisor, respectively.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of our advisor. In recognition of our sponsor’s substantial investment in our advisor for which our sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of our advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to our advisor or for any expenses advanced on our advisor’s behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then our sponsor will receive one-third of the net profits of our advisor.

Our Board

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors has ultimate responsibility for our operations, corporate governance, compliance and disclosure. We have six members of our board of directors, a majority of which are independent of us, our advisor and our affiliates. Our bylaws also provide for a lead independent director, who must be an individual who is not, and has not been during the past five years, an officer, director (including an independent director), employee or business associate of our advisor or any of its affiliates. Our charter requires that a majority of our directors be independent. A majority of our independent directors will be required to review and approve all matters the board believes may involve a conflict of interest between us and our sponsor or affiliates. Our directors are elected annually by our common stockholders.

No changes in the personnel or policies of our advisor are expected as a result of the recent change in ownership. Our board, however, has determined that Fredrick J. Zaffarese, who remains as a director of VRM I and VRM II, is no longer deemed an independent director as defined under the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”) in light of the change in ownership of our advisor. Robert J. Aalberts, John E. Dawson and Daryl Idler, Jr., each of whom has resigned from the VRM I board and/or the VRM II board, continue to remain as independent directors as defined under the NASAA REIT Guidelines.

Our Affiliates

Various affiliates of ours are involved in this offering and our operations. We refer to our advisor and other affiliates each as an “MVP affiliate” and collectively as “MVP affiliates”.

Summary of Prior Offerings

The “Prior Performance Summary” section of this prospectus contains a discussion of VRM I, VRM II, and Vestin Fund III, LLC, or Fund III. VRM I, VRM II and Fund III are real estate programs managed by Vestin Mortgage, LLC, or Vestin Mortgage, an affiliate of our sponsor, which have been organized to invest in commercial loans and, more recently, in commercial real estate. Between 2001 and December 31, 2013, VRM I, VRM II and Fund III invested in approximately 405 commercial real estate loans totaling approximately $1.8 billion. The collateral for the outstanding loans are real properties primarily located in Arizona, California, Nevada, Ohio and Texas.

Each of VRM I, VRM II and Fund III has been adversely affected by the recent recession that began in the second half of 2007. Commercial real estate markets in the states where each program does business have suffered significantly during the recent recession, with declining real estate values and high rates of default on real estate loans. The loan concentration in these states has increased each program’s vulnerability to the troubled real estate markets. Non-performing assets, net of allowance for loan losses, totaled approximately $14.8 million or 24% of VRM I’s total assets, $48 million or 14% of VRM II’s total assets and $5.6 million or 21% of Fund III’s total assets as of December 31, 2007, but increased significantly to approximately $23.5 million or 62% of VRM I’s total assets, $98.1 million or 49% of VRM II’s total assets and $8.2 million or 61% of Fund III’s total assets as of December 31, 2008. As of December 31, 2013, non-performing assets, net of allowance for loan losses, totaled approximately $0.3 million or 1.5% of VRM I’s total assets and $3.7 million or 9.6% of VRM II’s total assets.

The increases in loan defaults have materially affected operating results of VRM I, VRM II and Fund III, contributed to a significant decline in share value of VRM I and VRM II, and led to the suspension of dividends to VRM I and VRM II, effective as of June 2008. Units of Vestin Fund I and Vestin Fund II were originally issued for $10.00 per unit. Upon the effectiveness of their conversion into REITs, the Vestin Fund I units were converted into shares of VRM I and the Vestin Fund II units were converted into shares of VRM II. VRM I shares and VRM II shares commenced trading on Nasdaq on June 1, 2006 and May 1, 2006, respectively, and the closing prices on those dates were $4.07 and $9.41 per share. The closing price of a share of VRM I and VRM II as of March 31, 2014 was $1.55 and $5.75, respectively, or approximately 62% and 39% less than the VRM I and VRM II closing prices as of their first day of trading on Nasdaq. The recovery of the general economy has not yet resulted in a material improvement of the real estate markets in some of their principal markets, and VRM I and VRM II do not anticipate resuming the payment of dividends in the near future. Fund III also has been adversely affected by the real estate market downturn and, in light of limited opportunities to significantly expand and diversify Fund III’s real estate portfolio operations due to limited assets and redemption requests, the members of Fund III have voted to approve the dissolution and winding up of Fund III. As a result, Fund III will not make any new investments and is in the process of completing its dissolution. For a further discussion on the prior performance of these programs, please see the “Prior Performance Summary” section of this prospectus.

The “Prior Performance Summary” section of this prospectus also contains a discussion of NOW Fund I, L.P., or NOW Fund I, and NOW Fund II, L.P., or NOW Fund II. NOW Fund I and NOW Fund II are Nevada limited-partnerships formed for the purpose of investing in real estate assets, including real estate properties and loans secured by real estate. Both funds are managed by NOW Fund Advisor, LLC, an affiliate of our advisor. As of December 31, 2013, NOW Fund I and NOW Fund II had total members’ equity of approximately $3.5 million and $0.9 million, respectively. As of December 31, 2013, NOW Fund I had two real estate loans outstanding with an aggregate principal amount of approximately $0.5 million and equity interests in business investing in real estate of approximately $1.5 million. As of December 31, 2013, NOW Fund II had no real estate loans or equity interests in business investing in real estate.

The returns to our stockholders will depend in part on the mix of investments in real estate, real estate secured loans and other assets in which we invest. Because our portfolio is unlikely to mirror the portfolio of VRM I, VRM II or Fund III, the returns to our stockholders will vary from those generated by VRM I, VRM II or Fund III. You should not assume the past performance of VRM I, VRM II or Fund III will be indicative of our future performance.

Selling Agent

The shares of our common stock will be sold on a “best efforts” basis through Source Capital Group, Inc., MVP American Securities (formerly known as Ashton Garnett Securities, LLC) and other authorized selling agents. Source Capital Group, Inc. and MVP American Securities are broker-dealers and members of the Financial Industry Regulatory Authority, or FINRA. Source Capital Group, Inc.’s principal business address is 276 Post Road West, Westport, Connecticut 06880. Source Capital Group, Inc. is an independent third party, not affiliated with us, our sponsor or our advisor. MVP American Securities principal business address is 918 South Horton Street, Suite 908, Seattle, Washington 98134.

On July 13, 2012, Michael V. Shustek, the principal executive officer of our advisor, acquired 20% of the outstanding membership interests of MVP American Securities, as well as an option to acquire the remaining 80% within the next nine months, subject to FINRA approval. On January 18, 2013, Mr. Shustek completed his acquisition of the remaining 80% of the outstanding membership interests of MVP American Securities. It is contemplated that one or more persons affiliated with our advisor may become an associated person of MVP American Securities, subject to the receipt of all necessary licenses and FINRA approvals. The company, Source Capital Group, Inc. and MVP American Securities may each authorize other broker-dealers that are FINRA members to sell our shares in this offering.

We will pay a sales commission equal to 3.0% of the gross proceeds from the sale of shares of our common stock sold in the primary offering.

Our sponsor may pay non-affiliated selling agents sponsor selling commissions equal to 4.00% of the selling price for our shares, plus sponsor trailing commissions equal to 0.5% of the selling price payable on each of the 4th and 5th anniversaries of the sale of the shares and 0.25% of the selling price payable on the 6th anniversary of the sale of the shares except that no sponsor trailing commissions will be paid if, prior to any such anniversary, our shares have been listed for trading on a national securities exchange or the shares upon which such trailing commissions are payable have been sold, redeemed or transferred. Our sponsor also may pay non-affiliated selling agents a due diligence fee of up to 1.25% of the selling price of our shares. MVP REIT, Inc. will not pay any portion of the sponsor commissions and sponsor due diligence fees and has no obligation of any kind to pay such commissions and fees. The selling agents have agreed not to seek payment of the sponsor commissions and sponsor due diligence fees from MVP REIT, Inc. Therefore, payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us from the sale of our shares.

Our Structure

The following chart shows the relationship among various MVP affiliates, Michael V. Shustek, and our company as of the date of this prospectus. The chart does not include NOW Fund I and NOW Fund II, which are also affiliates of our advisor.

*
On July 13, 2012, Michael V. Shustek acquired 20% of the outstanding membership interests of MVP American Securities (formerly known as Ashton Garnett Securities, LLC), and has an option to acquire the remaining 80% within the next nine months, subject to FINRA approval. On January 18, 2013, Mr. Shustek completed his acquisition of the remaining 80% of the outstanding membership interests of MVP American Securities.

Terms of the Offering

We are seeking to raise up to $550,000,000 in common shares, $500,000,000 of which will be offered to the public in our primary offering at a price of $9.00 per share, and $50,000,000 of which will be offered pursuant to our distribution reinvestment plan at a price of $8.73 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan.

 We commenced this offering on September 25, 2012 and will continue to offer shares of our common stock on a continuous basis until this offering terminates on or before September 25, 2014, unless extended through September 25, 2015. We reserve the right to terminate this offering at any time. Offering proceeds will be released to us and will be available for the investment in real estate secured loans, real estate fixed debt securities, real estate equity investments, and real property or the payment of fees and expenses as soon as we accept your subscription agreement. We generally intend to admit stockholders on a daily basis.

As of March 31, 2014, we had accepted investors’ subscriptions for, and issued, 3,175,127 shares of common stock, including shares issued pursuant to the distribution reinvestment plan.  We received cash proceeds of approximately $8,538,000 and issued shares valued at $19,384,000 in consideration of the contribution of commercial properties to the Company, including Wolfpack, Building C, Building A, Devonshire, SE Properties and ExecuSuites. For the period from April 3, 2012 (inception) through December 31, 2013, we did not receive any requests to repurchase shares of common stock pursuant to the share repurchase program as no stockholders qualified for the program.

Estimated Use of Proceeds

We expect to use substantially all of the net proceeds from this offering to acquire: (i) real property and (ii) real estate secured loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans secured by real estate, in each case, that meet our investment objectives and strategies. The actual amounts of remaining proceeds available for investments may be less than the amounts set forth in the Estimated Use of Proceeds table since the amounts set forth in the table do not include any deduction for acquisition expenses, which cannot be determined at the present time, or any initial working capital reserve. The amounts set forth in the table also do not take into account any proceeds from debt financing that we may obtain in order to increase funds available for investment.

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming we raise $500,000,000 from the sale of shares, the maximum offering amount, in the primary offering, and $50,000,000 pursuant to our DRIP offering, the maximum amount.

	Maximum Primary Offering and Distribution Reinvestment Plan
	Amount	% of Proceeds
Gross Offering Proceeds	$550,000,000	100.0%
Less Offering Expenses:
Selling Commissions(1)	15,000,000	2.73%
Organization and Offering Expense Reimbursement(2)	2,700,000	.49%

Net Proceeds Available for Investment(3)	$532,300,000	96.76%

Less:
Acquisition Fee(4)	$23,906,250	4.35%
Acquisition Expenses(5)	—	—
Initial Working Capital Reserve(6)	—	—

Remaining Proceeds Available for Investments(7)	$508,393,750	92.42%

 (1) The purchase price for shares of our common stock sold in the primary offering includes a sales commission equal to 3.0% of gross offering proceeds (which commission may be reduced under certain circumstances for volume or other discounts). The sales commission is not paid in connection with sales pursuant to our DRIP offering. Thus, the sales commission is calculated only on amounts sold in the primary offering.

(2)
After we have reimbursed $100,000 of organizational and offering expenses, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of gross offering proceeds at the time of reimbursement.

(3)
Until required in connection with the acquisition of our investments, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. The amount of investments which we are able to make will depend on several factors, including the amount of capital raised in this offering, the extent to which proceeds from the DRIP offering are used to repurchase shares under our share repurchase program and whether we use offering proceeds to make distributions. We are not able to estimate the amount of investments we may make assuming the sale of any particular number of shares of our common stock. However, in general we expect that the concentration risk of our portfolio of investments will be inversely related to the number of shares of our common stock sold in this offering.

(4)
We will pay our advisor and its affiliates an acquisition fee of three percent (3%) of the purchase price of any real estate or loan acquired at a discount, provided, however, that we will not pay any fees when acquiring loans from affiliates. The total acquisition fees set forth in the Estimated Use of Proceeds table assumes (i) debt financing at a target debt level of 33% of the loan to value of our portfolio of assets; (ii) the entire net proceeds from this offering are used to acquire real estate or loans at a discount; and (iii) no third party expenses, which cannot be determined at the present time. Under the same assumptions, but assuming debt financing at the maximum permitted leverage of 50%, the total acquisition fees would be $31,938,000.

(5)
We will reimburse our advisor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. Actual amounts are dependent upon expenses paid or incurred and cannot be determined at the present time.

(6)
We may incur capital expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital improvements on real property. At the time we make an investment, we will establish estimates of the capital needs of such investments through the anticipated hold period of the investments. We do not anticipate that we will establish a permanent reserve for expenses relating to our investment through the anticipated hold period of the investment. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow generated by our investments or out of the net cash proceeds received by us from any sale or payoff of our investments.

We may not be able to promptly invest the net proceeds of this offering. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments are not anticipated to earn as high of a return as we expect to earn on our real estate investments. In the event we are not able to promptly invest the net proceeds of this offering, it may also be necessary for us to pay distributions from offering proceeds.

Advisor Fees and Other Expenses

Our advisor and its affiliates will receive compensation, fees and expense reimbursements for services related to this offering and the investment and management of our assets, subject to the review and approval of our independent directors. Certain fees and expense reimbursements for services will be paid by us while other fees and expense reimbursements for services will be paid by third parties. The most significant items of compensation are included in the following tables. Selling commissions may vary for different categories of purchasers. This table assumes no discounts, waived fees or commissions. See “Management Compensation” for a more detailed explanation of the fees and expenses payable to our affiliates.

Fees and Expense Reimbursements Paid by Us

	Organizational and Offering Stage(2)

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Selling Commission(3)	3.00% of the gross offering proceeds in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. See “Plan of Distribution.”	$15,000,000

Organizational and Offering Expense Reimbursement — Advisor or its Affiliates(4)	To date, our advisor has paid organization and offering expenses on our behalf. Subject to certain conditions, we are obligated to reimburse our advisor for these out of pocket costs and future organization and offering costs it may incur on our behalf. After we have reimbursed $100,000 of such costs, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement.	$2,700,000

	Investment Activities(5)

Acquisition Fee(4)(6) — Advisor or its Affiliates	Three percent (3%) of the purchase price of any real estate or loan acquired at a discount, provided, however, that we will not pay any fees when acquiring loans from affiliates.
$23,906,250 (assuming (i) targeted 33% leverage; (ii) the entire net proceeds from this offering are used to acquire real estate or loans at a discount; and (iii) no third party expenses, which cannot be determined at the present time). $31,938,000, assuming same facts but use of maximum permitted leverage of 50%.

Acquisition Expenses(4) — Advisor or its Affiliates
We will reimburse our advisor for actual expenses paid or incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. We may recoup all or a portion of these expenses from the borrower in connection with each loan.
		Actual amounts are dependent upon expenses paid or incurred and cannot be determined at the present time.

Loan Brokerage Fees(4) — Mortgage Company (may be Affiliate of Advisor)
Fees consisting of 2.00% to 6.00% of each loan, based upon local market conditions, will be paid by the borrower. Such fees may be paid using funds borrowed from us, which would then be added to the principal balance of the loan we are making to the borrower.
		Cannot be determined at the present time.

Loan Evaluation and Processing Fees(4) — Advisor or its Affiliates
Fees consisting of no more than 1.00% of each loan will be paid by the borrower. Such fees may be paid using funds borrowed from us, which would then be added to the principal balance of the loan we are making to the borrower.
Cannot be determined at the present time.
Operational Stage

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Asset Management Fees(4) — Advisor or its Affiliates
A monthly asset management fee at an annual rate equal to 0.85% of (i) the fair market value of all assets then held by us or (ii) our proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing obtained by us or made available to us. The fair market value of real property shall be established at least once every two years through an appraisal, based upon the real property’s then current condition and location without warranties as to the condition and/or fitness of the property for a particular use (or an “As-Is”, “Where-Is” appraisal). Appraisals will be performed by an independent appraiser who is MAI qualified. The fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if we are listed on a national securities exchange.
Actual amounts are dependent on the amount of investments made, the cost of such investments and the amount of leverage and cannot be determined at the present time.

Debt Financing Fees(4) — Advisor or its Affiliates
A monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by us or made available to us, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings. In the case of a joint venture, we would pay this fee only on our pro rata share.
Actual amounts are dependent on the amount of any debt financed and cannot be determined at the present time.

Operating Expenses — Advisor or its Affiliates(4)(7)(8)
We will reimburse the Advisor for 100% of actual, documented expenses paid or incurred in connection with services provided to us.  We will reimburse our advisor no less than monthly for any such expenses.  Notwithstanding the foregoing, until the first anniversary of the occurrence of a Liquidity Event, we will not be obligated to reimburse our advisor for the following expenses:

(i) any personnel or related employment costs incurred by our advisor or its affiliates in performing services to us pursuant to our advisory agreement, including, without limitation, salary and benefits of employees and overhead, whether incurred prior to or after the date of the amendment;

(ii) rent, utilities and other third party costs for office space;

(iii) board fees and out-of-pocket expenses incurred for board and stockholder meetings; and

(iv) out-of-pocket expenses of providing services for and maintaining communications with stockholders.

A “Liquidity Event” is defined in our advisory agreement as (i) a listing of our shares on a national securities exchange, or (ii) a merger, sale of all or substantially all of our assets or another transaction approved by our board in which our stockholders will receive cash and/or shares of a publicly traded company.  Pursuant to our advisory agreement, we will be obligated to reimburse our advisor for the foregoing expenses but only to the extent incurred by our advisor or its affiliates from and after the first anniversary of a Liquidity Event.
Actual amounts are dependent upon expenses paid or incurred and therefore cannot be determined at the present time.

Property Management and Leasing Fees — Advisor or its Affiliates(4)
A monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. Our property manager may subcontract with third party property managers and will be responsible for supervising and compensating those property managers. The aggregate property management fees charged by our property manager and any subcontractor shall not exceed 6.00% of the gross revenues generated by our properties.  Notwithstanding the foregoing, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

Actual amounts depend upon the gross revenue of the properties and customary property management and leasing fees in the region in which properties are acquired, and, therefore, cannot be determined at this time.

Liquidity Stage
Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Disposition Fee(4) — Advisor or its Affiliates
For substantial assistance in connection with the sale of real property, as determined by our independent directors, we will pay our advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed the lesser of the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. We will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that our advisor or its affiliates may receive an exit fee or a prepayment penalty, paid by the borrower. If we take ownership of a real property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage of such amount reflecting our economic interest in the joint venture.
Actual amounts are dependent upon the sale price received from the disposition of real property and therefore cannot be determined at the present time.

Shares Issuable Upon Conversion of Convertible Stock — Advisor or its Affiliates
We have issued 1,000 shares of our convertible stock to our advisor, for which our advisor contributed $1,000. Our convertible stock will convert to shares of common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital or (B) our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement). In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion.
Actual amounts are dependent upon future liquidity events; we cannot determine these amounts at the present time.

Fees and Expense Reimbursements Paid by Third Parties
Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Late Fees on Acquired Loans — Advisor or its Affiliates	In the event late fees become due, such fees will be evenly split between us and our advisor.	Cannot be determined at the present time.

Loan Servicing Fees — Mortgage Company (may be Affiliate of Advisor)	Where permitted, fees consisting of 0.25% of outstanding principal (paid annually) will be paid by the borrower.	Cannot be determined at the present time.

Loan Extension and Loan Modification Fees — Mortgage Company (may be Affiliate of Advisor)	Where permitted, fees consisting of 2.00% to 5.00% of outstanding principal, based upon local market conditions, will be paid by the borrower.	Cannot be determined at the present time.

(1)
Unless otherwise indicated, assumes we sell the maximum of $500,000,000 in shares in our primary offering and excludes the sale of any shares under our distribution reinvestment plan, which may be used for repurchases or other purposes. To the extent such proceeds are invested in real estate secured loans or other real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions and due diligence expenses payable to participating selling agents and organizational and offering expense reimbursements payable to our advisor, will not exceed 7.30% of the gross offering proceeds if we raise the minimum offering of $3 million or 3.75% of the gross offering proceeds if we raise the maximum offering of $500 million in our primary offering.

(3)
The selling commission may be reduced or waived in connection with certain categories of sales, sales through investment advisors or banks acting as trustees or fiduciaries and sales to our affiliates. See “Plan of Distribution.”

(4)
Our advisor in its sole discretion may defer any fee or expense reimbursement payable to it under the advisory agreement or may take such fees or expense reimbursements in shares at a price of $9.00 per share. All or any portion of such fees or expense reimbursements that are deferred, will not accrue interest and will be paid when the advisor determines.

(5)
We will reimburse our advisor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. The total of all acquisition fees and acquisition expenses, which include loan brokerage fees and loan evaluation and processing fees, will not exceed 6.0% of the purchase price of any real property acquired or, in the case any real estate secured loan, 6.0% of the total amount of loan proceeds advanced; provided, however, that a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit based on their determination that the transaction is commercially competitive, fair and reasonable to the Company.

(6)	For purposes of calculating the estimated maximum fees in this table, we have assumed that we will not use debt when making investments except as otherwise noted.

(7)
Included in reimbursement of actual expenses incurred by advisor or its affiliates are our allocable share of the advisor’s overhead, such as rent, utilities, IT, and costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. We will not reimburse our advisor, however, for the salaries and benefits paid to any of our named executive officers.

(8)
Our advisor must reimburse us at least quarterly for reimbursements paid to our advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the advisor cause our total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. See “Conflicts of Interest — Limitation on Operating Expenses.”

Commissions and Fees Paid by the Sponsor

Our sponsor has agreed to pay, or cause its affiliates (other than MVP REIT, Inc.) to pay, the following selling commission, trailing commission and due diligence fee to any unaffiliated selling agent that we engage to act as a selling agent in the offering pursuant to the terms of a selling agreement. We refer to such selling commissions and trailing commissions, collectively, as the “sponsor commissions” and such due diligence fees as the “sponsor due diligence fees.” No sponsor commissions or sponsor due diligence fees shall be payable with respect to any sales made pursuant to our distribution reinvestment plan.

MVP REIT, Inc. will not pay any portion of the sponsor commissions and sponsor due diligence fees and has no obligation of any kind to pay such commissions and fees. The selling agents have agreed not to seek payment of the sponsor commissions and sponsor due diligence fees from MVP REIT, Inc. Therefore, payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us from the sale of our shares.

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering1
Sponsor Selling Commission – Selling Agents	4.00% of the selling price of each share of our common stock for which a sale is completed from the shares offered in our primary offering, which we refer to as the share selling price.	$20.0 million (assuming that the sponsor selling commission is payable with respect to all shares sold in the primary offering)

Sponsor Trailing Commission – Selling Agents
Sponsor trailing commissions in the amount of (i) one-half percent (0.50%) of the share selling price, payable by our sponsor on an annual basis within 30 days following each of the 4th and 5th anniversaries of the applicable share purchase date, and (ii) one-quarter percent (0.25%) of the share selling price, payable by our sponsor within 30 days following the 6th anniversary of the applicable share purchase; provided that, no sponsor trailing commission shall be payable if, prior to the applicable payment date, (a) the shares upon which the sponsor trailing commission are being paid have been redeemed, sold, transferred or otherwise disposed of; or (b) the shares have been listed on a national securities exchange.
$6.25 million (assuming that the entire sponsor trailing commission is payable with respect to all shares sold in the primary offering)

Sponsor Due Diligence Fee – Selling Agents	A one-time fee of up to one and one-quarter percent (1.25%) of the share selling price for due diligence expenses payable by our sponsor.	$6.25 million (assuming that the entire sponsor due diligence fee is payable with respect to all shares sold in the primary offering)

1
Payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us as a result of such sales. Each selling agent under the amended selling agreement providing for the payment of the sponsor commissions and sponsor due diligence fees is required to acknowledge and agree that:

	•	MVP REIT, Inc. shall have no obligation whatsoever to pay any portion of the sponsor commissions or sponsor due diligence fees;
•
MVP REIT, Inc. shall not be subject to any losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities whatsoever with respect to any sponsor commissions or sponsor due diligence fees and none of our assets shall be used in any way to pay for, or support the payment of, any sponsor commissions or sponsor due diligence fees.

•
the selling agent shall not bring any action, suit or other proceeding against MVP REIT, Inc. or any of our assets with respect to any sponsor commissions or sponsor due diligence fees, including without limitation any proceeding claiming nonpayment of a sponsor commissions or sponsor due diligence fees by our sponsor; and

•
if the selling agent brings any such action against MVP REIT, Inc. which is prohibited by the selling agreement, then the selling agent shall be required to fully indemnify us for all of our costs and expenses, including attorneys’ fees, incurred in connection with defending such action; and

•
the aggregate amount of the sponsor commissions, including the sponsor trailing commission, and sponsor due diligence fees, when added to the commissions payable by us, may not exceed 10% of the gross proceeds we derive from the sale of the shares for which such fees are payable.

Advisor Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012.
	For the year ended December 31, 2013	For the Period from April 3, 2012 (inception) through December 31, 2012
Selling Commissions – related party	$152,000	$67,000
Selling Commissions – unrelated party	28,000	--
Organizational and Offering Expense Reimbursement	--	2,103,000
Acquisition Fees – unrelated party	596,000	41,000
Acquisition Fees – related party	1,908,000	186,000
Asset Management Fees	209,000	1,000
Debt Financing Fees	4,000	--
Property Management Fees	129,000	--
Total	$3,026,000	$2,398,000

Distributions

We intend to qualify as a REIT commencing with the taxable year in which we satisfy the minimum offering requirements. To qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. See “Material U.S. Federal Income Tax Considerations — Taxation of Our Company.”

We intend to accrue and pay distributions on a regular basis beginning no later than the first calendar quarter after the quarter in which we make our first real estate investment. In order that you may generally begin receiving distributions immediately upon our acceptance of your subscription, we expect that our board of directors will authorize and we will declare distributions based on daily record dates that will be aggregated and paid on a monthly basis. Your distributions will begin to accrue on the date we mail a confirmation of our acceptance of your subscription for shares of our common stock.

If we do not have sufficient funds from operations to make required distributions, we may need to borrow funds, request that our advisor, in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. At the end of each calendar quarter, we will provide notice to our stockholders identifying the source or sources of the distribution payments made in the quarter then ended. If we pay distributions from sources other than cash flow from operations, we will have less funds available for investments and your overall return will be reduced. If the aggregate amount of cash distributions in any given year exceeds the amount of our current and accumulated earnings and profits, a stockholder’s share of such excess amount (i) first will be a return on capital, reducing such stockholder’s tax basis in its stock, but not below zero, and (ii) thereafter, will result in gain from the sale or exchange of such stock to the extent such share of such excess amount exceeds such basis.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Distributions” for a table summarizing the total amount of distributions and the sources of the distribution payments for the quarterly periods from January 1, 2013 through December 31, 2013.

Distribution Reinvestment Plan

You may reinvest distributions you receive from us in shares of our common stock by participating in our distribution reinvestment plan. You may enroll in the distribution reinvestment plan by checking the appropriate box on the subscription agreement. You may also withdraw at any time, without penalty, by delivering written notice to us.

In January 2013, we announced that our board has decreased the purchase price on shares purchased under our distribution reinvestment plan, or the DRIP, from $9.00 to $8.73 per share to take into account that no commission is paid on DRIP shares. Participants will acquire DRIP shares at a fixed price of $8.73 per share until (i) all such shares registered in the offering are issued, (ii) the offering terminates and we elect to deregister any unsold shares under the DRIP, or (iii) our board decides to change the purchase price for DRIP shares or terminate the DRIP for any reason. We will consider our offering stage complete when we are no longer publicly offering equity securities in a continuous offering, whether through this offering or follow-on public offerings.

We have allocated $50,000,000 in shares for issuance under the DRIP. The change in the offering price of a DRIP share will not reduce the total net offering proceeds that we will receive if we sell 100% of the shares allocated to the DRIP; however, the change in offering price will result in an increase in the total number of DRIP shares outstanding from 5,555,555.56 shares (assuming all DRIP shares were sold at $9.00 per share) to 5,727,376.86 shares outstanding (assuming all DRIP shares were sold at $8.73 per share).

We may amend, suspend or terminate the distribution reinvestment plan for any reason, except that we may not amend the distribution reinvestment plan to eliminate a participant’s ability to withdraw from the distribution reinvestment plan, without first providing 10 days prior written notice to participants. Among other things, we may amend the plan to offer shares at prices different from those described above for the purpose of ensuring our dividends are not “preferential” for incomes tax purposes. See “Material Federal Income Tax Considerations — Distribution Requirements” below. Please see Appendix B: Form of Distribution Reinvestment Plan for all of the terms of our distribution reinvestment plan.

Share Repurchase Program

If you have held your shares for at least one year, our share repurchase program may provide an opportunity for you to have your shares of common stock repurchased by us, subject to certain restrictions and limitations. The purchase price for your shares repurchased under the share repurchase program will be as set forth below until we establish an estimated per share value of our common stock. From and after 18 months after completion of our offering stage, our advisor, or another firm we choose for that purpose, will establish an estimated value per share of our common stock that we will disclose in reports that we publicly file with the SEC.

Prior to the date that we establish an estimated value per share of our common stock, the prices at which we will initially repurchase shares are as follows:

Share Purchase Anniversary	Repurchase Price as a Percentage of Purchase Price Paid
Before 1st anniversary	No Repurchase Allowed(1)
1st to 3rd anniversary	97.50%
After 3rd anniversary	100.00%

(1)
Unless the shares are being repurchased in connection with a stockholder’s death or disability (as defined in the Code), we may not repurchase shares unless you have held the shares for one year. Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at the higher of the price paid for the shares or our estimated per share value.

After we establish an estimated value per share of our common stock, we will repurchase shares at 100% of the estimated value per share, as determined by our board of directors and disclosed in the annual report publicly filed with the SEC.

We are not obligated to repurchase shares of our common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31st of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the distribution reinvestment plan in the prior calendar year; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or disability of a stockholder. Because of these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests. Our sponsor, our advisor, our directors and our other affiliates are prohibited from receiving a fee on the repurchase of the shares by the company.

To have your shares repurchased, you or your representative must submit a written request to our advisor. If your testamentary estate or heirs are requesting a repurchase without discount from the repurchase value, the written notice must be received within a year after your death. For all other repurchases, if you want your shares repurchased, you must submit a written request form provided by us and stating the number of shares you want repurchased. Written requests must be received by us at least 15 days prior to the end of the applicable quarter.

We will repurchase shares as of March 31, June 30, September 30, and December 31 of each year. Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter. We refer to the last day of such quarter as the repurchase date. If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of our board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder’s IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If your repurchase request is not honored during a repurchase period, you will be required to resubmit the request to have it considered in a subsequent repurchase period.

Our board of directors may, in its sole discretion, terminate, suspend or amend the share repurchase program upon 30 days’ written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of our stockholders. Among other things, we may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring our dividends are not “preferential” for incomes tax purposes. See “Material Federal Income Tax Considerations — Distribution Requirements” below. Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. Our board of directors may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, the share repurchase program will terminate if the shares of our common stock are listed on a national securities exchange.

Liquidity

Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. Our charter does not require our board of directors to pursue a liquidity event. Due to the uncertainties of market conditions in the future, we believe setting finite dates for possible, but uncertain, liquidity events may result in actions not necessarily in the best interests or within the expectations of our stockholders. We expect that our board of directors, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the listing of our common stock on a national securities exchange; (2) the sale of all or substantially all of our assets; or (3) the sale or a merger in a transaction that would provide our stockholders with cash and/or securities of a publicly traded company. In making the decision to apply for a listing of our common stock on a national securities exchange, our board will consider whether listing of our common stock on a national securities exchange or liquidating our assets will result in greater value for our stockholders.  See also “Risk Factors – Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. There can be no assurance that we will effect a liquidity event within such time or at all. If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.”

Investment Company Act Considerations

We intend to conduct our operations so that neither we nor our subsidiaries are required to register as investment companies under the Investment Company Act of 1940, as amended, or the “Investment Company Act.”

We expect that the Company and its subsidiaries will rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In providing guidance on this exclusion, the SEC staff, among other things, generally has focused on whether at least 55% of the issuer’s assets will consist of mortgages and other liens on and interests in real estate (called “qualifying interests”) and the remaining 45% of the issuer’s assets will consist primarily of real estate-type interests (of which not more than 20% of the issuers assets can consist of miscellaneous non-real estate related investments). The SEC staff has also provided guidance on what types of assets constitute “qualifying interests.”

For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC Guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. The SEC is reviewing interpretive issues relating to the status of mortgage-related pools under the Investment Company Act and whether mortgage-related pools potentially are making judgments about their status under the Investment Company Act without sufficient regulatory guidance. It is not certain whether or to what extent the SEC or its staff in the future may modify its interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Any such future guidance may affect our ability to rely on this exemption.

Although we intend to monitor our portfolio periodically and prior to each investment acquisition and disposition, there can be no assurance that we will be able to maintain this exemption from registration for the Company and each of its subsidiaries. If the SEC or its staff does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

Qualification for this exemption will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such tests and/or exceptions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Emerging Growth Company Status

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have not made a decision as to whether to take advantage of any or all of the exemptions available to us under the JOBS Act. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

RISK FACTORS

An investment in shares of our common stock involves significant risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing shares. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. The occurrence of any of the following risks could cause the value of our shares to decline and could cause you to lose all or part of your investment.

Risks Related to an Investment in Us

We have a limited operating history; therefore there is a higher risk that we will not be able to achieve our investment objectives compared to a real estate investment trust with a more established operating history.

We have a limited operating history, having commenced operations in December 2012. We may not be able to successfully operate our business or achieve our investment objectives. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with a more established operating history and we may not be able to achieve our investment objectives.

Because this is a blind pool offering, you will not have the opportunity to evaluate additional investments before we make them, which makes your investment more speculative.

As of December 31, 2013, we had ownership interests in 14 properties. We have identified additional properties we intend to acquire. However, we have not identified the majority of properties we would seek to acquire with the proceeds of this offering. Therefore, you should view this offering as effectively a blind pool, in that we are not able to provide you with information regarding future properties we might acquire or invest in. You will not have an opportunity to evaluate any such properties. As a result, an investment in our shares is speculative.

We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses in (i) real property and (ii) real estate secured loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans secured by real estate, in each case, that meet our investment objectives and investment strategy. However, because you will be unable to evaluate the economic merit of assets before we invest in them, you will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. Furthermore, our board of directors and our advisor will have broad discretion in implementing our investment strategy, objectives and policies and you will not have the opportunity to evaluate potential investments. These factors increase the risk that your investment may not generate returns comparable to our competitors and may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.

This offering is being conducted on a “best efforts” basis, and the risk that we will not be able to accomplish our business objectives, and that the poor performance of a single investment will materially adversely affect our overall investment performance, will increase if only a small number of shares are purchased in this offering.

Shares of our common stock are being offered on a “best efforts” basis and no individual, firm or corporation has agreed to purchase any shares of our common stock in this offering. As of December 31, 2013, we have sold approximately $25.5 million of our shares and have invested in 14 properties.  If we are unable to raise significant additional proceeds, we will be thinly capitalized and may not be able to diversify our portfolio in terms of the numbers of investments we own and the areas in which our investments or the properties underlying our investments are located. Failure to build a diversified portfolio increases the likelihood that any single investment’s poor performance would materially affect our overall investment performance. Our inability to raise substantial funds would also increase our fixed operating expenses as a percentage of gross income. Each of these factors could have an adverse effect on our financial condition and ability to make distributions to our stockholders.

We depend upon our advisor to find suitable investments. If it is unable to do so, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor in the acquisition of our investments, including the determination of any financing arrangements. While our advisor’s personnel have substantial experience in investing in real estate secured loans, they have only limited experience in making direct investments in real estate. We will also depend upon the performance of third-party loan servicers to service our loan investments. Except for investments that may be described in supplements to this prospectus prior to the date you subscribe for our shares, you will have no opportunity to evaluate the economic merits or the terms of our investments before making a decision to invest in our company. You must rely entirely on the management abilities of our advisor, the loan servicers our advisor selects and the oversight of our board of directors. We cannot assure you that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. If we, through our advisor, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

We may change our targeted investments and investment guidelines without stockholder consent.

Our board of directors may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. Pursuant to SEC Rules, we may be required to file Post-Effective Amendments to this registration statement to disclose any material change to investors, such as changes to our targeted investments and investment guidelines. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of shares of our common stock and our ability to make distributions to you. Changes to our investment guidelines must be approved by our board of directors, including a majority of our independent directors.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our advisor’s real estate, finance and securities professionals, including Michael V. Shustek, to identify suitable investments. Our sponsor and its other affiliated entities also rely on Michael V. Shustek for investment opportunities. To the extent that our advisor’s real estate, finance and securities professionals face competing demands upon their time in instances when we have capital ready for investment, we may face delays in execution of our investment strategy. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the size of this offering increases the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns.

Our cash distributions are not guaranteed and may fluctuate.

The actual amount and timing of distributions will be determined by our board of directors and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time.

Our cash distributions may constitute a return of capital or taxable gain from the sale or exchange of property.

Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, during the early stages of our operations, we may need to borrow funds, request that our advisor, in its discretion, defer its receipt of fees and reimbursement of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. Accordingly, the amount of distributions paid at any given time may not reflect current cash flow from operations. Distributions payable to stockholders may also include a return of capital, rather than a return on capital. In the event that we are unable to consistently fund monthly distributions to stockholders entirely from our funds from operations, the value of your shares upon the possible listing of our common stock, the sale of our assets or any other liquidity event may be reduced.

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and your overall return will be reduced.

Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. Until the proceeds from this offering are fully invested and from time to time during the operational stage, however, we may not generate sufficient cash flow from operations to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments, and your overall return may be reduced. To the extent that portions of the distributions that we make may represent a return of capital to you, it will lower your tax basis in our shares.

To date, we have paid all of our distributions from sources other than cash flow from operations; therefore, we will have fewer funds available for the acquisition of properties and our stockholders’ overall return may be reduced.

To date, we have paid all of our distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan. Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of offering or other proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. Until the proceeds from this offering are fully invested and from time to time during the operational stage, however, we may not generate sufficient cash flow from operations to fund distributions. We can give no assurance that we will be able to pay distributions solely from our funds from operations in the future. Distributions payable to stockholders may also include a return of capital, rather than a return on capital. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. To the extent that portions of the distributions that we make may represent a return of capital to you, it will lower your tax basis in our shares.

Any adverse changes in our advisor’s financial health or our relationship with our advisor or its affiliates could hinder our operating performance and the return on your investment.

We have engaged our advisor to manage our operations and our portfolio of real estate secured loans and real property investments. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor and its affiliates as well as our advisor’s real estate, finance and securities professionals in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Any adverse changes in our advisor’s financial condition or our relationship with our advisor could hinder our advisor’s ability to successfully manage our operations and our portfolio of investments.

The loss of or the inability to obtain key real estate, finance and securities professionals at our sponsor could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Michael V. Shustek who would be difficult to replace. Michael V. Shustek may not remain associated with our sponsor. If he were to cease his association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our sponsor and its affiliates’ ability to retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our sponsor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. If our sponsor loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. There can be no assurance that we will effect a liquidity event within such time or at all. If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

In the future, our board of directors may consider various forms of liquidity, each of which is referred to as a liquidity event, including, but not limited to: (1) the listing of shares of our common stock on a national securities exchange; (2) the sale of all or substantially all of our assets; or (3) the sale or a merger in a transaction that would provide our stockholders with cash and/or securities of a publicly traded company. Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. There can be no assurance that we will cause a liquidity event to occur at such time or at all. If we do not pursue a liquidity transaction your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

Your ability to have your shares repurchased is limited under our share repurchase program, and if you are able to have your shares repurchased, it may be at a price that is less than the price you paid for the shares and the then-current market value of the shares.

Our share repurchase program contains significant restrictions and limitations. For example, stockholders must generally hold their shares for a minimum of one year before they can participate in our share repurchase program. Further, we presently intend to limit the number of shares to be repurchased during any calendar quarter to not more than 2.00% of the number of shares of our common stock outstanding on December 31st of the prior calendar year. Repurchases will be funded solely from the net proceeds from the sale of shares under the distribution reinvestment plan in the prior calendar. Our board of directors may also limit the amounts available for repurchase at any time in its sole discretion. In addition, our board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time upon 30 days prior notice. Therefore, you may not have the opportunity to make a repurchase request prior to any potential termination of our share repurchase program.

Please see “Description of Capital Stock — Share Repurchase Program” for a description of all of the terms and limitations associated with our share repurchase program. As a result of these limitations, the repurchase price you may receive upon any such repurchase may not be indicative of the price our stockholders would receive if our shares were actively traded or if we were liquidated, and you should not assume that you will be able to sell all or any portion of your shares back to us pursuant to our share repurchase program or to third parties at a price that reflects the then current market value of the shares or at all.

Continued disruptions in the financial markets and difficult economic conditions could adversely impact the real estate market as well as the market for debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.

We intend to acquire a portfolio of real estate secured loans and real property investments. We may also acquire other companies with assets consisting of real estate secured loans and real property investments. Economic conditions greatly increase the risks of these investments. The value of collateral securing any loan investment we may make could decrease below the outstanding principal amount of such loan. In addition, revenues on the properties and other assets in which we have invested or that are underlying any loan investments we may make could decrease, making it more difficult for us to collect rents or for borrowers to meet their payment obligations to us. Each of these factors would increase the likelihood of default and foreclosure, which would likely have a negative impact on the value of our loan investment.

Since 2007, liquidity in the market for non-prime and sub-prime mortgage loans, and the real estate investments that depend on the performance of such loans, has decreased dramatically. More recently, underlying collateral performance concerns pertaining to the increased rates of delinquency, foreclosure and loss have expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and real estate bonds and loans (despite recent rallying for high quality assets). This has led to a wide distinction in price discovery for senior and subordinated assets. While certain real estate markets have begun to improve, any continuing market volatility and instability may interfere with the successful implementation of our business strategy.

Despite recent positive indicators, protracted economic downturn will also likely have a negative impact on our ability to finance loans. Borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. If real property values decline, creditworthy investors may be less likely to look to debt financing for acquisitions in a recessionary environment. Furthermore, we may have difficulty selling loans, loan participations and structured loan products in a recessionary environment. These factors may hinder our ability to generate revenue by selling and financing loans.

All of the factors described above could adversely impact our ability to implement our business strategy and make distributions to our investors and could decrease the value of an investment in us.

Government intervention may limit our ability to continue to implement certain strategies or manage certain risks.

The pervasive and fundamental disruptions that the global financial markets have and may continue to undergo have led to extensive and unprecedented governmental intervention. Such intervention has in certain cases been implemented on an “emergency” basis, suddenly and substantially eliminating market participants’ ability to continue to implement certain strategies or manage the risk of their outstanding positions. It is impossible to predict what, if any, additional interim or permanent governmental restrictions may be imposed on the markets and the effect of such restrictions on us and our results of operations. Significantly increased regulation of the financial markets could have a material impact on our operating results and financial condition.

Risks Related to Our Investments

We may be unable to successfully invest in or acquire properties situated in parts of the United States where we do not have extensive experience.

We intend to explore investments in and acquisitions of properties throughout the United States. Our company’s historical experience has been primarily in the Western and Southwestern regions of the United States and other areas where our affiliates and correspondents have experience. We may not possess familiarity with the dynamics and prevailing conditions of any new geographic markets we enter, which could adversely affect our ability to successfully expand into or operate within those markets. For example, new markets may have different insurance practices, reimbursement rates and local real estate, zoning and development regulations than those with which we are familiar. We may find ourselves more dependent on third parties in new markets because our distance could hinder our ability to directly and efficiently identify suitable investments or manage properties in distant markets. We may not be successful in identifying suitable properties or other assets which meet our acquisition or development criteria or in consummating acquisitions or investments on satisfactory terms or at all for a number of reasons, including, among other things, unsatisfactory results of our due diligence investigations, failure to obtain financing on acceptable terms for the acquisition or development and our misjudgment of the value of the opportunities. We may also be unable to successfully integrate the operations of acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the acquisitions within the anticipated timeframe or at all. If we are unsuccessful in expanding into new markets, it could adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

Because a predominant focus for our investments will be parking facilities and self-storage, our revenues will be significantly influenced by demand for such properties generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

We have decided that a predominant focus for our portfolio of investments and acquisitions will be parking facilities and self-storage facilities and possibly other multi-tenant/licensee properties. There are no specific targets for such properties as a percentage of our total portfolio, nor are there any limitations in this regard. However, based on our current investment strategy to focus predominantly on parking and self-storage facilities, we anticipate that a substantial percentage of our portfolio will consist of self-storage, parking and similar properties. A decrease in the demand for self-storage and paid parking facilities, or other developments adversely affecting such sectors of the property market, including emergency safety measures, natural disasters and acts of terrorism, would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio. Adverse developments affecting such sectors of the property market could have a material, adverse effect on the value of our properties as well as our revenues and our distributions to shareholders.

Any parking or self-storage facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking and self-storage facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating self-storage facilities and parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self-storage space or parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market could have a negative effect on our self-storage and parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, we may lose potential or existing customers and we may be pressured to discount our rates to retain business. As a result, our ability to make distributions to you may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce cash available for distribution to our stockholders.

Our leases and management contracts expose us to certain risks.

We operate our parking and storage facilities typically through triple net leases or management contracts.  Under either arrangement, we typically rely upon the lessee or the manager to manage and conduct the daily operations of the facilities.  In addition, under a triple net lease arrangement, the lessee is generally responsible for all of the operating expenses at our leased location. The loss or renewal on less favorable terms of a substantial number of leases or management contracts, or a breach or other failure to perform by a lessee or manager under a lease or management contract, could have a material adverse effect on our business, financial condition and results of operations. A material reduction in the rental and other income associated with the leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) also could have a material adverse effect on our business, financial condition and results of operations. Our management contracts are typically for a term of one to three years, although the contracts may often be terminated, with or without cause, giving the manager an opportunity to negotiate an increase in management fees or other allocated costs, for example.

In particular, our advisor is seeking to enter into three new triple net leases to replace leases that are being terminated following the purchase of the parking facilities by us and affiliated entities. Our business, financial condition and results of operations could be adversely affected if we are unable to enter into new leases in a timely manner or on terms less favorable than the prior leases.

The risks associated with storage contents may increase our operating costs or expose us to potential liability that may not be covered by insurance, which may have adverse effects on our results of operations and returns to you.

We expect that our self-storage facilities will be leased directly to tenants who store their belongings without any immediate inspections or oversight from us. We may unintentionally lease space to groups engaged in illegal and dangerous activities. Damage to storage contents may occur due to, among other occurrences, the following: war, acts of terrorism, earthquakes, floods, hurricanes, pollution, environmental matters or events caused by fault of a tenant, fault of a third party or fault of our own. Such damage may or may not be covered by insurance maintained by us, if any. We expect that our self-storage customers will be required to acquire their own insurance coverage on storage contents or assume all of the risk. Our advisor will determine the amounts and types of insurance coverage that we will maintain, including any coverage over the contents of any properties in which we may invest. Such determinations will be made on a case-by-case basis by our advisor based on the type, value, location and risks associated with each investment, as well as any lender requirements, and any other factors our advisor may consider relevant. There is no guarantee that such insurance will be obtained for any investments that we may make and there is no guarantee that any particular damage to storage contents would be covered by such insurance, even if obtained. The costs associated with maintaining such insurance, as well as any liability imposed upon us due to damage to storage contents, may have an adverse effect on our results of operations and returns to you.

Additionally, although we will require our self-storage customers to sign an agreement stating that they will not store flammable, hazardous, illegal or dangerous contents in the self-storage units, we cannot ensure that our tenants will abide by such agreement. The storage of such materials might cause destruction to a facility or impose liability on us for the costs of removal or remediation if these various contents or substances are released on, from or in a facility, which may have an adverse effect on our results of operations and returns to you.

Our business strategy contemplates that some of our investments may be in real estate and real estate secured loans in markets that have suffered significant declines in value in recent years. As a result, such investments may entail greater risk of loss resulting in a decline in the value of your shares and reduced distributions to stockholders.

Our sponsor’s historic experience is primarily in states in the Western and Southwestern United States such as Nevada, Arizona, California, Texas and Utah. The real estate markets in a number of these states have suffered significant declines in value over the last several years. Our business strategy contemplates investing in under-valued properties not only in the Western and Southwestern United States but also throughout the rest of the country as part of our expanded geographic focus and seeking to profit from future appreciation in such properties, as well as lending to borrowers who are developing properties with significant growth potential in real estate markets that  may be beginning to recover from the real estate downtown. Our expectations with respect to the recovery of real estate markets may prove unfounded. Moreover, we may acquire properties that fail to appreciate in value and we may make loans to borrowers who are unable to complete their projects and repay their loans as a result of persistent weakness in local real estate markets. In such event, the value of our investments may decline and we may experience a high level of defaults on our loans, resulting in a likely decline in the value of your shares and reduced distributions to our stockholders.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

We will be subject to risks incident to the ownership of real estate related assets including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; increased competition for real estate-related assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by property owners and tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Additionally, we are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for us to lease real properties or dispose of them. In addition, rising interest rates could also make alternative interest-bearing and other investments more attractive and therefore potentially lower the relative value of the real estate-related assets we acquire. These conditions, or others we cannot predict, may adversely affect our results of operations funds from operations, cash flow and returns to our investors.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of our borrowers to pay their loans, as well as on the value that we can realize from assets we own or acquire.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

Our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. An economic slowdown or recession, in addition to other non-economic factors such as an excess supply of properties, could have a material negative impact on the values of both real estate and real estate properties. In addition, since borrowers often use anticipated increases in the value of their existing properties to support the purchase or investment in additional properties, declining real estate values will likely reduce the demand for real estate secured loans, thereby reducing the number of such loans available for acquisition by us. Borrowers may be less able to pay principal and interest on our loans if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

Our investments in real estate and real estate-related loans will be subject to the risks typically associated with real estate.

We invest directly in real estate, and our real estate-related loans will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of properties that we own directly and the properties ultimately securing our loans will remain at the levels existing on the dates of acquisition or loan origination. If the values of properties we own or that secure loans drop, our risk will increase because of the lower value of the real estate or the security associated with loans. In this manner, real estate values could impact both the value of our real estate investments and the value of our loan investments. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and
•	the potential for uninsured or underinsured property losses.

We will rely primarily upon the value of our real estate collateral to protect us in the event of a loan default and, if the collateral proves insufficient, we may suffer a loss on the loan which will adversely affect our financial condition and our ability to pay distributions to our stockholders.

Our underwriting process will focus on the value of the underlying real estate that will serve as collateral for our loans rather than the creditworthiness of the borrower. Many of our borrowers may be higher risk companies or individuals who are not able or willing to obtain loans from commercial banks or other traditional lenders. Accordingly, we will depend primarily upon our real estate collateral to protect us in the event of a loan default. We will seek to invest in loans not exceeding 75% of the current value of the underlying property to provide us with an equity cushion in the event real estate values decline. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. If there is less security and a default occurs, we may not recover the full amount of our loan. The resulting loss will adversely affect our financial condition and will reduce the amount of funds available to distribute to our stockholders.

We have no established investment criteria limiting the geographic concentration of our investments in real estate secured loans and real estate. If our investments are concentrated in an area that experiences adverse economic conditions, our investments may lose value and we may experience losses.

Our real estate investments may be concentrated in one or few geographic locations, and certain real estate secured loans in which we invest may be secured by a single property or properties in one or few geographic locations. Further, we intend that our secured investments will be collateralized by properties located solely in the U.S. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Competition with third parties in acquiring and operating our investments may reduce our profitability and the return on your investment.

We have significant competition with respect to our acquisition of assets with many other companies, including other REITs, owners and managers of parking and storage facilities, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors, many of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.

We will compete with numerous other persons or seeking to attract tenants to real property we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions to you.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to tenants of real property we own. To the extent such increases cannot be passed on to tenants, any such increase would cause our cash flow and our operating results to decrease.

Real property that incurs a vacancy could be difficult to sell or re-lease.

Real property may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of a lease. Additionally, the recent economic downturn in the United States may lead to increased defaults by tenants. Certain of the real properties we may acquire may have some level of vacancy at the time of closing. Certain other real properties may be specifically suited to the particular needs of a tenant and may become vacant. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our real properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in lower cash distributions to stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

Real property will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Real property is subject to real and personal property taxes that may increase as tax rates change and as real property is assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases in property taxes, are charged to the lessees as an expense related to the real property that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect your returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure you that funding will be available to us for repair or reconstruction of damaged real property in the future.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with our advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner or co-tenant in an investment might become bankrupt;
•	that the venture partner or co-tenant may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;
•	that such venture partner or co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;
•	the possibility that we may incur liabilities as a result of an action taken by such venture partner;

•
that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

•
the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.
Under certain joint venture arrangements, neither party has the power to control the joint venture, potentially resulting in an impasse, which might have a negative influence on the joint venture and decrease potential returns to you. In addition, to the extent that our venture partner or co-tenant is an affiliate of our advisor, certain conflicts of interest will exist.

Delays in the acquisition, development and construction of real property may have adverse effects on our results of operations and returns to our stockholders.

Delays we encounter in the selection, acquisition and development of real property could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in receiving cash distributions attributable to those particular real properties. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to pay for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to you.

Real property investments may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or cost for remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

Investment in real property may also be subject to the Americans with Disabilities Act of 1990, as amended, or ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

The bankruptcy or insolvency of a significant tenant may adversely impact our operations and our ability to pay dividends.

The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may have an adverse impact on our income and our ability to pay dividends. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

The leases on the properties underlying our real estate secured loans may not be renewed on favorable terms.

The properties underlying our real estate secured loans could be negatively impacted by the deteriorating economic conditions and weaker rental markets. Upon expiration or earlier termination of leases on these properties, the space may not be re-let or, if re-let, the terms of the renewal or re-letting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the poor economic conditions may reduce a tenants’ ability to make rent payments under their leases. Any of these situations may result in extended periods where there is a significant decline in revenues or no revenues generated by these properties. Additionally, if market rental rates are reduced, property-level cash flows would likely be negatively affected as existing leases renew at lower rates. If the leases for these properties cannot be renewed for all or substantially all of the space at these properties, or if the rental rates upon such renewal or re-letting are significantly lower than expected, the value of our real estate secured loans may be adversely affected.

Our real estate secured loans may be impacted by unfavorable real estate market conditions, which could decrease the value of our investments.

The real estate secured loans we invest in will be at risk of defaults caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the property securing the real estate secured loans will remain at the levels existing on the dates of acquisition of such loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

Our real estate secured loans will be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates.

If we invest in fixed-rate, long-term real estate secured loans and interest rates rise, such loans could yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that real estate secured loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. Finally, if we invest in variable-rate loans and interest rates increase, the value of the loans we own at such time would decrease, which would lower the proceeds we would receive in the event we sell such assets. For these reasons, our returns on real estate secured loans and the value of your investment will be subject to fluctuations in interest rates.

Delays in liquidating defaulted mortgage loans could reduce our investment returns.

If there are defaults under our mortgage loans, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the mortgagor raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

Returns on our real estate secured loans may be limited by regulations.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions. We may determine not to make or invest in real estate -related loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements. If we decide not to make or invest in real estate secured loans in several jurisdictions, it could reduce the amount of income we would otherwise receive.

Foreclosures create additional ownership risks that could adversely impact our returns on mortgage investments.

If we acquire property by foreclosure following defaults under our mortgage loans, we will have the economic and liability risks as the owner, including, among other things, insurance costs, costs of maintenance and taxes relating to any property acquire through the foreclosure process.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

Our real estate secured loans could be subject to delinquency, foreclosure and loss, which could result in losses to us.

Real estate secured loans are secured by real property and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, natural disasters, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. We expect that many of the real estate secured loans that we originate will be fully or substantially non-recourse. In the event of a default by a borrower on a non-recourse loan, we will only have recourse to the underlying asset (including any escrowed funds and reserves) collateralizing the loan. If a borrower defaults on one of our real estate secured loans and the underlying asset collateralizing the real estate loan is insufficient to satisfy the outstanding balance of the real estate loan, we may suffer a loss of principal or interest. In addition, even if we have recourse to a borrower’s assets, we may not have full recourse to such assets in the event of a borrower bankruptcy.

Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the mortgaged property at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Our investments in subordinated real estate secured loans may be subject to losses.

We intend to acquire subordinated real estate secured loans. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of inter-creditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

Risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.

The renovation, refurbishment or expansion by a borrower under a mortgaged or leveraged property involves risks of cost overruns and non-completion. Costs of construction or improvements to bring a property up to standards established for the market position intended for that property may exceed original estimates, possibly making a project uneconomical. Other risks may include environmental risks and construction, rehabilitation and subsequent leasing of the property not being completed on schedule. If such construction or renovation is not completed in a timely manner, or if it costs more than expected, the borrower may experience a prolonged impairment of net operating income and may not be able to make payments on our investment.

Our investments in real estate secured loans are subject to changes in credit spreads.

Our investments in real estate secured loans are subject to changes in credit spreads. When credit spreads widen, the economic value of such investments decrease. Even though a loan may be performing in accordance with its loan agreement and the underlying collateral has not changed, the economic value of the loan may be negatively impacted by the incremental interest foregone from the widened credit spread.

Adjustable rate mortgage loans may entail greater risks of default to lenders than fixed rate mortgage loans.

Adjustable rate mortgage loans may contribute to higher delinquency rates. Borrowers with adjustable rate mortgage loans may be exposed to increased monthly payments if the related mortgage interest rate adjusts upward from the initial fixed rate or a low introductory rate, as applicable, in effect during the initial period of the mortgage loan to the rate computed in accordance with the applicable index and margin. This increase in borrowers’ monthly payments, together with any increase in prevailing market interest rates, after the initial fixed rate period, may result in significantly increased monthly payments for borrowers with adjustable rate mortgage loans, which may make it more difficult for the borrowers to repay the loan or could increase the risk of default of their obligations under the loan.

Our mezzanine and bridge loans will be illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life and the greater difficulty of recoupment in the event of a borrower’s default. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

Insurance may not cover all potential losses on the mortgaged properties which may impair our security and harm the value of our assets.

We will require that each of the borrowers under our mortgage loan investments obtain comprehensive insurance covering the mortgaged property, including liability, fire and extended coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, which may be uninsurable or not economically insurable. We may not require borrowers to obtain terrorism insurance if it is deemed commercially unreasonable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds, if any, might not be adequate to restore the economic value of the mortgaged property, which might impair our security and decrease the value of the property.

With respect to mortgaged properties, options and other purchase rights may affect value or hinder recovery.

A borrower under certain mortgage loans may give its tenants or another person a right of first refusal or an option to purchase all or a portion of the related mortgaged property. These rights may impede the lender’s ability to sell the related mortgaged property at foreclosure or may adversely affect the value or marketability of the property.

A borrower’s form of entity may cause special risks or hinder our recovery.

Since most of the borrowers for our real estate secured loans are legal entities rather than individuals, our risk of loss may be greater than those of mortgage loans made to individuals. Unlike individuals involved in bankruptcies, most of the entities generally do not have personal assets and creditworthiness at stake. The terms of the mortgage loans generally require that the borrowers covenant to be single-purpose entities, although in some instances the borrowers are not required to observe all covenants and conditions that typically are required in order for them to be viewed under standard rating agency criteria as “single-purpose entities.” Borrowers ‘organizational documents or the terms of the mortgage loans may limit their activities to the ownership of only the related mortgaged property or properties and limit the borrowers’ ability to incur additional indebtedness. These provisions are designed to mitigate the possibility that the borrowers’ financial condition would be adversely impacted by factors unrelated to the mortgaged property and the mortgage loan in the pool.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Borrowers that are not single-purpose entities structured to limit the possibility of becoming insolvent or bankrupt, may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because the borrowers may be (i) operating entities with a business distinct from the operation of the mortgaged property with the associated liabilities and risks of operating an ongoing business or (ii) individuals that have personal liabilities unrelated to the property.

Acquisitions could result in operating difficulties, dilution or other adverse consequences to our business.

We may pursue acquisitions of companies with assets consisting of real estate secured loans and real property. These acquisitions pose many risks, including:

•	we may not be able to identify suitable acquisition candidates at prices we consider attractive;
•	we may not be able to compete successfully for identified acquisition candidates, complete future acquisitions or accurately estimate the financial effect of acquisitions on our business;
•	future acquisitions may require us to issue common stock or spend significant cash, resulting in dilution of ownership or additional leverage;
•	we may have difficulty integrating acquired businesses, resulting in unforeseen difficulties;
•	acquisitions may disrupt our business; and
•	acquisitions may have significant accounting implications, which could reduce our future earnings.
In connection with any acquisition that we make, there may be liabilities that we fail to discover or that we inadequately assess. Acquired entities may not operate profitably or result in improved performance. If our acquisitions perform poorly, our business and financial results could be adversely affected.

Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our stockholders.

We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;
•	the duration of the hedge may not match the duration of the related liability or asset;
•	our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;
•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•	the party owing money in the hedging transaction may default on its obligation to pay; and
•	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. We may not be able to terminate our hedging positions or dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

The recently-enacted Dodd-Frank Act regulates derivative transactions, which include certain hedging instruments we may use in our risk management activities. The Dodd-Frank Act contemplates that most swaps will be required to be cleared through a registered clearing facility and traded on a designated exchange or swap execution facility. There are some exceptions to these requirements for entities that use swaps to hedge or mitigate commercial risk. The scope of these exceptions is currently uncertain, pending further definition through rulemaking proceedings. Although the Dodd-Frank Act includes significant new provisions regarding the regulation of derivatives, the impact of those requirements will not be known definitively until regulations have been adopted by the SEC and the Commodities Futures Trading Commission. The new legislation and any new regulations could increase the operational and transactional cost of derivatives contracts and affect the number and/or creditworthiness of available hedge counterparties to us.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (1) interest rate risk on liabilities incurred to carry or acquire real estate-related assets or (2) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests (or any property which generates such income or gain), and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

Some of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to stockholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of our investments may decline for a number of reasons, such as changes in prevailing market rates, increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, widening of credit spreads and downgrades of ratings of the securities by ratings agencies.

We intend to disclose funds from operations, or FFO, a non-GAAP financial measure, in future communications with investors, including documents filed with the SEC; however, FFO is not equivalent to our net income or loss as determined under GAAP, and our computation of FFO may not be comparable to other REITs.

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations determined under U.S. GAAP. Cash generated from operations is not equivalent to our net income from continuing operations as determined under U.S. GAAP. One non-U.S. GAAP supplemental performance measure that we consider due to the certain unique operating characteristics of real estate companies is known as funds from operations, or “FFO.” The National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, promulgated this measure which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest. In addition, NAREIT has recently clarified its computation of FFO, which includes adding back real estate impairment charges for all periods presented, however, under U.S. GAAP, impairment charges reduce net income. While impairment charges are added back in the calculation of FFO, we caution that due to the fact that impairments to the value of any property are typically based on estimated future undiscounted cash flows compared to current carrying value, declines in the undiscounted cash flows which led to the impairment charges reflect declines in property operating performance which may be permanent.

The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs nor is it indicative of liquidity, including our ability to pay distributions, and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Management uses the calculation of FFO for several reasons. We use FFO to compare our operating performance to that of other REITs. Additionally, we compute FFO as part of our acquisition process to determine whether a proposed investment will satisfy our investment objectives.

The historical cost accounting rules used for real estate assets require, among other things, straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical cost accounting for depreciation may be less informative than FFO. We believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs.

However, FFO should not be construed to be equivalent to or a substitute for the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-U.S. GAAP FFO measures and the adjustments to U.S. GAAP in calculating FFO. Furthermore, FFO is not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations calculated in accordance with U.S. GAAP, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO should be reviewed in conjunction with other U.S. GAAP measurements as an indication of our performance. The exclusion of impairments limits the usefulness of FFO as a historical operating performance measure since an impairment indicates that the property’s operating performance may have been permanently affected. FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Risks Related to Our Financing Strategy

The real estate finance industry has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions in the United States generally.

Since mid-2007 the global financial markets were impacted by significant declines in the values of nearly all asset classes and by an unprecedented lack of liquidity, although noticeable increases in demand for high quality assets emerged in the second half of 2009. This market disruption was initially triggered by the subprime residential lending and single family housing markets experiencing significant default rates, declining real estate values and increasing backlog of housing supply. Other lending markets also experienced higher volatility and decreased liquidity resulting from the poor credit performance in the residential lending markets. The residential sector capital markets issues quickly spread more broadly to commercial real estate and other credit markets. The difficulties in the real estate finance industry, which could adversely affect our business, financial condition, results of operations and our prospects for future growth.

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets with outside capital. Due to global liquidity constraints, nearly all financial industry participants, including real estate lenders and investors, continue to find it difficult to obtain cost-effective debt capital to finance new investment activity or to refinance maturing debt. We do not know whether any sources of capital will be available to us in the future on terms that are acceptable to us, if at all. If we cannot obtain sufficient capital on acceptable terms, our businesses and our ability to operate could be severely impacted.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of your investment.

Our charter does not limit us from incurring debt until our borrowings would exceed 300% of our net assets. Further, we can increase our borrowings in excess of 300% of our net assets, if a majority of our independent directors approve such increase and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

We may use credit facilities to finance our investments, which may require us to provide additional collateral and significantly impact our liquidity position.

We may use credit facilities to finance some of our investments. To the extent these credit facilities contain mark-to-market provisions, if the market value of the real estate secured loans pledged by us declines in value due to credit quality deterioration, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. In a weakening economic environment, we would generally expect credit quality and the value of the real estate secured loans that serve as collateral for our credit facilities to decline, resulting in a higher likelihood that the lenders would require partial repayment from us, which could be substantial. Posting additional collateral to support our credit facilities could significantly reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, which could have a material adverse effect on our business and operations.

Instability in the debt markets may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Risks Related to Conflicts of Interest

The fees we pay to affiliates in connection with this offering and in connection with the acquisition and management of our investments were not determined on an arm’s length basis; therefore, we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties.

The fees to be paid to our advisor, MVP American Securities (our affiliated selling agent) and other affiliates for services they provide for us were not determined on an arm’s length basis. As a result, the fees have been determined without the benefit of arm’s length negotiations of the type normally conducted between unrelated parties and may be in excess of amounts that we would otherwise pay to third parties for such services.

Our executive officers and our advisor’s key real estate, finance and securities professionals will face conflicts of interest caused by our compensation arrangements with our advisor and its affiliates, which could result in actions that are not in the long-term best interests of our company.

Our executive officers and our advisor’s key real estate, finance and securities professionals are also officers, directors, managers and/or key professionals of our sponsor, our affiliated selling agent and other affiliated entities. Our advisor, our affiliated selling agent and other affiliated entities will receive substantial fees from us. These fees could influence the advice given to us by the key personnel of our advisor and its affiliates. Among other matters, these compensation arrangements could affect their judgment with respect to:

•
the continuation, renewal or enforcement of our agreements with our advisor, our affiliated selling agent and other affiliated entities, including the advisory agreement and our selling agreement with our affiliated selling agent;

•	public offerings of equity by us, which would enable our affiliated selling agent to earn additional selling commissions and our advisor to earn additional acquisition and asset management fees;
•
acquisitions of investments and loans originated for us by affiliates, which entitle our advisor to asset management fees and, in the case of acquisitions of real property from other affiliated entities, might entitle affiliates of our advisor to disposition fees in connection with services for the seller;

•	real property sales, since the asset management fees payable to our advisor will decrease;
•	sales of real property, which entitle our advisor to disposition fees; and
•	borrowings to acquire investments and loans originated for us by affiliates, which borrowings will increase the debt financing fees, and asset management fees payable to our advisor.
The fees our advisor receives in connection with transactions involving the acquisition of an asset are based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. Additionally, the payment of certain fees may influence our advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In evaluating investments and other management strategies, the opportunity to earn fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates’ compensation from us and other affiliates could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay you distributions or result in a decline in the value of your investment.

Our affiliated selling agent, MVP American Securities, will face conflicts of interest in connection with its due diligence review and investigation of us and the prospectus and otherwise relating to the services provided on our behalf.

MVP American Securities (“MVP AS”), formerly known as Ashton Garnett Securities, LLC, is an affiliate of our advisor and  may receive  fees for acting as one of our selling agents. In addition, we have entered into selling agreements with several unaffiliated broker-dealers.  Because MVP AS is an affiliate, its due diligence review and investigation of us and our public offering documents cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker dealer. In addition, MVP AS may act as a selling agent in future programs, if any, that may be sponsored by affiliates of our advisor. We may compete for investors with any such future programs and any overlap of such offerings with our offering could adversely affect our ability to raise all the capital we seek in our initial public offering, the timing of sales of our shares and the amount of proceeds we have to spend on real estate investments.

Our sponsor will face conflicts of interest relating to performing services on our behalf and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could limit our ability to make distributions and reduce your overall investment return.

Our advisor has no employees and relies upon the key real estate, finance and securities professionals of our sponsor to identify suitable investment opportunities for us. Our sponsor and other affiliated entities also rely on many of the same real estate, finance and securities professionals. Our investment strategy is very similar to that of our sponsor and its affiliated entities. When these real estate, finance and securities professionals direct an investment opportunity to any affiliated entity, they, in their sole discretion, will offer the opportunity to the entity for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each entity. The allocation of investment opportunities could result in us investing in assets that provide less attractive returns, reducing the level of distributions we may be able to pay to you.

Further, our directors and officers, our sponsor, our advisor, Michael V. Shustek and any of their respective affiliates, employees and agents are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with us. For a detailed description of the conflicts of interest that our advisor will face, see “Conflicts of Interest.”

Our advisor’s real estate, finance and securities professionals acting on behalf of our advisor will face competing demands relating to their time and this may cause our operations and your investment to suffer.

Our advisor has no employees and relies on the real estate, finance and securities professionals of our sponsor performing services for us on behalf of our advisor, including Michael V. Shustek, for the day-to-day operation of our business, who is also an executive officer of other affiliated entities. As a result of his interests in other affiliated entities and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Michael V. Shustek will face conflicts of interest in allocating his time among us, our sponsor and other affiliated entities and other business activities in which he is involved. These conflicts of interest could result in declines in the returns on our investments and the value of your investment.

Our advisor may have conflicting fiduciary obligations if we enter into joint ventures or engage in other transactions with its affiliates. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We have co- invested in property together with one or more of our affiliates.  We may make additional co-investments in real estate of real estate-secured loans with our affiliates or through a joint venture with its affiliates. In these circumstances, our advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our executive officers and our advisor’s key real estate, finance and securities professionals face conflicts of interest related to their positions and interests in our affiliates which could hinder our ability to implement our business strategy and to generate returns to you.

Our executive officers and our advisor’s key real estate, finance and securities professionals are also executive officers, directors, managers and key professionals of our sponsor, MVP AS and other affiliated entities. As a result, they owe duties to each of these entities, their members and limited partners and these investors, which duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. In addition, our sponsor may grant equity interests in our advisor and the special unit holder to certain management personnel performing services for our advisor. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

We may purchase real property and other real estate-related assets from third parties who have existing or previous business relationships with affiliates of our advisor, and, as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase real estate secured loans and other real estate-related assets from third parties that have existing or previous business relationships with affiliates of our advisor. The officers, directors or employees of our advisor and its affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

Your interest in us could be diluted and we could incur other significant costs associated with being self-managed if we internalize our management functions.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and the personnel that our advisor utilizes to perform services on its behalf for us. The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the income per share attributable to your investment. Additionally, although we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that will be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease our net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of advisory fees we would save or the costs we would incur if we become self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of cash available to distribute to our stockholders and the value of our shares.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of cash available for us to originate or acquire assets, and to pay distributions. If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have substantial know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. Certain key employees may not become employees of the advisor but may instead remain employees of the sponsor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our investments.

Risks Related to This Offering and Our Corporate Structure

This is a fixed price offering, and the offering price of our shares was not established on an independent basis; therefore, as it was arbitrarily determined, the fixed offering price will not accurately represent the current value of our assets at any particular time and the actual value of your investment may be substantially less than what you pay.

This is a fixed price offering, which means that the offering price for shares of our common stock is fixed and will not vary during the offering or be based on the underlying value of our assets. Our board of directors arbitrarily determined the offering price in its sole discretion. We do not intend to adjust the offering price during this offering even after we acquire assets and, therefore, the fixed offering price established for shares of our common stock will not accurately represent the value of our assets and the actual value of your investment may be substantially less than what you pay. Our offering price is not indicative of either the price at which our shares would trade if they were listed on an exchange or actively traded by brokers or of the proceeds that a stockholder would receive if we were liquidated or dissolved.

The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. Until 18 months after we have completed our offering stage, we expect to use the price paid to acquire a share in our offering as the estimated value of our shares. Even when determining the estimated value of our shares from and after 18 months after completion of our offering stage, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

We intend to have our advisor prepare an annual report of the estimated value of our shares and to include this information in our annual report on Form 10-K. Until 18 months after we have completed our offering stage, our advisor has indicated that it intends to use the price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. This approach to valuing our shares may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. We will consider our offering stage complete when we are no longer publicly offering equity securities in a continuous offering, whether through this offering or follow-on public offerings. If our board of directors determines that it is in our best interests, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future.

When determining the estimated value of our shares from and after 18 months after completion of our offering stage, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. We do not currently anticipate obtaining appraisals for our investments and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets.

There is no public market for the common shares and we are not required to effectuate a liquidity event by a certain date; therefore, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount.

There is no public market for our shares of common stock, and we do not expect one to develop. Additionally, our charter contains restrictions on the ownership and transfer of our shares, and these restrictions may limit your ability to sell your shares. If you are able to sell your shares, you may only be able to sell them at a substantial discount from the price you paid. This may be the result, in part, of the fact that the amount of funds available for investment are reduced by funds used to pay certain up-front fees and expenses, including organization and offering costs, such as issuer costs, selling commissions, and acquisition expenses in connection with our public offerings. Unless our aggregate investments increase in value to compensate for these up-front fees and expenses, which may not occur, it is unlikely that you will be able to sell your shares, without incurring a substantial loss. You may also experience substantial losses if we dispose of our assets in connection with a liquidation event, though we are not required to consummate a transaction to provide liquidity to stockholders on any date certain or at all. We cannot assure you that your shares will ever appreciate in value to equal the price you paid for your shares. We have adopted a share repurchase program but it is limited in terms of the amount of shares that may be repurchased each quarter. Thus, prospective stockholders should consider our shares of common stock as illiquid and a long-term investment, and you must be prepared to hold your shares for an indefinite length of time. Please see “Description of Capital Stock — Restrictions on Ownership of Shares of Capital Stock” herein for a more complete discussion on certain restrictions regarding your ability to transfer your shares.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Code, among other purposes, our charter generally prohibits a person from beneficially or constructively owning more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock, unless exempted by our board of directors. This limit can generally be waived and adjusted by our board of directors. The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the interest of the our stockholders (and even if such change in control would not reasonably jeopardize our REIT status). This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. In addition, these provisions may also decrease your ability to sell your shares of our common stock. For a detailed description, see “Description of Capital Stock — Restrictions on Ownership of Shares of Capital Stock.”

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of repurchase of any such classes or series of stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Our rights and the rights of our stockholders to recover claims against directors, including our independent directors, and our officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter generally provides that no director or officer will be liable to us or our stockholders for monetary damages and that we must generally indemnify directors and officers for losses unless, in the case of independent directors, they are grossly negligent or engage in willful misconduct or, in the case of non-independent directors or officers, they are negligent or engage in misconduct. As a result, you and we may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors (as well as by our officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to you. See “Management — Limited Liability and Indemnification of Directors, Officers and Others.”

We are not and do not plan to be registered as an investment company under the Investment Company Act, and therefore we will not be subject to the requirements imposed and stockholder protections provided by the Investment Company Act; maintaining an exemption from registration may limit or otherwise affect our investment choices.

Neither we nor any of our subsidiaries are registered or intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	prohibitions on transactions with affiliates; and
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

We expect that the Company and its subsidiaries will rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In providing guidance on this exclusion, the SEC staff, among other things, generally has focused on whether at least 55% of a subsidiary’s portfolio will comprise of qualifying real estate-related assets and at least 80% of its portfolio will comprise of qualifying real estate-related assets and real estate-related assets (and no more than 20% will comprise of other, non-qualifying assets). For purposes of the exclusions provided by Sections 3(c)(5)(C), we will classify our investments based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC Guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than 20 years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate investments or real estate related investments and therefore our investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. The SEC is reviewing interpretive issues relating to the status of mortgage-related pools under the Investment Company Act and whether mortgage-related pools potentially are making judgments about their status under the Investment Company Act without sufficient regulatory guidance. It is not certain whether or to what extent the SEC or its staff in the future may modify interpretive guidance to narrow the ability of issuers to rely on the exemption from registration provided by Section 3(c)(5)(C). Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our exemption from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully. See “Investment Objectives and Strategy — Investment Company Act Considerations.”

To ensure that neither we nor any of our subsidiaries, are required to register as an investment company, an entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we or our subsidiaries may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire securities or interests in companies that we would otherwise want to acquire. We will monitor our holdings and those of our subsidiaries to ensure continuing and ongoing compliance with these tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with these tests. If the SEC does not agree with our determinations, we may be required to adjust our activities or those of our subsidiaries.

If we or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

Further, if we or our subsidiaries are required to register as investment companies under the Investment Company Act, our investment options may be limited by various limitations, such as those mentioned above, and we or our subsidiaries would be subjected to a complex regulatory scheme, the costs of compliance with which can be high. For more information on issues related to compliance with the Investment Company Act, see “Investment Objectives and Strategy — Investment Company Act Considerations.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1 billion, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold shareholder advisory votes on executive compensation. Certain of these exemptions are inapplicable to us because of our structure as an externally managed REIT, and we have not made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that applicable to us. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding growth, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law, or MGCL, and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increase the uncertainty and risks you face as a stockholder.

Your interest in us will be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 100,000,000 shares of capital stock, of which 98,999,000 shares are classified as common stock, par value $0.001 per share, 1,000,000 shares are classified as preferred stock, par value $0.001 per share, and 1,000 shares are classified as non-participating, non-voting convertible stock, par value $0.001 per share. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or classify or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors. Investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement or (5) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of our operating partnership. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Your investment will be diluted upon conversion of the convertible stock.

We have issued 1,000 shares of our convertible stock to our advisor, for which our advisor contributed $1,000. Our convertible stock will convert to shares of common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement). In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion. See “Description of Capital Stock — Convertible Stock.” Upon the issuance of shares of our common stock in connection with the conversion of our convertible stock, your interests in us will be diluted.

The conversion of the convertible stock held by our advisor due upon termination of the advisory agreement and the voting rights granted to the holder of our convertible stock, may discourage a takeover attempt or prevent us from effecting a merger that otherwise would have been in the best interests of our stockholders.

If we engage in a merger in which we are not the surviving entity or our advisory agreement is terminated without cause, our advisor may be entitled to conversion of the shares of our convertible stock it holds at any time thereafter for cash or our common stock. The existence of this convertible stock may deter a prospective acquirer from bidding on our company, which may limit the opportunity for stockholders to receive a premium for their stock that might otherwise exist if an investor attempted to acquire us through a merger.

The affirmative vote of two-thirds of the outstanding shares of convertible stock, voting as a single class, will be required (1) for any amendment, alteration or repeal of any provision of our charter that materially and adversely changes the rights of the convertible stock and (2) to effect a merger of our company into another entity, or a merger of another entity into our company, unless in each case each share of convertible stock (A) will remain outstanding without a material and adverse change to its terms and rights or (B) will be converted into or exchanged for shares of stock or other ownership interest of the surviving entity having rights identical to that of our convertible stock. In the event that we propose to merge with or into another entity, including another REIT, our advisor could, by exercising these voting rights, determine whether or not we are able to complete the proposed transaction. By voting against a proposed merger, our advisor could prevent us from effecting the merger, even if the merger otherwise would have been in the best interests of our stockholders.

Payment of fees to our advisor and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

Our advisor and its affiliates will perform services for us in connection with the selection, acquisition, and administration of our investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment or distribution to stockholders. We may increase the compensation we pay to our advisor subject to approval by our board of directors and other limitations in our charter, which would further dilute your investment and the amount of cash available for investment or distribution to stockholders. Depending primarily upon the number of shares we sell in this offering and assuming a $9.00 purchase price for shares sold in the primary offering and a $8.73 purchase price for shares sold under the distribution reinvestment plan, we estimate that we will use 96.25% to 96.59% of our gross offering proceeds for investments, to pay fees to our advisor for its services in connection with the selection and acquisition of investments and for the repurchase of shares of our common stock under our share repurchase program. As a result, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets. Moreover, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. These substantial fees and other payments also increase the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange. For a discussion of our fee arrangement with our advisor and its affiliates, see “Management Compensation.”

Although we will not currently be afforded the protection of certain provisions of the MGCL relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder and thereafter may only be consummated if approved by two supermajority votes of our stockholders. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. These provisions may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the MGCL could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Capital Stock — Business Combinations,” “Description of Capital Stock — Control Share Acquisitions” and “Description of Capital Stock — Subtitle 8.”

Our charter includes a provision that may discourage a person from launching a mini-tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended, or the Exchange Act. A “mini-tender offer” is a public, open offer to all stockholders to buy their stock during a specified period of time that will result in the bidder owning less than 5% of the class of securities upon completion of the mini-tender offer process. Absent such a provision in our charter, mini-tender offers for shares of our common stock would not be subject to Regulation 14D of the Exchange Act. Tender offers, by contrast, result in the bidder owning more than 5% of the class of securities and are automatically subject to Regulation 14D of the Exchange Act. Pursuant to our charter, the offeror must provide our company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no stockholder may transfer shares of our common stock to such offeror unless such stockholder shall have first offered such shares to us for purchase at the tender offer price. In addition, the non-complying offeror shall be responsible for all of our expenses in connection with that offeror’s noncompliance. This provision of our charter may discourage a person from initiating a mini-tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction. See “Description of Capital Stock — Tender Offers.”

Federal Income Tax Risks

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We believe we will operate in such a manner as to qualify, and we intend to elect to be treated, as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2013. Although we have received an opinion of counsel with respect to our qualification as a REIT, investors should be aware, among other things, that such opinion does not bind the Internal Revenue Service and is based on certain representations as to factual matters and covenants made by us. Both the validity of such opinion and our qualification as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. Importantly, as of the date hereof we have no operating history or assets and both the opinion and any other assessment regarding our qualification as a REIT depends wholly on projections regarding our future activities and our ability, within one year after our receipt thereof, to apply the proceeds of this offering to qualifying assets for purposes of the REIT requirements.

If we were to fail to qualify as a REIT for any taxable year, or if our board determined to revoke our REIT election, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax.

Lastly, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is no longer in our best interest to continue to be qualified as a REIT and recommend that we revoke our REIT election.

To qualify as a REIT, we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations or having to borrow funds.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. We may not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute.

From time to time, we may generate taxable income greater than our income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur, e.g., from (i) the effect of non-deductible capital expenditures, (ii) the creation of reserves, (iii) the recognition of original issue discount or (iv) required debt amortization payments. If we do not have other funds available in these situations, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of our shares or other taxable in-kind distributions of property. We may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of your investment. In the event in-kind distributions are made, your tax liabilities associated with an investment in our common stock for a given year may exceed the amount of cash we distribute to you during such year.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

Our stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. As a result, if you are not a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Distributions payable by REITs generally do not qualify for the reduced tax rates that apply to other corporate distributions.

Tax legislation enacted in 2003, as amended, and subsequently extended in December 2010, generally reduces the maximum U.S. federal income tax rate for distributions payable by corporations to domestic stockholders that are individuals, trusts or estates to 15% through 2012. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the 15% preferential rate. Although this legislation does not adversely affect the taxation of REITs or distributions paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions, which could adversely affect the value of the stock of REITs, including our common stock. See “Material U.S. Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

In certain circumstances, we may be subject to federal, state and local taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any U.S. federal or state taxes we pay will reduce our cash available for distribution to you. See “Material U.S. Federal Income Tax Considerations — Taxation of Our Company.”

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•
Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

•
Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock;

•
Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

See “Material U.S. Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders.”

Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.

We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.

Complying with the REIT requirements may impact our ability to maximize profits.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to forego attractive investments or liquidate otherwise attractive investments to comply with such tests. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate-related assets. The remainder of our investments (other than governmental securities and qualified real estate-related assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate-related assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. See “Material U.S. Federal Income Tax Considerations —Requirements For Qualification — Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments to maintain REIT status. Such action may subject the REIT to the tax on prohibited transactions, discussed below.

Liquidation of assets may jeopardize our REIT status.

To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resulting gain if we sell assets that are treated as dealer property or inventory.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any subsidiary entity, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code for properties held at least two years. However, no assurance can be given that any particular property we own, directly or through any subsidiary entity, but excluding our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real property and lease it back to the sellers of such property. We cannot assure you that the Internal Revenue Service will not challenge any characterization of such a lease as a “true lease,” which would allow us to be treated as the owner of the property for federal income tax purposes. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

The stock ownership limit imposed by the Code for REITs and our charter may restrict our business combination opportunities.

To qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary or appropriate to preserve our qualification as a REIT. Unless an exemption is granted by our board of directors, no person (as defined to include entities) may own more than 9.8% in value of the aggregate of our outstanding shares of capital stock or more than 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate of our outstanding common stock following the completion of this offering. Generally, this limit can be waived and adjusted by the board of directors. In addition, our charter will generally prohibit beneficial or constructive ownership of shares of our capital stock by any person that owns, actually or constructively, an interest in any of our tenants that would cause us to own, actually or constructively, 10% or more of any of our tenants. Our board of directors may grant an exemption from the 9.8% ownership limit prospectively or retroactively in its sole discretion, subject to such conditions, representations and undertakings as required by our charter or as it may determine. These ownership limitations in our charter are common in REIT charters and are intended, among other purposes, to assist us in complying with the tax law requirements and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan that is secured by interests in a pass-through entity will be treated by the IRS as a real estate asset for purposes of the REIT tests, and interest derived from such loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may make investments in loans secured by interests in pass-through entities in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent, however, that any such loans do not satisfy all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of such loans, which could jeopardize our ability to qualify as a REIT.

Legislative or regulatory action could adversely affect us or our investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the U.S. federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future and may take effect retroactively, and there can be no assurance that any such changes will not adversely affect how we are taxed or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge you to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax under the Foreign Investment in Real Property Tax Act, or “FIRPTA”, on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. There can be no assurance that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a foreign investor on a sale of our common stock would be subject to FIRPTA unless our common stock was traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than five percent of the value of our outstanding common stock. We are not currently traded on an established securities market nor do we anticipate being traded on an established securities market in the foreseeable future. See “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders — Dispositions.”

We may enter into certain hedging transactions which may have a potential impact on our REIT status.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate and/or foreign currency swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate-related assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests, which could jeopardize our status as a REIT. Furthermore, compliance with the statutory REIT requirements may limit our ability to implement hedging strategies that may otherwise reduce risk, thereby increasing our risk profile.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

For a discussion of these and other tax considerations relevant to an investment in our stock, see “Material U.S. Federal Income Tax Considerations” below.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA, (such as pension, profit-sharing or 401(k) plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA or Keogh plan) whose assets are being invested in our common stock. If you are investing the assets of such a plan (including assets of an insurance company general account or entity whose assets are considered plan assets under ERISA) or account in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;
•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan or account’s investment policy;
•	your investment satisfies the prudence and diversification requirements of Section 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and/or the Internal Revenue Code;
•	your investment will not impair the liquidity of the plan or IRA;
•	your investment will not produce unrelated business taxable income, referred to as UBTI for the plan or IRA;
•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and
•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. For a discussion of the considerations associated with an investment in our shares by a qualified employee benefit plan or IRA, see “ERISA Considerations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. We caution that forward looking statements are not guarantees. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in this offering;
•	the performance of properties we may acquire or loans we may make that are secured by real property;
•	changes in economic conditions generally, and in the real estate and capital markets specifically;
•	real estate values in markets in which we operate;
•	adverse business, credit and other factors affecting real estate-related secured loan borrowers;
•	our failure to qualify as a REIT;
•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);
•
potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking or storage at facilities included in our portfolio;

•	risks from extraordinary losses for which we may not have insurance or adequate reserves;
•	potential liability for environmental contamination, which could result in substantial costs to us;
•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	the failure of acquisitions to achieve anticipated results;
•	the unavailability of capital;
•	changing interest rates, which could increase our costs;
•	changes to generally accepted accounting principles; and
•	the other factors discussed under “Risk Factors” and elsewhere in this prospectus.
Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospectus and financial conditions. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following table sets forth our best estimate of how we intend to use the gross and net proceeds from this offering assuming that we sell specified numbers of shares pursuant to the primary offering and the distribution reinvestment plan, which we refer to in this section as our “DRIP offering.” However, the number of shares of our common stock to be offered, including the number of shares of our common stock to be offered pursuant to the DRIP offering, and other terms of any offering under this prospectus, may vary from these assumptions. Shares of our common stock in the primary offering are being offered to the public on a best efforts basis at $9.00 per share and issued pursuant to the DRIP offering at $8.73 per share. As a result, the allocation of shares of our common stock sold pursuant to the primary offering and pursuant to the DRIP offering will affect the gross proceeds, net proceeds and amount invested.

The amounts in this table assume that the full expenses and sales commission are paid on all shares of our common stock offered in our primary offering to the public on a best efforts basis. The sales commission may be reduced or eliminated in connection with certain categories of sales. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price but will not affect the amounts available to us for investments. After paying the sales commission, and the organization and offering expense reimbursement, we will use the net proceeds of the offering to acquire investments and to pay the fees set forth in the table below. Because amounts in the following table are estimates, they may not accurately reflect the actual receipt or use of the offering proceeds.

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell: (i) $500,000,000 in shares, the maximum offering amount, in the primary offering and no shares pursuant to our DRIP offering; and (ii) $500,000,000 in shares, the maximum offering amount, in the primary offering and $50,000,000 in shares pursuant to our DRIP offering, the maximum amount. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our DRIP offering. The figures set forth below cannot be precisely calculated at this time and will depend on a number of factors, including, but not limited to, rates of reinvestment pursuant to the DRIP offering and any potential reallocation of shares between the primary offering and the DRIP offering. Therefore, we cannot accurately predict the net proceeds we will realize from a combination of the offerings. The following table is presented solely for informational purposes.

In addition, until we have generated sufficient cash flow from operations, we may pay distributions from other sources, including offering proceeds, borrowings or sales of assets. We have no limits on the amounts we may pay from such sources. If we pay distributions from sources other than our cash flow from operations, the funds available to us for investments would be reduced and your share value may be diluted. As of the date of this prospectus, we have paid all of our distributions from proceeds from issuance of our common stock in the offering.

The actual amounts of remaining proceeds available for investments may be less than the amounts set forth in the Estimated Use of Proceeds table since the amounts set forth in the table do not include any deduction for acquisition expenses, which cannot be determined at the present time, or any initial working capital reserve. The amounts set forth in the table also do not take into account any proceeds from debt financing that we may obtain in order to increase funds available for investment.

	Maximum Primary Offering		Maximum Primary Offering and Distribution Reinvestment Plan
	Amount	% of Proceeds	Amount	% of Proceeds
Gross Offering Proceeds	$500,000,000	100.0%	$550,000,000	100.0%
Less Offering Expenses:
Selling Commissions(1)	15,000,000	3.0	15,000,000	2.73%
Organization and Offering Expense Reimbursement(2)	2,700,000	.54	2,700,000	.49%

Net Proceeds Available for Investment(3)	$482,300,000	96.44%	$532,300,000	96.76%

Less:
Acquisition Fee(4)	$21,656,250	4.33%	$23,906,250	4.35%
Acquisition Expenses(5)	—	—	—	—
Initial Working Capital Reserve(6)	—	—	—	—

Remaining Proceeds Available for Investments and Distributions	$460,643,750	92.11%	$508,393,750	92.42%

(1)
The purchase price for shares of our common stock sold in the primary offering includes a sales commission equal to 3.0% of gross offering proceeds (which commission may be reduced under certain circumstances or volume or other discounts). The sales commission is not paid in connection with sales pursuant to our DRIP offering. Thus, the sales commission is calculated only on amounts sold in the primary offering.

(2)
After we have reimbursed $100,000 of organizational and offering expenses, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of gross offering proceeds at the time of reimbursement.

(3)
Until required in connection with the acquisition of our investments, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors. The amount of investments which we are able to make will depend on several factors, including the amount of capital raised in this offering, the extent to which proceeds from the DRIP offering are used to repurchase shares under our share repurchase program and whether we use offering proceeds to make distributions. We are not able to estimate the amount of investments we may make assuming the sale of any particular number of shares of our common stock. However, in general we expect that the concentration risk of our portfolio of investments will be inversely related to the number of shares of our common stock sold in this offering.

(4)
We will pay our advisor and its affiliates an acquisition fee of three percent (3%) of the purchase price of any real estate or loan acquired at a discount, provided, however, that we will not pay any fees when acquiring loans from affiliates. The total acquisition fees set forth in the Estimated Use of Proceeds table assumes (i) debt financing at a target debt level of 50% of the loan to value of our portfolio of assets; (ii) the entire net proceeds from this offering are used to acquire real estate or loans at a discount; and (iii) no third party expenses, which cannot be determined at the present time. Under the same assumptions, but assuming debt financing at the maximum permitted leverage of 50%, the total acquisition fees would be $31,938,000.

(5)
We will reimburse our advisor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. The total of all acquisition fees and acquisition expenses, which include loan brokerage fees and loan evaluation and processing fees, will not exceed 6.0% of the purchase price of any real property acquired or, in the case any real estate secured loan, 6.0% of the total amount of loan proceeds advanced. Actual amounts are dependent upon expenses paid or incurred and cannot be determined at the present time.

(6)
We may incur capital expenses relating to our investments, such as purchasing a loan senior to ours to protect our junior position in the event of a default by the borrower on the senior loan, making protective advances to preserve collateral securing a loan, or making capital improvements on real property. At the time we make an investment, we will establish estimates of the capital needs of such investments through the anticipated hold period of the investments. We do not anticipate that we will establish a permanent reserve for expenses relating to our investment through the anticipated hold period of the investment. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow generated by our investments or out of the net cash proceeds received by us from any sale or payoff of our investments.

Until the proceeds from this offering are fully invested, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions. Therefore, particularly in the earlier part of this offering, some or all of our distributions may be paid from other sources, such as cash advances by our advisor, cash resulting from a waiver or deferral of fees, borrowings and/or proceeds from this offering. We have not placed a cap on the amount of our distributions that may be paid from any of these sources.

The fees, compensation, income, expense reimbursements, interests and other payments described above payable to our advisor and other affiliates may increase or decrease during or after this offering, if such increase or decrease is approved by a majority of our independent directors.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board of directors is responsible for directing the management of our business and affairs. The board of directors has retained our advisor to manage our day-to-day affairs and to implement our investment strategy, subject to the board of directors’ direction, oversight and approval.

We have a total of six directors, four of whom are independent of us, our advisor, our sponsor and our respective affiliates as determined in accordance with the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007, or the NASAA REIT Guidelines. The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our sponsor or our advisor. A director is deemed to be associated with our sponsor or our advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our sponsor, our advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our sponsor or advised by our advisor. Accordingly, serving on the board of two other REITs sponsored by our sponsor or advised by our advisor will not, in and of itself, disqualify any of our directors as an independent director under the NASAA REIT Guidelines. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds five percent of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our sponsor, our advisor or any of its affiliates.

Our board has determined that each of Robert J. Aalberts, Nicholas Nilsen, John E. Dawson and Daryl C. Idler, Jr. qualifies as an independent director under the NASAA REIT Guidelines.

We refer to our directors who are not independent as our “affiliated directors.” Currently, our affiliated directors are Michael V. Shustek and Fredrick J. Zaffarese. At the first meeting of our board of directors consisting of a majority of independent directors, our charter was reviewed and ratified by a vote of the directors, including at least a majority of the independent directors.

Our charter and bylaws provide that the number of our directors may be established by a majority of the board of directors but may not be fewer than three nor more than fifteen. Our charter also provides that a majority of the directors must be independent directors and that at least one of the independent directors must have at least three years of relevant real estate experience. Our bylaws also provide for a lead independent director, who must be an individual who is not, and has not been during the past five years, an officer, director, employee or business associate of our advisor or any of its affiliates. The independent directors will nominate replacements for vacancies among the independent directors.

Our board of directors is elected by our common stockholders on an annual basis. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director will be removed.

At such time as we are subject to Subtitle 8 of the MGCL, we have elected to provide that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and, in the case of an independent director, the director must also be nominated by the remaining independent directors.

If there are no remaining independent directors, then a majority vote of the remaining directors will be sufficient to fill a vacancy among the independent directors’ positions. If at any time there are no independent or affiliated directors in office, successor directors will be elected by the stockholders. Each director will be bound by our charter.

Responsibilities of Directors

The responsibilities of the members of the board of directors include:

•	approving and overseeing our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;
•
approving and reviewing the investment guidelines that our advisor must follow when acquiring real estate secured loans and real estate debt securities on our behalf without the approval of our board of directors;

•	approving and overseeing our debt financing strategies;
•	approving joint ventures, limited partnerships and other such relationships with third parties;
•	approving a potential liquidity transaction;
•	determining our distribution policy and authorizing distributions from time to time; and
•	approving amounts available for repurchases of shares of our common stock.
The directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The directors will meet quarterly or more frequently as necessary.

We will follow investment guidelines adopted by our board of directors and the investment and borrowing policies set forth in this prospectus unless they are modified by our directors. Our board of directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interests of our stockholders. Any change in our investment objectives as set forth in our charter must be approved by the stockholders.

In order to reduce or eliminate and address certain potential conflicts of interest, our charter requires that a majority of our board of directors (including a majority of the independent directors) not otherwise interested in the transaction approve any transaction with any of our directors, our sponsor, our advisor, or any of their affiliates. The independent directors will also be responsible for reviewing from time to time but at least annually (1) the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services performed; (2) that our total fees and expenses are otherwise reasonable in light of our investment performance, our net assets, our net income, the fees and expenses of other comparable unaffiliated REITs and other factors deemed relevant by our independent directors. and (3) that the provisions of the advisory agreement are being carried out. Each such determination shall be reflected in the applicable board minutes.

Lead Independent Director

Our bylaws requires that at least one of the members of our board of directors must be an individual who is not, and has not been during the past five years, an officer, director (including an independent director), employee or business associate of our advisor or any of its affiliates, and that only a director who meets this standard may serve as our lead independent director. Under our bylaws, our lead independent director will have authority to convene and chair meetings of our independent directors to address such matters as the lead independent director deems appropriate. The lead independent director does not have any additional authority over the other independent directors, and the Company expects each independent director to participate fully and consider and vote upon all matters where they do not have a conflicting interest. However, if we are considering a transaction with an affiliate and all of our other independent directors are conflicted, then our lead independent director will have sole authority to approve or reject the proposed transaction.  Our board has designated Nicholas Nilsen as our lead independent director.

Committees of the Board of Directors

Our board of directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board of directors meeting, provided that the majority of the members of each committee are independent directors.

Audit Committee

Our board of directors has established an audit committee.  The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The audit committee is comprised of three directors, all of whom are independent directors and one of whom is deemed an audit committee financial expert. Our audit committee consists of Nicholas Nilsen, John Dawson and Robert J. Aalberts.  The Board also determined that Mr. Nilsen meets the audit committee financial expert requirements. For the year ended December 31, 2013, the audit committee held four meetings.

Nominating and Corporate Governance Committee

We do not have a separate nominating and corporate governance committee. We believe that our board of directors is qualified to perform the functions typically delegated to a nominating and corporate governance committee and that the formation of a separate committee is not necessary at this time. Instead, our full board of directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting objectives with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of our board of directors, conducting candidate searches and interviews, overseeing and evaluating our board of directors and our management, evaluating from time to time the appropriate size and composition of our board of directors and recommending, as appropriate, increases, decreases and changes to the composition of our board of directors and formally proposing the slate of directors to be elected at each annual meeting of our stockholders.

Compensation Committee

Our board of directors believes that it is appropriate for our board of directors not to have a standing compensation committee based upon the fact that our executive officers and our affiliated directors do not receive compensation directly from us for services rendered to us, and we do not intend to pay compensation directly to our executive officers or our affiliated directors. Our independent directors receive certain compensation from us, which is described in more detail under “Executive Compenastion.”

Compensation Committee Interlocks and Insider Participation

Other than Michael V. Shustek, no member of our board of directors served as an officer, and no member of our board of directors served as an employee, of the Company or any of its subsidiaries during the year ended December 31, 2013. In addition, during the year ended December 31, 2013, none of our executive officers served as a member of a compensation committee (or other committee of our board of directors performing equivalent functions or, in the absence of any such committee, our entire board of directors) of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on page XX of this prospectus.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact the board by mail at: Chairman of the MVP REIT Audit Committee, c/o Corporate Secretary, 8880 W. Sunset Road, Suite 240, Las Vegas, Nevada  89148.

The chairman of the audit committee will receive all communications made by these means, and will distribute such communications to such member or members of our board of directors as he or she deems appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the chairman of the audit committee to the members of the audit committee for review.

Directors and Executive Officers

The following table sets forth the names, ages as of March 31, 2014 and positions of the individuals who serve as our directors and executive officers as of March 31, 2014:

Name	Age	Title

Fredrick J. Leavitt	42	Director
Michael V. Shustek	55	President, Chief Executive Officer and Director
Robert J. Aalberts(1)	62	Independent Director
Nicholas Nilsen(1)	76	Lead Independent Director
Dustin Lewis	39	Chief Financial Officer
John E. Dawson(1)	55	Independent Director
Daryl C. Idler, Jr.	69	Independent Director
_______________
(1) Member of the audit committee.

The following table sets forth the names, ages as of March 31, 2014 and positions of the individuals who serve as directors, executive officers and certain significant employees of MVP Realty Advisors (our advisor) or our affiliates:

Name	Age	Title

Michael V. Shustek	55	President and Chief Executive Officer
Dustin Lewis	39	Chief Financial Officer

Michael V. Shustek has been President and Chief Executive Officer and a director of the Company since its inception.  He is also  Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999 and a Director and CEO of Vestin Realty Mortgage II, Inc., and Vestin Realty Mortgage I, Inc. since January 2006. In July 2012, Mr. Shustek became a principal of MVP AS.  During January 2013, Mr. Shustek became the sole owner of MVP AS. In February 2004, Mr. Shustek became the President of Vestin Group. In 2003, Mr. Shustek became the Chief Executive Officer of Vestin Originations, Inc.  In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990.  In 1993, he founded Foreclosures of Nevada, Inc., a company specializing in non-judicial foreclosures. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history.  In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors.
Mr. Shustek has co-authored two books, entitled “Trust Deed Investments,” on the topic of private mortgage lending, and “If I Can Do It, So Can You.”  Mr. Shustek is a guest lecturer at the University of Nevada, Las Vegas, where he also has taught a course in Real Estate Law and Ethics.  Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.  As our founder and CEO, Mr. Shustek is highly knowledgeable with regard to our business operations and loan portfolio.  In addition, his participation on our board of directors is essential to ensure efficient communication between the Board and management.

The SEC conducted an investigation of certain matters related to Vestin Realty Mortgage I, Inc., Vestin Mortgage, LLC, Vestin Capital, Inc., Vestin Realty Mortgage II, Inc., and Vestin Fund III, LLC. On September 27, 2006, the investigation was resolved through the entry of an Administrative Order by the SEC (the “Order”). Vestin Mortgage and its Chief Executive Officer, Mr. Shustek, and Vestin Capital (collectively, the “Respondents”), consented to the entry of the Order without admitting or denying the findings therein.

In the Order, the SEC found that the Respondents violated Section 17(a)(2) and (a)(3) of the Securities Act of 1933, as amended, through the use of certain slide presentations in connection with the sale of units in Fund III and in VRM II’s predecessor, Vestin Fund II, LLC (“Fund II”). The Respondents consented to the entry of a cease and desist order, the payment by Mr. Shustek of a fine of $100,000 and the implementation of undertakings with respect to future sales of securities. In addition, Mr. Shustek agreed to a suspension from association with any broker or dealer for a period of six months, which expired in March 2007. Mr. Shustek has since become licensed as an associated person and principal of MVP AS. In light of the SEC Order, certain states required heightened supervisory arrangements for Mr. Shustek as a condition of such licensing.

Mr. Shustek continues to serve as Chairman of the Board of Directors, Chief Executive Officer and director of Vestin Group, Inc., and as Chief Executive Officer and director of Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc. Accordingly, it is expected that Mr. Shustek will have less than 57% percent of his time available to commit to us while serving as a director and our Chief Executive Officer.

Dustin Lewis has served as our Chief Financial Officer since March 2014.  He is a certified public accountant in the State of Nevada and has been a member of the accounting firm, L.L. Bradford since 1996.   L.L. Bradford provides various non-audit accounting services for MVP REIT, Inc. and certain of its affiliates, including Vestin Realty Mortgage II which is a shareholder of our manager. At L.L. Bradford, Mr. Lewis has been the partner in charge of attestation services for publicly listed companies as well as closely held entities. Mr. Lewis also provides various consulting and advisory services to public and privately held companies with annual revenues from start up to approximately $500 million. Additionally, Mr. Lewis is experienced in the areas of financial projections, restructure of debt, preparation of budgets, accounting systems design and implementation, fraud detection and prevention analysis, cost evaluation and cutting, due diligence work and other management services. From 2006 through 2008, Mr. Lewis was the Chief Financial Officer of the largest taxicab and transportation company located in Las Vegas, Nevada with annual revenues of approximately $100 million. Mr. Lewis has lived in Las Vegas, Nevada since 1980 and received his Bachelor of Science in Accounting locally from the University of Nevada, Las Vegas.

Fredrick J. Leavitt has been a director of the Company since its inception.  He was a director for Vestin Group, Inc., from November 2004 to December 2005. He has been a member of the Vestin Realty Mortgage II, Inc., board of directors since January 2006 and was a director for Vestin Realty Mortgage I, Inc., from January 2006 until he resigned in January 2008. He is currently the Chairman of both the Audit Committee and Special Committee of Vestin Realty Mortgage II, Inc., while also sitting on its Compensation Committee and Nominating Committee. Since August of 1993 Mr. Leavitt has been an accountant for the United States Department of the Interior where his responsibilities include the review and audit of various states, local and municipality governments for compliance with federal laws and regulations as well as preparation of financial statements for Executive Branch and Congressional review. Additionally, Mr. Leavitt sits on various audit committees involving the utility industry. Mr. Leavitt is a CPA and a graduate of University of Nevada Las Vegas.

Independent Directors of MVP REIT, Inc.

No changes in the personnel or policies of the Advisor are expected as a result of the change in ownership. Our board, however, has determined that Fredrick J. Leavitt, who remains as a director of VRM I and VRM II, is no longer deemed an independent director as defined under the North American Securities Administrators Association Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA REIT Guidelines”) in light of the change in ownership of the Advisor. Robert J. Aalberts, John E. Dawson and Daryl Idler, Jr., each of whom has resigned from the VRM I board and/or the VRM II board, continue to remain as independent directors as defined under the NASAA REIT Guidelines.

Robert J. Aalberts has been a director of the Company since its inception, and was a director of Vestin Group, Inc., from April 1999 to December 2005. He was a director for Vestin Realty Mortgage I, Inc., from January 2006 until he resigned in January 2008 and for Vestin Realty Mortgage II, Inc. from January 2006 until he resigned in November 2013.  Since 1991, Professor Aalberts has held the Ernst Lied Professor of Legal Studies professorship in the College of Business at the University of Nevada, Las Vegas. From 1984 to 1991, Professor Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, he served as an attorney for Gulf Oil Company. Professor Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; including Real Estate Law (7th Ed. (2009) 6th Ed. (2006)) published by the Thomson/West Company. He is also the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Since 1992, Professor Aalberts has been the Editor-in-chief of the Real Estate Law Journal. Professor Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana, a Masters of Arts from the University of Missouri, Columbia, and received a Bachelor of Arts degree in Social Sciences, Geography from the Bemidji State University in Bemidji, Minnesota. He was admitted to the State Bar of Louisiana in 1982 (currently inactive status).

Nicholas Nilsen has been a director of the Company since its inception.  He has been involved in the financial industry for more than four decades. He has been in retirement during the past five years. Most recently, Mr. Nilsen served as a Senior Vice President of PNC Financial, a bank holding company, where he served from 1960 to 2000. He began his long career with PNC Financial as a stock analyst. Later, he managed corporate and Taft-Hartley pension plans for the bank. Mr. Nilsen served as an executive investment officer at the time of his retirement from PNC Financial. Mr. Nilsen is a CFA charter holder. Mr. Nilsen received a Bachelor’s degree from Denison University and a Master of Business Administration from Northwestern University.

John E. Dawson has been a director of the Company since its inception.  He was a director of Vestin Group from March 2000 to December 2005, was a director of Vestin Realty Mortgage II, Inc., from March 2007 until he resigned in November 2013 and was a director for Vestin Realty Mortgage I, Inc. from March 2007 until January 2008.  Since 2005 Mr. Dawson has been a partner of the Las Vegas law firm of Lionel Sawyer & Collins. Previous to that, from 1995 to 2005, Mr. Dawson was a partner at the law firm of Marquis & Aurbach. Mr. Dawson received his Bachelor’s Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989.

Daryl C. Idler, Jr. has been a director of the Company since its inception.  He has been President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, since 2002 and a director of Vestin Realty Mortgage I, Inc. from January 2008 until he resigned in November 2013. From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California.

Mr. Idler has significant experience with real estate related transactions. In 2001, Mr. Idler served as President and Managing Partner of the entity that acquired approximately 300 acres in San Diego County, home to the Cottonwood Golf Club, a 36-hole golf course and related facility. In 2005, Mr. Idler was involved in the acquisition of the neighboring historic Ivanhoe Ranch. During the past 10 years, Mr. Idler have been in charge of all aspects of the golf operations at the Cottonwood Golf Club, including acquisition and financing and real estate developments at the golf course, including processing entitlements for 646 active adult units and 150 single family units, the remodeling of 18 of the 36 holes and construction of a new clubhouse, restoration of riverine habitat, along with pursuing 50-75 estate-size home sites and vineyards at Ivanhoe Ranch.

Between 1973 and 2000, Mr. Idler was involved as a lawyer representing various clients involved in the purchase, acquisition, development and sale of commercial and industrial properties and buildings. Representative projects include small strip-shopping center, large portions of the Otay Mesa, California industrial part, high-rise building in downtown San Diego and light industrial properties in Rancho Bernardo. During the same period, Mr. Idler was a co-investor in seven buildings in downtown San Diego and was involved in all aspects with these acquisitions, including structuring the transactions, preparing documents, conducting due diligence and closing the transactions. Four of the buildings were restored and remain as landmark properties in the historic Gaslamp Quarter of San Diego.

Mr. Idler received his Bachelor’s Degree from the University of Redlands, California and his Juris Doctor from the University of San Diego School of Law. Mr. Idler has been an active member of the California Bar since 1973. Mr. Idler is a member of the Board of Sonshine Haven in El Cajon, California. In addition, Mr. Idler sits on the Board of Trustees and Board of Administration for Skyline Wesleyan Church in La Mesa, California. Mr. Idler served in the United States Navy Reserve from 1966 to 1973, with active service from 1967 to 1969.

Our directors and executive officers will serve until their successors are elected and qualify. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

Compensation of Executive Officers and Directors

Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of our executive officers, including each executive officer who serves as a director, is employed by our sponsor and also serves as an executive officer of our advisor. Each of these individuals receives compensation from our sponsor for his services, including services performed for us and for our advisor. As executive officers of our advisor, these individuals will manage our day-to-day affairs and carry out the directives of our board of directors in the review and selection of investment opportunities and will oversee and monitor our acquired investments to ensure they are consistent with our investment objectives. The duties that these executive officers will perform on our behalf will also serve to fulfill the corporate governance obligations of these persons as our appointed officers pursuant to our charter and bylaws. As such, these duties will involve the performance of corporate governance activities that require the attention of one of our corporate officers, including signing certifications required under the Sarbanes-Oxley Act of 2002, as amended, for filing with our periodic reports. Although we will reimburse the advisor for certain expenses incurred in connection with providing these services to us, we do not intend to pay any compensation directly to our executive officers. Our executive officers, as key personnel of our advisor, will be entitled to receive awards in the future under our equity incentive plan as a result of their status as key personnel of our advisor, although we do not currently intend to grant any such awards.

Independent Directors

We pay each of our independent directors an annual retainer of $25,000 (to be prorated for a partial term), plus the audit committee chairperson receives an additional $5,000 annual retainer (to be prorated for a partial term). Each independent director also will receive $500 for each meeting of the board of directors attended in-person or by telephone. In addition, our directors may be entitled to receive awards in the future under our equity incentive plan, although we do not currently intend to grant any such awards.  Notwithstanding his continuing affiliation as a director of VRM I and VRM II, our board has determined that Mr. Leavitt should continue to be compensated in the same manner as the Company’s independent directors for his services as a director.  Except for his service as a director of the Company, VRM I and VRM II (the owners of the Advisor), Mr. Leavitt is not engaged to provide any other services to the Company or its affiliates.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation to such person for services rendered as a director. The following table sets forth information with respect to our director compensation during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)($)	Total ($)
Nicholas Nilsen	$30,500	$—	$—	$—	$—	$	$30,500
Robert J. Aalberts	$31,000	—	—	—	—		$31,000
John E. Dawson	$28,500	—	—	—	—	$	$28,500
Daryl C. Idler, Jr.	$28,000	—	—	—	—	$	$28,000
Fredrick J. Leavitt(2)	$35,000	—	—	—	—	$	$35,000
(1)	Amount represents reimbursement of travel and other expenses incurred by directors to attend various director meetings.
(2)
Our board has determined that Mr. Leavitt, who remains as a director of VRM I and VRM II following the change in ownership of the Advisor, is no longer deemed an independent director as defined under the NASAA REIT Guidelines.

Equity Incentive Plan

We have adopted an equity incentive plan. Our equity incentive plan offers these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We have no current intention to issue any awards under our equity incentive plan but may do so in the future in order to at attract and retain qualified directors, officers, employees, and consultants

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of ours selected by the board of directors for participation in our equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of our common stock on the date of grant.

Our board of directors, or the compensation committee of our board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in our equity incentive plan), if any award issued under our equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of our change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under our equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which we are not the surviving entity; (ii) the sale of all or substantially all of our assets; (iii) our complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under our equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender offer or exchange offer that our directors do not recommend our stockholders accept; or (ii) a change in the composition of our board over a period of 12 months or less such that a majority of our board members will no longer serve as directors, by reason of one or more contested election for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

Limited Liability and Indemnification of Directors, Officers and Others

Subject to certain limitations, our charter limits the personal liability of our stockholders, directors and officers for monetary damages and provides that we must indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, officers and advisor and our advisor’s affiliates. In addition, we intend to obtain directors and officers’ liability insurance.

The Maryland General Corporation Law (“MGCL”) permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter generally limits the liability of our directors and officers for monetary damages and requires us to indemnify and advance expenses to our directors, our officers, our advisor and its affiliates for losses that they incur by reason of their service in those capacities. However, our charter provides that we may indemnify our directors and our advisor and its affiliates for loss or liability suffered by them or hold them harmless for loss or liability suffered by us only if all of the following conditions are met:

•	the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;
•	the party seeking indemnification was acting on our behalf or performing services for us;
•	in the case of affiliated directors and our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct;
•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and
•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
We have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement subject to the limitations set forth immediately above. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which we do not have adequate insurance.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, our advisor, its affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter also provides that we may advance funds to our directors, our advisor and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought only if all of the following conditions are met:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of us;
•	the party seeking advancement has provided us with written affirmation of his or her good faith belief that he has met the standard of conduct necessary for indemnification;
•
the legal proceeding is initiated by a third party who is not a stockholder or the legal proceeding is initiated by a stockholder acting in his, her or its capacity as such and a court of competent jurisdiction approves such advancement; and

•
the party seeking advancement provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, in cases in which he or she is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to us and our stockholders against the indemnified individuals. The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. We also intend to cover officers and directors under directors’ and officers’ liability insurance, which we expect to obtain by the time we raise the minimum offering amount.

Our Advisor

We rely on our advisor to manage our day-to-day activities and to implement our investment strategy, subject to the supervision of our board of directors. Our advisor performs its duties and responsibilities as our fiduciary pursuant to an advisory agreement. Our advisor is managed by Michael V. Shustek. For biographical information regarding Mr. Shustek, see “Directors and Executive Officers.”

The services for which our advisor will receive fees and reimbursements include, but are not limited to, the following:

Offering Services

•	the development of this offering, including the determination of its specific terms;
•	the approval of the participating broker-dealers and negotiation of the related selling agreements;
•	coordination of the due diligence process relating to participating broker-dealers and their review of any prospectus and other offering and company documents;
•	preparation and approval of all marketing materials relating to this offering;
•
along with the selling agent(s), the negotiation and coordination with our transfer agent of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

•	creation and implementation of various technology and electronic communications related to this offering; and
•
all other services related to this offering, other than services that (i) we elect to perform directly or (ii) would require the advisor to register as a broker-dealer with the SEC, FINRA or any state.

Acquisition Services

•	serve as our financial advisor and obtain certain market research and economic and statistical data in connection with our investments and investment objectives and policies;
•
subject to the investment objectives and limitations set forth in our charter and the investment guidelines approved by our board of directors: (i) locate, analyze and select potential investments; (ii) structure and negotiate the terms and conditions of approved investments; and (iii) acquire approved investments on our behalf;

•	oversee the due diligence process related to prospective investments;
•
prepare reports regarding prospective investments that require board approval, which reports include recommendations and supporting documentation necessary for our board of directors to evaluate the proposed investments;

•	obtain reports (which may be prepared by our advisor or its affiliates), where appropriate, concerning the value of proposed investments; and

•	negotiate and execute approved investments and other transactions.

Asset Management Services

•	monitor applicable markets and obtain reports (which may be prepared by our advisor or its affiliates) where appropriate, concerning the value of investments of the company;
•
monitor and evaluate the performance of our investments, provide daily management services to the company and perform and supervise the various management and operational functions related to the company’s investments;

•
formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis;

•	coordinate and manage relationships between the company and any joint venture partners; and
•	provide financial and operational planning services and investment portfolio management functions.
Accounting and Other Administrative Services

•	manage and perform the various administrative functions necessary for the day-to-day operations of the company;
•
investigate, select, and, on our behalf, engage and conduct business with such persons as our advisor deems necessary to the proper performance of its obligations under our advisory agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our advisor necessary or desirable for the performance of any of the services under our advisory agreement;

•	from time-to-time, or at any time reasonably requested by the board of directors, make reports to the directors on our advisor’s performance of services to the company under our advisory agreement;
•
coordinate with the company’s independent accountants and auditors to prepare and deliver to the company’s audit committee an annual report covering our advisor’s compliance with certain aspects of our advisory agreement;

•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the company’s business and operations;
•	provide financial and operational planning services and portfolio management functions;
•
maintain accounting data and any other information concerning the activities of the company as shall be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

•	maintain all appropriate books and records of the company;
•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the company;

•	provide the company with all necessary cash management services;
•	manage and coordinate with the transfer agent the process of making distributions and payments to stockholders;
•	consult with the officers and board of directors and assist in evaluating and obtaining adequate insurance coverage based upon risk management determinations;
•	provide the officers and directors with timely updates related to the overall regulatory environment affecting the company, as well as managing compliance with regulatory matters;
•	consult with the officers and board of directors relating to the corporate governance structure and appropriate policies and procedures related thereto; and
•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.
Stockholder Services

•	enter into appropriate arrangements for stockholder services.
Financing Services

•	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
•	negotiate terms of, arrange and execute financing agreements;
•	manage relationships between the company and its lenders; and
•	monitor and oversee the service of our debt facilities and other financings.
The Advisory Agreement

The term of the advisory agreement is one year from the commencement of this offering, subject to renewals upon mutual consent of the parties for an unlimited number of successive one-year periods. The independent directors of our board of directors will evaluate the performance of our advisor before renewing the advisory agreement. The advisory agreement may be terminated:

•	immediately by us for “cause,” or upon the bankruptcy of our advisor;
•	without cause or penalty by us upon 60 days’ written notice; or
•	with “good reason” by our advisor upon 60 days’ written notice.
“Good reason” is defined in the advisory agreement to mean either any failure by us to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the advisory agreement or any material breach of the advisory agreement by us. “Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct, gross negligence or breach of fiduciary duty by our advisor or a material breach of the advisory agreement by our advisor.

In the event of the termination of the advisory agreement, our advisor will cooperate with us and take all reasonable steps to assist in making an orderly transition of the advisory function. The board of directors shall determine whether any succeeding advisor possesses sufficient qualifications to perform the advisory function.

Upon termination of the advisory agreement, our advisor will be paid all accrued and unpaid fees and expense reimbursements earned prior to the date of termination and our advisor, as the holder of the convertible shares, may be entitled to a one-time payment upon conversion of the convertible shares. See “Management Compensation” for a detailed discussion of the compensation payable to our advisor under the advisory agreement and the payments that our advisor may be entitled to receive with respect to the convertible shares.

Holdings of Shares of Common Stock and Convertible Shares

Our sponsor has invested $200,000 in us through the purchase of 22,222.22 shares of our common stock at $9.00 per share. As of the date of this prospectus, this constitutes 100% of our issued and outstanding common stock. Our sponsor or its affiliates must maintain this investment for as long as MVP Capital Partners, LLC is our sponsor.

Our advisor has invested $1,000 in us through the purchase of 1,000 shares of our convertible stock at $1.00 per share. The resale of any of our shares of stock by our affiliates is subject to the provisions of Rule 144 promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time.

Selling Agent

The shares of our common stock will be sold on a “best efforts” basis through Source Capital Group, Inc., MVP American Securities (formerly known as Ashton Garnett Securities, LLC) or other authorized selling agents, which means that each selling agent will use its best efforts to sell our shares, but is not required to sell any specific amount of shares. Source Capital Group, Inc. and MVP American Securities are broker-dealers and members of FINRA. Source Capital Group, Inc.’s principal business address is 276 Post Road West, Westport, Connecticut 06880. Source Capital Group, Inc. is an independent third party, not affiliated with us, our sponsor or our advisor. MVP American Securities principal business address is 918 South Horton Street, Suite 908, Seattle, Washington 98134. Michael V. Shustek, the principal executive officer of our advisor, owns 100% of the outstanding membership interests of MVP American Securities. It is contemplated that one or more persons affiliated with our advisor may become an associated person of MVP American Securities, subject to the receipt of all necessary licenses and FINRA approvals. The company, Source Capital Group, Inc. and MVP American Securities each may authorize other broker-dealers that are FINRA members to sell our shares in this offering.

We will pay a sales commission equal to 3.0% of the gross proceeds from the sale of shares of our common stock sold in the primary offering.

Our sponsor may pay non-affiliated selling agents sponsor selling commissions equal to 4.00% of the selling price for our shares, plus sponsor trailing commissions equal to 0.5% of the selling price payable on each of the 4th and 5th anniversaries of the sale of the shares and 0.25% of the selling price payable on the 6th anniversary of the sale of the shares except that no sponsor trailing commissions will be paid if, prior to any such anniversary, our shares have been listed for trading on a national securities exchange or the shares upon which such trailing commissions are payable have been sold, redeemed or transferred. Our sponsor also may pay non-affiliated selling agents a due diligence fee of up to 1.25% of the selling price of our shares. MVP REIT, Inc. will not pay any portion of the sponsor commissions and sponsor due diligence fees and has no obligation of any kind to pay such commissions and fees. The selling agents have agreed not to seek payment of the sponsor commissions and sponsor due diligence fees from MVP REIT, Inc. Therefore, payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us from the sale of our shares.

Affiliated Property Manager

Our real properties may be managed and leased by an affiliated property manager. We may pay our property manager a monthly market-based property management fee of up to 6.0% of the gross revenues generated at our properties for services it provides in connection with operating and managing the property. The property manager may pay some or all of these fees to third parties for management or leasing services.

Our property manager will hire, direct and establish policies for employees who will have direct responsibility for the operations of each real property it manages, which may include, but is not limited to, on-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and may also be employed by our advisor or certain companies affiliated with them. Our property manager will also direct the purchase of equipment and supplies and will supervise all maintenance activity. The management fees we pay to our property manager will include, without additional expense to us, all of our property manager’s general overhead costs.

MANAGEMENT COMPENSATION

The following tables summarize all of the compensation and fees, including reimbursement of expenses, to be paid by us or by third parties to our advisor and its affiliates in connection with our organization, this offering and our operations, assuming we raise the maximum amount offered hereby.

Fees and Expense Reimbursements Paid by Us

	Organizational and Offering Stage(2)

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Selling Commission(3)	3.00% of the gross offering proceeds in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. See “Plan of Distribution.”	$15,000,000

Organizational and Offering Expense Reimbursement — Advisor or its Affiliates(4)	To date, our advisor has paid organization and offering expenses on our behalf. Subject to certain conditions, we are obligated to reimburse our advisor for these out of pocket costs and future organization and offering costs it may incur on our behalf. After we have reimbursed $100,000 of such costs, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement.	$2,700,000
	Investment Activities(5)
Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering (1)
Acquisition Fee(4)(6) — Advisor or its Affiliates	Three percent (3%) of the purchase price of any real estate or loan acquired at a discount, provided, however, that we will not pay any fees when acquiring loans from affiliates.
$23,906,250 (assuming (i) targeted 33% leverage; (ii) the entire net proceeds from this offering are used to acquire real estate or loans at a discount; and (iii) no third party expenses, which cannot be determined at the present time). $31,938,000, assuming same facts but use of maximum permitted leverage of 50%.

Acquisition Expenses(4) — Advisor or its Affiliates
We will reimburse our advisor for actual expenses paid or incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. We may recoup all or a portion of these expenses from the borrower in connection with each loan.
		Actual amounts are dependent upon expenses paid or incurred and cannot be determined at the present time.

Loan Brokerage Fees(4) — Mortgage Company (may be Affiliate of Advisor)
Fees consisting of 2.00% to 6.00% of each loan, based upon local market conditions, will be paid by the borrower. Such fees may be paid using funds borrowed from us, which would then be added to the principal balance of the loan we are making to the borrower.
		Cannot be determined at the present time.

Loan Evaluation and Processing Fees(4) — Advisor or its Affiliates
Fees consisting of no more than 1.00% of each loan will be paid by the borrower. Such fees may be paid using funds borrowed from us, which would then be added to the principal balance of the loan we are making to the borrower.
		Cannot be determined at the present time.
	Operational Stage

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Asset Management Fees(4) — Advisor or its Affiliates
A monthly asset management fee at an annual rate equal to 0.85% of (i) the fair market value of all assets then held by us or (ii) our proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (ii)) debt financing obtained by us or made available to us. The fair market value of real property shall be established at least once every two years through an appraisal, based upon the real property’s then current condition and location without warranties as to the condition and/or fitness of the property for a particular use (or an “As-Is”, “Where-Is” appraisal). Appraisals will be performed by an independent appraiser who is MAI qualified. The fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if we are listed on a national securities exchange.
		Actual amounts are dependent on the amount of investments made, the cost of such investments and the amount of leverage and cannot be determined at the present time.

Debt Financing Fees(4) — Advisor or its Affiliates
A monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by us or made available to us, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings. In the case of a joint venture, we would pay this fee only on our pro rata share.
		Actual amounts are dependent on the amount of any debt financed and cannot be determined at the present time.

Operating Expenses — Advisor or its Affiliates(4)(7)(8)
We will reimburse the Advisor for 100% of actual, documented expenses paid or incurred in connection with services provided to us.  We will reimburse our advisor no less than monthly for any such expenses.  Notwithstanding the foregoing, until the first anniversary of the occurrence of a Liquidity Event, we will not be obligated to reimburse our advisor for the following expenses:

(i) any personnel or related employment costs incurred by our advisor or its affiliates in performing services to us pursuant to our advisory agreement, including, without limitation, salary and benefits of employees and overhead, whether incurred prior to or after the date of the amendment;

(ii) rent, utilities and other third party costs for office space;

(iii) board fees and out-of-pocket expenses incurred for board and stockholder meetings; and

(iv) out-of-pocket expenses of providing services for and maintaining communications with stockholders.

A “Liquidity Event” is defined in our advisory agreement as (i) a listing of our shares on a national securities exchange, or (ii) a merger, sale of all or substantially all of our assets or another transaction approved by our board in which our stockholders will receive cash and/or shares of a publicly traded company.  Pursuant to our advisory agreement, we will be obligated to reimburse our advisor for the foregoing expenses but only to the extent incurred by our advisor or its affiliates from and after the first anniversary of a Liquidity Event.

		Actual amounts are dependent upon expenses paid or incurred and therefore cannot be determined at the present time.

Property Management and Leasing Fees — Advisor or its Affiliates(4)
A monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. Our property manager may subcontract with third party property managers and will be responsible for supervising and compensating those property managers. The aggregate property management fees charged by our property manager and any subcontractor shall not exceed 6.00% of the gross revenues generated by our properties.  Notwithstanding the foregoing, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

Actual amounts depend upon the gross revenue of the properties and customary property management and leasing fees in the region in which properties are acquired, and, therefore, cannot be determined at this time.

Liquidity Stage

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Disposition Fee(4) — Advisor or its Affiliates
For substantial assistance in connection with the sale of real property, as determined by our independent directors, we will pay our advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed the lesser of the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. We will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that our advisor or its affiliates may receive an exit fee or a prepayment penalty, paid by the borrower. If we take ownership of a real property as a result of a workout or foreclosure of a loan, we will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage of such amount reflecting our economic interest in the joint venture.
Actual amounts are dependent upon the sale price received from the disposition of real property and therefore cannot be determined at the present time.

Shares Issuable Upon Conversion of Convertible Stock — Advisor or its Affiliates
We have issued 1,000 shares of our convertible stock to our advisor, for which our advisor contributed $1,000. Our convertible stock will convert to shares of common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital or (B) our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement). In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion.
Actual amounts are dependent upon future liquidity events; we cannot determine these amounts at the present time.

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering(1)

Late Fees on Acquired Loans — Advisor or its Affiliates	In the event late fees become due, such fees will be evenly split between us and our advisor.	Cannot be determined at the present time.

Loan Servicing Fees — Mortgage Company (may be Affiliate of Advisor)	Where permitted, fees consisting of 0.25% of outstanding principal (paid annually) will be paid by the borrower.	Cannot be determined at the present time.

Loan Extension and Loan Modification Fees — Mortgage Company (may be Affiliate of Advisor)	Where permitted, fees consisting of 2.00% to 5.00% of outstanding principal, based upon local market conditions, will be paid by the borrower.	Cannot be determined at the present time.

(1)
Unless otherwise indicated, assumes we sell the maximum of $500,000,000 in shares in our primary offering and excludes the sale of any shares under our distribution reinvestment plan, which may be used for repurchases or other purposes. To the extent such proceeds are invested in real estate secured loans or other real estate investments, certain fees will be increased but, except as set forth herein, the amounts are not determinable at this time.

(2)
The total compensation related to our organization and offering activities, which includes selling commissions and due diligence expenses payable to participating selling agents and organizational and offering expense reimbursements payable to our advisor, will not exceed 7.30% of the gross offering proceeds if we raise the minimum offering of $3 million or 3.75% of the gross offering proceeds if we raise the maximum offering of $500 million in our primary offering.

(3)
The selling commission may be reduced or waived in connection with certain categories of sales, sales through investment advisors or banks acting as trustees or fiduciaries and sales to our affiliates. See “Plan of Distribution.”

(4)
Our advisor in its sole discretion may defer any fee or expense reimbursement payable to it under the advisory agreement or may take such fees or expense reimbursements in shares at a price of $9.00 per share. All or any portion of such fees or expense reimbursements that are deferred, will not accrue interest and will be paid when the advisor determines.

(5)
We will reimburse our advisor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not we ultimately acquire the investment. The total of all acquisition fees and acquisition expenses, which include loan brokerage fees and loan evaluation and processing fees, will not exceed 6.0% of the purchase price of any real property acquired or, in the case any real estate secured loan, 6.0% of the total amount of loan proceeds advanced; provided, however, that a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit based on their determination that the transaction is commercially competitive, fair and reasonable to the Company.

(6)	For purposes of calculating the estimated maximum fees in this table, we have assumed that we will not use debt when making investments except as otherwise noted.

(7)
Included in reimbursement of actual expenses incurred by advisor or its affiliates are our allocable share of the advisor’s overhead, such as rent, utilities, IT, and costs of personnel and overhead expenses related to such personnel, to the extent to which such costs and expenses relate to or support the performance of their duties. We will not reimburse our advisor, however, for the salaries and benefits paid to any of our named executive officers.

(8)
Our advisor must reimburse us at least quarterly for reimbursements paid to our advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the advisor cause our total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of our real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of our net income, which is defined as our total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. See “Conflicts of Interest — Limitation on Operating Expenses.”

Commissions and Fees Paid by the Sponsor

Our sponsor has agreed to pay, or cause its affiliates (other than MVP REIT, Inc.) to pay, the following selling commission, trailing commission and due diligence fee to any unaffiliated selling agent that we engage to act as a selling agent in the offering pursuant to the terms of a selling agreement. We refer to such selling commissions and trailing commissions, collectively, as the “sponsor commissions” and such due diligence fees as the “sponsor due diligence fees.” No sponsor commissions or sponsor due diligence fees shall be payable with respect to any sales made pursuant to our distribution reinvestment plan.

MVP REIT, Inc. will not pay any portion of the sponsor commissions and sponsor due diligence fees and has no obligation of any kind to pay such commissions and fees. The selling agents have agreed not to seek payment of the sponsor commissions and sponsor due diligence fees from MVP REIT, Inc. Therefore, payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us from the sale of our shares.

Type of Fee and Recipient	Description and Method of Computation	Estimated Amount for Maximum Offering1
Sponsor Selling Commission – Selling Agents	4.00% of the selling price of each share of our common stock for which a sale is completed from the shares offered in our primary offering, which we refer to as the share selling price.	$20.0 million (assuming that the sponsor selling commission is payable with respect to all shares sold in the primary offering)
Sponsor Trailing Commission – Selling Agents
Sponsor trailing commissions in the amount of (i) one-half percent (0.50%) of the share selling price, payable by our sponsor on an annual basis within 30 days following each of the 4th and 5th anniversaries of the applicable share purchase date, and (ii) one-quarter percent (0.25%) of the share selling price, payable by our sponsor within 30 days following the 6th anniversary of the applicable share purchase; provided that, no sponsor trailing commission shall be payable if, prior to the applicable payment date, (a) the shares upon which the sponsor trailing commission are being paid have been redeemed, sold, transferred or otherwise disposed of; or (b) the shares have been listed on a national securities exchange.
$6.25 million (assuming that the entire sponsor trailing commission is payable with respect to all shares sold in the primary offering)

Sponsor Due Diligence Fee – Selling Agents	A one-time fee of up to one and one-quarter percent (1.25%) of the share selling price for due diligence expenses payable by our sponsor.	$6.25 million (assuming that the entire sponsor due diligence fee is payable with respect to all shares sold in the primary offering)

1
Payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us as a result of such sales. Each selling agent under the amended selling agreement providing for the payment of the sponsor commissions and sponsor due diligence fees is required to acknowledge and agree that:

	•	MVP REIT, Inc. shall have no obligation whatsoever to pay any portion of the sponsor commissions or sponsor due diligence fees;
•
MVP REIT, Inc. shall not be subject to any losses, claims, expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities whatsoever with respect to any sponsor commissions or sponsor due diligence fees and none of our assets shall be used in any way to pay for, or support the payment of, any sponsor commissions or sponsor due diligence fees.

•
the selling agent shall not bring any action, suit or other proceeding against MVP REIT, Inc. or any of our assets with respect to any sponsor commissions or sponsor due diligence fees, including without limitation any proceeding claiming nonpayment of a sponsor commissions or sponsor due diligence fees by our sponsor; and

•
if the selling agent brings any such action against MVP REIT, Inc. which is prohibited by the selling agreement, then the selling agent shall be required to fully indemnify us for all of our costs and expenses, including attorneys’ fees, incurred in connection with defending such action; and

•
the aggregate amount of the sponsor commissions, including the sponsor trailing commission, and sponsor due diligence fees, when added to the commissions payable by us, may not exceed 10% of the gross proceeds we derive from the sale of the shares for which such fees are payable.

MANAGEMENT COMPENSATION SUMMARY

The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012.

	For the year ended December 31, 2013	For the Period from April 3, 2012 (inception) through December 31, 2012
Selling Commissions – related party	$152,000	$67,000
Selling Commissions – unrelated party	28,000	--
Organizationl and Offering Expense Reimbursement	--	2,103,000
Acquisition Fees – unrelated party	596,000	41,000
Acquisition Fees – related party	1,908,000	186,000
Asset Management Fees	209,000	1,000
Debt Financing Fees	4,000	--
Property Management Fees	129,000	--
Total	$3,026,000	$2,398,000

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of March 31, 2014 for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares.  Unless otherwise noted, the percentage ownership is calculated based on 3,029,210 shares of our common stock as of March 31, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
SERE Holdings, LLC 8880 W. Sunset Road Las Vegas, NV 89148	Sole voting and investment power of 628,775 shares	20.76%

Luke Properties, LLC 2337 Dolphin Court Henderson, NV 89074	Sole voting and investment power of 444,444 shares	14.67%

Moonshell LLC 7140 Smoke Ranch Rd #150 Las Vegas, NV 89128	Sole voting and investment power of 388,409 shares	11.17%

Par 3 Nevada 2077 Troon Drive Henderson, NV 89074	Sole voting and investment power of 200,000 shares	6.60%

SERE Holdings, LLC, Luke Properties, LLC, Moonshell, LLC and Par 3 Nevada currently own approximately 20.76%, 14.67%, 11.17% and 6.60%, respectively, of our issued and outstanding shares of common stock.  Each beneficial owner has advised the Company that it acquired the shares for investment purposes only.  Moreover, we expect that the percentage ownership for each company will decline as we sell new shares.

The following table sets forth the total number and percentage of our common stock beneficially owned as of March 31, 2014, by:
•	Each director;
•	Our chief executive officer, chief financial officer and the officers of our manager who function as the equivalent of our executive officers; and
•	All executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 3,029,210 shares of our total outstanding common stock as of March 31, 2014.
		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Peggy Shustek	See Note 1	5,154	0.18%
Nicholas Nilsen	See Note 1	5,727	0.18%
John Dawson	See Note 1	5,727	0.18%
All directors and executive officers as a group (3 persons)		16,608	0.54%
(1) c/o MVP REIT, Inc., 8880 West Sunset Road, Suite 220, Las Vegas, Nevada  89148

In addition, as of the date of this prospectus, MVP Realty Advisors, LLC, our advisor, owns all 1,000 shares of our issued and outstanding convertible stock. Our sponsor and our advisor are presently each directly or indirectly controlled by Michael V. Shustek, who may be deemed to be the beneficial owner of the shares owned by our sponsor and our advisor.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with our advisor and other affiliates, including (1) conflicts related to the compensation arrangements between our advisor, certain affiliates and us, (2) conflicts with respect to the allocation of the time of our advisor and its key personnel and (3) conflicts with respect to the allocation of investment opportunities. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of the stockholders. The material conflicts of interest are discussed below.

Interests in Other Affiliated Entities

Other than performing services as our advisor, our advisor presently has no interests in other real estate programs. However, some of our officers are officers or employees of our sponsor, our advisor and other affiliated entities, which will receive fees in connection with this offering and our operations. Michael V. Shustek is our Chairman and Chief Executive Officer and also serves as the Manager of our sponsor. Mr. Shustek controls our sponsor and indirectly controls our advisor. Most of the employees of our advisor and its affiliates are associated with Vestin Mortgage, LLC, which manages Vestin Realty Mortgage I, Inc. (“VRM I”) and Vestin Realty Mortgage II, Inc. (“VRM II”), two Nasdaq-listed companies engaged primarily in the business of investing in loans secured by commercial real estate.  Certain of our officers also own an economic interest in VRM I and VRM II.  Mr. Shustek also indirectly owns a licensed mortgage broker which will receive an immediate benefit on loan originations through the payment of up-front fees from borrowers irrespective of the risk we may bear in connection with our ability to collect on such loans.

In addition, certain members of our advisor’s management team are presently, and plan in the future to continue to be, involved with a number of other real estate programs and activities sponsored by affiliates. Present activities of these affiliates include (i) originate, funding, acquiring and structuring real estate secured loans, including mezzanine loans, first and second mortgage loans, subordinated mortgage loans, bridge loans, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate, and (ii) real property that, in the opinion of our board of directors, meets our investment objectives and is in the best interests of our stockholders.

Our advisor and other affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in investing in real estate secured loans, real estate debt securities, real estate equity investments and the acquisition, ownership, development, management, leasing or sale of real property. No affiliate is prohibited from raising money for another entity that makes the same types of investments that we target and we may co-invest with any such entity. All such potential co-investments will be subject to approval by our board of directors.

We rely on our advisor and its affiliates to manage our day-to-day activities and to implement our investment strategy. Certain of our advisor’s affiliates, including its principals, are presently, and plan in the future to continue to be, and our advisor plans in the future to be, involved with real estate programs and activities which are unrelated to us. As a result of these activities, our advisor, its employees and certain of its affiliates will have conflicts of interest in allocating their time between us and other activities in which they are or may become involved. Our advisor and its employees will devote as much of their time to our business as our advisor, in its judgment, determines is reasonably required, which may be substantially less than their full time. Therefore, our advisor and its employees may experience conflicts of interest in allocating management time, services, and functions among us and other affiliates and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other affiliates than to us. However, our advisor believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to us with respect to those activities in which they are involved.

Ownership of Our Advisor

In December 2013,                                   VRM I and VRM II acquired from our sponsor all of its ownership interest in our advisor.  As a result, VRM I and VRM II now own 40% and 60%, respectively, of our advisor.  Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of our advisor.  In recognition of our sponsor’s substantial investment in our advisor for which our sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of our advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to our advisor or for any expenses advanced on our advisor’s behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then our sponsor will receive one-third of the net profits of our advisor.

No changes in the personnel or policies of our advisor are expected as a result of the recent change in ownership of our advisor. Our board, however, has determined that Fredrick J. Zaffarese, who remains as a director of VRM I and VRM II, is no longer deemed an independent director as defined under the NASAA REIT Guidelines in light of the change in ownership of our advisor. Robert J. Aalberts, John E. Dawson and Daryl Idler, Jr., each of whom has resigned from the VRM I board and/or the VRM II board, continue to remain as independent directors as defined under the NASAA REIT Guidelines.

Competition

We may compete with affiliates, including VRM I and VRM II, for opportunities to acquire or sell real properties in certain geographic areas. As a result of this competition, certain investment opportunities may not be available to us. We and our advisor have developed procedures to resolve potential conflicts of interest in the allocation of investment opportunities between us and affiliates. Our advisor will be required to provide information to our board of directors to enable the board of directors, including the independent directors, to determine whether such procedures are being fairly applied.

Certain of our advisor’s affiliates currently own or manage properties in geographic areas in which we expect to acquire property. Conflicts of interest will exist to the extent that we own or manage real property in the same geographic areas where real property owned or managed by other affiliates are located. In such a case, a conflict could arise in the leasing of real property in the event that we and another affiliate were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of real property in the event that we and another affiliate were to attempt to sell similar real property at the same time. Conflicts of interest may also exist at such time as we or our affiliates managing real property on our behalf seek to employ developers, contractors or building managers.

Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

Our executive officers and directors and the key real estate, finance and securities professionals of our sponsor performing services on behalf of our advisor are also officers, directors, managers and/or key professionals of:

•	MVP Capital Partners, LLC, our sponsor; and
•	MVP Realty Advisors, LLC, our advisor.
As a result, they owe duties to each of these entities and their stockholders, members and limited partners. These duties may from time to time conflict with the fiduciary duties that they owe to us.

Allocation of Investment Opportunities

Affiliates of our sponsor currently manage VRM I and VRM II, and may manage in the future other active real estate programs, which have investment strategies similar to us. Many investment opportunities that are suitable for us may also be suitable for other programs managed by affiliates of our sponsor. We, our sponsor, our advisor and other affiliates share certain of the same executive officers and key employees. We rely on our executive officers and our sponsor’s key real estate, finance and securities professionals who act on behalf of our advisor to identify suitable investments. Our sponsor and other affiliated entities also rely on these same key real estate, finance and securities professionals. Many investment opportunities that are suitable for us may also be suitable for our sponsor or affiliates. When a real estate, finance or securities professional of our sponsor or affiliated entities directs an investment opportunity to our sponsor or any affiliate, they, in their sole discretion, will have to determine the program for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program. The factors that will be considered when determining the entity for which an investment opportunity would be the most suitable include the following:

•	the investment objectives and criteria of our sponsor and the other affiliated entities;
•	the cash requirements of our sponsor and its affiliates;
•	the portfolio of our sponsor and its affiliates by type of investment and risk of investment;
•	the policies of our sponsor and its affiliates relating to leverage;
•	the anticipated cash flow of the asset to be acquired;
•	the income tax effects of the purchase;
•	the size of the investment; and
•	the amount of funds available to our sponsor and its affiliates and the length of time such funds have been available for investment.

Moreover, we believe that our plan to shift our investment strategy to focus predominantly on investments in parking and storage facilities as our core assets will differentiate our investment strategy with that of our affiliates, thereby potentially reducing the likelihood of potential conflicts in allocating investment opportunities between us and our affiliates.

In the event that our investment objectives overlap with those of an affiliated program and the opportunity is equally suitable for us and the affiliate, our advisor will utilize a reasonable allocation method to determine which investments are presented to our board of directors as opposed to the board of directors of such other program. In making such allocation, our advisor will take into account, among other factors, the length of time that has elapsed since a program was offered and accepted an investment opportunity. If a subsequent event or development causes any such investment, in the opinion of our advisor, to be more appropriate for a program other than the program that committed to make the investment, our advisor may determine that another affiliate may make the investment. Our board of directors, including a majority of the independent directors, will determine at least annually, whether the method for allocating investment opportunities is applied fairly to us.

While these are the current procedures for allocating MVPCP’s investment opportunities, MVPCP may sponsor additional investment vehicles in the future and, in connection with the creation of such investment vehicles, MVPCP may revise this allocation procedure. The result of such a revision to the allocation procedure may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by MVPCP, thereby reducing the number of investment opportunities available to us.

Receipt of Fees and Other Compensation by our Advisor and its Affiliates

Our advisor and its affiliates will receive substantial fees from us, which fees were not negotiated at arm’s length. These fees could influence our advisor’s advice to us as well as the judgment of affiliates of our advisor, some of whom also serve as our executive officers and directors and the key real estate, finance and securities professionals at our sponsor. Among other matters, these compensation arrangements could affect their judgment with respect to:

•
the continuation, renewal or enforcement of our agreements with our advisor, our affiliated selling agent and other affiliated entities, including the advisory agreement and our selling agreement with our affiliated selling agent;

•
public offerings of equity by us, which will likely entitle our affiliated selling agent to earn additional selling commissions and our advisor to acquisition fees, and increased asset management fees and asset servicing fees;

•
acquisitions of investments at higher purchase prices, which entitle our advisor to higher asset management fees and asset servicing fees regardless of the quality or performance of the investment or loan and, in the case of acquisitions of, real property from other affiliated entities, might entitle affiliates of our advisor to disposition fees or other compensation from the seller in connection with such sales; and

•	sales of real property, which entitle our advisor to disposition fees.
Affiliated Property Manager

Our real properties may be managed and leased by an affiliated property manager and in the future there is potential for a number of the members of our advisor management team and our property manager to overlap. As a result, when the property manager is an affiliate, we will not have the benefit of independent property management to the same extent as if our advisor and our property manager were unaffiliated and did not share any employees or managers. In addition, given that our property manager may be an affiliate, our agreements with an affiliated property manager will not be at arm’s-length. Therefore, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

No Arm’s-Length Agreements

All agreements, contracts or arrangements between or among us and affiliates, including our advisor and our affiliated selling agent, were not negotiated at arm’s-length. Such agreements, contracts or arrangements include our advisory agreement. The procedures with respect to conflicts of interest described herein were designed to lessen the effect of potential conflicts that arise from such relationships. However, we cannot assure you that these procedures will eliminate the conflicts of interest or reduce the risks related thereto.

Lack of Separate Legal Representation

Levine, Garfinkel & Eckersley, Morrison & Foerster LLP and Venable LLP have acted as special counsel to us, our advisor and our sponsor in connection with this offering and may in the future act as counsel for each such company. Levine, Garfinkel & Eckersley, Morrison & Foerster LLP and Venable LLP also serve, and may in the future serve, as counsel to certain affiliates of our advisor in matters unrelated to this offering. There is a possibility that in the future the interests of the various parties may become adverse. In the event that a dispute was to arise between us, our advisor, or any of their affiliates, separate counsel for such parties would be retained as and when appropriate.

Joint Ventures with Our Affiliates

Subject to approval by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction as fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers in such joint venture, we may enter into joint ventures or other arrangements with our affiliates. Our advisor and its affiliates may have conflicts of interest in determining which of such entities should enter into any particular joint venture agreement. Our joint venture partners may have economic or business interests or goals that are or that may become inconsistent with our business interests or goals. In addition, should any joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated joint venture partner and in managing the joint venture. Since our advisor will make investment decisions on our behalf, agreements and transactions between our advisor’s affiliates and us as joint venture partners with respect to any such joint venture will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Fees and Other Compensation to Our Advisor and its Affiliates

A transaction involving the purchase and sale of real property or real estate-related assets, including real estate secured loans and debt securities, may result in the receipt of commissions, fees and other compensation by our advisor and its affiliates. None of the agreements that provide for fees and other compensation to our advisor and its affiliates will be the result of arm’s-length negotiations. All such agreements, including our advisory agreement, require approval by a majority of our board of directors, including a majority of the independent directors, not otherwise interested in such transactions, as being fair and reasonable to us and on terms and conditions no less favorable than those that could be obtained from unaffiliated entities. The timing and nature of fees and compensation to our advisor or its affiliates could create a conflict between the interests of our advisor or its affiliates and those of our stockholders.

Subject to oversight by the board of directors, our advisor has considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, our advisor may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that fees such as the asset management fees payable to our advisor, and the property management fees payable to our property manager, will generally be payable regardless of the quality of the real property, real estate related loans, and real estate-related assets acquired or the services provided to us.

Each transaction we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. The board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and any affiliate. The independent directors who are also otherwise disinterested in the transaction must approve each transaction between us and our advisor or any of its affiliates as being fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Listing versus Liquidation

The initial decision about whether or not to list our shares on an exchange or liquidate will be made by our board of directors after consultation with our advisor. Any decision to liquidate will be subject to approval of our stockholders. Our advisor and the members of our board of directors who are affiliated with our advisor may be subject to a conflict of interest in evaluation of the choice between listing and liquidation. In this regard, if we liquidate, our advisor will no longer earn a monthly asset management fee based upon the fair market value of our assets, nor will it be eligible to continue to earn the various transaction-based fees (other than those related to liquidation of our assets) described under “Management Compensation” beginning on page XX. If we are listed rather than liquidated, our advisor will continue to receive the asset management fee and will be eligible to earn transaction-based fees.

Our board of directors has a fiduciary obligation to recommend the course of action that it believes in good faith to be in the best interest of shareholders taken as a whole. A majority of the members of our board of directors are not affiliated with our advisor and qualify as “independent directors” in accordance with the requirements for independence set forth under the NASAA REIT Guidelines.

Internalization of Management Functions

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and the personnel that our advisor utilizes to perform services on its behalf for us. The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the income per share attributable to your investment. Additionally, although we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that will be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease our net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of advisory fees we would save or the costs we would incur if we become self-managed. If the expenses we assume as a result of internalization are higher than the expenses we avoid paying to our advisor, our income per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of cash available to distribute to our stockholders and the value of our shares.

Internalization transactions involving the acquisition of advisors affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of cash available for us to originate or acquire assets, and to pay distributions. If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have substantial know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. Certain key employees may not become employees of the advisor but may instead remain employees of the sponsor or its affiliates. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our investments.

Certain Conflict Mitigation Measures

As discussed above, we are subject to potential conflicts of interest arising out of our relationship with our advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our advisor or its affiliates and other situations in which our interests may differ from those of our advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.

Advisor Compensation

The independent directors evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. The independent directors will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our advisory agreement are being carried out. This evaluation will be based on the following factors as well as any other factors they deem relevant:

•	the amount of the fees and any other compensation, including stock-based compensation, paid to our advisor and its affiliates in relation to the size, composition and performance of the assets;
•	the success of our advisor in generating appropriate investment opportunities;
•	the rates charged to other companies, including other REITs, by advisors performing similar services;
•	additional revenues realized by our advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;
•	the quality and extent of service and advice furnished by our advisor and its affiliates;
•	the performance of our investment portfolio; and
•	the quality of our portfolio relative to the investments generated by our advisor and its affiliates for their own account and for their other clients.

Term of Advisory Agreement

Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. Our charter provides that a majority of the independent directors may terminate our advisory agreement with MVP Realty Advisors, LLC without cause or penalty on 60 days’ written notice. MVP Realty Advisors, LLC may terminate our advisory agreement with good reason on 60 days’ written notice.

Independent Directors

The NASAA REIT Guidelines require our charter to define an independent director as a director who is not and has not for the last two years been associated, directly or indirectly, with our sponsor or our advisor. A director is deemed to be associated with our sponsor or our advisor if he or she owns any interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our sponsor, our advisor or any of their affiliates, performs services (other than as a director) for us, or serves as a director or trustee for more than three REITs sponsored by our sponsor or advised by our advisor. Accordingly, serving on the board of two other REITs sponsored by our sponsor or advised by our advisor will not, in and of itself, disqualify any of our directors as an independent director under the NASAA REIT Guidelines. A business or professional relationship will be deemed material per se if the gross revenue derived by the director from our sponsor, our advisor or any of their affiliates exceeds five percent of (1) the director’s annual gross revenue derived from all sources during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship is defined to include circumstances in which the director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with us, our sponsor, our advisor or any of its affiliates.

A majority of our board of directors, including a majority of the independent directors, must determine the method used by our advisor for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is fair and reasonable to us. Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the full board of directors or our advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement and the property management agreement;
•	transactions with affiliates, including our directors and officers;
•	awards under our equity incentive plan; and
•	pursuit of a potential liquidity event.
Those conflict of interest matters that cannot be delegated to the independent directors, as a group, under Maryland law must be acted upon by both the board of directors and the independent directors.

Role of the Lead Independent Director

Our bylaws requires that at least one of the members of our board of directors must be an individual who is not, and has not been during the past five years, an officer, director (including an independent director), employee or business associate of our advisor or any of its affiliates, and that only a director who meets this standard may serve as our lead independent director. Under our bylaws, our lead independent director will have authority to convene and chair meetings of our independent directors to address such matters as the lead independent director deems appropriate. The lead independent director does not have any additional authority over the other independent directors, and the Company expects each independent director to participate fully and consider and vote upon all matters where they do not have a conflicting interest. However, if we are considering a transaction with an affiliate and all of our other independent directors are conflicted, then our lead independent director will have sole authority to approve or reject the proposed transaction.

Our Acquisitions

We will not purchase or lease assets in which our sponsor, our advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our sponsor, the advisor, the director or the affiliated seller or lessor, unless there is substantial justification for the excess amount and such excess is reasonable. In no event may we acquire any such asset at an amount in excess of its current appraised value.

The consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our sponsor, our advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Real Estate Secured Loans Involving Affiliates

Our charter prohibits us from investing in or making real estate secured loans in which the transaction is with our sponsor, our advisor, our directors or any of their affiliates, unless an independent appraiser appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our common stockholders. In addition, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained. However, we may acquire an investment in a loan payable by our advisor or any of its affiliates, when our advisor has assumed the obligations of the borrower under that loan through a foreclosure on the property. In addition, we may invest in loans that were originated by affiliates provided the loan(s) otherwise satisfy all of our lending criteria. Our charter also prohibits us from making or investing in any real estate secured loans that are subordinate to any real estate secured loan or equity interest of our sponsor, our advisor, our directors or any of their affiliates.

In addition, we may participate in loans with our affiliates, but only provided that a majority of our directors (including a majority of our independent directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties. Typically, we participate in loans if:

•	We did not have sufficient funds to invest in an entire loan;
•	We are seeking to increase the diversification of our loan portfolio; or
•	A loan fits within our investment guidelines, however it would be disproportionately large given our then existing portfolio.
We will not borrow from our sponsor, our advisor, any of our directors or any of their affiliates unless a majority of our directors (including a majority of independent directors) not otherwise interested in such transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

The foregoing restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

Other Transactions Involving Affiliates

A majority of our directors, including a majority of the independent directors not otherwise interested in the transaction, must conclude that all other transactions between us and our sponsor, our advisor, any of our directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. To the extent that we contemplate any transactions with affiliates, members of our board who serve on the board of the affiliated entity will be deemed “interested directors” and will not participate in approving or making other substantive decisions with respect to such related party transactions.

Limitation on Operating Expenses

After commencement of this offering, in compliance with the NASAA REIT Guidelines, our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average of the aggregate monthly book value of our assets during a specified period invested, directly or indirectly in equity interests in and loans secured by real estate, before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all costs and expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) acquisition fees and expenses; (vii) real estate commissions on the sale of real property; and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

While our charter permits us to pay our advisor an incentive fee equal to an interest in the gain from the sale of an asset for which full consideration is not paid in cash or property of equivalent value, we do not intend to pay such an incentive fee in the foreseeable future. Our charter provides that amount or percentage of such incentive fee must be reasonable, and is considered presumptively reasonable if it does not exceed 15% of the net proceeds from the sale of the asset remaining after payment to our stockholders, in the aggregate, of an amount equal to 100% of the invested capital, plus an amount equal to six percent of the invested capital per annum cumulative. In the case of multiple advisors, such advisor and any of their affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the assets by each respective advisor or any affiliate.

Notwithstanding the foregoing, to the extent that operating expenses payable or reimbursable by us exceed these limits and the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, our advisor may be reimbursed in future periods for the full amount of the excess expenses or any portion thereof. Within 60 days after the end of any fiscal quarter for which our total operating expenses for the four consecutive fiscal quarters then ended exceed these limits, we will send our stockholders a written disclosure of such fact, together with an explanation of the factors our independent directors considered in arriving at the conclusion that such excess expenses were justified. In addition, our independent directors will review the total fees and expense reimbursements for operating expenses paid to our advisor to determine if they are reasonable in light of our performance, our net assets and our net income and the fees and expenses of other comparable unaffiliated REITs.

Issuance of Options and Warrants to Certain Affiliates

Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our common stock to our advisor, our sponsor or any of their affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. We may issue options or warrants to persons other than our advisor, our sponsor and their affiliates prior to listing our common stock on a national securities exchange, but not at an exercise price less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our board of directors has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to our advisor, our sponsor or any of their affiliates shall not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant.

Reports to Stockholders

We will prepare an annual report and deliver it to our common stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by independent certified public accountants;
•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to our advisor and any affiliates of our advisor by us or third parties doing business with us during the year;
•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•
a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the independent directors with regard to the fairness of such transactions.

INVESTMENT STRATEGY, OBJECTIVES AND POLICIES

Investment Objectives

Our primary investment objective is to generate current income. We anticipate generating current income from interest payments on our mortgage loans and from rent and other income from properties we acquire.

We may also seek to realize growth in the value of our investments by timing their sale to maximize value. However, we cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our advisor will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our board of directors, including our independent directors, will review our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders. Each determination and the basis therefore shall be set forth in the applicable board meeting minutes.

Investment Strategy

REITs generally fall into three categories: equity REITs, mortgage REITs, and hybrid REITs. Equity REITs generally own and operate income-producing real estate. Mortgage REITs generally provide money to real estate owners and operators either directly in the form of mortgages or other types of real estate loans, or indirectly through the acquisition of mortgage-backed securities. Hybrid REITs generally are companies that use the investment strategies of both equity REITs and mortgage REITs. As a hybrid REIT, we seek to generate income from rent and capital gains, like an equity REIT, as well as interest, like a mortgage REIT.

At the time we commenced our offering in September 2012, our initial investment strategy was to seek to build a diversified portfolio of investments in commercial real estate and loans secured by commercial real estate located in the Western and Southwestern United States and other areas where our affiliates or correspondents have experience. In July 2013, our board of directors approved changes in our investment strategy to focus significantly on investments in parking and self-storage facilities and to expand the geographical scope of our potential investments to consider opportunities throughout the United States. As of December 31, 2013, we had acquired, along with affiliated entities, 14 properties, consisting of six parking facilities, two self-storage facilities and six office buildings.

In March 2014, our board of directors approved a plan to further shift our investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as our core assets. We believe the REIT industry is evolving, with more REITs moving towards specializing in particular types of properties or property location rather than building a diversified portfolio of properties. Therefore, our board has determined that diversification of our portfolio would likely not enhance shareholder value and would come at the expense of potentially developing specialized expertise in investments in parking and storage facilities that could provide us with a competitive advantage and distinguish us from other REIT investments in the marketplace.

As part of our strategy to focus predominately in investments in parking and storage facilities as our core assets, we have reached an agreement in principle with affiliated entities to exchange all of our ownership interests in four office buildings for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility.  We will own 100% of the six parking facilities and the self-storage facility upon completion of the property exchanges. We anticipate that the property exchanges will be completed during the second quarter of 2014.  For more information regarding the property exchanges, please see “Information Regarding Our Properties-- Subsequent Investment Transactions After December 31, 2014 –Proposed Property Exchanges” in this section.

We may, from time to time, continue to invest in non-core assets, including investments in commercial buildings and, through one or more taxable REIT subsidiaries, investments in companies that manage real estate or mortgage investment programs. However, no more than 25% of the value of our assets may consist of stock or securities of one or more taxable REIT subsidiaries. We may also consider opportunities to acquire all of the equity interests or assets in another company whose operating assets are limited to real property and/or real estate secured loans. Any such acquisition would be pursued to expand our portfolio of real estate and real estate secured loans and will be undertaken only if we obtain control of the entity or substantially all of its assets. We will not make passive investments in other companies that are engaged in the real estate business.  We anticipate, however, that our core investments will be predominantly in parking and self-storage facilities.

We will also continue to seek to invest in undervalued properties in recovering real estate markets, which has been a part of our investment strategy since we commenced our offering.  We believe that recent adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties or making real estate secured loans in such real estate markets. For example, we believe Nevada, Arizona, inland and certain other portions of California and other affected real estate markets all continue to offer significant long term growth opportunities notwithstanding the recent disruption in those real estate markets. However, because of the slow recovery from, and lingering effects of, the recession in these markets, certain commercial properties may be under-valued and borrowers continue to face difficulties obtaining financing for their projects. We hope to profit from such opportunities by identifying undervalued properties in such markets and also throughout the rest of the country as part of our expanded geographic focus.

Parking and Self-Storage Facilities

Based on current market conditions and other factors, we have decided that a predominant focus of our future investment strategy will be on parking facilities, including parking lots, parking garages and other parking structures, and self-storage facilities. We may also acquire or invest in other multi-tenant/licensee properties that are not dependent upon a single occupant. We believe parking facilities, self-storage facilities, and certain other multi-tenant/licensee properties possess attractive characteristics not found in other commercial real estate investments, including the following:

•  no reliance on a “single large tenant” whose lease termination can have a devastating impact on rental or licensing revenue;

•  generally, no long term lease commitments;

•  generally no leasing commissions;

•  generally no tenant improvement requirements;

•  relatively low capital expenditures; and

•  in light of the relatively low up-front costs, an enhanced opportunity for geographic diversification.

The parking industry is large and fragmented and includes companies that provide temporary parking spaces for vehicles on an hourly, daily, weekly, or monthly basis along with providing various ancillary services. A substantial number of companies in the industry offer parking services as a non-core operation in connection with property management or ownership, and the vast majority of companies in the industry are small, private and operate a single parking facility. The owner of a parking facility may operate the facility or may engage a management company for this purpose. Location is critically important to the performance of parking facilities. Parking rates and ancillary services offered at the facility (such as car wash or electric car charging stations) may also influence a driver’s decision to use a particular parking facility. The performance of parking facilities may fluctuate significantly based on economic trends. For example, the National Parking Association reported that 96% of airport parking lots experienced a decline in parked vehicles from 2008 to 2009, with 58% reporting a decline of more than 10%, as a result of reduced air travel during the 2008/2009 recession.

Multi-tenant/licensee properties include self-storage facilities. These facilities refer to properties that offer do-it-yourself, typically month-to-month storage space rental, for personal or business use. According to the Self Storage Association’s 2013 Self Storage Industry Fact Sheet (the “Fact Sheet”), the self-storage industry in the United States consists of approximately 2.3 billion rentable square feet at approximately 48,500 facilities (where self-storage is the primary source of revenue). The industry is highly fragmented and is comprised of five public corporations, approximately 2,500 large and mid-sized firms that own and operate more than one facility and approximately 30,000 one facility owner-operators, according to the Fact Sheet. The Fact Sheet states that the self-storage industry in the United States generated more than $22 billion in annual U.S. revenues in 2012 and has been the fastest growing segment of the commercial real estate industry over the last 35 years.

We believe tenants choose a self-storage property based largely on the convenience of the site to their home or business. Therefore, high-density, high-traffic population centers are ideal locations for a self-storage property. A property’s perceived security and the general professionalism of the site managers and staff are also contributing factors to a site’s ability to secure rentals. We believe there are seasonal fluctuations in occupancy rates for self-storage properties. Generally, there is increased leasing activity at self-storage properties during the summer months due to the higher number of people who relocate during this period.

Expansion of Geographic Focus

At the time we commenced our offering in September 2012, our initial investment focus was primarily on investments in commercial real estate and loans secured by commercial real estate located in the Western and Southwestern United States and other areas where our affiliates or correspondents have experience. In July 2013, our board of directors approved an expansion of the geographical scope of our potential investments to consider opportunities throughout the United States. During the process of searching for suitable properties, we have been introduced to potentially attractive investment or acquisition opportunities in a wide variety of locations. Our Board believes that it would be in the best interests of our shareholders to consider appropriate opportunities, wherever they may be located.

Investments in Potentially Undervalued Properties in Recovering Real Estate Markets

We will also continue to seek to invest in undervalued properties in recovering real estate markets, which has been a part of our investment strategy since we commenced our offering. Over the past several years, real estate markets (including for commercial real estate) have suffered a major disruption. This disruption included significant declines in value, unprecedented rates of default on real estate secured loans and reduced availability of credit for real estate projects. The disruption was particularly severe in certain markets, including Nevada, Arizona, certain portions of California and other markets, as evidenced by an increase in unemployment, reduction in taxable sales, declining real estate values and a reduction in construction and development, among other factors.

While we believe that the deterioration of the commercial real estate fundamentals since late 2007 may be approaching bottom or reversing, we believe that any recovery will be gradual. We believe that the adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties or making real estate secured loans in such markets. For example, we believe Nevada, Arizona, inland California and other recovering real estate markets all continue to offer significant long term growth opportunities notwithstanding the recent disruption in these markets. We believe the demand for real property in these and other Western and Southwestern states will continue to grow based upon a number of factors, including continued population growth.  A study has projected that aggregate population growth in these markets and surrounding areas will increase by approximately 18% as indicated in the chart below.

Metropolitan Statistical Area	State	Population As of 2010	Projected Population As of 2020	Projected Percent Change 2010-2020
Phoenix-Mesa-Scottsdale	AZ	4,214,647	5,131,6779	21.76%
Tucson	AZ	983,048	1,097,048	25.89%
Los Angeles-Long Beach-Santa Ana	CA	12,853,788	13,835,479	7.64%
Oxnard-Thousand Oaks-Ventura	CA	825,211	899,958	9.06%
Riverside-San Bernardino-Ontario	CA	4,237,125	4,735,966	11.77%
Sacramento - Arden-Arcade - Roseville	CA	2,155,771	2,426,873	12.58%
San Diego-Carlsbad-San Marcos	CA	3,104,469	3,482,454	12.18%
San Francisco-Oakland-Fremont	CA	4,350,140	4,951,702	13.83%
San Jose-Sunnyvale-Santa Clara	CA	1,844,537	2,158,408	17.02%
Denver-Aurora	CO	2,556,633	3,096,237	21.11%
Albuquerque	NM	889,998	1,011,218	13.62%
Las Vegas-Paradise	NV	1,958,405	2,264,666	15.64%
Portland-Vancouver-Beaverton	OR-WA	2,235,708	2,633,560	17.80%
Austin-Round Rock	TX	1,729,845	2,302,813	33.12%
Dallas-Fort Worth-Arlington	TX	6,408,891	7,933,362	23.79%
Houston-Sugar Land-Baytown	TX	5,981,984	7,434,350	24.28%
San Antonio	TX	2,153,357	2,607,509	21.09%
Salt Lake City	UT	1,128,987	1,324,575	17.32%
Seattle-Tacoma-Bellevue	WA	3,452,739	3,979,583	15.26%

Total		63,065,283	119,492,540	17.61%
Source: ProximityOne http://proximityone.com/demographics2020.htm

However, because of the slow recover from, and lingering effects of, the recession in these markets, certain commercial properties may be under-valued and borrowers continue to face difficulties obtaining financing for their projects. We hope to profit from such opportunities by identifying undervalued properties not only in the Western and Southwestern United States but also throughout the rest of the country as part the expansion of the geographical scope of our potential investments to consider opportunities throughout the United States. Given the recent downturn in the real estate market, we believe there is an opportunity to purchase real property at historically low prices thereby increasing our ability to realize greater appreciation on the ultimate dispositions of the properties.

Moreover, we believe the turmoil in the United States mortgage market that commenced in late 2007 has diminished the availability of new loans for real estate, often regardless of the quality of the underlying property or the financial strength of the borrower. We believe that the continuing shortage of available financing creates a favorable investment environment for us. There may be opportunities to acquire mortgage loans from distressed lenders at a discount to par, thereby taking advantage of borrower payoffs, loan restructurings and potential capital appreciation as markets normalize.

Our strategy inevitably involves significant risk. Real estate markets may be slow to recover and we may misjudge the potential value of a property or the reliability of a borrower. In this regard, it is important to note that most of our borrowers are likely to be higher risk borrowers who are currently unable or unwilling to obtain credit at traditional banks. Nonetheless, we believe that by undertaking measured risk and building a diversified portfolio of properties and real estate secured loans, we may be able to profit from the current situation in these real estate markets.

Investment Process

Our advisor has the authority to make all the decisions regarding our investments consistent with the investment guidelines and borrowing policies approved by our board of directors and subject to the limitations in our charter and the direction and oversight of our board of directors. Our board of directors will formally review at a duly called meeting our investment guidelines on an annual basis and our investment portfolio on a quarterly basis or, in each case, more often as they deem appropriate. Changes to our investment guidelines must be approved by our board of directors.

Our advisor will focus on selecting and purchasing real property and real estate secured loans. It will source our investments from new or existing customers, former and current financing and investment partners, third party intermediaries, competitors looking to share risk and securitization or lending departments of major financial institutions.  The process for selecting our investments in real property and real estate secured loans is described in further detail below under the headings “—Real Property Program,” “Joint Venture Investments,” and “Mortgage Program.”

Real Estate Program

We will seek to achieve our investment objectives through the careful selection and underwriting of individual assets. When making an acquisition, we will emphasize the performance and risk characteristics of that individual investment and how that investment will fit with our portfolio-level performance objectives, the other assets in our portfolio and the returns and risks of available investment alternatives. We will focus on acquiring properties that meet the following criteria:

•	properties that generate current cash flow;
•	multi-tenant properties that are not dependent upon a single tenant, such as apartment buildings, self-storage facilities and parking lots;
•	we will not invest in undeveloped land;
•	while we may acquire properties that require renovation, we will only do so if we anticipate the properties will be income producing within 12 months of our acquisition; and
•	when fully invested, no single property will exceed 5.00% of our total assets.
The foregoing criteria are guidelines and our advisor and board of directors may vary from these guidelines to acquire properties which they believe represent value opportunities. However, we will not acquire any undeveloped land as an investment.

Our Advisor will have substantial discretion with respect to the selection of specific properties. The consideration paid for a property will ordinarily be based on the fair market value of the property as determined by a majority of our board of directors. In selecting a potential property for acquisition, we and our Advisor will consider a number of factors, including, but not limited to, the following:

•	projected demand for self-storage facilities, parking lots and other multi-tenant/licensee facilities in the area;
•	a property’s geographic location and type;
•	a property’s physical location in relation to population density, traffic counts and access;
•	construction quality and condition;
•	potential for capital appreciation;
•	proposed purchase price, terms and conditions;
•	historical financial performance;
•	rental/parking rates and occupancy/use levels for the property and competing properties in the area;
•	potential for rent increases;
•	demographics of the area;
•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;
•	potential capital improvements and reserves required to maintain the property;
•	prospects for liquidity through sale, financing or refinancing of the property;
•	potential competitors;
•	the potential for the construction of new properties in the area;
•	treatment under applicable federal, state and local tax and other laws and regulations;
•	evaluation of title and obtaining of satisfactory title insurance; and
•	evaluation of any reasonably ascertainable risks such as environmental contamination.
There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in the Offering. Moreover, depending upon real estate market conditions, economic changes and other developments, our board of directors may change our targeted investment focus or supplement that focus to include other targeted investments from time to time without stockholder consent. See “Risk Factors – We may change our targeted investments and investment guidelines without stockholder consent.”

We will generally either own the real property we acquire without any restriction on our ability to control, use or transfer the property at will or hold the long term right to possess the real property we acquire under a payment of rent. We intend to acquire such interests either directly or indirectly through investments in joint ventures, partnerships, or other co-ownership arrangements with the developers of the properties, affiliates or other persons. In addition, we may purchase real property and lease it back to the sellers of such property. While we will use our best efforts to structure any such sale-leaseback transaction in which the lease will be characterized as a “true lease” so that we will be treated as the owner of the property for federal income tax purposes, we cannot assure you that the Internal Revenue Service will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such property would be disallowed and it is possible that under some circumstances we could fail to qualify as a REIT as a result.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain a purchase option on such real property. The amount paid for a purchase option, if any, is normally surrendered if the real property is not purchased and is normally credited against the purchase price if the real property is purchased.

Due Diligence

Our advisor generally will obtain an environmental site assessment for each proposed real property acquisition, which at a minimum will identify potential or existing environmental contamination liabilities (“Phase I Assessment”). However, we may purchase a property without obtaining a Phase I Assessment if our advisor determines the assessment is not necessary because there is an existing recent a Phase I Assessment. A Phase I Assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to assess surface conditions or activities that may have an adverse environmental impact on the property interviewing the key site manager and/or property owner, contacting local governmental agency personnel and performing an environmental regulatory database search in an attempt to determine any known environmental concerns in, and in the immediate vicinity of, the property. A Phase I Assessment does not generally include any sampling or testing of soil, ground water or building materials from the property (which is typically undertaken as part of a “Phase II Assessment”) and may not reveal all environmental hazards on a property.

In the event the Phase I Assessment uncovers potential environmental problems with a property, our advisor will determine whether we will pursue the investment opportunity and whether we will have a “Phase II” environmental site assessment performed (a “Phase II Assessment”). The factors we may consider in determining whether to conduct a Phase II Assessment include, but are not limited to, (i) the types of operations conducted on the property and surrounding property, (ii) the time, duration and materials used during such operations, (iii) the waste handling practices of any tenants or property owners, (iv) the potential for hazardous substances to be released into the environment, (v) any history of environmental law violations on the subject property and surrounding property, (vi) any documented environmental releases, (vii) any observations from the consultant that conducted the Phase I Assessment, and (viii) whether any party (i.e. surrounding property owners, prior owners or tenants) may be responsible for addressing the environmental conditions. We will determine whether to conduct a Phase II Assessment on a case by case basis.

We will not close the purchase of any real property unless we are generally satisfied with the environmental status of the property except under limited exceptional circumstances in which we determine that there are factors that mitigate any potential environmental risk or liability. We will also generally seek to condition our obligation to close upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;
•	environmental reports;
•	tenant rent rolls;
•	surveys;
•	evidence of title free and clear of any encumbrances, liens, burdens or other limitations except as are acceptable to our advisor;
•	audited financial statements covering recent operations of real properties having operating histories; and
•	title and liability insurance policies.
Leasing and Management Contracts

We operate our storage and parking facilities typically through two types of arrangements:  triple net leases and management contracts. Under a triple net lease, as lessor, we generally charge the lessee a fixed annual rent, a percentage of gross customer collections, or a combination of both.  The lessee is generally responsible under the lease for collecting revenues and paying most operating expenses attributable to the storage or parking facilities.  We may also engage a service company to manage and operate a parking or storage facility for a monthly fee under a management contract.  Typically, all of the underlying revenue and expenses under management contract flow through to us rather than the parking management service.  However, we anticipate that under either a leasing or management contract arrangement, we would have no additional management responsibility or decision making authority, including with respect to the daily operations of a parking or storage facility, beyond our ownership interest in such a facility.  As of December 31, 2013, all of the parking facilities are currently leased to tenants under triple net leases and we have entered into management contracts for two storage facilities.

We may also enter into various leases for our non-core properties. The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will be the type customarily used between landlords and tenants in the geographic area where the property is located.  The following are the general descriptions of various typical leasing arrangements for our non-core properties:

Multifamily. Multifamily leases generally provide for terms of 6 months to 3 years and generally require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. Under such leases, the landlord is generally directly responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs.

Office. Office leases generally have terms of 3 to 10 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The landlord may be responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs, utilities and other building operation and management costs.

Industrial. Industrial leases generally have terms of 5 to 20 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The tenant typically is responsible for its share of building operation and management costs, including real estate taxes, sales and use taxes, special assessments, insurance, building repairs, and utilities.

Retail. Retail leases generally have terms of 3 to 5 years with multiple options and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The tenant typically is responsible for its share of building operation and management costs, including real estate taxes, sales and use taxes, special assessments, insurance, building repairs, and utilities.

Assisted Living. Assisted living leases generally have terms of 1 to 2 years and require tenants to pay monthly lease payments and a security deposit equal to one month’s rent. The landlord is generally directly responsible for all real estate taxes, sales and use taxes, special assessments, insurance and building repairs.

We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms that are dictated by the current market conditions. If it is economically practical, we may verify the creditworthiness of each tenant. If we verify the creditworthiness of each tenant, we may use industry credit rating services for any guarantors of each potential tenant. We may also obtain relevant financial data from potential tenants and guarantors, such as income statements, balance sheets and cash flow statements. We may require personal guarantees from stockholders of our corporate tenants. However, there can be no guarantee that the tenants selected will not default on their leases or that we can successfully enforce any guarantees.

We anticipate that tenant improvements, if any, will be funded by us from our cash flow or a line of credit. When one of our tenants vacates its space in one of our buildings, we may, in order to attract new tenants, be required to expend funds for tenant improvements. In addition, we may provide free rent for a certain time period, provide tenant improvement allowances, and provide other concessions in order to attract new tenants.

Joint Venture Investments

We may enter into joint ventures, partnerships and other co-ownership or participation arrangements for the purpose of obtaining interests in real property. We may also enter into joint ventures for the development or improvement of such property. Joint venture investments permit us to own interests in large properties and other investments without unduly limiting the diversity of our portfolio. In determining whether to recommend a particular joint venture, our advisor will evaluate the real property that the joint venture owns or is being formed to own under the same criteria used for the selection of our direct real property investments.

Our advisor will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. We may enter into joint ventures with affiliates, but only provided that:

•	a majority of our directors, including a majority of the independent directors, approve the transaction as being fair and reasonable to us; and
•	the investment by us and such affiliate are on terms and conditions that are substantially the same as those received by the other joint venturers in such joint venture.

We have not established the specific terms we will require in our joint venture agreements. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all the facts that are relevant, such as the nature and attributes of our potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and its operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interest owned by other partners in the venture. With respect to any joint venture we enter into, we expect to consider the following types of concerns and safeguards:

•
Our ability to manage and control the joint venture — we will consider whether we should obtain certain approval rights in joint ventures we do not control and for proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit the joint venture — we will consider requiring buy/sell rights, redemption rights or forced liquidation rights.
•
Our ability to control transfers of interests held by other partners to the venture — we will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Mortgage Program

We intend to acquire real estate secured loans, including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate; however, we are not specifically limited in the number or size of our portfolio of real estate secured loans, or on the percentage of the net proceeds from this offering that we may invest in a single investment in real estate secured loans. The specific number and mix of real estate secured loans in which we invest will depend upon real estate market conditions, other circumstances existing at the time we are investing and the amount of proceeds we raise in the offering.

The management team of our advisor has extensive experience in evaluating, managing and disposing of real estate secured loans similar to the types of loans in which we intend to invest in. We will pursue a strategy similar to the strategy previously pursued by the management team. We will seek to:

•	invest in fixed rate rather than floating rate loans;
•	invest in loans expected to mature within one to five years;
•	maximize current income;
•	invest in loans not exceeding 75% of the current value of the underlying property;
•	source off-market transactions;
•	focus on small to mid-sized loans of $3 million to $15 million; and
•	hold investments until maturity unless, in our advisor’s judgment, market conditions warrant earlier disposition.
Our advisor will have substantial discretion with respect to identifying and evaluating specific real estate secured loans. In determining the types of real estate secured loans to make, our advisor will evaluate the following criteria:

•	macro-economic conditions that may influence operating performance;
•	real estate market factors that may influence real estate lending and/or economic performance of the underlying real estate collateral;
•	fundamental analysis of the underlying real estate collateral, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;
•	the operating expertise and financial strength of the sponsor or borrower;
•	real estate and leasing market conditions affecting the underlying real estate collateral;

•	the cash flow in place and projected to be in place over the term of the loan;
•	the appropriateness of estimated costs and timing associated with only capital improvements of the underlying real estate collateral;
•	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the underlying asset;
•	review of third-party reports, including appraisals, engineering and environmental reports;
•	physical inspections of underlying real estate collateral and analysis of markets; and
•	the overall structure of the investment and rights in the loan documentation.
If a potential investment meets our advisor’s underwriting criteria, our advisor will review the proposed transaction structure, including security, reserve requirements, cash flow sweeps, call protection and recourse provisions. Our advisor will evaluate the asset’s position within the overall capital structure and its rights in relation to other capital tranches. Our advisor will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the underlying real estate collateral.

We intend to structure and underwrite most if not all of our investments. Our underwriting process will involve financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring. Our underwriting process also will focus on the value of the underlying real estate that will serve as collateral on our real estate secured loans rather than the creditworthiness of the borrower. Many of our borrowers may be companies or individuals who are not able or willing to obtain loans from commercial banks or other traditional lenders. Accordingly, we will depend primarily upon our real estate collateral to protect us in the event of a loan default. We will seek to invest in loans not exceeding 75% of the current value of the underlying property to provide us with an equity cushion in the event real estate values decline. To assist us in estimating the value of the underlying property, we will utilize appraisals prepared by independent appraisers who are MAI qualified. Such appraisals will generally be as of a date not more than one year prior to the date of our proposed acquisition of the loan. We depend upon the skill of independent appraisers to value the real estate collateral underlying our loans. Notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate collateral may decrease due to subsequent events. As a result, there may be less security than anticipated at the time of the loan acquisition. If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of funds available to distribute to you.

Described below are some, but not all, of the types of loans we may acquire.

Bridge Loans

We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years.

First Mortgage Loans

These loans generally finance the acquisition, refinancing rehabilitation or construction of real estate. First mortgage loans may be either short (one-to-five year) or long (up to 10 year) term, may be fixed or floating rate and are predominantly current-pay loans. We may acquire current-pay first mortgage loans backed by high quality properties in the United States that fit our investment strategy. We may selectively syndicate portions of these loans, including senior or junior participations that will effectively provide permanent financing and/or optimize returns. First mortgages provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s senior position. However, such loans typically generate lower returns than subordinate debt such as mezzanine loans or B-notes.

Mezzanine Loans

These are loans secured by ownership interests in an entity that owns real estate and generally finance the acquisition, refinancing, rehabilitation or construction of real estate. Mezzanine loans may be either short (one-to-five year) or long (up to 10 year) term and may be fixed or floating rate. We may acquire mezzanine loans backed by high quality properties in the U.S. that fit our investment strategy, which, in some instances, may be originated by an affiliated mortgage broker. We may own such mezzanine loans directly or we may hold a participation in a mezzanine loan or a sub-participation in a mezzanine loan. These loans are predominantly current-pay loans (although there may be a portion of the interest that accrues) and may provide for participation in the value or cash flow appreciation of the underlying property as described below. We expect to invest in mezzanine loans with loan-to-value ratios ranging from 60% to 75%. With the credit market disruption and resulting dearth of capital available in this part of the capital structure, we believe that the opportunities to buy mezzanine loans from third parties on favorable terms will continue to be attractive.

Subordinated Mortgage Loans or “B-notes”

These include structurally subordinated first mortgage loans and junior participations in first mortgage loans or participations in these types of assets (commonly referred to as B-notes). Like first mortgage loans, these loans generally finance the acquisition, refinancing, rehabilitation or construction of real estate. Subordinated mortgage loans or B-notes may be either short (one-to-five year) or long (up to 10 year) term, may be fixed or floating rate and are predominantly current-pay loans. We may acquire current-pay subordinated mortgage loans or B-notes backed by high quality properties in the U.S. that fit our investment strategy. We may create subordinated mortgage loans by buying such assets directly from third party originators. Due to the current credit market disruption and resulting dearth of capital available in this part of the capital structure, we believe that the opportunities to buy subordinated mortgage investments from third parties on favorable terms will continue to be attractive.

Investors in subordinated mortgage loans are compensated for the increased risk of such assets from a pricing perspective but still benefit from a lien on the related property. Investors typically receive principal and interest payments at the same time as senior debt unless a default occurs, in which case these payments are made only after any senior debt is made whole. Rights of holders of subordinated mortgage loans are usually governed by participation and other agreements that, subject to certain limitations, typically provide the holders of subordinated positions of the mortgage loan with the ability to cure certain defaults and control certain decisions of holders of senior debt secured by the same properties (or otherwise exercise the right to purchase the senior debt), which provides for additional downside protection and higher recoveries.

Performance-Based Variable Interest Rate Loans

Performance-based variable interest rate loans generally are real estate secured loans with two interest rate components consisting of a base interest rate (which may be a fixed rate or a variable rate tied to the Prime Rate or some other index) and a performance-based feature that will vary depending upon certain performance metrics for the borrower (such as total revenues generated by the underlying property) or other milestones. These loans generally have a lower base interest rate than conventional fixed or variable rate loans (which makes it easier for borrowers to repay) while providing the lender an opportunity for additional payments based upon the performance metrics.

Convertible Mortgages

Convertible mortgages are similar to equity participations (as described below). We may invest in convertible mortgages if our manager concludes that we may benefit from the cash flow or any appreciation in the value of the subject property.

Borrowing Policy

We intend to employ conservative levels of borrowing in order to provide more funds available for investment. Our intended targeted debt level is no more than 50% of the loan to value of our portfolio of assets. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

We are precluded from borrowing more than the NASAA REIT Guidelines limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may borrow in excess of these amounts if such excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with an explanation for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We expect that we may use leverage for any senior debt or equity investments that we make. We expect that our debt financing, if any, on such investments will not exceed 30% of the greater of the cost or fair market value of our overall investments. We do not intend to exceed our charter’s leverage limit except in the early stages of our operations when the costs of our investments are most likely to exceed our net offering proceeds. Our aggregate borrowings, secured and unsecured, will be reviewed by the board of directors at least quarterly.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Other Operating Policies

Credit Risk Management

We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our advisor and our executive officers will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our board of directors will monitor the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management

To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through hedging activities.

Hedging Activities

We may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable or economically unavoidable.

Equity Capital Policies

Our board of directors may amend our charter from time to time to increase or decrease the number of authorized shares of capital stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After your purchase in this offering, our board may elect to: (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue shares to our advisor, or its successors or assigns. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

Disposition Policies

The period that we will hold our investments in real estate secured loans and real property will vary depending on the type of asset, interest rates and other factors. Our advisor will continually perform a hold-sell analysis on each asset in order to determine the optimal time to hold the asset and generate a strong return to our stockholders. The determination of whether a particular real estate asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered by the advisor when disposing of an investment include:

•	the prevailing economic, real estate and securities market conditions;
•	the extent to which the investment has realized its expected total return;
•	portfolio rebalancing and optimization;
•	diversification benefits;
•	opportunity to pursue a more attractive investment in real property or in a real estate asset;
•	liquidity benefits with respect to sufficient funds for the share repurchase program; and
•	other factors that, in the judgment of the advisor, determine that the sale of the investment is in our best interests.
Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds. Pursuant to our charter, we may not:

•	acquire unimproved real property as an investment;
•	invest more than 10% of our total assets in real estate loans secured by unimproved real property;
•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;
•
make or invest in individual mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of our independent directors determine and in all cases in which the transaction is with any of our advisor, our directors, our sponsor or any affiliate thereof, we must obtain an appraisal from an independent appraiser. We will maintain such appraisal in our records for at least five years and it will be available for our stockholders’ inspection and duplication. We will also obtain a mortgagee’s or owners title insurance policy as to the priority of the mortgage.

•	make or invest in mortgage loans that are subordinate to any of our advisor, any director, our sponsor or any affiliate;
•
invest in equity securities, unless a majority of directors (including a majority of independent directors) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, except that we may (i) through one or more taxable REIT subsidiaries, invest in companies that manage real estate or real estate secured loans investment programs (provided that no more than 25% of our total assets are invested in stock or securities of one or more taxable REIT subsidiaries) and (ii) make investments (including equity investments) to acquire control of another company whose operating assets are limited to real property and/or real estate secured loans;

•
make or invest in mortgage loans on any one real property if the aggregate amount of all mortgage loans on such real property would exceed an amount equal to 85% of the appraised value of such real property as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria;

•	issue “redeemable securities,” as defined in Section 2(a)(32) of the Investment Company Act (this limitation, however does not limit or prohibit the operation of our share repurchase program);

•	issue debt securities in the absence of adequate cash flow to cover debt service;
•
issue options or warrants to purchase shares to our advisor, our directors, our sponsor or any affiliates thereof except on the same terms as the options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to such persons cannot exceed an amount equal to 10% of our outstanding shares on the date of grant of the warrants and options;

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing and real estate equity investments and mortgages;

•	issue shares on a deferred payment basis or under similar arrangement;
•	engage in trading, except for the purpose of short-term investments;
•	engage in underwriting or the agency distribution of securities issued by others; or
•
make any investment that our board of directors believes will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests.

Competition

We will compete with many other entities engaged in real estate investment activities, including individuals, corporations, owners and managers of parking and storage facilities, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments as a result of competition with third parties without a corresponding increase in tenant lease rates, our profitability will be reduced, and you may experience a lower return on your investment.

Competition in our market niche depends upon a number of factors, including the price of a property, speed of loan processing and closing escrow on properties, cost of capital, terms and interest rates of a loan, market presence and visibility, quality and reliability of loan and related support services. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Moreover, any self-storage or parking facilities we acquire or invest in will face intense competition, which may adversely affect rental and fee income. We believe that competition in self-storage and parking facility operations is intense. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single facility operators to large regional and national multi-facility operators, including several public companies. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Many of the competitors have more experience than we do in owning and operating self-storage facilities and parking facilities. Moreover, some of our competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for self-storage space or parking facilities, all of which may adversely affect our operating results.

Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Our real estate investments may be concentrated in one or few geographic locations, and certain real estate secured loans in which we invest may be secured by a single property or properties in one or few geographic locations. Further, we intend that our secured investments will be collateralized by properties located solely in the U.S. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments. As a result, properties underlying our investments may be overly concentrated in certain geographic areas, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business, including reducing the demand for new financings, limiting the ability of customers to pay financed amounts and impairing the value of our collateral.

Income Taxes

As of December 31, 2013, we were organized and have conducted our operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and have complied with the provisions of the Internal Revenue Code with respect thereto.  A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met.  The Company’s Taxable Income may substantially exceed or be less than the net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

Regulations and Environmental

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We intend to obtain all permits and approvals necessary under current law to operate our investments.  In addition, as an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Employees

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us.  We rely on employees of our adviser and its affiliates, subject to the supervision of our board of directors, to manage our day-to-day activities, implement our investment strategy and provide management, acquisition, advisory and administrative services.

Investment Company Act Considerations

Neither we nor any of our subsidiaries intend to register as, nor do we intend to conduct our operations so as to be regulated as, an investment company under the Investment Company Act. We expect that the Company and its subsidiaries will rely on the exception from the definition of an investment company under Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In providing guidance on this exclusion, the SEC staff, among other things, generally has focused on whether at least 55% of a subsidiary’s portfolio will comprise of qualifying real estate-related assets and at least 80% of its portfolio will comprise of qualifying real estate-related assets and real estate-related assets (and no more than 20% will comprise of other, non-qualifying assets).

We expect to limit the investments that we make, directly or indirectly, in assets that are not qualifying real estate-related assets and in assets that are not real estate-related assets. For purposes of the exclusion provided by Section 3(c)(5)(C), we will classify the investments made by our subsidiaries based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate related asset.

On August 31, 2011, the SEC published a concept release stating that it and its staff are reviewing interpretive issues under the Investment Company Act relating to the status under the Investment Company Act of companies that are engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on the exclusion from the definition of an investment company in Section 3(c)(5)(C). Among other things, the SEC is reviewing whether companies that rely on this exclusion potentially are making judgments about their status under the Investment Company Act without sufficient SEC guidance. In the Concept Release, the SEC expressed concern that staff interpretations that have addressed the statutory exclusion in Section 3(c)(5)(C) may have contained, or led to, interpretations that are beyond the intended scope of the exclusion and inconsistent with investor protection. In particular, the SEC said it is concerned that certain types of mortgage-related pools today appear to resemble in many respects investment companies, and may not be the kinds of companies that were intended to be excluded from regulation by Section 3(c)(5)(C). The SEC has sought, and has received public comment on its Concept Release. There can be no assurance that the SEC or its staff in the future will not revise its interpretive guidance relating to the availability of the Section 3(c)(5)(C) exclusion in a manner that would adversely affect the ability of the Company to rely on this exclusion.

Real Estate Secured Loans

First Mortgage Loans

Consistent with SEC no-action letters, a first mortgage loan will be treated as a qualifying real estate asset, as long as the loan is “fully secured” by real estate at the time of acquisition. We will also consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets if the real estate securing the loan has an appraised value of 55% of the fair market value of the loan on the date of acquisition. Mortgage loans that are junior to a mortgage owned by another lender, or second mortgages, will be treated as qualifying real estate-related assets if the real property fully secures the second mortgage.

Mezzanine Loans

A portion of our investments will consist of real estate secured loans secured by 100% of the equity securities of a special purpose entity that owns real estate, or mezzanine loans. Mezzanine loans will be treated as qualifying real estate-related assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the criteria set forth in the Capital Trust, Inc. No-Action Letter (May 24, 2007) (“Cap Trust No-Action Letter”).

Participations

Consistent with SEC staff guidance, we will consider a participation in a whole mortgage loan to be a qualifying real estate asset only if (1) our subsidiary has a participation interest in a mortgage loan that is fully secured by real property; (2) our subsidiary has the right to receive its proportionate share of the interest and the principal payments made on the loan by the borrower, and its returns on the loan are based on such payments; (3) our subsidiary invests only after performing the same type of due diligence and credit underwriting procedures that it would perform if it were underwriting the underlying mortgage loan; (4) our subsidiary has approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) in the event that the loan becomes non-performing, our subsidiary has effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

Fund-Level or Corporate-Level Debt

If one of our subsidiaries provides financing to an entity that is primarily engaged in the real estate business, we will treat such loan as a real estate asset or a miscellaneous asset depending on the nature of the business and assets of the borrower.

Other Real Estate Secured Loans

We will treat the other real estate secured loans described in this prospectus, i.e., bridge loans, construction loans, and investments in distressed debt, as qualifying real estate-related assets if such loans are fully secured by real estate. With respect to construction loans which are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying real estate asset. The SEC has not issued no-action letters specifically addressing construction loans which are funded over time. If the SEC takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Real Estate Equity Investments

Joint Venture Interests

Consistent with SEC guidance, when measuring Section 3(c)(6) and Section 3(c)(5)(C) compliance, we will calculate asset values on an unconsolidated basis which means that when assets are held through another entity, we will treat the value of our interest in the entity as follows:

(i) If we own less than fifty percent of the voting securities of the entity, then we will treat the value of our interest in the entity as real estate-related assets if the entity engages in the real estate business, such as a REIT relying on Section 3(c)(5)(C), and otherwise as miscellaneous assets.

(ii) If we own fifty percent or more of the voting securities of the entity, then we will allocate the value of our interest in the entity among qualifying real estate-related assets, real estate-related assets and miscellaneous assets in proportion to the entity’s ownership of qualifying real estate-related assets, real estate-related assets and miscellaneous assets.

(iii) If we are the general partner or managing member of a entity, then (a) we will treat the value of our interest in the entity as in item (ii) above if we are actively involved in the management and operation of the venture and our consent is required for all major decisions affecting the venture and (b) we will treat the value of our interest in the entity as in item (i) above if we are not actively involved in the management and operation of the venture or our consent is not required for all major decisions affecting the venture.

Equity Interest in an Entity that is an Owner of Real Property

As with joint ventures, the same analysis would be conducted with respect to an equity interest in an entity that is an owner of commercial property on a case-by-case basis to determine how such investments should be treated.

Private Issuances of Public Equity or Debt Securities of Public Companies, or PIPES

We are not aware of any guidance provided by the SEC or its staff concerning the treatment of PIPES. However, PIPES will be treated as a real estate asset or a miscellaneous asset depending on the nature of the business and assets of the company involved.

Real Property

An investment in real property will be treated as a qualifying real estate asset.

Other Investments

The treatment of any other investments as qualifying real estate-related assets and real estate-related assets will be based on the characteristics of the investment or underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and will be consistent with SEC guidance.

Absence of No-Action Relief

If we or certain of our subsidiaries fail to own a sufficient amount of qualifying real estate-related assets or real estate-related assets, we or our subsidiary could be characterized as an investment company. In the event we or a subsidiary are unable to rely upon the exemption discussed above, then absent another available exemption, we or such subsidiary would be required to register as an investment company or cease operations (see discussion below). We have not sought a no-action letter from the SEC staff regarding how our investment strategy fits within the exceptions from registration under the Investment Company Act on which we and our subsidiaries intend to rely. To the extent that the SEC or its staff provides more specific or different guidance regarding the treatment of assets as qualifying real estate-related assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Liquidity

Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until the later of 2018 or three years after the date this offering closes. Our charter does not require our board of directors to pursue a liquidity event. Due to the uncertainties of market conditions in the future, we believe setting finite dates for possible, but uncertain, liquidity events may result in actions not necessarily in the best interests or within the expectations of our stockholders. We expect that our board of directors, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the listing of our common stock on a national securities exchange; (2) the sale of all or substantially all of our assets; or (3) the sale or a merger in a transaction that would provide our stockholders with cash and/or securities of a publicly traded company. In making the decision to apply for a listing of our common stock on a national securities exchange, our board will consider whether listing of our common stock on a national securities exchange or liquidating our assets will result in greater value for our stockholders.

Prior to our completion of a liquidity transaction, our share repurchase program may provide an opportunity for you to have your shares of common stock repurchased, subject to certain restrictions and limitations.

Information Regarding Our Investments

As of December 31, 2013, we had acquired, along with affiliated entities, an ownership interest in 14 properties, of which our share of the aggregate purchase price total $61,250,000, including closing costs.  These acquisitions were funded by the ongoing initial public offering, through the issuance of our common stock, financing and assuming liabilities.  The first property was acquired during the fourth quarter of 2012, the second property during the second quarter of 2013, ten properties during the third quarter of 2013 and the remaining two properties during the fourth quarter of 2013.

In March 2014, as part of our plan to shift our investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as our core assets, we reached an agreement in principle with affiliated entities to exchange all of our ownership interests in non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility.  Under the terms of the proposed property exchanges, VRM I and VRM II will transfer to us all of their respective ownership interests in the following properties: the Ft. Lauderdale, Memphis Court, Memphis Poplar, Kansas City and St. Louis Parking Facilities and the Red Mountain Storage Facility (the “Transferred Properties”).  In exchange, VRM I and VRM II will receive from us our entire interest in four office buildings located at 8860 West Sunset Road, Las Vegas, Nevada (“Wolfpack”), 8905 Post Road, Las Vegas, Nevada (“SE Properties”), 8925 Post Road, Las Vegas, Nevada (“Devonshire”) and 8945 Post Road, Las Vegas, Nevada (“ExecuSuites”) (collectively, the “Acquired Properties”).  VRM I and VRM II will assume their respective pro rata share of the indebtedness incurred by us in connection with their acquisition of the Acquired Properties. We expect to consummate the proposed property exchanges during the second quarter of 2014. For more information regarding the proposed terms of the property exchanges, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events—Proposed Property Exchanges.”

The following table sets forth the property description, percentage owned, location, year built, leasable square feet and other information with respect to the properties that we have acquired as of December 31, 2013, after giving effect to the property exchanges described in the preceding paragraph as if such exchanges had occurred as of December 31, 2013:

Property Description	Location(s)	Year Built	Leasable Square Feet	Acquisition Closing Date	Aggregate Purchase Price1	Percentage Owned	Occupancy at December 31, 2013
Cedar Park self-storage facility	Cedar Park, Texas	2006	52,000	12/14/2012	$3,275,000	100%	82.2%
Building C office building	Las Vegas, Nevada	2008	47,500	7/31/2013	$15,000,000	100%	96.80%
Ft. Lauderdale Parking Facility	Ft. Lauderdale, Florida	n/a	n/a	7/31/2013	$3,400,000	100%	100%
Memphis Court Parking Facility	Memphis, Tennessee	n/a	n/a	8/28/2013	$1,000,000	100%	100%
Memphis Poplar Parking Facility	Memphis, Tennessee	n/a	n/a	8/28/2013	$2,000,000	100%	100%
Kansas City Parking Facility	Kansas City, Missouri	n/a	n/a	8/28/2013	$2,800,000	100%	100%
Baltimore Parking Facility	Baltimore, Maryland	n/a	n/a	9/4/2013	$2,300,000	100%	n/a
St. Louis Parking Facility	St. Louis, Missouri	n/a	n/a	9/4/2013	$2,000,000	100%	n/a
Building A office building	Las Vegas, Nevada	2008	47,500	8/30/2013	$15,000,000	100%	100%
Red Mountain self-storage facility	Boulder City, Nevada	1996	111,913	9/12/2013	$5,200,000	100%	96.3%

 The following table sets forth the property description, percentage owned, location, year built, leasable square feet and other information with respect to the properties that the Company has acquired as of December 31, 2013, without giving effect to the proposed property exchanges with VRM I and VRM II:

Property Description	Location(s)	Year Built	Leasable Square Feet	Acquisition Closing Date	Aggregate Purchase Price1	Percentage Owned	Occupancy at December 31, 2013
Cedar Park self-storage facility	Cedar Park, Texas	2006	52,000	12/14/2012	$3,275,000	100%	82.2%
Wolfpack Properties LLC office building	Las Vegas, Nevada	2008	22,000	6/14/2013	$6,500,000	100%	100%
Building C office building	Las Vegas, Nevada	2008	47,500	7/31/2013	$15,000,000	100%	96.80%
Ft. Lauderdale Parking Facility	Ft. Lauderdale, Florida	n/a	n/a	7/31/2013	$3,400,000	32%	100%
Memphis Court Parking Facility	Memphis, Tennessee	n/a	n/a	8/28/2013	$1,000,000	5%	100%
Memphis Poplar Parking Facility	Memphis, Tennessee	n/a	n/a	8/28/2013	$2,000,000	5%	100%
Kansas City Parking Facility	Kansas City, Missouri	n/a	n/a	8/28/2013	$2,800,000	5%	100%
Baltimore Parking Facility	Baltimore, Maryland	n/a	n/a	9/4/2013	$2,300,000	5%	n/a
St. Louis Parking Facility	St. Louis, Missouri	n/a	n/a	9/4/2013	$2,000,000	5%	n/a

Building A office building	Las Vegas, Nevada	2008	47,500	8/30/2013	$15,000,000	100%	100%
Red Mountain self-storage facility	Boulder City, Nevada	1996	111,913	9/12/2013	$5,200,000	51%	96.3%
Devonshire office building	Las Vegas, Nevada	2008	22,000	9/16/2013	$6,400,000	100%	88.05%
SE Properties office building	Las Vegas, Nevada	2008	22,000	10/19/2013	$6,100,000	100%	90.08%
ExecuSuites office building	Las Vegas, Nevada	2008	22,000	11/26/2013	$6,100,000	100%	88.58%
____________________
1 Certain property acquisitions were part of an aggregate acquisition of multiple properties. The amount presented reflects the price allocated to the property as part of the total consideration from the aggregate acquisition agreement and not the amount assigned to the property pursuant to the agreement.

Cedar Park.  On December 14, 2012, the Company, through our wholly-owned subsidiary, MVP MS Cedar Park, 2012, LLC, or MVP MS Cedar Park, acquired Cedar Park, for an aggregate purchase price of $3.3 million, exclusive of closing costs. Cedar Park is an approximately 52,000 square foot self-storage facility located in Cedar Park, Texas that was constructed in 2006 and is comprised of 12 buildings and 376 self-storage units, together with 24 exterior RV parking spaces. Cedar Park is comprised of approximately 58,000 square feet of building improvements. As of the closing date, Cedar Park was approximately 80% leased and had an average market rent of approximately $120 per unit.  The Company believes that Cedar Park is suitable for its intended purpose and adequately covered by insurance. The Company currently has no renovation plans for Cedar Park. Management expects to fund any future renovations and improvements with proceeds from its ongoing public offering. Cedar Park is located in a submarket where there are a number of comparable properties that might compete with it.

The Company financed the purchase of Cedar Park using cash proceeds from its ongoing public offering. Dominion Storage Group, Inc., or the property manager, will serve as Cedar Park’s property manager. The property manager will supervise, manage, operate, and maintain Cedar Park on the terms and conditions set forth in a property management agreement. The property manager will receive a property management fee equal to the greater of (i) 6.0% of the Cedar Park’s gross receipts (as that term is defined in the property management agreement) and (ii) $1,800. The property management agreement also provides for a construction management fee of 5% of the cost of amounts expended for any renovation or construction project supervised by the property manager and a one-time start-up fee of $5,000. The property management agreement has a term of twenty-four (24) months, provided that MVP MS Cedar Park may terminate the property management agreement at any time for gross negligence, fraud, or willful misconduct, or if the property manager becomes a debtor in any bankruptcy or insolvency proceeding.

At the closing, an affiliate of the property manager received consulting fees equal to 3.0% of the purchase price pursuant to the terms and conditions set forth in a compensation agreement. Pursuant to the terms and conditions set forth in the compensation agreement, an affiliate of the property manager is entitled to an annual profit interest in MVP MS Cedar Park equal to fifteen percent (15.0%) of MVP MS Cedar Park’s net profit after payment of MVP MS Cedar Park’s operating expenses (as that term is defined in the compensation agreement) and payment of an annual cumulative return on equity of 7.5%. to MVP MS Cedar Park.  MVP RA earned a 3% acquisition fee on our portion of the purchase price of $105,000 in connection with this acquisition.

Wolfpack.  On June 14, 2013, the Company acquired Wolfpack, a 22,000-square-foot office building in Las Vegas, Nevada for $6.5 million. Located at 8860 W. Sunset Road, the two-story, single-tenant building was built in 2008 and is fully occupied by a national short-term lender, which uses the property as its national headquarters. As of December 31, 2013, the property has approximately 10 years remaining on its triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $3,967,000 in existing debt and the issuance of 285,744 shares of the Company’s common stock to the seller at $8.865 per share totaling approximately $2,533,000.  MVP RA earned a 3% acquisition fee on the Company’s portion of the purchase price of $195,000 in connection with this acquisition.

Building C.  On July 31, 2013, the Company acquired Building C, a 47,500-square-foot office building in Las Vegas, Nevada for $15.0 million. Located at 8930 W. Sunset Road, the three-story, multi-tenant building was built in 2008 and is 90% occupied by a mix of medical and professional tenants. The property has 5 to 10 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $10,842,000 in existing debt and the issuance of 473,805 shares of the Company’s common stock to the seller at $8.775 per share totaling approximately $4,158,000.  MVP RA earned a 3% acquisition fee on the Company’s portion of the purchase price of $450,000 in connection with this acquisition.

Six Parking Facilities.  On July 26, 2013, the Company, VRM I and VRM II entered into an agreement to acquire six parking facilities from the same seller.  We have formed limited liability companies with VRM I and VRM II to acquire the properties based on ownership noted in the table above. The limited liability companies are jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC.  We have the right, at any time, with 10 days written notice, to purchase VRM I or VRM II’s interest in the limited liability company at purchase price equal to VRM I or VRM II’s and our capital contribution plus a 7.5% annual cumulative return less any distributions received by VRM I or VRM II.  MVP RA earned a 3% acquisition fee on the Company’s portion of the purchase price of approximately $48,000 in connection with this acquisition.

The parking facilities are located in the following cities:  Ft. Lauderdale, Florida (66 space surface lot and single tenant office building); Baltimore, Maryland (240 space multi-level parking structure); Kansas City, Missouri (164 space surface lot); St. Louis, Missouri (181 space surface lot) and two parking facilities in Memphis, Tennessee (166 and 125 space lots).  All of the parking facilities are currently leased to tenants under triple net leases, therefore no specific party has additional management responsibility or decision making authority beyond their ownership interest.  Upon the closing of the purchases described above, three of the six triple net leases will be terminated following a 180 day termination period. MVP RA is seeking to enter into a new leasing arrangement for the affected facilities

SELECTED FINANCIAL DATA

The following selected financial data as of and for the year ended December 31, 2013 and the period from April 3, 2012 (inception) through December 31, 2012 should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. The selected financial data has been derived from our audited consolidated financial statements included in this prospectus

	As of, and for the year ended, December 31, 2013	As of, and for the period from April 3, 2012 (inception) through December 31, 2012
BALANCE SHEET DATA:
Total assets	$67,012,000	$6,171,000
Total liabilities	$43,164,000	$3,243,000
Total equity	$23,848,000	$2,928,000

STATEMENT OF OPERATIONS DATA:
Total revenues	$2,478,000	$25,000
Total expenses	$(11,110,000)	$(1,166,000)
Net loss	$(8,632,000)	$(1,141,000)

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$473,000	$(190,000)
Net cash (used in) investing activities	$(2,940,000)	$(3,279,000)
Net cash provided by financing activities	$3,481,000	$4,000,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012. The following discussion and analysis should be read in conjunction with the financial information included under “Selected Financial Data” above and the consolidated financial statements and the notes thereto for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012 included in this prospectus.  As used herein, the terms the “Company,” “we,”  “our,” or “us” refer to MVP REIT, Inc., and, as required by context, MVP Real Estate Holdings, LLC, which we refer to as our “operating limited liability company,” and to their subsidiaries.

Overview

MVP REIT, Inc. (the “Company,” “we,” “us,” or “our”) was incorporated on April 3, 2012 as a Maryland corporation, and intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013.  On September 25, 2012, the Company commenced its initial public offering of up to $500 million in common stock, $0.001 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.  Pursuant to the terms of the Offering, the Company was required to raise at least $3.0 million in connection with the sale of common stock in order to break escrow and commence operations.  On December 11, 2012, the Company reached its minimum offering of $3 million.  As of December 31, 2013 the Company had sold approximately $25.5 million of its common stock, net of commissions.  Approximately $19.4 million was a non-cash transaction recorded as part of our acquisitions of Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

The Company operates as a real estate investment trust (“REIT”).  The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder.  As a REIT, the Company is required to have a December 31 fiscal year end.  As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders.  Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering.  In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s investment strategy is to invest 97% all of the net proceeds from its Offering in direct investments in real property and real estate secured loans (including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate)that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a shift in the Company’s investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as the Company’s core assets.  As part of its strategy to focus predominately in investments in parking and storage facilities, the Company has reached an agreement in principle with affiliated entities to exchange all of its ownership interests in non-core assets (consisting of six office buildings) for all of the affiliated entities’ ownership interests in six parking facilities and one self-storage facility. The Company anticipates that the property exchanges will be completed during the second quarter of 2014. Please see “—Proposed Property Exchanges” under this Item 7 for more information regarding the proposed property exchanges. The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking and self-storage facilities.  The Company intends to operate in a manner that will allow the Company to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure.  Pursuant to our advisory agreement, however, our board has delegated to MVP Realty Advisors, LLC, our advisor, authority to manage our day-to-day business, in accordance with our investment objectives, strategy, guidelines, policies and limitations.  The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer.  Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company (“VRM II”), owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc., a Maryland corporation and Nasdaq-listed company (“VRM I”), which is managed by Vestin Mortgage, LLC.  Michael Shustek, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM II, VRM I and Vestin Fund III (“VF III”).

Results of Operations

As of December 31, 2013, the Company has acquired, along with affiliated entities, 14 properties of which the Company’s share of the purchase price totals $61,250,000, including closing costs. These acquisitions were funded by the ongoing initial public offering, through the issuance of our common stock, financing and assuming liabilities. The first property was acquired during the fourth quarter of 2012, the second during second quarter of 2013 the next ten during the third quarter of 2013 and the final two during the fourth quarter 2013.  We expect that income and expenses related to our portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets.  As a result, the results of operations described below are not indicative of future results of operations.  The Company also funded our first investment in a real estate loan during April 2013.  In July 2013, the Company sold the entire balance of the real estate loan; VRM II repurchased $1.0 million and a third party investor purchased the remaining $1.0 million.

	For the Year Ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
Revenues
Interest income from investment in real estate loans	$39,000	$--
Rental revenue	2,439,000	25,000
Total revenues	$2,478,000	$25,000

Interest income from investment in real estate loan.  During April 2013 the Company acquired a loan in the amount of $2.0 million with an interest rate of 7.5%.  The interest earned on this loan was approximately $39,000.  During July 2013, the Company has sold the entire balance of the real estate loan, VRM II repurchased $1.0 million and a third party investor purchased the remaining $1.0 million.  No gain or loss was recognized.

Rental revenue. Total rental revenue earned is from our eight consolidated properties which were acquired starting in fourth quarter 2012.

See Note I – Investment in Equity Method Investee and Investment in Cost Method Investee, and Note J – Acquisitions of the Notes to the Consolidated Financial Statements included in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K.
Operating expenses	For the Year Ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
General and administrative	$2,867,000	$909,000
Acquisition expenses	596,000	227,000
Acquisition expenses – related party	1,908,000	--
Operation and maintenance	702,000	18,000
Seminar	965,000	--
Offering costs	2,512,000	--
Depreciation	462,000	10,000
Total operating expenses	$10,012,000	$1,164,000

General and administrative expenses.  General and administrative expenses consisted primarily of professional fees, wages and benefits, insurance, director’s fees and office rent paid through our Advisor totaling approximately $871,000, $751,000, $289,000, $156,000, and $142,000, respectively.

Acquisition expenses.  Acquisition expenses were incurred in connection with recent and potential future acquisitions. During August 2013, the Company terminated the purchase agreement related to the acquisition of the property located at 1236 E. Airport Drive, Ontario, California and the seller retained the $50,000 non-refundable deposit.  This expense was recorded in June 2013.

Acquisition expenses – related party.  Acquisition expenses were incurred in connection with recent and potential future acquisitions.  During the year ended December 31, 2013 the Company recognized acquisition expenses for the Advisor of approximately $1.6 million. L.L. Bradford, LLC and Strategix Solutions, LLC, each of which is partially owned by our Chief Financial Officer, were paid approximately $27,000 for acquisition expenses.

Operating and maintenance expenses.  These operating and maintenance expenses consisted primarily of asset and debt management fees of approximately $213,000, property management fees of approximately $129,000 paid to third-party management companies, utilities of approximately $55,000 and payroll and related expenses of approximately $75,000.

Seminar expense. These seminar expenses consisted of meeting room space, costs for printing materials, meals for seminars held at restaurants and other miscellaneous costs related to seminars.

Offering costs. As the Company commenced operations on December 11, 2012, the offering costs previously deferred are being amortized to expense as offering costs over 12 months on a straight-line basis in the amount of approximately $0.5 million per quarter.

Depreciation expense.  Depreciation expense consisted of approximately $440,000 related to our acquired property and approximately $22,000 related to our fixed assets.

Other income and expense	For the Year Ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
Interest expense	$(1,038,000)	$(2,000)
Income from investment in equity method investee	8,000	--
Loan fees	(68,000)	--
Total other income and expense	$(1,098,000)	$(2,000)

Interest expense.  Interest expense increased due to the assumption of debt through acquisitions during the year ended December 31, 2013, a promissory note to Now Fund II, LP, a company wholly owned by Michael Shustek, the Company’s President and Chief Executive Officer and the financing of our Directors and Officers liability Insurance.  The interest expense will vary based on the amount of our borrowings, which will depend on the cost of borrowings, the amount of proceeds the Company raises in its ongoing initial public offering and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

See Note L – Notes Payable of the Notes to the Consolidated Financial Statements included in Part II, Item 8 Consolidated Financial Statements of this Annual Report on Form 10-K

Income from investment in equity method investee.  During the third quarter the Company acquired a 32% interest in a parking facility in Ft. Lauderdale, FL.

See Note I – Investment in Equity Method Investee and Investment in Cost Method Investee of the Notes to the Consolidated Financial Statements included in the consolidated financial statements included in this prospectus.

Loan fees.  During the year ended December 31, 2013, the Company expensed approximately $68,000 of capitalized loan fees related to the promissory notes issued by Cedar Park and Red Mountain.

	For the Year Ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
Net loss	$(8,632,000)	$(1,141,000)
Net loss attributable to non-controlling interest – related party	45,000	--
Net loss attributable to common stock holders	$(8,587,000)	$(1,141,000)

Net loss.  Our operating loss is primarily related to costs associated with the current offering of our common stock and costs related to the due diligence and acquisition of properties. Additionally, revenue is being generated on our 14 real estate investments, the majority of which were acquired in third quarter 2013.  During the year ended December 31, 2013 approximately $45,000 of the loss related to properties acquired during the third quarter 2013 was attributable to related parties which hold a non-controlling interest in the Company’s acquired properties.

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate our risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

●
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

●
Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

●
Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property and loans secured by real estate in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO is presented in the following table for the year ended December 31, 2013.

Net Loss	$(8,632,000)
Subtract:
Deferred rental assets	(118,000)
Add:
Depreciation and amortization of real estate assets	462,000
FFO	(8,288,000)
Add:
Acquisition fees and expenses to non-affiliates	596,000
Acquisition fees and expenses to affiliates	1,908,000
MFFO	$(5,784,000)

MFFO reflects costs directly associated with our offering, such as legal, accounting, filing fees, seminar costs, and advertising costs, increased personnel and other costs, all of which we expect to decrease after the completion of our offering.

Capital and Liquidity Resources

The Company commenced operations on December 11, 2012 and acquired our first property on December 14, 2012.

Our principal demand for funds will be for the acquisition of real estate assets, funding of loans secured by real estate, the payment of operating expenses and interest on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, the Company intends to generally fund our cash needs for items other than asset acquisitions from operations. The Company’s cash needs for acquisitions and investments will be funded primarily from the sale of shares of our common stock, including those offered for sale through our distribution reinvestment plan, and through the assumption of debt.

Net cash provided by operating activities for the year ended December 31, 2013 was $473,000.  Net cash used in financing activities for the year ended December 31, 2013 was $2,940,000 consisting of an investment in equity method investee of $1,090,000, investment in cost method investee of $509,000, investment in real estate of $1,268,000, purchase of fixed assets of $4,000, and building improvements of $69,000. The cash generated from financing activities of $3,481,000 is expected to be used to pay liabilities or to make additional investments.

As of December 31, 2013, the Company has eight promissory notes secured by our real estate.  Our charter precludes us from borrowing more than the NASAA REIT Guidelines limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. The Company expects that it may use leverage for any senior debt or equity investments that the Company makes. The Company expects that our debt financing, if any, on such investments will not exceed 50% of the greater of the cost or fair market value of our overall investments.

The Company will experience a relative increase in liquidity if and when additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets. Our advisor may, but is not required to, establish working capital reserves from offering proceeds out of cash flow generated by our investments or out of proceeds from the sale of our investments. The Company does not anticipate establishing a general working capital reserve during the initial stages of the offering; however, we may establish capital reserves with respect to particular investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

The Company is currently focused on expanding its capital resources by raising additional funds in its initial public offering.  The Company has worked over the last several months to expand the number of selling agreements it has with unaffiliated broker-dealers.  The Company believes that selling through such unaffiliated broker-dealers may increase the sale of its shares in the public offering, as compared to the direct selling efforts previously employed by the Company  through its affiliated broker-dealer, MVP AS. The  Company anticipates entering into additional selling agreements with  additional unaffiliated  broker dealers for the sale of  its common stock.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to the limitations previously described in our prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

In addition to making investments in accordance with our investment objectives, the Company expects to use its capital resources to make certain payments to our advisor and the selling agent(s). During the organization and offering stage, these payments will include payments to the selling agent(s) for selling commissions and payments to our advisor for reimbursement of certain organization and offering expenses. During the acquisition and development stage, the Company expects to make payments to our advisor in connection with the selection or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor, see “Fees and Expenses Paid in Connection With the Operations of the Company”, included in Note E — Related Party Transactions and Arrangements to our financial statements included in this prospectus. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our board of directors.

Distributions

The Company intends to continue making regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its “REIT taxable income” each year.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, assuming a purchase price of $9.00 per share or $0.05025 monthly.

For the twelve months ended December 31, 2013, we had paid approximately $589,000 in distributions to our stockholders, all of which have constituted a return of capital.  Our total distributions paid for the quarterly periods from January 1, 2013 through December 31, 2013, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRP, are detailed below.

	Quarter Ended
	03/31/13	06/30/13	09/30/13	12/31/13

Distributions paid in cash	$57,000	$59,000	$131,000	$342,000
Distributions reinvested in DRP:	8,000	12,000	20,000	35,000
Total distributions:	65,000	71,000	151,000	377,000
Sources of distributions:
Proceeds from issuance of common stock	$57,000	$59,000	$131,000	$342,000
Cash flows provided by operations	--	--	--	--
Proceeds from borrowings	--	--	--	--
Total sources:	57,000	59,000	131,000	342,000
Cash flows provided by (used in) operations (GAAP basis)	$67,000	$(403,000)	$528,000	$(55,000)
Number of shares of common stock issued pursuant to DRP	952	1,403	2,248	4,008

Until the net proceeds from the Offering are fully invested, the Company may not generate sufficient cash flow from operations to fully fund distributions. During the early stages of the Offering, all or a portion of the distributions may be paid from other sources, such as cash flows from financing activities, which include borrowings, proceeds from the Offering, cash advances from our Advisor or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital.  The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

To date, all distributions have been paid from offering proceeds and represent a return of capital.

Related-Party Transactions and Arrangements

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with acquisition and financing activities, asset and property management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements to the financial statements included in this prospectus for a discussion of the various related party transactions, agreements and fees.

Inflation

The Company expects to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company is organized and conducts operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto.  A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met.  Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits.  Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements.  The net income tax provision for the years ended December 31, 2013 and 2012 were approximately zero.

REIT Compliance

The Company intends to qualify as a REIT for federal income tax purposes for the year ending December 31, 2013, therefore the Company generally will not be subject to federal income tax on income that is distributed to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company’s net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of the REIT taxable income to the stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income taxes (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of December 31, 2013.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies, and other costs incurred in connection with registering to sell shares of our common stock. As of December 31, 2013, such costs totaled approximately $0.5 million. As we effectively commenced operations on January 1, 2013, the offering costs previously deferred are being amortized to expense as offering costs over 12 months on a straight-line basis.

Contractual Obligations

The following is a summary of our contractual obligations as of December 31, 2013:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$40,804,000	$1,839,000	$19,882,000	$11,961,000	$7,122,000
Capital Lease Obligations	--	--	--	--	--
Operating Lease Obligations	--	--	--	--	--
Purchase Obligations	--	--	--	--	--
Total	$40,804,000	$1,839,000	$19,882,000	$11,961,000	$7,122,000

Subsequent Events

Status of Offering

The Company commenced the initial public offering of up to $550,000,000 in shares of common stock on September 25, 2012. As of March 31, 2014, the Company has accepted investors’ subscriptions for, and issued, 3,175,127 shares of common stock, including shares issued pursuant to the distribution reinvestment plan.  The Company received cash proceeds of approximately $8,538,000 and issued shares valued at $19,384,000 for contributed properties.

Proposed Property Exchanges

In March 2014, the Company’s board of directors approved a shift in the Company’s investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as the Company’s core assets.  As part of its strategy to focus predominately in investments in parking and storage facilities, the Company has reached an agreement in principle with affiliated entities to exchange all of its ownership interests in non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility.

Under the terms of the proposed transaction, VRM I and VRM II will transfer to MVP all of their respective ownership interests in the following properties: the Ft. Lauderdale, Memphis Court, Memphis Poplar, Kansas City and St. Louis Parking Facilities and the Red Mountain Storage Facility (the “Transferred Properties”). The Company will assume all indebtedness incurred by VRM I and VRM II in connection with their acquisition of interests in the Transferred Properties. In addition, pursuant to its agreement with VRM I and VRM II, the Company will pay to VRM I and VRM II an amount equal to their respective investments in the Transferred Properties plus a 7.5% annual cumulative return less any distributions received by VRM I and VRM II (the “Contractual Return”).

Under the terms of the proposed transaction, VRM I and VRM II will receive from the Company its entire interest in four office buildings located at 8860 West Sunset Road, Las Vegas, Nevada (“Wolfpack”), 8905 Post Road, Las Vegas, Nevada (“SE Properties”), 8925 Post Road, Las Vegas, Nevada (“Devonshire”) and 8945 Post Road, Las Vegas, Nevada (“ExecuSuites”) (collectively, the “Acquired Properties”).  VRM I and VRM II will assume their respective pro rata share of the indebtedness incurred by the Company in connection with its acquisition of the Acquired Properties.

For purposes of the proposed transactions, the value of the properties to be exchanged is based upon their purchase price as all of the real estate assets were acquired during the previous nine months. The aggregate purchase price for VRM I’s and VRM II’s interests in the Transferred Properties is approximately $14 million and the related indebtedness is approximately $5 million, resulting in a net value for purposes of the exchange of approximately $9 million.  In addition, the Company is obligated to pay VRM I and VRM II, in the aggregate, approximately $500,000 as their Contractual Return on the Transferred Properties.  The aggregate purchase price for the interests in the Acquired Properties to be transferred to VRM I and VRM II is approximately $25 million and the related indebtedness is approximately $14 million, resulting in a net value for purposes of the exchange of approximately $11 million.  In light of the difference between the net value to be received by VRM I and VRM II and the net value transferred by VRM I and VRM II, VRM I and VRM II will pay the Company, in the aggregate, approximately $1.4 million. The proposed transaction is expected to close in the second quarter of 2014.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of the Company’s real estate investment portfolio and operations. One of the Company’s interest rate risk management objectives is to limit the impact of interest rate changes on cash flows. To achieve this objective, the Company may borrow at fixed rates or fix the variable rates of interest on variable interest rate borrowings through the use of interest rate swaps. The Company has and may continue to enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate the Company’s interest rate risk on a related financial instrument. The Company will not enter into derivative or interest rate transactions for speculative purposes. The Company is exposed to credit risk of the counterparty to these interest rate swap agreements in the event of non-performance under the terms of the derivative contracts. In the event of non-performance by the counterparty, if the Company is  not able to replace these swaps, the Company would be subject to the variability of interest rates on the total amount of debt outstanding under the mortgage.  At December 31, 2013, the Company had fixed rate debt of $40.8 million.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

As of December 31, 2013 and 2012, our debt consisted of approximately $40.8 million and $0.2 million, respectively, in fixed rate debt and no variable rate debt. Changes in interest rates have different impacts on the fixed rate and variable rate debt. A change in interest rates on fixed rate debt impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on variable rate debt could impact the interest incurred and cash flows and its fair value.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

The following table summarizes annual debt maturities, average interest rates and estimated fair values on our outstanding debt as of December 31, 2013:

	Year Ending December 31,
	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Fixed rate debt	$939,000	$14,960,000	$692,000	$4,229,000	$9,122,000	$9,738,000	$39,680,000	$41,108,000
Average interest rate	6.31%	6.61%	6.14%	6.85%	6.38%	5.56%	--	--

PRIOR PERFORMANCE SUMMARY
The information presented in this section represents the historical experience of Vestin Realty Mortgage I, Inc., or VRM I, Vestin Realty Mortgage II, Inc., or VRM II, Vestin Fund III, LLC, or Fund III, NOW Fund I, L.P., or NOW Fund I, and NOW Fund II, L.P., or NOW Fund II. VRM I, VRM II, Fund III, NOW Fund I and NOW Fund II are real estate programs managed by affiliates of our sponsor, which have similar investment objectives to the company. In addition, each of VRM I, VRM II and Fund III is subject to the information and reporting requirements of the Exchange Act, has filed periodic reports, proxy statements, quaterly reports on Form 10-Q and annual reports on Form 10-K containing audited financial information for each year of operation with the SEC. These filings are available to you for free on the SEC’s website at www.sec.gov. We will also provide, upon request, for no fee, the most recent Form 10-K filed by VRM I, VRM II and Fund III with the SEC. We will provide the exhibits to such filing for a reasonable fee.

The returns to our stockholders will depend in part on the mix of investments in real estate, real estate secured loans and other assets in which we invest. Because our portfolio is unlikely to mirror the portfolio of VRM I, VRM II, Fund III, NOW Fund I or NOW Fund II, the returns to our stockholders will vary from those generated by VRM I, VRM II, Fund III, NOW Fund I or NOW Fund II. You should not assume the past performance of VRM I, VRM II, Fund III, NOW Fund I or NOW Fund II will be indicative of our future performance.

Prior Investment Programs

Overview of VRM I

VRM I was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Vestin Fund I, LLC, or Fund I. Fund I was organized as a Nevada limited liability company in December 1999 for the primary purpose of investing in loans secured by commercial real estate. In August 2000, Fund I commenced its initial public offering of 10 million units of limited liability company interests at $10 per unit. The units were non-trading and were not listed on any national securities exchange. Fund I completed its public offering of the units in June 2001, raising gross proceeds of approximately $100 million before offering and selling expenses.

On May 1, 2006, Fund I merged into VRM I and the members of Fund I received one share of VRM I’s common stock for each membership unit of Fund I. On June 1, 2006, the shares of VRM I common stock commenced trading on Nasdaq under the symbol “VRTA” and closed trading on that day at $4.07 per share (as adjusted for stock splits). As of March 31, 2014, VRM I had 5,712,653shares of common stock outstanding. On March 31, 2014, the closing price of a share of VRM I common stock was $1.55 (as adjusted for stock splits).

At the 2011 annual meeting, a majority of VRM I’s stockholders voted to amend VRM I’s bylaws to expand VRM I’s investment policy of investing solely in loans secured by commercial real estate also to include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. Its stockholders also voted at the 2011 annual meeting to amend VRM I’s charter to change the terms of VRM I’s existence from its expiration date of December 31, 2020 to perpetual existence. VRM I operated as a REIT for the tax year ended December 31, 2011. In March 2012, VRM I announced that its board had elected to terminate its REIT status effective for the tax year ended December 31, 2012.

As of December 31, 2013, VRM I had invested approximately $4.5 million for a 45% ownership interest in five parking facilities subject to triple net leases. During the year ended December 31, 2013, VRM I funded four loans totaling approximately $2.3 million.  During the year ended December 31, 2012, VRM I funded 12 loans totaling approximately $14.2 million. As of December 31, 2013, VRM I’s loans were in the following states: Arizona, Nevada and Texas.

In fiscal years 2007, 2006 and 2005, VRM I paid cash dividends aggregating approximately $4.0 million, $2.6 million and $2.6 million, respectively, to its stockholders. VRM I paid cash dividends aggregating approximately $1.1 million during 2008 before suspending the payment of distributions effective in June 2008. VRM I has not made any distributions since June 2008.

Overview of VRM II

VRM II was organized in January 2006 as a Maryland corporation for the sole purpose of effecting a merger with Vestin Fund II, LLC, or Fund II. Fund II was organized as a Nevada limited liability company in December 2000 for the primary purpose of investing in loans secured by commercial real estate. In June 2001, Fund II commenced its initial public offering of 50 million units of limited liability company interests at $10 per unit. The units were non-trading and were not listed on any national securities exchange. Fund I completed its public offering of the units in June 2004, raising gross proceeds of approximately $400 million before offering and selling expenses.

On March 31, 2006, Fund II merged into VRM II and the members of Fund II received one share of VRM II’s common stock for each membership unit of Fund II. On May 1, 2006, the shares of VRM II common stock commenced trading on Nasdaq under the symbol “VRTB” and closed trading on that day at $9.41 per share (as adjusted for stock splits). As of March 31, 2014, VRM II had 2,709,174 shares of common stock outstanding (as adjusted for stock splits). On March 31, 2014, the closing price of a share of VRM II common stock was $5.75 (as adjusted for stock splits).

At the 2011 annual meeting, a majority of VRM II’s stockholders voted to amend VRM II’s bylaws to expand VRM II’s investment policy of investing solely in loans secured by commercial real estate to also include investments in and acquisition, management and sale of real property or the acquisition of entities involved in the ownership or management of real property. VRM II’s stockholders also voted at the 2011 annual meeting to amend VRM II’s charter to change the terms of VRM II’s existence from its expiration date of December 31, 2020 to perpetual existence. VRM II operated as a REIT for the tax year ended December 31, 2011. In March 2012, VRM II announced that its board had elected to terminate its REIT status effective for the tax year ended December 31, 2012.

As of December 31, 2013, VRM II had acquired, along with affiliated entities, seven properties, of which its share of the purchase price, including closing costs, totaled approximately $7.5 million. During the year ended December 31, 2013, VRM II funded six loans totaling approximately $8.1 million.  During the year ended December 31, 2012, VRM II funded 18 loans totaling approximately $3.1 million.  As of December 31, 2013, VRM II had made loans of approximately $5,131,000 to our advisor.  VRM I and VRM II own 40% and 60%, respectively, of our advisor’s outstanding membership interests. As of December 31, 2013, VRM II’s loans were in the following states: Arizona, California, Nevada, Ohio and Texas. The loans VRM II invests in are selected for VRM II by Vestin Mortgage, its manager and an affiliate of our sponsor, from among loans originated by affiliated or non-affiliated mortgage brokers.

In fiscal years 2007, 2006 and 2005, VRM II paid cash dividends aggregating approximately $22.4 million, $16.3 million and $8.6 million, respectively, to its stockholders. VRM II paid cash dividends aggregating approximately $7.3 million during 2008 before suspending the payment of distributions effective in June 2008. VRM II has not made any distributions since June 2008.

Overview of Fund III

Fund III was organized in April 2003 as a Nevada limited liability company for the purpose of investing in loans secured primarily by commercial real and income-producing real property. In November 2003, Fund III commenced its initial public offering of 10 million units of limited liability company interests at $10 per unit. The units are non-trading and are not listed on any national securities exchange. Fund III completed its public offering of the units in November 2005, raising gross proceeds of approximately $29 million before offering and selling expenses.

Fund III commenced operations in February 2004. Prior to March 2007, Fund III invested in revenue-generating commercial real estate and loans secured by real estate through deeds of trust or mortgages. On March 5, 2007, a majority of its members approved the Third Amended and Restated Operating Agreement, which limited Fund III’s investment objectives to investments in real estate loans.

At a special meeting of Fund III members held on July 2, 2009, a majority of the members voted to approve the dissolution and winding up of Fund III. Fund III had sought to raise $100 million. Fund III’s manager sought approval from the Fund III members to dissolve and wind up Fund III in light of limited opportunities to significantly expand and diversify Fund III’s real estate loan portfolio and operations due to limited assets and redemption requests. As a result of such approval, Fund III has commenced an orderly liquidation and it no longer invests in new real estate loans.

Fund III currently has no outstanding loans and its future operations will be focused on disposition of five properties acquired through foreclosure.  In addition, Fund III will attempt to convert other non-cash assets into cash which may be distributed under the plan of dissolution.  Pursuant to the plan, Fund III will make liquidating distributions to members as funds become available, subject to a reasonable reserve established to provide for payment of Fund III’s ongoing expenses and contract liabilities. Fund III is targeting completion of the liquidation by the end of 2015.

Overview of NOW Fund I

NOW Fund I was organized in February 2011 as a Nevada limited-partnership for the purpose of investing in real estate assets acquired directly or indirectly by NOW Fund I, including, but not limited to, real estate properties, loans secured by real estate through mortgages and deeds of trusts, the purchase of both performing and non-performing notes, other debt instruments relating to real estate assets, the purchase of equity and debt interest in business investing in real estate assets and other real estate assets that NOW Fund I believes are fundamentally sound but undervalued due to current market conditions. In March 2011, NOW Fund I commenced its initial offering of 12,000 units of limited-partnership interests at $1,000 per unit. The Units are non-trading and are not listed on any national securities exchange. As of December 31, 2013, NOW Fund I had total members’ equity of approximately $3.5 million.

NOW Fund I commenced operations in March 2011. As of December 31, 2013, NOW Fund I had invested primarily in real estate loans secured by real estate through deeds of trust and equity and equity interests in businesses investing in real estate assets. The investments of NOW Fund I are selected for NOW Fund I by NOW Fund Advisor, LLC, a Nevada limited-liability company, its manager and an affiliate of NOW Fund I’s general partner, NOW Fund GP, I, LLC, a Nevada limited-liability company. As of December 31, 2013, NOW Fund I had outstanding two real estate loans secured by real estate through deeds of trust with an aggregate principal amount of approximately $0.5 million and equity interests in business investing in real estate of approximately $1.5 million. The investment policy of NOW Fund I has not changed since its inception.

Overview of NOW Fund II

NOW Fund II was organized in April 2011 as a Nevada limited-partnership for the purpose of investing in real estate assets acquired directly or indirectly by NOW Fund II, including, but not limited to, real estate properties, loans secured by real estate through mortgages and deeds of trusts, the purchase of both performing and non-performing notes, other debt instruments relating to real estate assets, the purchase of equity and debt interest in business investing in real estate assets and other real estate assets that NOW Fund II believes are fundamentally sound but undervalued due to current market conditions. In August 2011, NOW Fund II commenced its initial offering of 12,000 units of limited-partnership interests at $1,000 per unit to Nevada residents only. The Units are non-trading and are not listed on any national securities exchange. As of December 31, 2013, NOW Fund II had total members’ equity of approximately $0.9 million.

NOW Fund II commenced operations in January 2012. As of December 31, 2013, NOW Fund II had invested primarily in real estate loans secured by real estate through deeds of trust. The loans NOW Fund II invests in are selected for NOW Fund II by NOW Fund Advisor, LLC, a Nevada limited-liability company, its manager and an affiliate of NOW Fund II’s general partner, NOW Fund GP, II, LLC, a Nevada limited-liability company. As of December 31, 2013, NOW Fund II had outstanding no real estate loans secured by real estate through deeds of trust. The investment policy of NOW Fund II has not changed since its inception.

Recent Developments

Each of VRM I, VRM II and Fund III has been adversely affected by the recent recession that began in the second half of 2007. Commercial real estate markets in Nevada, Arizona, California and other states where each such program does business have suffered significantly during the recent recession, with declining real estate values and high rates of default on real estate loans. The loan concentration in these states has increased each program’s vulnerability to the troubled real estate markets, and each program’s performance has been and will continue to be directly impacted by any defaults on the loans in their portfolio.

In addition, as commercial real estate lenders willing to invest in riskier loans, rates of delinquencies, foreclosures and losses on the loans made by VRM II, VRM I and Fund III have been higher than those generally experienced in the commercial mortgage lending industry during periods of economic slowdown or recession. Furthermore, problems experienced in the U.S. credit markets starting in the summer of 2007 have reduced the availability of credit for many prospective borrowers. These problems persist in some of the markets served by each program, making it more difficult for borrowers to obtain the anticipated re-financing necessary in many cases to pay back loans made by each program. This extended period of illiquidity in the credit markets has resulted in a material increase in the number of loans made by VRM I, VRM II and Fund III that are not paid back on time. The recession also slowed economic activity, resulting in a decline in new lending. The manager believes the foregoing factors have contributed to increases in allowances for loan losses and increases in non-performing assets for each program. This negative trend accelerated sharply during the year ended December 31, 2008 and, while the level of non-performing assets has improved since the end of the recession, the slow economic recovery continues to affect operations.

As of December 31, 2013, VRM I had no loan considered non-performing (i.e., based on current information and events, it is probable that the lender will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due). As of December 31, 2013, VRM I’s loan-to-value ratio was 64.81%, net of allowances for loan losses, on a weighted average basis generally using updated appraisals.  As of December 31, 2013, VRM I had provided a specific reserve allowance for one performing loan based on updated appraisals of the underlying collateral and our evaluation of the borrower for this loan, obtained by its manager.

As of December 31, 2013, VRM II had one loan considered non-performing, which was carried on its books as of December 31, 2013 at a value of $0, net of allowance for loan losses of approximately $2.5 million.  This loan has been placed on non-accrual of interest status.  As of December 31, 2013, VRM II”s loan-to-value ratio was 52.62%, net of allowances for loan losses, on a weighted average basis generally using updated appraisals. As of December 31, 2013, VRM II had provided a specific reserve allowance for one non-performing loan for the full amount of the loan.

Continued weakness in the some of the commercial real estate markets and the weakness in lending will continue to have an adverse impact upon the principal markets in which VRM I and VRM II operate for the foreseeable future. This may result in further defaults on loans and each program might be required to record additional reserves based on decreases in market values or the program may be required to restructure addition loans.

Selected Loan Information

Between 2001 and December 31, 2013, VRM I, VRM II and Fund III invested in approximately 405 commercial real estate loans totaling approximately $1.8 billion. The collateral for the outstanding loans are real properties primarily located in Arizona, California, Nevada, Ohio and Texas.

The following tables set forth the type, amount of loan placements and the dollar value of each placement for each year by VRM I, VRM II and Fund III since 2001. Construction loans, except as indicated otherwise, are loans for the construction of buildings on property which has been improved through the installation of utilities, roads or infrastructure. Commercial loans are made to finance operations or improvements for property that has already been fully constructed.

Type	Number	Commercial	Construction	Total
YEAR 2001
Home Builders SFR/ Multi	10	$2,686,000	$11,063,570	$13,749,570
Apts / Rentals	2	14,259,900	1,135,000	15,394,900
Retail Building	2	7,950,000	—	7,950,000
Office Building	7	9,768,700	17,060,000	26,828,700
Assisted Living / Medical	5	38,450,000	11,500,000	49,950,000
Industrial/storage/warehouse	1	331,200	—	331,200
Restaurant/Bar	1	1,600,000	—	1,600,000
Hotel	4	12,112,500	20,700,000	32,812,500
Gaming	2	13,100,000	—	13,100,000
Health Club	1	4,500,000	—	4,500,000
Golf Course	1	—	10,000,000	10,000,000
Cemetery	1	14,000,000	—	14,000,000
Land Acquisition/Development (Zoned SFR)	4	—	14,020,000	14,020,000
Land Acquisition/Development (Zoned Commercial)	6	—	38,200,000	38,200,000
Unimproved Land (Zoned SFR)	2	3,078,000	—	3,078,000
Unimproved Land (Zoned Commercial)	5	8,380,000	—	8,380,000
Grand Total: Non-SFR	54	$130,216,300	$113,678,570	$243,894,870
Single Family Residential	—			$—

YEAR 2002
Home Builders SFR/ Multi	6	$2,450,000	$1,240,050	$3,690,050
Apts / Rentals	6	14,500,000	23,700,000	38,200,000
Retail Building	1	1,312,500	—	1,312,500
Office Building	4	33,450,000	18,775,000	52,225,000
Assisted Living / Medical	14	49,860,000	16,400,000	66,260,000
Industrial/storage/warehouse	4	3,412,500	1,911,000	53,23,500
Hotel	4	27,300,000	3,800,000	31,100,000
Gaming	3	1,440,000	68,000,000	69,440,000
Golf Course	1	—	12,500,000	12,500,000
Land Acquisition/Development (Zoned SFR)	7	—	109,410,000	109,410,000
Land Acquisition/Development (Zoned Commercial)	2	—	3,750,000	3,750,000
Unimproved Land (Zoned SFR)	17	50,781,000	—	50,781,000
Unimproved Land (Zoned Commercial)	10	33,950,500	—	33,950,500
Grand Total: Non-SFR	79	$218,456,500	$259,486,050	$477,942,550
Single Family Residential	0			$—

YEAR 2003
Home Builders SFR/ Multi	6	$11,575,000	$1,592,500	$	$13,167,500
Apts / Rentals	3	9,625,000	—		9,625,000
Office Building	2	7,820,000	—		7,820,000
Assisted Living / Medical	5	32,860,000	3,595,000		36,455,000
Hotel	4	41,305,000	—		41,305,000
Gaming	1	23,000,000	—		23,000,000
Golf Course	1	—	9,500,000		9,500,000
Cemetery	1	34,000,000	—		34,000,000
Land Acquisition/Development (Zoned SFR)	26	4,738,750	—		4,738,750
Land Acquisition/Development (Zoned Commercial)	5	23,138,000	—		23,138,000
Unimproved Land (Zoned SFR)	7	45,315,000	3,759,000		49,074,000
Unimproved Land (Zoned Commercial)	4	15,020,000	—		15,020,000
Grand Total: Non-SFR	65	$248,396,750	$18,446,500	$	$266,843,250
Single Family Residential	0			$	$—

YEAR 2004
Home Builders SFR/ Multi	58	$22,882,000	$7,931,000	$	$30,813,000
Apts / Rentals	1	12,500,000	—		12,500,000
Assisted Living / Medical	2	21,334,136	—		21,334,136
Industrial/storage/warehouse	1	—	6,000,000		6,000,000
Land Acquisition / Development (Residential)	5	19,113,000	50,145,000		69,258,000
Land Acquisition/Development (Zoned Commercial)	1	—	30,000,000		30,000,000
Unimproved Land (Residential)	8	40,831,000	55,000,000		95,831,000
Unimproved Land (Zoned Commercial)	4	17,180,000	—		17,180,000
Grand Total: Non-SFR	80	$133,840,136	$149,076,000	$	$282,916,136
Single Family Residential	0	$--	$--	$	$--
YEAR 2005
Home Builders SFR/ Multi	3	$20,490,000	$—	$	$20,490,000
High Rise Condominiums	2	44,000,000	—		44,000,000
Office Building	1	24,500,000	—		24,500,000
Assisted Living / Medical	8	43,440,000	—		43,440,000
Industrial/storage/warehouse	1	1,000,000	—		1,000,000
Restaurant/bar	1	7,000,000	—		7,000,000
Health Club / Training Facility	1	6,000,000	—		6,000,000
Golf Course	1	—	12,550,050		12,550,050
Sawmill	1	—	26,000,000		26,000,000
Land Acquisition/Development (Zoned SFR)	6	43,892,600	—		43,892,600
Land Acquisition/Development (Zoned Commercial)	2	18,750,000	—		18,750,000
Unimproved Land (Zoned SFR)	3	9,275,000	—		9,275,000
Unimproved Land (Zoned Commercial)	1	7,620,000	—		7,620,000
Grand Total: Non-SFR	31	$225,967,600	$38,550,050	$	$264,517,650
Single Family Residential	0			$	$—
YEAR 2006
Home Builders SFR/ Multi	3	$6,000,000	$33,250,000	$	$39,250,000
Apts / Rentals	3	27,750,000	—		27,750,000
Retail Building	1	26,400,000	—		26,400,000
Office Building	1	23,900,000	—		23,900,000
Assisted Living / Medical	3	13,560,000	—		13,560,000
Industrial/storage/warehouse	1	16,000,000	—		16,000,000
Land Acquisition/Development (Zoned SFR)	5	29,770,000	—		29,770,000
Land Acquisition/Development (Zoned Commercial)	4	25,850,000	—		25,850,000
Unimproved Land (Zoned SFR)	4	36,915,000	—		36,915,000
Unimproved Land (Zoned Commercial)	6	50,586,000	—		50,586,000
Grand Total: Non-SFR	31	$256,731,000	$33,250,000	$	$289,981,000
Single Family Residential	2			$	$753,600

YEAR 2007
Home Builders SFR/ Multi	3	$—	$2,875,000	$2,875,000
Retail Building	1	4,715,000	—	4,715,000
Office Building	4	—	28,910,000	28,910,000
Assisted Living / Medical	4	20,400,000	—	20,400,000
High Rise Condominiums	4	—	54,605,000	54,605,000
Land Acquisition/Development (Zoned SFR)	5	33,000,000	—	33,000,000
Land Acquisition/Development (Zoned Commercial)	5	40,500,000	—	40,500,000
Unimproved Land (Zoned SFR)	1	22,300,000	—	22,300,000
Unimproved Land (Zoned Commercial)	2	12,615,000	—	12,615,000
Grand Total: Non-SFR	27	$133,530,000	$86,390,000	$219,920,000
Single Family Residential	—			$—

YEAR 2008
Apts / Rentals	1	$3,147,000	$—	$3,147,000
Retail Building	4	23,190,000	—	23,190,000
Office Building	2	31,898,000	—	31,898,000
Assisted Living / Medical	3	9,090,000	—	9,090,000
Hotel	1	10,600,000	—	10,600,000
Land Acquisition/Development (Zoned SFR)	2	10,400,000	—	10,400,000
Unimproved Land (Zoned SFR)	2	4,980,000	—	4,980,000
Golf Course	1	5,900,000	—	5,900,000
Grand Total: Non-SFR	16	$99,205,000	$—	$99,205,000
Single Family Residential	—			$—

YEAR 2009
Retail Building	1	$1,000,000	$—	$1,000,000
Assisted Living / Medical	1	15,000,000	—	15,000,000
Hotel	1	4,588,065	—	4,588,065
Land Acquisition/Development (Zoned Commercial)	2	8,450,000	—	8,450,000
Grand Total: Non-SFR	5	$29,038,065	$—	$29,038,065
Single Family Residential	—			$—

YEAR 2010
Apts / Rentals	1	$4,000,000	$—	$4,000,000
Office Building	1	1,600,000	—	1,600,000
Land Acquisition/Development (Zoned Commercial)	2	3,600,000	—	3,600,000
Grand Total: Non-SFR	4	$9,200,000	$—	$9,200,000
Single Family Residential	—			$—

YEAR 2011
Home Builders SFR/ Multi	1	2,800,000	—	2,800,000
Apts / Rentals	1	2,500,000	—	2,500,000
Office Building	1	2,500,000	—	2,500,000
Hotel	7	10,713,455	—	10,713,455
Auto Center	1	390,000	—	390,000
Grand Total: Non-SFR	11	18,903,455	—	18,903,455
Single Family Residential	1			522,017

YEAR 2012
Office	1	$205,000	—	$205,000
Hotel	3	4,185,000	—	4,185,000
Office/Retail	2	7,650,000	—	7,650,000
Retail	1	1,040,000	—	1,040,000
Industrial/storage/warehouse	1	2,830,000	—	2,830,000
Apts	5	24,053,000	—	24,053,000
Grand Total: Non-SFR	13	39,963,000	—	39,963,000
Single Family Residential	3	980,000	—	980,000

YEAR 2013
Office	1	$1,800,000	—	$1,800,000
Hotel	1	3,500,000	—	3,500,000
Vacant Land	1	600,000	—	600,000
Apts	3	3,593,000	—	3,593,000
Grand Total: Non-SFR	6	9,493,000	—	9,493,000
Single Family Residential	1	1,000,000	—	1,000,000

The description above is not intended to provide a description of the loans to be invested in or purchased by us in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with an investment in our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.
This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We were incorporated on April 3, 2012 as a Maryland corporation. We believe we will operate in such a manner as to qualify, and we intend to elect to be taxed, as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2013. We believe that, commencing with such taxable year, we have been organized and will operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Importantly, as of the date hereof we have no operating history or assets and both the opinion described below and any other assessment regarding our qualification as a REIT depends wholly on projections regarding our future activities and our ability, within one year after our receipt thereof, to apply the proceeds of this offering to qualifying assets for purposes of the REIT requirements.

This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Morrison & Foerster LLP has delivered an opinion to us that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ended on December 31, 2012. It must be emphasized that the opinion of Morrison & Foerster LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets, the past, present and future conduct of our business operations and speaks as of the date issued. In addition, Morrison & Foerster LLP’s opinion is based on existing federal income tax law regarding qualification as a REIT, which is subject to change either prospectively or retroactively. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Morrison & Foerster LLP or by us that we will so qualify for any particular year. Morrison & Foerster LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus.

Moreover, our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code related to our income and assets, the compliance with which will not be reviewed by Morrison & Foerster LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders. Even if we qualify as a REIT, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on any taxable income, including undistributed net capital gain, which we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	We will pay income tax at the highest corporate rate on:
• net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

	•	other non-qualifying income from foreclosure property.
•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

	•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by
	•	a fraction intended to reflect our profitability.
•
If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid. In addition, to the extent we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax described above.

•
We will be subject to a 100% excise tax on transactions with any “taxable REIT subsidiary” (“TRS”) that are not conducted on an arm’s-length basis. A TRS is any corporation (or an entity treated as a corporation under the Code) for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT.

•
In the event we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•
In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

	•	the amount of gain that we recognize at the time of the sale or disposition, and
	•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including any TRSs, will be subject to federal corporate income tax.

•
If we acquire and own a residual interest in a real estate mortgage investment conduit (“REMIC”), we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Similar rules apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of what constituted “excess inclusion income,” see “— Taxable Mortgage Pools.” A “disqualified organization” includes:

	•	the United States;
	•	any state or political subdivision of the United States;
	•	any foreign government;
	•	any international organization;
•
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

	•	any rural electrical or telephone cooperative.
In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1	it is managed by one or more trustees or directors.
2	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.
4	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
5	at least 100 persons are beneficial owners of its shares or ownership certificates.
6
not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7
it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.
We must meet the above requirements 1, 2, 3, 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will be applied to us beginning with our second REIT taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2013, and we believe that we will operate in a manner that will satisfy all other requirements for qualification as a REIT, described above. In addition, our charter contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in 5 and 6 above. See “Description of Capital Stock — Transfer Restrictions.” We are required to maintain records disclosing the actual ownership of common stock in order to monitor our compliance with the share ownership requirements. To do so, we are required to demand written statements each year from the record holders of certain minimum percentages of our shares in which such record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of our shares and certain other information. The restrictions in our charter, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, we will not qualify as a REIT.

Subsidiary Entities

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries

A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a TRS. We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT.

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate-related assets;
•	income and gain derived from foreclosure property; and
•
income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate-related assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.”

The following paragraphs discuss the specific application of the gross income tests with respect to certain material items of income we expect to receive.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or sales.
•
Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Under an exception to such related-party tenant rule, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

•
If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. We intend to enter into leases that will be treated as true leases.

Interest

Interest income constitutes qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year (the “Loan Amount”) exceeds the fair market value of the real property on the date that we have a binding commitment to acquire the mortgage loan (the “Loan Value”), the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

We may acquire loans at a discount on the secondary market. Revenue Procedure 2011-16 discusses a modification of a mortgage loan which (or an interest in which) is held by a REIT if the modification was occasioned by a default on the loan or the modification satisfies both of the following conditions: (a) based on all the facts and circumstances, the REIT or servicer of the loan (the “pre-modified loan”) reasonably believes that there is a significant risk of default of the pre-modified loan upon maturity of the loan or at an earlier date, and (b) based on all the facts and circumstances, the REIT or servicer reasonably believes that the modified loan presents a substantially reduced risk of default, as compared with the pre-modified loan. Revenue Procedure 2011-16 provides that a REIT may treat a modification of a mortgage loan described therein as not being a new commitment to make or purchase a loan for purposes of apportioning interest on that loan between interest with respect to real property or other interest. The modification will also not be treated as a prohibited transaction. Further, with respect to the REIT asset test, the IRS will not challenge the REIT’s treatment of a loan as being in part a “real estate asset” if the REIT treats the loan as being a real estate asset in an amount equal to the lesser of (a) the value of the loan as determined under Treasury Regulations Section 1.856-3(a), or (b) the loan value of the real property securing the loan as determined under Treasury Regulations Section 1.856-5(c) and Revenue Procedure 2011-16. We will consider IRS Revenue Procedure 2011-16 and its potential impact on our REIT qualification when acquiring mortgage loans at a discount on the secondary market.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the revenue procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the revenue procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Our mezzanine loans might not meet all of the requirements for reliance on this safe harbor. We may invest in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

We may hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We believe that interest derived from B-Note investments qualifies for purposes the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of participation interests. In the event of a determination that the interest generated by such investments does not qualify under the 75% gross income test, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We may generate fee income from our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property provided the fees are not determined by the borrower’s income and profits. Other fees are not qualifying income for purposes of either gross income test.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available generally if the REIT has held the property for not less than two years and certain other requirements are met.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property generally is any real property, including interests in real property, and any personal property incident to such real property:

•
that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and
•	for which the REIT makes a proper election to treat the property as foreclosure property.
Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A “hedging transaction” means either (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate-related assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;
•	government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs; and
•
investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test or 10% value test, respectively.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate-related assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include, among other things:

•
“straight debt” securities, which generally are defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors.

•	any security issued by a REIT;
•
any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•
any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We may make or invest in mezzanine loans. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. We may make or invest in some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. The performance of a B-Note investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests in mortgage loans and mezzanine loans that qualify for safe harbor under Revenue Procedure 2003-65 as qualifying real estate-related assets for purposes of the REIT asset tests. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate-related assets, we could be subject to a penalty tax, or could fail to qualify as a REIT.

As indicated above, we may acquire loans at a discount on the secondary market. In evaluating such investments, we will take into consideration IRS Revenue Procedure 2011-16 and its potential impact on our 75% gross asset test.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

We will monitor the status of our assets for purposes of the various asset tests in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests. However, there is no assurance that the IRS would not challenge our ability to satisfy these relief provisions.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of
	•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and
	•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.
We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file (including extensions) our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to satisfy this requirement and give rise to a deduction, such dividends may not be “preferential.” A dividend will not be deemed to be preferential if it is pro rata among all outstanding shares of stock within a given class and any preferences between classes of stock are made pursuant to the terms contained in the organizational documents.

To the extent a distribution is less than 100% of our REIT taxable income, we will be subject to federal income tax on such shortfall. Also, we may elect to retain out net long-term capital gain and pay tax on such gain. In the event we so elect, we could elect to have our stockholders include such long-term capital gain in their taxable income (without receipt of the related cash) and receive a “credit” for their share of the corporate tax paid. Shareholders would be allowed to increase the adjusted tax basis of their stock by the difference between (i) the amounts designated by us to be included in their long-term capital gain and (ii) the tax deemed paid with respect to those shares.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain income for such year, and
•	any undistributed taxable income from prior periods,
We will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

As indicated above, we may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

In the event we have a net operating loss carryforward from a prior tax year, we may use such carryforward to reduce our distribution requirement. The use of such carryforward will not impact the character of the distributions actually made by the REIT, which are generally taxable to the stockholders to the extent we have current or accumulated earnings and profits.

It is possible that we may not have sufficient cash to meet the distribution requirements discussed above. This could result because of competing demands for funds, or because of timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, raise funds through the issuance of additional shares of common stock or, if possible, pay taxable dividends of our common stock or debt securities.

In computing our REIT taxable income, we will use the accrual method of accounting. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Advisor or its affiliates. Were the IRS to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;
•	an estate whose income is subject to federal income taxation regardless of its source; or
•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our distribution reinvestment plan, see “Description of Capital Stock — Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock repurchased by us under our share repurchase program, see “Taxation of U.S. Stockholders on a Repurchase of Common Stock.”

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Taxation of U.S. Stockholders on a Repurchase of Common Stock

A repurchase of our common stock will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Code enabling the repurchase to be treated as sale of our common stock (in which case the repurchase will be treated in the same manner as a sale described above in “— Taxation of U.S. Stockholders on the Disposition of Common Stock”). The repurchase will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

If a repurchase of our common stock does not meet any of the three tests described above, the repurchase proceeds will be treated as a distribution, as described above “— Taxation of Taxable U.S. Stockholders.” Stockholders should consult with their tax advisors regarding the taxation of any particular repurchase of our shares.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is currently 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. Absent congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates, currently at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

•	either:
	•	one pension trust owns more than 25% of the value of our capital stock; or
	•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.
Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “U.S. real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or “FIRPTA”. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

Capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain. The taxation of capital gain distributions received by certain non-U.S. stockholders may, under certain circumstances, differ materially from that described above in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a U.S. real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPI, then the REIT will be a U.S. real property holding corporation. We anticipate that we will be a U.S. real property holding corporation based on our investment strategy. However, if we are a U.S. real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. Additional FIRPTA provisions may, under certain circumstances, apply to certain non-U.S. stockholders in the event that shares of our common stock are ever regularly traded on an established securities market in the U.S., which may have a material impact on such non-U.S. stockholders.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Repurchase of Common Stock

A repurchase of our common stock by a non-U.S. stockholder whose income derived from the investment in shares of our common stock is not effectively connected with the non-U.S. Stockholder’s conduct of a trade or business in the U.S. will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Code enabling the repurchase to be treated as sale of our common stock (in which case the repurchase will be treated in the same manner as a sale described above in “— Taxation of Non-U.S. Stockholders” — “Dispositions”). The repurchase will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our stock, (ii) results in a “complete termination” of the holder’s interest in all our classes of stock, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as stock actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of our common stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

If a repurchase of our common stock does not meet any of the three tests described above, the repurchase proceeds will be treated as a distribution, as described above “— Taxation of Non-U.S. Stockholders” —”Distributions.” Non-U.S. stockholders should consult with their tax advisors regarding the taxation of any particular repurchase of our shares.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate, currently of 28%, with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a repurchase effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his shares of common stock in his federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional Healthcare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. persons, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% U.S. withholding tax will apply to dividends, interest and certain other items of income, and to the gross proceeds from a disposition of property that produces such income, paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders with such institution, including certain account holders that are foreign entities with U.S. owners. FATCA also generally imposes a withholding tax of 30% on such amounts when paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a taxpayer may be eligible for refunds or credits of such taxes. By its terms, FATCA generally applies to payments made after December 31, 2012, but excluding payments pursuant to debt obligations outstanding as of March 18, 2012. However, the IRS and Treasury Department have issued proposed Treasury regulations deferring application of FATCA’s withholding obligations to payments of income items until January 1, 2014 and payments of gross proceeds until January 1, 2015. In addition, such proposed Treasury regulations exclude from FATCA payments pursuant to debt obligations outstanding as of January 1, 2013.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be changed. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Some states may impose an entity level tax directly on us. For example, Texas enacted legislation in 2006 that amended its franchise tax effective for reports originally due on or after January 1, 2008. Under the revised franchise tax, commonly referred to as a margins tax, a REIT may be treated as “taxable entity” if it has any amount of its assets in direct holdings of real estate, other than real estate it occupies for business purposes, as opposed to holding interests in limited partnerships or other entities that directly hold the real estate. If the REIT is treated as a taxable entity, then the tax base is the entity’s gross margin, computed as the lesser of (1) 70% of the entity’s total revenue or (2) the entity’s total revenue less compensation or cost of goods sold, subject to allocation and apportionment under the applicable rules. Each prospective investor is advised to consult his or her own tax advisor to determine the state and local tax consequences of this and other entity level taxes that may be imposed on us.

ERISA CONSIDERATIONS

The following is a summary of some non-tax considerations associated with an investment in shares of our common stock by a qualified employee pension benefit plan or an IRA. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes which would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment. Each fiduciary of an employee pension benefit plan subject to ERISA, such as a profit sharing, section 401(k) or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, which we refer to collectively as the “Benefit Plans,” seeking to invest plan assets in shares of our common stock must, taking into account the facts and circumstances of such Benefit Plan, consider, among other matters:

•	Whether the investment is consistent with the applicable provisions of ERISA and the Code and the documents and instruments governing your Benefit Plans;
•	Whether, under the facts and circumstances attendant to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;
•	Whether your investment will impair the liquidity of the Benefit Plan;
•	Whether the investment will produce UBTI to the Benefit Plan (see “Material U.S. Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders”);
•	The need to value the assets of the Benefit Plan annually; and
•	Whether your investment will constitute a prohibited transaction under ERISA or the Code as described below.
Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	To act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;
•	To invest plan assets prudently;
•	To diversify the investments of the plan unless it is clearly prudent not to do so;
•	To ensure sufficient liquidity for the plan; and
•	To consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.
ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan. Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan which are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by, or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

Plan Asset Considerations

In order to determine whether an investment in shares of our common stock by Benefit Plans creates or gives rise to the potential for either prohibited transactions or the commingling of assets referred to above, a fiduciary must consider whether an investment in shares of our common stock will cause our assets to be treated as assets of the investing Benefit Plans. Section 3(42) of ERISA defines the term “plan assets” to mean plan assets as defined in the U.S. Department of Labor Regulations. These regulations provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity, which we refer to as the “Plan Assets Regulation.” Under the Plan Assets Regulation, the assets of corporations, partnerships or other entities in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan unless the entity satisfies one of the exceptions to this general rule.

In the event that our underlying assets were treated by the Department of Labor as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder, and an investment in shares of our common stock might constitute an ineffective delegation of fiduciary responsibility to our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by our advisor of the fiduciary duties mandated under ERISA.

If our advisor or affiliates of our advisor were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares of common stock to us or we might dissolve or terminate. If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected.” These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, our advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in a prohibited transaction, could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach, and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of our common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

The Plan Assets Regulation provides that the underlying assets of REITs will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly offered security.” A publicly offered security must be:

•	Sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act, as amended;
•	“Widely held,” such as part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and
•	“Freely transferable.”

Shares of common stock are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class registered under the Exchange Act. In addition, we have over 100 independent stockholders, such that shares of common stock are “widely held.” Whether a security is “freely transferable” depends upon the particular facts and circumstances. Shares of common stock are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in shares of our common stock is less than $10,000; thus, we believe that the restrictions imposed in order to maintain our status as a REIT should not cause the shares of common stock to be deemed not freely transferable. Nonetheless, we cannot assure you that the Department of Labor and/or the U.S. Treasury Department could not reach a contrary conclusion.

Assuming that shares of common stock will be “widely held,” that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of shares of common stock and the offering takes place as described in this prospectus, we believe that shares of our common stock should constitute “publicly offered securities” and, accordingly, our underlying assets should not be considered “plan assets” under the Plan Assets Regulation. If our underlying assets are not deemed to be “plan assets,” the issues discussed in the second and third paragraphs of this “Plan Assets Considerations” section are not expected to arise.

Exception for Insignificant Participation by Benefit Plan Investors

The plan assets regulation provides that the assets of an entity will not be deemed to be the assets of a benefit plan if equity participation in the entity by benefit plans is not significant. An equity participation in an entity is not deemed to be significant if benefit plans hold less than 25% of the value of each class of equity interests in that entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. Although we expect to qualify for this exception, neither our organizational documents nor our escrow arrangements restrict ownership of each class of equity interests held by benefit plans to less than 25%.

Other Prohibited Transactions

Regardless of whether the shares of common stock qualify for the “publicly offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, the Advisor, any selected dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing the shares of common stock. Accordingly, unless an administrative or statutory exemption applies, shares of common stock should not be purchased using assets of a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares of our common stock and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (i) that the advice will serve as the primary basis for investment decisions, and (ii) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s “fair market value” assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year.

In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA. It is not currently intended that the shares of our common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares of our common stock, namely when the fair market value of the shares of common stock is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares of common stock, we intend to provide reports of our annual determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.

For so long as we are offering shares of our common stock in the primary share offering or a subsequent offering of primary shares, we intend to use the most recent offering price as the per share net asset value. We will continue to use the most recent primary share offering price as the per share net asset value until December 31 of the year following the year in which the most recently completed offering has expired unless a new offering has commenced prior to that time in which case we would use the new offering price. If following December 31st of the year following the year in which the most recently completed offering has expired there is no new offering in effect but our distribution reinvestment plan is still in effect, we will continue to use the most recent primary share offering price as the per share net asset value for so long as our distribution reinvestment plan is in place. If there is no primary share offering in effect and our Distribution Reinvestment Plan has also expired or has otherwise been terminated, the value of the properties and our other assets will be based upon a valuation. Such valuation may be performed either by our management or a person independent of us and the Advisor.

If requested, we anticipate that we will provide annual reports of our determination of value (i) to IRA trustees and custodians not later than January 15 of each year, and (ii) to other Benefit Plan fiduciaries within 75 days after the end of each calendar year. We will also include our determination of estimated value as described above in each of our Annual Reports on Form 10-K. To the extent that such determination is not based on the offering price of our shares, any other determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

We intend to revise these valuation procedures to conform with any relevant guidelines that the IRS or the Department of Labor may hereafter issue and may also revise these procedures to conform with guidance that FINRA may issue in the future. Meanwhile, we cannot assure you:

•
That the value determined by us could or will actually be realized by us or by stockholders upon liquidation (in part because appraisals or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets);

•	That stockholders could realize this value if they were to attempt to sell their shares of common stock; or
•	That the value, or the method used to establish value, would comply with the ERISA or IRA requirements described above.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of shares of our capital stock as set forth in our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 98,999,000 shares are classified as common stock, par value $0.001 per share, 1,000,000 shares are classified as preferred stock, par value $0.001 per share, and 1,000 shares are classified as non-participating, non-voting convertible stock, par value $0.001 per share. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series that we have authority to issue. As of September 5, 2012, 22,222.22 shares of our common stock were issued and outstanding, 1,000 shares of our convertible stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of our directors. Our charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in the offering will be fully paid and nonassessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of common stock that we issue, or preference, conversion, exchange, redemption or appraisal rights, unless, in the case of appraisal rights, our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations.

We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Transfers can be effected simply by mailing a transfer and assignment form, which we will provide to you at no charge, to:

MVP Realty Advisors, LLC
8880 W. Sunset Road, Suite 240
Las Vegas, Nevada 89148

Our board has approved a change in our registrar and transfer agent for shares of our common stock from Computershare, Inc. to DST Systems, Inc. The change was implemented in July 2013. The address and phone number of DST Systems, Inc. to which our shareholders should address their questions and correspondence regarding stock transfers, dividends, and other transfer matters from and after the effective date of the appointment of DST Systems, Inc. are:

DST Systems, Inc.
430 W 7th St
Kansas City Mo 64105
(816) 435-1000

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. However, the issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Convertible Stock

Our authorized capital stock includes 1,000 shares of convertible stock, par value $0.001 per share. We have issued all of such shares to our advisor. No additional consideration is due upon the conversion of the convertible stock. There will be no distributions paid on shares of convertible stock. The conversion of the convertible stock into shares of common stock will decrease the percentage of our shares of common stock owned by persons purchasing shares in this offering. However, at no time will the conversion of the convertible stock into shares of common stock result in our advisor holding a majority of the outstanding shares of our common stock.

Except in limited circumstances, shares of convertible stock will not be entitled to vote on any matter, or to receive notice of, or to participate in, any meeting of our stockholders at which they are not entitled to vote. However, the affirmative vote of the holders of more than two-thirds of the outstanding shares of convertible stock, voting together as a single class, will be required (1) for any amendment, alteration or repeal of any provision of our charter that materially and adversely changes the rights of the convertible stock and (2) to effect a merger of our company into another entity, or a merger of another entity into our company, unless in each case each share of convertible stock (A) will remain outstanding without a material and adverse change to its terms and rights or (B) will be converted into or exchanged for shares of stock or other ownership interest of the surviving entity having rights identical to that of our convertible stock.

Our convertible stock will convert into shares of our common stock if:

•
we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or

•	our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement).
In the event of a termination or non-renewal of our advisory agreement for cause, the convertible stock will be redeemed by us for $1.00 per share. In general, upon the occurrence of any of the conditions set forth above, our issued shares of convertible stock will convert into a number of shares of common stock representing three and one-half percent (3.50%) of the outstanding shares of our common stock immediately preceding the conversion.

Our board of directors will oversee the conversion of the convertible stock. Further, if in the good faith judgment of our board of directors full conversion of the convertible stock would cause a holder of our stock to violate the limitations on the ownership and transfer of shares of common stock which prohibit, among other things, (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock or (2) any transfer of shares or other event or transaction that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons or would otherwise cause us to fail to qualify as a REIT, then our board of directors can either elect to increase or waive the ownership limit, if it would not cause us to fail to qualify as a REIT or our board of directors could determine to allow the conversion of only such number of shares of convertible stock (or fraction of a share thereof) into shares of our common stock such that no holder of our stock would violate such limitations, and the conversion of the remaining shares of convertible stock will be deferred until the earliest date after our board of directors determines that such conversion will not violate such limitations. Any such deferral will not otherwise alter the terms of the convertible stock.

Meetings, Special Voting Requirements and Access To Records

An annual meeting of the stockholders will be held each year, beginning in 2013, on a specific date and time set by our board of directors, which will be at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman of the board, the chief executive officer or the president and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request of eligible stockholders, either in person or by mail, stating the purpose of the meeting, we will provide all stockholders, within 10 days after receipt of such request, with written notice either in person or by mail, of such meeting and the purpose thereof. The meeting must be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except as set forth in the next paragraph.

Under the MGCL and our charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (i) the amendment of our charter (except as otherwise provided in our charter or the MCGL), (ii) our dissolution or (iii) our merger or consolidation, a statutory share exchange or the sale or other disposition of all or substantially all of our assets. Under our charter, these matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless our board of directors determines that such rights shall apply with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. With respect to stock owned by our advisor, directors, or any of their affiliates, neither the advisor nor such directors, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between us and any of them. In terms of determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, directors or their affiliates may not vote or consent, any shares owned by any of them shall not be included.

The advisory agreement, including the selection of our advisor, is approved annually by our directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace our advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors.

Any stockholder will be permitted access to all of our corporate records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. An alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at our office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within 10 days of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in our affairs.

Restrictions on Ownership of Shares of Capital Stock

For us to qualify as a REIT, no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code, by any five or fewer individuals, as defined in the Internal Revenue Code to include specified entities, during the last half of any taxable year other than our first taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding our first taxable year for which we elect to be taxed as a REIT. In addition, we must meet requirements regarding the nature of our gross income to qualify as a REIT. One of these requirements is that at least 75% of our gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received from any tenant will not qualify as rents from real property, which could result in our loss of REIT status, if we own, actually or constructively within the meaning of certain provisions of the Internal Revenue Code, 10% or more of the ownership interests in that tenant. To assist us in preserving our status as a REIT, among other purposes, our charter contains limitations on the ownership and transfer of shares of our stock which prohibit: (i) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of the aggregate of our then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding common stock; (ii) any person or entity from owning or acquiring, directly or indirectly shares of our stock to the extent such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT; and (iii) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of our outstanding shares of capital stock by fewer than 100 persons.

Our charter provides that the shares of our capital stock that, if transferred, would: (i) result in a violation of the 9.8% ownership limits; (ii) result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; (iii) cause us to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property or the real property of any direct or indirect subsidiary or partnership of ours; or (iv) otherwise cause us to fail to qualify as a REIT, will be transferred automatically to a trust effective as of the close of business on the day before the purported transfer of such shares of our capital stock. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our capital stock in the share trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the share trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the share trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limits, the transfer is exempted (prospectively or retroactively) by the board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not violate the provisions of the Internal Revenue Code for our qualification as a REIT. In addition, our charter provides that any transfer of shares of our capital stock that would result in shares of our capital stock being owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our capital stock.

The trustee will transfer the shares of our capital stock to a person whose ownership of shares of our capital stock will not violate the ownership limits. The transfer will be made no earlier than 20 days after the later of our receipt of notice that shares of our capital stock have been transferred to the trust or the date we determine that a purported transfer of shares of stock has occurred. During this 20-day period, we will have the option of repurchasing such shares of our capital stock. Upon any such transfer or repurchase, the purported transferee or holder will receive a per share price equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other transaction, the price per share at the time of the gift, devise or other transaction), or (ii) the market price on the date we, or our designee, accept the offer to purchase, in the case of a purchase by us, or the price received by the trustee net of any selling commission and expenses, in the case of a sale by the trustee. We (in the case of a purchase by us) and the trustee (in the case of a sale by the trustee) may reduce the amount payable to the purported transferee or holder by the amount of dividends and other distributions which have been paid to such purported transferee or holder and are owed by such purported transferee or holder to the trustee. The charitable beneficiary will receive any excess amounts. In the case of a liquidation, holders of such shares will receive a ratable amount of our remaining assets available for distribution to shares of the applicable class or series taking into account all shares of such class or series. The trustee will distribute to the purported transferee or holder an amount equal to the lesser of the amounts received with respect to such shares or the price per share in the transaction that resulted in the transfer of such shares to the trust (or, in the case of a gift, devise or other transaction, the price at the time of the gift, devise or other transaction) and will distribute any remaining amounts to the charitable beneficiary.

Any person who acquires or attempts to acquire shares of our capital stock in violation of the foregoing restrictions or who owns shares of our capital stock that were transferred to any such trust is required to give immediate written notice to us of such event, and any person who purports to transfer or receive shares of our capital stock subject to such limitations is required to give us 15 days written notice prior to such purported transaction. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until the board of directors determines it is no longer in our best interest to attempt to, or to continue to, qualify as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.

The 9.8% ownership limits do not apply to a person or persons that the board of directors exempts (prospectively or retroactively) from the ownership limit upon appropriate assurances (including certain representations and undertakings required by our charter) that our qualification as a REIT is not jeopardized. Generally, the limit can be waived by our board of directors. Any person who more than 5% (or such lower percentage applicable under Treasury Regulations) of the outstanding shares of our capital stock during any taxable year is required to deliver a statement or affidavit setting forth the number of shares of our capital stock beneficially owned.

Distributions

We intend to accrue and pay distributions on a regular basis beginning no later than the first calendar quarter after the quarter in which we make our first real estate investment. In order that you may generally begin receiving distributions immediately upon our acceptance of your subscription, we expect that our board of directors will authorize and we will declare distributions based on daily record dates that will be aggregated and paid on a monthly basis. Your distributions will begin to accrue on the date we mail a confirmation of our acceptance of your subscription for shares of our common stock.

We expect to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our taxable income each year (computed without regard to the distributions paid deduction and our net capital gain). Distributions will be authorized at the discretion of the board of directors, in accordance with our earnings, cash flow and general financial condition. The board of directors’ discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets to make distributions.

We are not prohibited from distributing our own securities (but only if such securities are, at the time of distribution, listed on a national securities exchange) or readily marketable securities of other companies in lieu of making cash distributions to stockholders. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. We do not have any current intention to list the shares of our common stock on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop.

To date, we have paid all of our distributions from proceeds from issuance of our common stock in the offering or under our distribution reinvestment plan. Although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. Our organization documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of offering or other proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. Until the proceeds from this offering are fully invested and from time to time during the operational stage, however, we may not generate sufficient cash flow from operations to fund distributions. We can give no assurance that we will be able to continue to pay distributions, or to pay distributions solely from our funds from operations in the future. All of our distributions to date have constituted a return of capital, rather than a return on capital. To the extent that portions of the distributions that we make may represent a return of capital to you, it will lower your tax basis in our shares. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. At the end of each calendar quarter, we will provide notice to our stockholders identifying the source or sources of the distribution payments made in the quarter then ended.

In addition, distributions in kind will not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of property, (b) our board of directors offers each stockholder the election of receiving such in-kind distribution, and (c) in-kind distributions are only made to those stockholders who accept such an offer.”

Distribution Reinvestment Plan

We currently have a distribution reinvestment plan pursuant to which you may have the distributions you receive automatically reinvested in additional shares of our common stock. During this offering, you may purchase common stock under our distribution reinvestment plan for $8.73 per share. However, we may amend the plan to offer shares at such prices as we determine necessary or appropriate to ensure our dividends are not “preferential” for incomes tax purposes. See “Material Federal Income Tax Considerations — Distribution Requirements” above. No sales commissions will be paid in connection with shares purchased pursuant to our distribution reinvestment plan. A copy of our form of distribution reinvestment plan is included as Appendix B to this prospectus.

Investors participating in our distribution reinvestment plan may purchase fractional shares. If sufficient shares of our common stock are not available for issuance under our distribution reinvestment plan, we will remit excess distributions in cash to the participants. If you elect to participate in the distribution reinvestment plan, you must agree that, if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus, the subscription agreement or our articles relating to such investment, you will promptly notify us in writing of that fact.

Stockholders purchasing common stock pursuant to the distribution reinvestment plan will have the same rights and will be treated in the same manner as if such common stock were purchased pursuant to this offering.

At least quarterly, we will provide each participant a confirmation showing the amount of the distributions reinvested in our shares during the covered period, the number of shares of our common stock owned at the beginning of the covered period, and the total number of shares of common stock owned at the end of the covered period. We have the discretion not to provide a distribution reinvestment plan, and a majority of our board of directors may amend, suspend or terminate our distribution reinvestment plan for any reason (except that we may not amend the distribution reinvestment plan to eliminate a participant’s ability to withdraw from the plan) at any time upon 10 days’ prior notice to the participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your distributions in our common stock would cause the percentage ownership limitation contained in our charter to be exceeded. Otherwise, unless you terminate your participation in our distribution reinvestment plan in writing, your participation will continue even if the shares to be issued under the plan are registered in a future registration. You may terminate your participation in the distribution reinvestment plan at any time by providing us with 10 days’ written notice. A withdrawal from participation in the distribution reinvestment plan will be effective only with respect to distributions paid more than 30 days after receipt of written notice. Generally, a transfer of common stock will terminate the stockholder’s participation in the distribution reinvestment plan as of the first day of the month in which the transfer is effective.

If you participate in our distribution reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash, but rather to have the distributions withheld and reinvested in our common stock. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares of our common stock. You will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. In addition, the difference between the public offering price of our shares and the amount paid for shares purchased pursuant to our distribution reinvestment plan may be deemed to be taxable as income to participants in the plan. Please see “Risk Factors — Federal Income Tax Risks — You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.”

Share Repurchase Program

If you have held your shares for at least one year, our share repurchase program may provide an opportunity for you to have your shares of common stock repurchased by us, subject to certain restrictions and limitations. The purchase price for your shares repurchased under the share repurchase program will be as set forth below until we establish an estimated per share value of our common stock. From and after 18 months after completion of our offering stage, our advisor, or another firm we choose for that purpose, will establish an estimated value per share of our common stock that we will disclose in the annual report that we publicly file with the SEC.

Prior to the date that we establish an estimated value per share of our common stock, the prices at which we will initially repurchase shares are as follows:

Share Purchase Anniversary	Repurchase Price as a Percentage of Fair Market Value of Share At the End of Prior Financial Quarter
Before 1st anniversary	No Repurchase Allowed(1)
1st to 3rd anniversary	97.50%
After 3rd anniversary	100.00%
(1) Unless the shares are being repurchased in connection with a stockholder’s death or disability (as defined in the Code), we may not repurchase shares unless you have held the shares for one year. Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at the higher of the price paid for the share or our estimated per share value.
After we establish an estimated value per share of our common stock, we will repurchase shares at 100% of the estimated value per share, as determined by our board of directors and disclosed in the annual report publicly filed with the SEC.

We are not obligated to repurchase shares of our common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31st of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the distribution reinvestment plan in the prior calendar year; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or disability of a stockholder. Because of these limitations, we cannot guarantee that we will be able to accommodate all repurchase requests. Our sponsor, our advisor, our directors and our other affiliates are prohibited from receiving a fee on the repurchase of the shares by the company.

To have your shares repurchased, you or your representative must submit a written request to our advisor. If your testamentary estate or heirs are requesting a repurchase without discount from the repurchase value, the written notice must be received within a year after your death. For all other repurchases, if you want your shares repurchased, you must submit a written request form provided by us and stating the number of shares you want repurchased. Written requests must be received by us at least 15 days prior to the end of the applicable quarter.

We will repurchase shares as of March 31, June 30, September 30, and December 31 of each year. Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter. We refer to the last day of such quarter as the repurchase date. If funds available for our share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of our board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder’s IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If your repurchase request is not honored during a repurchase period, you will be required to resubmit the request to have it considered in a subsequent repurchase period.

Our board of directors may, in its sole discretion, terminate, suspend or amend the share repurchase program upon 30 days’ written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of our stockholders. Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment. Our board of directors may also limit the amounts available for repurchase at any time in its sole discretion. Notwithstanding the foregoing, the share repurchase program will terminate if the shares of our common stock are listed on a national securities exchange.

Liquidity Events

In the future, our board of directors will consider various forms of liquidity, each of which is referred to as a liquidity event, including, but not limited to: (1) the listing of our common stock on a national securities exchange; (2) the sale of all or substantially all of our assets; or (3) the sale or a merger in a transaction that would provide our stockholders cash and/or securities of a publicly traded company. Our board of directors does not anticipate evaluating a transaction providing liquidity for our stockholders until three years after the date this offering closes. See “Plan of Distribution — General” for a discussion of the termination date of this offering. Our charter does not require our board of directors to pursue a liquidity event. Due to the uncertainties of market conditions in the future, we believe setting finite dates for possible, but uncertain, liquidity events may result in actions not necessarily in the best interests or within the expectations of our stockholders. We expect that our board of directors, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of our stockholders. The precise timing of any transaction would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to the stockholders.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, certain asset transfers and certain issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which he otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should our board of directors opt into the business combination statute, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may acquire any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, we have provided in our bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of our stock, but our board of directors retains the discretion to opt into these provisions in the future.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of the stockholders, nomination of individuals for election to the board of directors and the proposal of business to be considered by the stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by any stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that vacancies on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.
We have elected to provide that, at such time as we are eligible to make a Subtitle 8 election, vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in our board of directors the exclusive power to fix the number of directors provided that the number is not fewer than three. We have not elected to be subject to the other provisions of Subtitle 8.

Tender Offers

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. Regulation 14D requires any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•	the ability for stockholders to withdraw tendered shares while the offer remains open;
•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•	that all stockholders of the subject class of shares be treated equally.
If any person initiates a tender offer without complying with the provisions set forth above, no stockholder may transfer shares of our common stock to such person as part of the tender offer unless such stockholder shall have first offered such shares to us for purchase at the tender offer price. The non-complying offeror shall also be responsible for all of our expenses in connection with that person’s noncompliance.

Restrictions on Roll-up Transactions

Until our shares are listed on a national securities exchange, our charter requires that we follow the policy set forth below with respect to any “roll-up transaction,” as defined below. In connection with any proposed transaction considered a “roll-up transaction” involving us and the issuance of securities of an entity, or a roll-up entity, that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all assets must be obtained from a competent independent appraiser. The assets must be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of the date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the independent appraiser must clearly state that the engagement is for our benefit and our stockholders’ benefit. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to our stockholders in connection with any proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering.

A “roll-up transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a roll-up entity. This term does not include:

•	a transaction involving securities of the roll-up entity that have been listed on a national securities exchange for at least 12 months; or
•
a transaction involving our conversion into a corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: our common stockholder voting rights; the term of our existence; compensation to our sponsor or advisor; or our investment objectives.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to our common stockholders who vote “no” on the proposal a choice of:

•	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or
•	one of the following:
	•	remaining as stockholders and preserving their interests on the same terms and conditions as existed previously; or
	•	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:

•
that would result in our common stockholders having voting rights in a roll-up entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual and special meetings, amendment of our charter and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;

•	in which investors’ right to access of records of the roll-up entity will be less than those provided in the section of this prospectus entitled “Description of Capital Stock;” or
•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is rejected by our stockholders.

Reports to Stockholders

Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	financial statements that are prepared in accordance with GAAP and are audited by our independent registered public accounting firm;
•	the ratio of the costs of raising capital during the year to the capital raised;
•	the aggregate amount of asset management fees and the aggregate amount of other fees paid to our advisor and any affiliate of our advisor by us or third parties doing business with us during the year;
•	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;
•	a report from the independent directors that our policies are in the best interests of our stockholders and the basis for such determination; and
•
separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Under the Securities Act, we must update this prospectus upon the occurrence of certain events, such as property acquisitions. We will file updated prospectuses and prospectus supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act, and accordingly, we will file annual reports, quarterly reports, proxy statements and other information with the SEC. In addition, we will provide you directly with periodic updates, including prospectuses, prospectus supplements, quarterly reports and other information.

Subject to availability, you may authorize us to provide such periodic updates electronically by so indicating on your subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such periodic updates electronically. Unless you elect in writing to receive such periodic updates electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. The periodic updates will be available on our website. You may access and print all periodic updates provided through this service. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all periodic updates. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive periodic updates electronically.

PLAN OF DISTRIBUTION

General

We are publicly offering a minimum of $3,000,000 in shares and a maximum of $500,000,000 in shares of our common stock on a “best efforts” basis through Source Capital Group, Inc., Ashton Garnett Securities, LLC and other authorized selling agents. Because this is a “best efforts” offering, each selling agent must use only its best efforts to sell the shares in our primary offering and has no firm commitment or obligation to purchase any of our shares. The company, Ashton Garnett Securities, LLC and Source Capital Group, Inc. each may enter into selling agreements with other broker-dealers on a best efforts basis.

We are offering up to $500,000,000 in shares initially allocated to our primary offering and up to $50,000,000 in shares initially allocated to our distribution reinvestment plan. If, prior to the termination of this offering, any of our shares initially allocated to our distribution reinvestment plan remain unsold, we may determine to sell some or all of such shares to the public in our primary offering. Similarly, if prior to the termination of this offering, we have sold all of the shares allocated to the distribution reinvestment plan and there is additional demand for such shares, we may determine to reallocate to the distribution reinvestment plan shares initially allocated to the primary offering. Shares of our common stock sold in the primary offering are being offered at $9.00 per share. All shares offered in the primary offering are subject to discounts available for certain categories of purchasers as described below. We are also offering up to $50,000,000 in shares issuable pursuant to our distribution reinvestment plan. Any shares purchased pursuant to our distribution reinvestment plan will be sold at $8.73 per share. We determined the offering price for our shares arbitrarily. The price is unrelated to the book value or net asset value of our common stock or to our expected operating income.

From and after 18 months after the completion of our offering stage, our advisor, or another firm we choose for that purpose, will establish an estimated value per share of our common stock that we will disclose in the annual and quarterly reports that we publicly file with the SEC. At that time, shares issued pursuant to our distribution reinvestment plan will be priced at such estimated per share value of our common stock. We will consider our offering stage complete when we are no longer publicly offering equity securities in a continuous offering, whether through this offering or follow-on public offerings.

If we have not sold all of the primary offering shares, we may continue this offering until September 25, 2014 (two years after the initial effective date of the registration statement of which this prospectus is a part). Under rules promulgated by the SEC, in some circumstances we may be permitted to continue our primary offering until as late as September 25, 2015 (approximately three years after the initial effective date of this offering). If we decide to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a post-effective amendment to our registration statement, which will include an updated prospectus. We may continue to offer shares under our distribution reinvestment plan beyond these dates until we have sold $50,000,000 in shares through the reinvestment of distributions. In many states, we will need to renew the registration statement to continue the offering beyond one year from the date of this prospectus and such renewal is not guaranteed. We may terminate this offering for any reason at any time.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part for any or no reason. Subscriptions will be accepted or rejected within 30 days of receipt by us, and if rejected, all funds will be returned to subscribers without interest and without deduction within 10 business days from the date the subscription is rejected. We are not permitted to accept a subscription for shares of our common stock until at least five business days after the date you receive the final prospectus. Subject to certain exceptions described in this prospectus, investors must initially invest at least $4,500 in shares of our common stock, or 500 shares at the offering price of $9.00 per share. After investors have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $900, or 100 shares at the offering price of $9.00 per share, except for purchases made pursuant to our distribution reinvestment plan, which are not subject to any minimum purchase requirement. All investors must meet the suitability standards discussed in the section of this prospectus entitled “Suitability Standards.”

We have issued, and may continue to issue, shares of our common stock in lieu of cash as payment for all or a portion of the purchase price for a real property interest to be contributed to us.  The number of shares to be issued will be equal to (i) all or a portion of the negotiated value for the contributed property interest, divided by (ii) our public offering price of $9.00 per share, less any applicable discounts set forth under “Plan of Distribution—Special Discounts”.  The purchase price we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of the members of the board of directors or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our sponsor, our advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.   An appraisal prepared by an independent expert also is obtained for each contributed property to assist us in estimating the value of the underlying property.

Satisfaction of Minimum Offering

On September 25, 2012, we commenced this offering of up to $550,000,000 in shares of our common stock, including up to $50,000,000 in shares of our common stock being offered pursuant to our distribution reinvestment plan. As of December 11, 2012, we had received gross offering proceeds of approximately $4.1 million, which is sufficient to satisfy the minimum offering amounts in all states where we are conducting this offering except Pennsylvania and Tennessee. Accordingly, we have broken escrow with respect to subscriptions received from all states where we are conducting this offering or planning to conduct except Pennsylvania, which has a minimum offering amount of $25.0 million, and Tennessee, which has a minimum offering amount of $10.0 million. Except with respect to subscriptions from Pennsylvania and Tennessee, subscribers should make their checks payable to “MVP REIT, Inc.” Until we have raised $25.0 million from persons not affiliated with us or our advisor, any Pennsylvania investors should continue to make their checks payable to “US Bank, N.A., as Escrow Agent for MVP REIT, Inc.” Until we have raised $10.0 million from persons not affiliated with us or our advisor, any Tennessee investors should continue to make their checks payable to “US Bank, N.A., as Escrow Agent for MVP REIT, Inc.” We will not offer or sell our shares in Tennessee unless and until the offer and sale is permitted in such state.

Special Notice to Pennsylvania Investors

Because the minimum offering amount is less than $50 million, we caution you to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount for other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all subscription payments by Pennsylvania investors will be placed in a segregated account held by the escrow agent, U.S. Bank, in trust for Pennsylvania subscribers’ benefit, pending release to us. Purchases by persons affiliated with us, our sponsors or our advisor will not count toward the Pennsylvania minimum. Until we have raised the Pennsylvania minimum, Pennsylvania investors should make their checks payable to “US Bank, N.A., as Escrow Agent for MVP REIT, Inc.” Once we have reached the Pennsylvania minimum, Pennsylvania investors should make their checks payable to “MVP REIT, Inc.”

In the event that we do not raise gross offering proceeds of $25 million by September 25, 2013, we will either: (i) return the Pennsylvania investors’ funds within 15 calendar days of the end of the initial escrow period; or (ii) notify the Pennsylvania investors in writing by certified mail (or any other means whereby a receipt of delivery is obtained) within 10 calendar days after the end of the initial escrow period that they have a right to have their investment returned to them. If an investor requests the return of such funds within 10 calendar days after receipt of notification, we will return such funds within 15 calendar days after the receipt of the investor’s request. No interest is payable to an investor who requests a return of his or her funds at the end of the initial escrow period. Any Pennsylvania investor who requests a return of his or her funds at the end of any subsequent escrow period will be entitled to receive interest for the time his funds remain in escrow commencing with the first day after the initial escrow period.

Special Notice to Tennessee Investors

We will not offer or sale any shares of this offering in Tennessee unless and until the offer and sale is permitted in such state. In addition, because the minimum offering amount is less than $50 million, we caution you to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount for other jurisdictions, we will not sell any shares to Tennessee investors unless we raise a minimum of $10 million in gross offering proceeds (including sales made to residents of other jurisdictions). Pending satisfaction of this condition, all subscription payments by Tennessee investors will be placed in a segregated account held by the escrow agent, U.S. Bank, in trust for Tennessee subscribers’ benefit, pending release to us. Purchases by persons affiliated with us, our sponsors or our advisor will not count toward the Tennessee minimum. Until we have raised the Tennessee minimum, Tennessee investors should make their checks payable to “US Bank, N.A., as Escrow Agent for MVP REIT, Inc.” Once we have reached the Tennessee minimum, Tennessee investors should make their checks payable to “MVP REIT, Inc.”

Selling Agent Compensation

Our selling agents, including Sources Capital Group, Inc. and Ashton Garnett Securities, LLC (an affiliate of our advisor), will be entitled to receive a sales commission in the amount of the 3.00% of the selling price of each share sold in our primary offering, subject to the discounts described below in this section of the prospectus under “— Special Discount.” In addition, we will reimburse the selling agents for reasonable bona fide due diligence expenses incurred by the selling agents in connection with the offering to the extent permitted under FINRA rules and regulations. We anticipate that the aggregate amount of such due diligence expenses will not exceed $30,000. We will not pay any sales commissions or reimburse any expenses incurred by any selling agent for sales of shares under our distribution reinvestment plan.

Our sponsor may pay non-affiliated selling agents sponsor selling commissions equal to 4.00% of the selling price for our shares, plus sponsor trailing commissions equal to 0.5% of the selling price payable on each of the 4th and 5th anniversaries of the sale of the shares and 0.25% of the selling price payable on the 6th anniversary of the sale of the shares except that no sponsor trailing commissions will be paid if, prior to any such anniversary, our shares have been listed for trading on a national securities exchange or the shares upon which such trailing commissions are payable have been sold, redeemed or transferred. Our sponsor also may pay non-affiliated selling agents a due diligence fee of up to 1.25% of the selling price of our shares. MVP REIT, Inc. will not pay any portion of the sponsor commissions and sponsor due diligence fees and has no obligation of any kind to pay such commissions and fees. The selling agents have agreed not to seek payment of the sponsor commissions and sponsor due diligence fees from MVP REIT, Inc. Therefore, payment of the sponsor commissions and sponsor due diligence fees will not reduce the net proceeds available to us from the sale of our shares.

Special Discounts

Our officers and directors and their family members, as well as officers and employees of our advisor and our advisor’s affiliates and their family members, at their option, also may purchase the shares offered hereby in our primary offering at a discount from the public offering price, in which case they have advised us that they would expect to hold such shares as stockholders for investment and not for distribution. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. In addition, if approved by our board of directors, certain of our joint venture partners, consultants and other service providers may purchase the shares offered hereby in our primary offering at a discount from the public offering price. We will sell such shares at a 3% discount, or at $8.73 per share, reflecting that selling commissions will not be paid in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Shares purchased by our executive officers and directors, and our advisor or its affiliates will not count toward the minimum offering threshold.

We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members as described above, IRAs and qualified plans of their representatives at a purchase price of $8.73 per share, reflecting that selling commissions in the amount of $0.27 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. The net proceeds to us from the sales of these shares will be substantially the same as the net proceeds we receive from other sales of shares.

In connection with sales of more than $200,000 to a qualifying purchaser (as defined below), whether in a single purchase or as a result of multiple purchases, a participating broker dealer may offer such qualifying purchaser a volume discount by reducing the amount of its sales commissions. Such reduction would be credited to the qualifying purchaser in the form of the issuance of additional shares.

Assuming a public offering price of $9.00 per share, the following table illustrates the various discount levels that may be offered to qualifying purchasers by participating broker-dealers for shares purchased:

Dollar Volume Purchased	Purchase Price per Share to Investor	Percentage Based on $9.00 per Share	Commission Amount per Share	Net Proceeds per Share
$200,000 or less	$9.000	3.00%	$0.2700	$8.73
$200,001–$1,000,000	$8.955	2.50%	$0.225	$8.73
$1,000,001–$2,000,000	$8.910	2.00%	$0.18	$8.73
$2,000,001–$3,000,000	$8.865	1.50%	$0.135	$8.73
$3,000,001–$5,000,000	$8.820	1.00%	$0.09	$8.73
Over $5,000,000	$8.775	.50%	$0.045	$8.73

For example, if you purchase $900,000 of shares, the selling commission on such shares would be reduced to 2.50%, in which event you would receive 100,502.51 shares at $8.955 per share, as opposed to 100,000, the number of shares you would have purchased for $900,000 at $9.00 per share if there were no volume discounts. The net proceeds to us will not be affected by volume discounts.

If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases of our shares.

Subscriptions may be combined for the purpose of determining the volume discount level in the case of subscriptions made by any qualifying purchaser (as defined below), provided all such shares are purchased through the same broker-dealer. Any such reduction in the sales commission would be prorated among the separate investors. The term qualifying purchaser includes:

•	an individual, his or her spouse and members of their immediate families who purchase the shares for his, her or their own accounts;
•	a corporation, partnership, association, joint stock company, trust fund or any organized group of persons, whether incorporated or not;
•	an employees’ trust, pension, profit sharing or other employee benefit plan qualified under Section 401(a) of the Code; and
•	all commingled trust funds maintained by a given bank.

In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.

Only shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our distribution reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify you for the different discount levels.

Regardless of any reduction in commissions for any reason, any other fees based upon gross proceeds of the offering will be calculated as though the purchase paid $9.00 per share. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Please note that although you will be permitted to participate in the distribution reinvestment plan, if you qualify for the discounts and fee waivers described above, you may be able to receive a lower price on subsequent purchases in this offering than you would receive if you participate in our distribution reinvestment plan and have your distributions reinvested at the price offered thereunder.

Other Selling Arrangements

In addition to offering shares through MVP American Securities and other broker-dealers, we have entered into selling agreements with third party broker dealers, and anticipate entering into additional selling agreements with other broker-dealers, to sell shares of our common stock to their clients.  In connection therewith, we may sell shares at a discount to the primary offering price of $9.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, or a wrap fee;

•
has engaged the services of a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or wrap fee feature or other asset fee arrangement with the investor);

•	is investing through a bank acting as trustee or fiduciary; or

•
is otherwise acquiring the shares without requiring payment by us of all or a portion of the selling commissions, including as a result of a waiver of all or a portion of such selling commissions or other fees by the broker or other intermediary

If an investor purchases shares through one of these channels in our primary offering, we will sell the shares at a 3.0% discount, or at $8.73 per share, if no selling commissions will be paid in connection with such purchases.  If we are obligated to pay a portion of the selling commission in connection with such purchases, the 3.0% discount will be reduced by the selling commissions payable by us in connection with such purchases.  Alternatively, in lieu of a cash discount, we may issue additional shares to such an investor in an amount equal to the aggregate cash discount amount divided by the offering price of $8.73 per share . The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Our selling agents and their affiliates will not compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

Registered investment advisors and all other parties recommending the purchase of shares in this offering must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of shares of our common stock, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares of our common stock.

LEGAL MATTERS

The legality of the shares of our common stock being offered hereby has been passed upon for us by Venable LLP. The statements relating to certain federal income tax matters under the caption “U.S. Federal Income Tax Considerations” have been reviewed by and our qualifications as a REIT for federal income tax purposes has been passed upon by Morrison & Foerster LLP.

EXPERTS

The consolidated financial statements of MVP REIT, Inc. (formerly known as “MVP Monthly Income Realty Trust, Inc.”) for the period from April 3, 2012 (date of incorporation) through December 31, 2012 included in this prospectus have been audited by JLK Rosenberger, LLP, independent registered public accounting firm, as set forth in its report thereon, included in this prospectus, and have been so included in reliance upon the report of JLK Rosenberger, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing. The consolidated financial statements of MVP REIT, Inc. for the year ended December 31, 2013 included in this prospectus have been audited by De Joya Griffith, LLC, independent registered public accounting firm, as set forth in its report thereon, included in this prospectus, and have been so included in reliance upon the report of De Joya Griffith, LLC, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

On April 8, 2013, the Audit Committee of the Board of Directors of the Company dismissed JLK Rosenberger, LLP, (“JLK”) as the Company’s independent registered public accounting firm. The audit report of JLK on the financial statements of the Company as of and for the period from April 3, 2012 (inception) through December 31, 2012, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period from April 3, 2012 (inception) through December 31, 2012 and the period from January 1, 2013 through April 8, 2013, there were no disagreements with JLK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. On April 8, 2013, the Audit Committee of the Company’s Board of Directors engaged De Joya Griffith, LLC as the Company’s independent registered public accounting firm.

The Statements of Revenues and Certain Operating Expenses of Building C, Wolfpack and Building A for year ended December 31, 2013 included with this prospectus all have been audited by De Joya Griffith, LLC, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such statements of revenues over certain operating expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act on Form S-11 regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. We also are subject to the informational reporting requirements of the Exchange Act, and under the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing or telephoning us at:

MVP REIT, Inc.
Attn: Investor Relations
8880 W. Sunset Road, Suite 240
Las Vegas, Nevada 89148
(702) 534-5577
Within 120 days after the end of each fiscal year we will provide to our stockholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to stockholders.

We also maintain a website at mvpreit.com where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

TABLE OF CONTENTS	Page No.
Reports of Independent Registered Public Accounting Firms	F-1
Consolidated Balance Sheets as of December 31, 2013 and December 31, 2012	F-3
Consolidated Statements of Operations for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012	F-4
Consolidated Statement of Stockholders’ Equity (Deficit) for the year ended December 31, 2013	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2013 and the period from April 3,2012 (inception) through December 31,2012	F-6
Notes to Consolidated Financial Statements – December 31, 2013	F-8
Report of Independent Registered Public Accounting Firm	F-26
Consolidated Balance sheet as of December 31, 2012	F-27
Consolidated Statements of Operations for the period from April 3, 2012 (inception) through December 31, 2012	F-28
Consolidated Statement of Stockholders’ Equity for the period from April 3, 2012 (inception) through December 31, 2012	F-29
Consolidated Statements of Cash Flows for the period from April 3, 2012 (inception) through December 31, 2012	F-30
Notes to Consolidated Financial Statements – December 31, 2012	F-31
Summary Financial Data and Pro Forma Financial Statements (Unaudited) for Building C:
(a) Financial Statements of Property Acquired:
Report of Independent Registered Public Accounting Firm	F-44
Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited)	F-45
Statements of Revenues and Certain Operating Expenses for the Year Ended December 31, 2012	F-46
Notes to the Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited) and the Year Ended December 31, 2012	F-47
(b) Unaudited Pro Forma Financial Information:
Pro Forma Consolidated Balance Sheet (unaudited) as of June 30, 2013	F-49
Pro Forma Consolidated Statement of Operations (unaudited) for the Six Months Ended June 30, 2013	F-50
Pro Forma Consolidated Statement of Operations (unaudited) for the Period from April 3, 2012 (inception) through December 31, 2012	F-51
Notes to Pro Forma Consolidated Financial Statements (unaudited)	F-52
Summary Financial Data and Pro Forma Financial Statement s (Unaudited) for Wolfpack:
(a) Financial Statements of Property Acquired:
Report of Independent Registered Public Accounting Firm	F-53
Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited)	F-54
Statements of Revenues and Certain Operating Expenses for the Year Ended December 31, 2012	F-55
Notes to the Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited) and the Year Ended December 31, 2012	F-56
(b) Unaudited Pro Forma Financial Information:
Pro Forma Consolidated Statement of Operations (unaudited) for the Six Months Ended June 30, 2013	F-58
Pro Forma Consolidated Statement of Operations (unaudited) for the Period From April 3, 2012 (Inception) Through December 31, 2012	F-59
Notes to Pro Forma Consolidated Financial Statements (unaudited)	F-60
Summary Financial Data and Pro Forma Financial Statement s (Unaudited) for Building A:
(a) Financial Statements of Property Acquired:
Report of Independent Registered Public Accounting Firm	F-61
Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited)	F-62
Statements of Revenues and Certain Operating Expenses for the Year Ended December 31, 2012	F-63
Notes to the Statements of Revenues and Certain Operating Expenses for the Six Months Ended June 30, 2013 (unaudited) and the Year Ended December 31, 2012	F-64
(b) Unaudited Pro Forma Financial Information:
Pro Forma Consolidated Balance Sheet (unaudited) as of June 30, 2013	F-66
Pro Forma Consolidated Statement of Operations (unaudited) for the Six Months Ended June 30, 2013	F-67
Pro Forma Consolidated Statement of Operations (unaudited) for the Period From April 3, 2012 (Inception) Through December 31, 2012	F-68
Notes to Pro Forma Consolidated Financial Statements (unaudited)	F-69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MVP REIT, Inc.

We have audited the accompanying consolidated balance sheet of MVP REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVP REIT, Inc. and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ De Joya Griffith, LLC
Henderson, Nevada
March 20, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT, Inc.

We have audited the accompanying consolidated balance sheet of MVP REIT, Inc. (a Maryland Corporation in the Development Stage) (the “Company”) as of December 31, 2012 , and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from April 3, 2012 (date of inception) to December 31, 2012. Our audit of the basic consolidated financial statements included Schedule III – Real Estate and Accumulated Depreciation.  These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVP REIT, Inc. (a Maryland Corporation in the Development Stage) as of December 31, 2012 and the results of its operations and its cash flows for the period from April 3, 2012 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ JLK Rosenberger, LLP
Irvine, California
April 1, 2013

MVP REIT, Inc.
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31, 2013	December 31, 2012
Cash	$1,545,000	$531,000
Accounts receivable	46,000	3,000
Prepaid expenses	277,000	216,000
Deferred rent - assets	118,000	--
Investment in equity method investee	1,098,000	--
Investments in cost method investee	509,000	--
Investments in real estate and fixed assets
Land and improvements	15,894,000	819,000
Buildings and improvements	47,754,000	2,460,000
Fixed assets	88,000	84,000
	63,736,000	3,363,000
Accumulated depreciation	(472,000)	(10,000)
Total investments in real estate and fixed assets, net	63,264,000	3,353,000
Capitalized loan fees	66,000	--
Other assets	89,000	--
Deferred offering costs	--	2,068,000
Total assets	$67,012,000	$6,171,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$484,000	$81,000
Due to related parties	1,776,000	3,008,000
Contingent acquisition payable	100,000	--
Notes payable – related party	900,000	--
Notes payable	39,904,000	154,000
Total liabilities	43,164,000	3,243,000
Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none outstanding	--	--
Non-voting, non-participating convertible stock, $0.001 par value, 1,000 shares authorized and outstanding as of December 31, 2013 and 2012	--	--
Common stock, $0.001 par value, 98,999,000 shares authorized, 2,909,819 issued and outstanding as of December 31, 2013 and, 468,370 issued and outstanding as of December 31, 2012	3,000	--
Additional paid-in capital	32,386,000	4,069,000
Accumulated deficit	(9,728,000)	(1,141,000)
Total stockholders’ equity before non-controlling interest- related party	22,661,000	2,928,000
Non-controlling interest- related party	1,187,000	--
Total stockholders’ equity	23,848,000	2,928,000
Total liabilities and stockholders’ equity	$67,012,000	$6,171,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
Revenues
Interest income from investment in real estate loans	$39,000	$--
Rental revenue	2,439,000	25,000
Total revenues	2,478,000	25,000

Operating expenses
General and administrative	2,867,000	909,000
Acquisition expenses	596,000	227,000
Acquisition expenses – related party	1,908,000	--
Operation and maintenance	702,000	18,000
Seminar	965,000	--
Offering costs	2,512,000	--
Depreciation	462,000	10,000
Total operating expenses	10,012,000	1,164,000

Loss from operations	(7,534,000)	(1,139,000)

Other income and expense
Interest expense	(1,038,000)	(2,000)
Income from investment in equity method investee	8,000	--
Loan fees	(68,000)	--
Total other income and expense	(1,098,000)	(2,000)

Provision for income taxes	--	--

Net loss	(8,632,000)	(1,141,000)
Net loss attributable to non-controlling interest – related party	(45,000)	--
Net loss attributable to common stockholders	$(8,587,000)	$(1,141,000)

Basic loss per weighted average common share	$(8.24)	$(16.36)
Distributions declared per common share(1)	$0.64	$--
Weighted average common shares outstanding, basic	1,041,559	69,750

(1)	Distributions declared per common share have been a return of capital to stockholders

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non-controlling Interest -Related Party	Total
Balance, April 3, 2012(inception)	--	$--	--	$--	$--	$--	$--	$--

Issuance of common stock			468,370		4,166,000			4,166,000

Offering costs					(98,000)			(98,000)

Issuance of convertible stock	1,000				1,000			1,000

Net loss						(1,141,000)		(1,141,000)

Balance, December 31, 2012	1,000	$--	468,370	$--	$4,069,000	$(1,141,000)	$--	$2,928,000

Issuance of common stock - purchase			219,665	1,000	1,942,000			1,943,000

Issuance of common stock - acquisition			2,206,141	2,000	19,382,000			19,384,000

Stock based compensation			7,032		63,000			63,000

Distributions - DRIP			8,611					--

Distributions - cash					(589,000)	-		(589,000)

Contribution from Advisor related to reduction of due to related parties					7,519,000			7,519,000

Non-controlling interest – related party							1,232,000	1,232,000

Net loss						(8,587,000)	(45,000)	(8,632,000)

Balance, December 31, 2013	1,000	$--	2,909,819	$3,000	$32,386,000	$(9,728,000)	$1,187,000	$23,848,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012
Cash flows from operating activities:
Net loss	$(8,632,000)	$(1,141,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	462,000	10,000
Amortization of offering costs	2,068,000	--
Stock based compensation	63,000	--
Loss from investment in equity method investee	(8,000)	--
Change in operating assets and liabilities:
Accounts receivable	(43,000)	(3,000)
Prepaid expenses	146,000	(11,000)
Deferred rent - assets	(118,000)	--
Other assets	(89,000)	--
Capitalized loan fees	(66,000)	--
Due to related parties	6,287,000	907,000
Accounts payable and accrued liabilities	403,000	48,000
Net cash provided by (used in) operating activities	473,000	(190,000)

Cash flows from investing activities:
Investment in equity method investee	(1,090,000)	--
Investment in cost method investee	(509,000)	--
Investment in real estate	(1,268,000)	(3,279,000)
Acquisition of fixed assets	(4,000)	--
Building improvements	(69,000)	--
Net cash used in investing activities	(2,940,000)	(3,279,000)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,943,000	4,166,000
Proceeds from issuance of convertible stock	--	1,000
Reimbursement of deferred offering costs – related party	--	(100,000)
Proceeds from promissory note	1,750,000	--
Proceeds from promissory note - related party	900,000	--
Payments of offering costs – related party	--	(67,000)
Payments on notes payable	(523,000)	--
Stockholders’ distributions	(589,000)	--
Net cash provided by financing activities	3,481,000	4,000,000

NET CHANGE IN CASH	1,014,000	531,000

Cash and cash equivalents, beginning of period	531,000	--

Cash and cash equivalents, end of period	$1,545,000	$531,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS (continued)

	For the Year ended December 31, 2013	For the Period from April 3, 2012 (Inception) through December 31, 2012

Supplemental disclosures of cash flows information:
Interest expense	$1,038,000	$2,000

Non-cash investing and financing activities:
Deferred offering costs paid by related party	$--	$1,968,000
Deferred offering costs reclassified to equity	$--	$31,000
Distributions - DRIP	$75,000	$--
Note payable relating to prepaid D&O Insurance	$--	$218,000
Down payment on prepaid D&O insurance paid by related party	$--	$55,000
Fixed assets acquired included in amount due to related party	$--	$84,000
Deferred offering costs recognized in accrued liabilities	$--	$33,000
Capitalized loan fees related to promissory note	$71,000	$--
Reduction of debt by Advisor and related party recognized as a contribution	$7,519,000	$--
Principal payments on note payable paid by related party	$--	$64,000
Acquisitions of properties with common stock and assumed debt:
Land and improvements acquired	$13,775,000	$--
Building and improvements acquired	$41,325,000	$--
Debt assumed in acquisitions	$(35,615,000)	$--
Contingent acquisition liability assumed in acquisition	$(100,000)	$--

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note A — Organization, Proposed Business Operations and Capitalization

Organization and Business

MVP REIT, Inc. (the “Company” or “MVP”) was incorporated on April 3, 2012 as a Maryland corporation, and intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013.  On September 25, 2012, the Company commenced its initial public offering of up to $500 million in common stock, $0.001 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock.  Pursuant to the terms of the Offering, the Company was required to raise at least $3 million in connection with the sale of common stock in order to break escrow and commence operations.  On December 11, 2012, the Company reached its minimum offering of $3 million.  As of December 31, 2013 the Company had sold approximately $25.5 million of its common stock, net of commissions.  Of this amount, approximately $19.4 million were issued in consideration of the contribution of commercial properties to the Company, including  Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

The Company operates as a real estate investment trust (“REIT”).  The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder.  As a REIT, the Company is required to have a December 31 fiscal year end.

The Company has entered into selling agreements with third party broker dealers to sell shares of the Company’s common stock to its clients.  The Company anticipates entering into additional selling agreements with other broker dealers for the sale of Company common stock.

The Company’s investment strategy is to invest 97% all of the net proceeds from its Offering in direct investments in real property and real estate secured loans (including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate) that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a shift in the Company’s investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as the Company’s core assets.  As part of its strategy to focus predominately in investments in parking and storage facilities, the Company has reached an agreement in principle with affiliated entities to exchange all of its ownership interests in certain non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility. The Company anticipates that the property exchanges will be completed during the second quarter of 2014. The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking and self-storage facilities.

The Company intends to operate in a manner that will allow the Company to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day).  On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, assuming a purchase price of $9.00 per share or $0.05025 monthly.

As of December 31, 2013, the Company has paid approximately $589,000 in distributions to the Company’s stockholders, all of which have constituted a return of capital.

The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer.  The Company’s advisor is MVP Realty Advisors, LLC (the “Advisor”).  Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company (“VRM II) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc., a Maryland corporation and Nasdaq-listed company (“VRM I”).  Michael Shustek owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM II, VRM I and Vestin Fund III (“VF III”). The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on the Company’s behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company (“REH”). Substantially all of the Company’s business will be conducted through a wholly owned subsidiary REH. The operating agreement provides that REH will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation, rather than as a partnership.

Capitalization

As of December 31, 2013 the Company had 2,909,819 shares of common stock outstanding and 1,000 shares of non-voting, non-participating convertible stock, $0.001 par value, outstanding (the “Convertible Stock”).

Upon formation, the Company sold 22,222 shares of common stock to the Sponsor for $200,000.  In addition, the Company issued 1,000 shares of Convertible Stock to the Advisor, for which the Advisor contributed $1,000.  In the event of a termination or non-renewal of the Advisory Agreement for cause, the Convertible Stock will be redeemed by the Company for $1.00 per share. On December 20, 2013, our advisor executed and delivered an irrevocable waiver (the “Waiver”) in our favor, pursuant to which our advisor irrevocably waived its rights under our advisory agreement and our existing charter to convert its shares of our convertible stock into our common stock if and when we list our common stock for trading on a national securities exchange. As a result, the 1,000 shares of our convertible stock issued to our advisor will convert to shares of common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion only if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement). A listing of our common stock for trading on a national securities exchange alone will not trigger conversion.

As of December 31, 2013 the Company had sold approximately $25.5 million of its common stock, net of commissions.  Approximately $19.4 million was a non-cash transaction recorded as part of our acquisitions of Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving distributions. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared.  8,611 common shares have been issued under the DRIP during the year ended December 31, 2013.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations.  Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 97.5% of the purchase price paid for the shares, if redeemed at any time between the first and third anniversaries of the purchase date, and 100% of the purchase price paid if redeemed after the third anniversary.  After the Company establishes an estimated value per share of common stock, the Company will repurchase shares at 100% of the estimated value per share, as determined by its board of directors and disclosed in the annual report publicly filed with the SEC.  The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31 of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRP in the prior calendar year.  The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange.  At December 31, 2013, no shares had been redeemed.

Note B — Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries, REH and all of the subsidiaries of REH: MVP MS Cedar Park 2012, LLC; Wolfpack Properties, LLC; Building C, LLC; Building A, LLC; Devonshire, LLC, MVP MS Red Mountain 2013, LLC, SE Properties, LLC and ExecuSuites, LLC.  All intercompany profits, balances and transactions are eliminated in consolidation.

Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company’s share of its equity method investees’ earnings or losses are included in other income in the accompanying Consolidated Statements of Operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management’s estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the year ended December 31, 2013, the Company expensed approximately $1.8 million related party and $0.8 million non-related party of acquisition costs based on the level of our acquisition activity. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the year ended December 31, 2013, the Company did not capitalize any such acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Cash

The Company maintains the majority of its cash balances in one financial institution located in Las Vegas, Nevada.  The balances are insured by the Federal Deposit Insurance Corporation under the same ownership category up to at least $250,000.  As of December 31, 2013 and 2012 the Company had approximately $0.8 million and approximately $0.2 million in excess of the federally-insured limits, respectively.

Revenue Recognition

The Company will recognize interest income from loans on an accrual basis over the expected terms of the loans using the effective interest method.  The Company may recognize fees, discounts, premiums, anticipated exit fees and direct cost over the terms of the loans as an adjustment to the yield.  The Company may recognize fees on commitments that expire unused at expiration.  The Company may recognize interest income from available-for-sale securities on an accrual basis over the life of the investment on a yield-to-maturity basis.

The Company’s revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since some of the Company’s leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company’s allowance for uncollectible accounts or record a direct write-off of the receivable in the Company’s consolidated statements of operations.

Advertising Costs

Advertising costs incurred in the normal course of operations are expensed as incurred.  Advertising expense for the year ended December 31, 2013 amounted to approximately $115,000.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Investments in Real Estate Loans

Subject to the restrictions on related-party transactions set forth in the Company’s charter, the Company may, from time to time, acquire or sell investments in real estate loans from or to the advisor or other related parties without a premium.  The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital.  Selling or buying loans allows us to diversify our loan portfolio within these parameters.  Due to the short-term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value.  Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages.  Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity.  The Company has both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost.  Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate.  Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates.  Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected.  The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40.  When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement.  If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

The Company maintains an allowance for loan losses on our investments in real estate loans for estimated credit impairment.  The Company’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan.  Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans.  Actual losses on loans are recorded first as a reduction to the allowance for loan losses.  Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.  As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry.  The Company and the Advisor generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry performed will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as the Company continues efforts in the collection and foreclosure processes.  This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

●	Declines in real estate market conditions, which can cause a decrease in expected market value;
●	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;
●
Lack of progress on real estate developments after the Company advances funds.  The Company customarily utilizes disbursement agents to monitor the progress of real estate developments and approve loan advances.  After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

●	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and
●	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.
Organization, Offering and Related Costs

Certain organization, offering and related costs, including legal, accounting, printing, marketing expenses and the salaries and direct expenses of the employees of the Advisor and its affiliates, will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement.  Prior to the commencement of our operations, such offering costs had been deferred and such deferred offering costs are being amortized to expense as offering costs over the 12 month period commencing January 1, 2013 on a straight-line basis.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note G — Stock-Based Compensation).

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.  The Company had no outstanding common share equivalents during the year ended December 31, 2013.

On December 20, 2013, our advisor executed and delivered an irrevocable waiver (the “Waiver”) in our favor, pursuant to which our advisor irrevocably waived its rights under our advisory agreement and our existing charter to convert its shares of our convertible stock into our common stock if and when we list our common stock for trading on a national securities exchange. As a result, the 1,000 shares of our convertible stock issued to our advisor will convert to shares of common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion only if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement). A listing of our common stock for trading on a national securities exchange alone will not trigger conversion.

Reportable Segments

The Company is currently authorized to operate two reportable segments, investments in real estate loans and investments in real property.  As of December 31, 2013, the Company only operates in the investment in real property segment.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the recently enacted JOBS Act. For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note D — Investments in Real Estate Loans

As of December 31, 2013, the Company had no investments in real estate loans. During July 2013, VRM II repurchased $1.0 million of the Company’s only investment in real estate loans, and a third-party investor purchased the remaining $1.0 million of the loan. The loan, which was due in February 2014 and secured by real estate located in Nevada, provided for interest only payments at a rate of 7.5% with a “balloon” payment of principal payable at maturity.  In the future, the Company may invest in additional real estate loans, which may require borrowers to maintain interest reserves funded from the principal amount of the loan for a period of time.

Note E — Related Party Transactions and Arrangements

Accounting services

During the year ended December 31, 2013, L.L. Bradford & Company, an entity partially owned by Mr. Lewis, the Company’s Chief Financial Officer, received fees of approximately $63,000 for accounting services.

During the year ended December 31, 2013, Accounting Solutions, an entity partially owned by Mr. Lewis, the Company’s Chief Financial Officer, received fee of approximately $19,000 for accounting services.

During May 2013, the Company entered into an agreement with Strategix Solutions, LLC, an entity partially owned by Mr. Lewis, the Company’s Chief Financial Officer, to provide certain accounting services.  During the year ended December 31, 2013, Strategix Solutions, LLC received fees of approximately $34,000.

All transactions described above were approved by a majority of the Company’s board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Investments in Loans

During April 2013 the Company purchased $0.5 million in investments in real estate loans from VRM I.

During April 2013 the Company purchased $1.5 million in investments in real estate loans from VRM II.

After June 30, 2013, VRM II repurchased $1.0 million of our investment in real estate loan and a third party investor purchased the remaining $1.0 million.

Loan from Affiliate

During September 2013, the Company issued a promissory note with Now Fund II, LP, a limited partnership wholly owned by Michael Shustek, for $0.9 million.  This note bears an annual interest rate of 7.5%, and is payable in monthly interest payments of approximately $5,600, with the unpaid principal balance due at maturity in March 2014.  During January 2014, this loan was paid in full.

Ownership of Company Stock

As of December 31, 2013, the Sponsor owned 22,222 shares of the Company’s outstanding common stock (not including additional shares received in DRIP program), VRM I owned 60,810 shares of the Company’s outstanding common stock, VF III owned 61,714 shares of the Company’s outstanding common stock and the Advisor owned 1,000 shares of the Convertible Stock.  See “Capitalization” under Note A for further information, including a description of the terms of the Convertible Stock.

Ownership of Interests of Advisor

During April 2012, VRM II contributed $1,000 for a 40% interest in the Advisor. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (the “Sponsor”), contributed $1,500 for a 60% interest in the Advisor.  As of June 30, 2013, VRM II and the Sponsor had loaned approximately $3.6 million and approximately $1.2 million, respectively, to the Advisor for purposes of funding the Company’s operations.  On June 30, 2013, the Sponsor decided to forgive the full amount of its $1.2 million loan. VRM II has not forgiven the balance due from the Advisor.  However the decision by the Sponsor to forgive the full amount of its loans created uncertainty as to when VRM II will be repaid the amounts loaned to the Advisor. Based on this uncertainty, VRM II determined to treat as fully impaired the balance of this note receivable. During the third and fourth quarter, VRM II provided additional advances to the Advisor of $1.5 and $1.1 million, respectively.  As of December 31, 2013, VRM II had notes receivable from the Advisor of approximately $6.1 million, which amount has been fully allowed for.   The Advisor’s ability to repay the sums due VRM II will likely depend upon the success of the Company’s public offering and its ability to successfully deploy the offering proceeds.

In December 2013, VRM II and the Sponsor entered into a membership interest transfer agreement, dated as of December 19, 2013, pursuant to which VRM II has acquired from the Seller an additional 20% of the membership interests of the Advisor. Concurrently therewith, the Sponsor and VRM I entered into a separate membership interest transfer agreement pursuant to which VRM I acquired the remaining 40% interest in the Advisor from the Sponsor.  As a result, VRM II and VRM I now own 60% and 40%, respectively, of the aggregate membership interests of the Advisor.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of the Advisor. In recognition of the Sponsor’s substantial investment in the Advisor for which the Sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of the Advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor’s behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then the Sponsor will receive one-third of the net profits of the Advisor.

Fees and Expenses Paid to the Advisor

The Advisor, an entity owned by VRM I and VRM II, and its affiliates may incur and pay costs and fees on behalf of the Company. As of June 30, 2013, the Company had payables to the Advisor related to management fees, funding offering costs and operating expenses paid by the Advisor of approximately $0.5 million. During June 2013, the Advisor reduced this balance by approximately $4.5 million which was recognized as a contribution of equity. This contribution fully reduced all of the amounts payable related to the offering costs and reduced the amount payable for reimbursable operating expenses. This reduction was not made in exchange for the issuance of common stock.  As of December 31, 2013, the Company had a balance of approximately $1.9 million payable to the Advisor.

The terms under which the fees are earned and payable to related parties for specific transactions are as follows:

Fees and Expenses Paid in Connection with the Offering

On July 16, 2012 the Company signed a selling agreement which appoints MVP American Securities (“MVP AS”), formerly known as Ashton Garnett Securities, LLC (“Selling Agent”), an entity owned by our CEO, to act as one of the selling agents for the Offering.  The Selling Agent will receive 3.00% of the gross offering proceeds it sells in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan.  For the year ended December 31, 2013, the Company had paid selling commissions to the Selling Agent of $152,000.  Additionally, the Advisor pays up to an additional 5.25% of offering proceeds for third party broker dealer commissions and due diligence expenses.
Certain organization, offering and related costs will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which amount has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such reimbursable costs may include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any such reimbursement will not exceed actual expenses incurred by the Advisor. On November 1, 2013, the advisor has forgiven the reimbursement of the full amount of offering costs incurred.

Fees and Expenses Paid in Connection With the Operations of the Company

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. Pursuant to an amendment of the advisory agreement effective November 21, 2013, the Company will reimburse, no less than monthly, the Advisor for audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board; provided, however, that the Advisor shall not be entitled to reimbursement by the Company for any personnel or related employment costs incurred by the Advisor or its affiliates in performing the services, including but not limited to salary and benefits of employees and overhead.  On November 1, 2013, the Advisor has forgiven all reimbursable expenses.

The Advisor must reimburse the Company at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause the Company’s total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of the Company’s real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of the Company’s net income, which is defined as the Company’s total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. As of December 31, 2013, the Company has a balance owed to the Advisor for these expenses; however they have not been paid to the Advisor.  Accordingly the Advisor has no reimbursement amount owed to the Company. As the Company commences the reimbursement of the expenses to the Advisor, the Company will verify the reimbursements do not exceed the amounts discussed above or will receive reimbursements from the Advisor.

The Advisor or its affiliates will receive an acquisition fee of 3.0% of the purchase price of any real estate or loan acquired at a discount, provided, however, the Company will not pay any fees when acquiring loans from its affiliates.  During the year ended December 31, 2013 approximately $1.6 million, in acquisition fees were earned, all of which were recognized as a due to related party as of December 31, 2013.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires the investment. The Company may recoup all or a portion of these expenses from the borrower in connection with each investment.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by the Company or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by the Company or made available to the Company. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if the Company is listed on a national securities exchange.  Asset management fees for the year ended December 31, 2013 were approximately $209,000 and were recognized as a due to related party as of December 31, 2013.

The Advisor or its affiliates receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by the Company or made available to the Company, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings.  In the case of a joint venture, the Company pays this fee only on the Company’s pro rata share.  Debt financing fee for the year ended December 31, 2013 were approximately $4,000 and were recognized as a due to related party as of December 31, 2013.

The Advisor also irrevocably waived its rights to receive a property management fee with respect to any real property owned that are subject to triple net leases. The advisory agreement currently provides for payment to our advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. As a result of this waiver, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

Disposition Fee

For substantial assistance in connection with the sale of real property, as determined by the independent directors, the Company will pay the Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that the Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price.  With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting the Company’s economic interest in the joint venture.  There were no disposition fees paid to the Advisor for the year ended December 31, 2013.

Note F — Economic Dependency

The Company is dependent on the Advisor and the Selling Agents for certain services that are essential to the Company, including the sale of the Company’s shares of common stock in the Offering, asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and investor relations.

In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note G — Stock-Based Compensation

Equity Incentive Plan
The Company has adopted an equity incentive plan.  The equity incentive plan offers certain individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock.  The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals.  No awards will be granted if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company’s equity incentive plan), if any award issued under the Company’s equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company’s assets; (iii) the Company’s complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer that the Company’s directors do not recommend the Company’s stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company’s board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

Note H – Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013 with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on our consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance was effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on our consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

On June 7, 2013, the FASB issued Accounting Standards Update No. 2013-08, Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.  The new standard clarifies the characteristics of an investment company, and provides comprehensive guidance for assessing whether an entity is an investment company. The amendments apply to an entity’s interim and annual reporting periods in fiscal years that begin after December 15, 2013. Early application is prohibited. The adoption of ASU 2013-08 is not expected to materially impact our consolidated financial statements.

Note I – Investment in Equity Method Investee and Investment in Cost Method Investee

On July 26, 2013 the Company, VRM I and VRM II entered into an agreement to acquire six parking facilities from the same seller. The Company has formed limited liability companies with VRM I and VRM II to acquire the properties based on ownership noted in the table below. The limited liability companies will be jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC. The Company has the right, at any time, with 10 days written notice, to purchase VRM I or VRM II’s interest in the limited liability company (the “Purchase Right”).  The price for the Purchase Right shall be equal to VRM I or VRM II’s and our capital contribution plus a 7.5% annual cumulative return less any distributions received by VRM I or VRM II.

The following is a summary of the purchase per the agreement:
			Ownership
Property Name	Purchase Date	Purchase Price	VRTB	VRTA	MVP
MVP PF Ft Lauderdale 2013, LLC	July 31, 2013	$3,400,000	68%	--	32%
MVP PF Memphis Court 2013, LLC	August 28, 2013	1,000,000	51%	44%	5%
MVP PF Memphis Poplar 2013, LLC	August 28, 2013	2,000,000	51%	44%	5%
MVP PF Kansas City 2013, LLC	August 28, 2013	2,800,000	51%	44%	5%
MVP PF Baltimore 2013, LLC	September 4, 2013	2,300,000	51%	44%	5%
MVP PF St. Louis 2013, LLC	September 4, 2013	2,000,000	51%	44%	5%
		$13,500,000

All of the parking facilities are currently leased to tenants under triple net leases, therefore no specific party has additional management responsibility or decision making authority beyond their ownership interest.

In accordance with ASC 805-10-25-13, the following is the preliminary purchase price allocation:

Property Name	Amount	MVP REIT’s Accounting Method
Ft Lauderdale	$3,400,000	Equity Method
Memphis Court	190,000	Cost Method
Memphis Poplar	2,685,000	Cost Method
Kansas City	1,550,000	Cost Method
Baltimore	1,550,000	Cost Method
St. Louis	4,125,000	Cost Method
	$13,500,000

Upon the closing of the purchases described above, three of the six triple net leases were terminated which included a 180 day termination period.  Management is in current negotiations to enter into new triple net leases.  Upon completion of the new lease agreements, we will obtain updated appraisals to determine final purchase price allocation.

Note J — Investment in Real Estate and Acquisitions

On December 14, 2012, the Company acquired a 376-unit, 52,000-square-foot self-storage facility in the Austin suburb of Cedar Park, Texas (“Cedar Park”).  Cedar Park was built during 2006, the storage facility is comprised of 12 buildings on 4 acres. The property recognizes rental income through month to month rental agreements for the use of the self-storage facility. The purchase price of $3.3 million was funded from our public offering of common stock. As of December 31, 2013, the occupancy was 82.2%.
On June 14, 2013, the Company acquired a 22,000-square-foot office building in Las Vegas, Nevada (“Wolfpack”) for $6.5 million.  Located at 8860 W. Sunset Road, the two-story, single-tenant building was built in 2008 and is fully occupied by a national short-term lender, which uses the property as its national headquarters. The property has approximately 10 years remaining on its triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $3,967,000 in existing debt and the transfer of 285,744 shares of the Company’s common stock to the seller totaling approximately $2,533,000.  This property was acquired from SERE, LLC (“SERE”), whose managing member is also the principal manager of L.L. Bradford and was a former officer of our manager from April 1999 through January 2005.

On July 31, 2013, the Company acquired a 47,500-square-foot office building in Las Vegas, Nevada (“Building C”) for $15.0 million.  Located at 8930 W. Sunset Road, the three-story, multi-tenant building was built in 2008 and is 90% occupied by a mix of medical and professional tenants. The property has 5 to 10 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $10,842,000 in existing debt and the transfer of 473,805 shares of the Company’s common stock to the seller totaling approximately $4,158,000. This property was acquired from SERE.

On August 30, 2013, the Company acquired a 47,500-square-foot office building in Las Vegas, Nevada (“Building A”) for $15.0 million.  Located at 8880 W. Sunset Road, the three-story, multi-tenant building was built in 2008 and is 100% occupied by a mix of medical and professional tenants, including the corporate headquarters for MVP REIT which occupies 4,190 square feet. . The property has 5 to 10 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $10,197,000 in existing debt and the transfer of 547,368 shares of the Company’s common stock to the seller totaling approximately $4,803,000.  This property was acquired from SERE.

During September 2013, the Company formed a limited liability company, MVP MS Red Mountain 2013, LLC (“Red Mountain”), with VRM II to acquire a 299-unit self-storage facility located adjacent to Nevada Highway in Boulder City, NV for $5.2 million.  The Company and VRM II hold a 51% and 49% interest, respectively in the limited liability company. The limited liability company will be jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC. The Company has the right, at any time, with ten days written notice, to purchase VRM II’s interest in the limited liability company (the “Purchase Right”).  The price for the Purchase Right shall be equal to VRM II’s capital contribution plus a 7.5% annual cumulative return less any distributions received by VRM II.
This acquisition closed on September 12, 2013.  The self-storage facility was originally constructed in 1996 and expanded in both 2000 and 2006. The property consists of 23 buildings located on five acres. As of the closing date, the property is approximately 97% occupied.  Red Mountain obtained financing of $2.7 million through a 7-year term loan amortized over 25 years at 4.35% annual percentage rate.

On September 16, 2013, the Company acquired a 22,000-square-foot office building in Las Vegas, Nevada (“Devonshire”) for $6.4 million.  Located at 8925 W. Post Road, the two-story, multi-tenant building was built in 2008 and is 100% occupied by professional tenants. The property has 4 to 9 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $3,942,000 in existing debt and the transfer of 280,095 shares of the Company’s common stock to the seller totaling approximately $2,458,000.  This property was acquired from SERE.

On October 19, 2013, the Company acquired a 22,000-square-foot office building in Las Vegas, Nevada (“SE Properties”) for $6.1 million.  Located at 8905 W. Post Road, the two-story, multi-tenant building was built in 2008 and is 91.08% occupied by professional tenants. The property has 5 to 10 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $3,502,000 in existing debt and the transfer of 296,106 shares of the Company’s common stock to the seller totaling approximately $2,598,000. This property was acquired from SERE.

On November 26, 2013, the Company acquired a 22,000-square-foot office building in Las Vegas, Nevada (“ExecuSuites”) for $6.1 million.  Located at 8945 W. Post Road, the two-story, multi-tenant building was built in 2008 and is 89% occupied by professional tenants. The property has 5 to 10 years remaining on triple net leases, under which the tenants are responsible for the majority of the costs associated with maintaining the building.  The Company financed the acquisition through the assumption of approximately $3,165,000 in existing debt and the transfer of 323,024 shares of the Company’s common stock to the seller totaling approximately $2,835,000. Additionally, we recognized a contingent liability of $100,000 which will be payable in 11,396 shares of our common stock upon the building reaching certain occupancy thresholds. As of the date of this report, the thresholds have been met. This property was acquired from SERE.

The related assets, liabilities, and results of operations of the acquired properties are included in the consolidated financial statements as of the date of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date for our 2013 acquisitions:

	Assets			Liabilities
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable	Contingent Acquisition Payabl	Total liabilities assumed	Net assets and liabilities acquired
Wolfpack	$1,625,000	$4,875,000	$6,500,000	$3,967,000	$--	$3,967,000	$2,533,000
Building C	3,750,000	11,250,000	15,000,000	10,842,000	--	10,842,000	4,158,000
Building A	3,750,000	11,250,000	15,000,000	10,197,000	--	10,197,000	4,803,000
Red Mountain	1,300,000	3,900,000	5,200,000	2,700,000	--	2,700,000	2,500,000
Devonshire	1,600,000	4,800,000	6,400,000	3,942,000	--	3,942,000	2,458,000
SE Properties	1,525,000	4,575,000	6,100,000	3,502,000	--	3,502,000	2,598,000
ExecuSuites	1,525,000	4,575,000	6,100,000	3,165,000	100,000	3,265,000	2,835,000
	$15,075,000	$45,225,000	$60,300,000	$38,315,000	$100,000	$38,415,000	$21,885,000

Pro forma results of the Company

The following table of pro forma consolidated results of operations of the Company for the year ended December 31, 2013 and for the period from April 3, 2012 (inception) through December 31, 2012 and assumes that the acquisition of Wolfpack, Building C, Building A, Red Mountain, Devonshire, SE Properties and ExecuSuites were completed as of April 3, 2012 (inception of the Company).

	For the year ended December 31, 2013	The period from April 3, 2012 (inception) through December 31, 2012

Revenues from continuing operations	$5,327,000	$2,438,000
Net loss available to common stockholders(1)	$(6,589,000)	$(956,000)
Net loss available to common stockholders per share – basic(1)	$(6.33)	$(13.71)
Net loss available to common stockholders per share – diluted(1)(2)	$(6.33)	$(13.71)

(1)The pro forma results for the year ended December 31, 2013 were adjusted to exclude acquisition expenses of approximately $1,708,000 incurred in 2013 for the acquisitions.

(2) The pro forma results include assumptions the acquisition was funded by a pro forma issuance of our common stock. The pro forma results assume issuances of the common stock were issued during April 2012.

NOTE K — Fair Value

As of December 31, 2013, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party.  The Company had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment.  Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure.  Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.  The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market.  In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments.  This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach.  Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges.  Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs.  Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of December 31, 2013 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/13	Carrying Value on Balance Sheet at 12/31/13

Assets Investment in equity method investee	$--	$--	$1,098,000	$1,098,000	$1,098,000
Investments in cost method investee	$--	$--	$509,000	$509,000	$509,000

Note L — Notes Payable

During March 2013, Cedar Park issued a promissory note for approximately $1.8 million.  The note is collateralized by real property located in Cedar Park, Texas, bears an annual interest rate of 4.66%, and is payable in monthly installment payments of principal and interest totaling approximately $10,000, with a lump sum payment of approximately $1.3 million due at maturity in April 2023.
Cedar Park incurred approximately $71,000 in fees associated with the new promissory note.  Total unamortized loan fees as of December 31, 2013 totaled approximately $47,000.  The Company is amortizing capitalized loan fees over the life of the debt agreement which commenced on April 1, 2013.

During June 2013, through the acquisition of Wolfpack, LLC, the Company assumed the liability on a loan with a balance of approximately $4.0 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 7.0%, and is payable in monthly installment payments of principal and interest totaling approximately $30,000, with a lump sum payment of approximately $3.7 million due at maturity in July 2016.

During July 2013, through the acquisition of Building C, the Company assumed the liability on a loan with a balance of approximately $10.8 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 6.5%, and is payable in monthly installment payments of principal and interest totaling approximately $77,000, with a lump sum payment of approximately $10.3 million due at maturity in December 2015.

During August 2013, through the acquisition of Building A, the Company assumed the liability on a loan with a balance of approximately $10.2 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 6.41%, and is payable in monthly installment payments of principal and interest totaling approximately $73,000, with a lump sum payment of approximately $10.1 million due at maturity in May 2014.

During September 2013, through the acquisition of Red Mountain, the Company financed a 7-year term loan amortized over 25 years with a balance of approximately $2.7 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 4.35%, and is payable in monthly installment payments of principal and interest totaling approximately $15,000.
During September 2013, through the acquisition of Devonshire, the Company assumed the liability on a loan with a balance of approximately $3.9 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 7.0%, and is payable in monthly installment payments of principal and interest totaling approximately $30,000, with a lump sum payment of approximately $3.7 million due at maturity in July 2016.

During October 2013, through the acquisition of SE Properties, the Company assumed the liability on a loan with a balance of approximately $3.5 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 6.625%, and is payable in monthly installment payments of principal and interest totaling approximately $25,000.

During November 2013, through the acquisition of ExecuSuites, the Company assumed the liability on a loan with a balance of approximately $3.2 million, collateralized by real property located in Las Vegas, Nevada, bears an annual interest rate of 5.875%, and is payable in monthly installment payments of principal and interest totaling approximately $21,000.

During September 2013, the Company issued a promissory note with Now Fund II, LP, a company wholly owned by Michael Shustek, for $0.9 million.  This note bears an annual interest rate of 7.5%, and is payable in monthly interest payments of approximately $5,600, with the unpaid principal balance due at maturity in March 2014.  Loan was paid in full during January 2014.

In October 2013, the Company financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 3.85%.  The agreement required a down payment of approximately $68,000 and nine monthly payments of approximately $23,000.

Note M — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

On January 14, 2014, the Company, VRM I and VRM II sold MVP PF Baltimore 2013, LLC to a third party for $1,550,000 which resulted in an insignificant loss.

During January 2014, we, VRM I and VRM II issued a promissory note with Key Bank National Association for $4.3 million.  This note bears an annual interest rate of 4.94%, and is payable in monthly principle and interest payments of approximately $25,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

MVP REIT, Inc.

We have audited the accompanying consolidated balance sheet of MVP REIT, Inc. (a Maryland Corporation in the Development Stage) (the “Company”) as of December 31, 2012 , and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from April 3, 2012 (date of inception) to December 31, 2012. Our audit of the basic consolidated financial statements included Schedule III – Real Estate and Accumulated Depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MVP REIT, Inc. (a Maryland Corporation in the Development Stage) as of December 31, 2012 and the results of its operations and its cash flows for the period from April 3, 2012 (date of inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ JLK Rosenberger, LLP

Irvine, California

April 1, 2013

MVP REIT, Inc.
(Formerly known as MVP Monthly Income Realty Trust, Inc.)
(A Maryland Corporation in the Development Stage)
CONSOLIDATED BALANCE SHEET
As of December 31, 2012

ASSETS
Cash	$531,000
Accounts receivable	3,000
Prepaid expenses	216,000
Investments in real estate and fixed assets
Land and improvements	819,000
Building and improvements	2,460,000
Fixed assets	84,000
3,363,000
Accumulated depreciation	(10,000)
Total investments in real estate and fixed assets, net	3,353,000
Deferred offering costs	2,068,000
Total assets	$6,171,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued liabilities	$81,000
Due to related parties	3,008,000
Notes payable	154,000
Total liabilities	3,243,000
Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none outstanding	—
Non-voting, non-participating convertible stock, $0.001 par value, 1,000 shares authorized and outstanding	—
Common stock, $0.001 par value, 98,999,000 shares authorized, 468,370 issued and outstanding	—
Additional paid-in capital	4,069,000
Accumulated deficit	(1,141,000)
Total stockholders’ equity	2,928,000
Total liabilities and stockholders’ equity	$6,171,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
(Formerly known as MVP Monthly Income Realty Trust, Inc.)
(A Maryland Corporation in the Development Stage)
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from April 3, 2012 (inception) through December 31, 2012

Rental revenue	$25,000
Operating expenses
General and administrative	909,000
Acquisition expenses	227,000
Operating and maintenance	18,000
Depreciation	10,000
Total operating expenses	1,164,000
Loss from operations	(1,139,000)
Other expense
Interest expense	2,000
Net loss before provision for income taxes	(1,141,000)
Provision for income tax expense	—
Net loss	$(1,141,000)
Basic and diluted loss per weighted average common share	$(16.36)
Weighted average common shares outstanding, basic and diluted	69,750

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
(Formerly known as MVP Monthly Income Realty Trust, Inc.)
(A Maryland Corporation in the Development Stage)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from April 3, 2012 (inception) through December 31, 2012

	Convertible stock		Common stock		Additional
	Number		Number		Paid-in	Accumulated
	Of Shares	Par Value	Of Shares	Par Value	Capital	Deficit	Total
Balance, April 3, 2012(inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock			468,370		4,166,000		4,166,000
Offering costs					(98,000)		(98,000)
Issuance of convertible stock	1,000	—			1,000		1,000
Net loss						(1,141,000)	(1,141,000)
Balance, December 31, 2012	1,000	$—	468,370	$—	$4,069,000	$(1,141,000)	$2,928,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
(Formerly known as MVP Monthly Income Realty Trust, Inc.)
(A Maryland Corporation in the Development Stage)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from April 3, 2012 (inception) through December 31, 2012

Cash flows from operating activities:
Net loss	$(1,141,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,000
Changes in operating assets and liabilities:
Accounts receivable	(3,000)
Prepaid expenses	(11,000)
Accrued liabilities	48,000
Due to related parties	907,000
Net cash used in operating activities	(190,000)
Cash flows from investing activities:
Investment in real estate	(3,279,000)
Net cash used in investing activities	(3,279,000)
Cash flows from financing activities:
Reimbursement of deferred offering costs – related party	(100,000)
Proceeds from issuance of convertible stock	1,000
Proceeds from issuance of common stock	4,166,000
Payments of offering costs – related party	(67,000)
Net cash provided by financing activities	4,000,000
Net change in cash	531,000
Cash, beginning of period	—
Cash, end of period	$531,000

Supplemental schedule of cash flows information:
Interest paid	$2,000
Supplemental schedule of non-cash financing activities:
Deferred offering costs paid by related party	$1,968,000
Deferred offering costs reclassified to equity	$31,000
Note payable relating to prepaid D&O Insurance	$218,000
Down payment on prepaid D&O insurance paid by related party	$55,000
Deferred offering costs recognized in accrued liabilities	$33,000
Principal payments on note payable paid by related party	$64,000
Fixed assets acquired included in amount due to related party	$84,000

The accompanying notes are an integral part of this consolidated statement.

MVP REIT, Inc.
(Formerly known as MVP Monthly Income Realty Trust, Inc.)
(A Maryland Corporation in the Development Stage)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012
Note A — Organization, Proposed Business Operations and Capitalization

Organization and Proposed Business Operations

MVP REIT, Inc. (formerly known as MVP Monthly Income Realty Trust, Inc.) (the “Company”) was incorporated on April 3, 2012 as a Maryland corporation, and intends to qualify and elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2013. On September 25, 2012, the Company commenced its initial public offering of up to $500 million in common stock, $0.001 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. Pursuant to the terms of the Offering, the Company must receive proceeds of $3.0 million in connection with the sale of common stock in order to break escrow and commence operations. On December 11, 2012, the Company reached its minimum offering of $3 million in shares of its common stock. As of December 31, 2012 the Company raised approximately $4.2 million in shares of its common stock.

The Company’s investment strategy is to invest substantially all of the net proceeds from the Offering in a diverse portfolio of real estate secured loans (including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate), and direct investments in real property that meets the Company’s investment objectives. In addition, through one or more taxable REIT subsidiaries, the Company may invest in companies that manage real estate or mortgage investment programs. The Company intends to operate in a manner that will allow the Company to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquire with the proceeds of the Offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

On October 3, 2012, the Company confirmed that its board of directors has approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). The press release further announced that its Board of Directors has decreased the purchase price on its Distribution Reinvestment Plan (“DRIP”) from $9.00 to $8.73 per share to take into account that no commission is paid of shares purchased under the DRIP commencing with the January 2013 distribution paid in February 2013. On December 11, 2012, the Company achieved the minimum offering amount $3,000,000, and on December 14, 2012, the Company completed its first asset acquisition. As of December 31, 2012, the Company had not paid distributions to the Company’s stockholders.

The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. The Company’s advisor is MVP Realty Advisors, LLC (the “Advisor”). MVPCP owns sixty percent (60%) of the Advisor, and the remaining forty percent (40%) is owned by Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company (“VRM II”), which is managed by Vestin Mortgage, LLC. Vestin Group, Inc. (“Vestin Group”), a Delaware corporation, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of Vestin Realty Mortgage II (“VRM II”), Vestin Realty Mortgage I (“VRM I”) and Vestin Fund III (“VF III”). The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on the Company’s behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company ( “REH”). Substantially all of the Company’s business will be conducted through REH. The operating agreement provides that REH will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation, rather than as a partnership.

Capitalization

As of December 31, 2012, the Company had 468,370 shares of common stock outstanding and 1,000 shares of non-voting, non-participating convertible stock, $0.001 par value, outstanding (the “Convertible Stock”).

Upon formation, the Company sold 22,222 shares of common stock to the Sponsor for $200,000. In addition, the Company issued 1,000 shares of Convertible Stock to the Advisor, for which the Advisor contributed $1,000. In the event of a termination or non-renewal of the Advisory Agreement for cause, the Convertible Stock will be redeemed by the Company for $1.00 per share. In general, upon the occurrence of any of the conditions set forth below, the Convertible Stock will convert into a number of shares of the Company’s common stock representing three and one-half percent (3.50%) of the outstanding shares of common stock immediately preceding the conversion: (A) the Company have made total distributions on the then outstanding shares of the Company’s common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, (B) the Company lists its common stock for trading on a national securities exchange or (C) the Advisory Agreement is terminated or not renewed (other than for “cause” as defined in the Advisory Agreement).

As of December 31, 2012 the Company raised approximately $4.2 million through the issuance of approximately 468,000 shares of its common stock.

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving distributions. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. There have been 952 shares issued under the DRIP as of April 1, 2013.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 97.5% of the purchase price paid for the shares, if redeemed at any time between the first and third anniversaries of the purchase date, and 100% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated value per share of common stock, the Company will repurchase shares at 100% of the estimated value per share, as determined by its board of directors and disclosed in the annual report publicly filed with the SEC. The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31 of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRP in the prior calendar year. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. At December 31, 2012, no shares had been redeemed.

Note B — Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries, REH and MVP MS Cedar Park 2012, LLC. All intercompany profits, balances and transactions are eliminated in consolidation.

Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Acquisitions

We record the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. We assess and consider fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that we deem appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management’s estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management’s assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the period from April 3, 2012 (inception) through December 31, 2012, we expensed $227,000 of acquisition costs based on the level of our acquisition activity. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the period from April 3, 2012 (inception) through December 31, 2012, we did not capitalize any such acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Cash

The Company maintains the majority of its cash balances in one financial institution located in Las Vegas, Nevada. The balances are insured by the Federal Deposit Insurance Corporation we hold in the same ownership category up to at least $250,000.

Revenue Recognition

The Company will recognize interest income from loans on an accrual basis over the expected terms of the loans using the effective interest method. The Company may recognize fees, discounts, premiums, anticipated exit fees and direct cost over the terms of the loans as an adjustment to the yield. The Company may recognize fees on commitments that expire unused at expiration. The Company may recognize interest income from available-for-sale securities on an accrual basis over the life of the investment on a yield-to-maturity basis.

The Company’s revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since some of the Company’s leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company’s allowance for uncollectible accounts or record a direct write-off of the receivable in the Company’s consolidated statements of operations.

Advertising Costs

Advertising costs incurred in the normal course of operations are expensed as incurred. Advertising expense for the period from April 3, 2012 (inception) through December 31, 2012 amounted to $92,000.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Organization, Offering and Related Costs

Certain organization and offering costs, including legal, accounting, printing, marketing expenses and the salaries and direct expenses of the employees of the Advisor and its affiliates, will be incurred by the Advisor and its affiliates on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. The Advisor will not be reimbursed by the Company for organization and offering costs which exceed 0.75% of the gross offering proceeds, as a result, these costs are a liability of the Company to the extent organization and offering costs do not exceed 0.75% of the gross proceeds determined at the end of the offering. All offering costs paid by the Company, including sales commissions, will be recorded as an offset to additional paid-in-capital, and all organization costs will be recorded as an expense when the Company has an obligation to reimburse the Advisor. Offering costs will be reclassified from deferred costs as a charge to stockholders’ equity as the Company breaks escrow, and will include all expenses incurred by the Company that are required to be reimbursed to the Advisor in connection with the Offering as of such date. As of December 31, 2012, the Company had deferred offering costs of approximately $2.1 million.

Share-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note F — Share-Based Compensation).

Per Share Data

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. We had no outstanding common share equivalents during the period from April 3, 2012 (inception) to December 31, 2012.

Our convertible stock will convert to shares of common stock if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, (B) we list our common stock for trading on a national securities exchange or (C) our advisory agreement is terminated or not renewed (other than for “cause” as defined in our advisory agreement). As of December 31, 2012, none of these conditions were met and therefore, the convertible stock was not considered in our calculation of earnings per share.

Reportable Segments

The Company is currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of December 31, 2012, the Company has no investments in real estate loans and therefore operates in one segment.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the recently enacted JOBS Act. For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Fair Value Measurements

We have no financial assets recorded at fair value on a recurring basis in our consolidated financial statements. We elected not to apply the fair value option for any of our eligible financial instruments or other items.

We determine the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. This hierarchy requires the use of observable market data when available. The following is the fair value hierarchy:

•	Level 1—quoted prices for identical insturments in active markets;
•
Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
Carrying amounts of our cash, accounts receivable, prepaid expenses, accrued expenses, note payable and due to related party approximate fair value due to their short-term maturities.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company does not own any properties, has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note D — Related Party Transactions and Arrangements

As of December 31, 2012, the Sponsor owned 22,222 shares of the Company’s outstanding common stock and the Advisor owned 1,000 shares of the Convertible Stock. See “Capitalization” under Note A for further information, including a description of the terms of the Convertible Stock.

The Advisor, an entity majority owned by the Sponsor, and its affiliates may incur and pay costs and fees on behalf of the Company. The Company is responsible for organization, offering and related costs from the offering up to a maximum of 0.75% of gross offering proceeds received from the IPO, measured at the end of the offering. Offering costs in excess of 0.75% of the gross offering proceeds as of the end of the offering are the Advisor’s responsibility. As of December 31, 2012, the Company had payables to the Advisor related to funding offering costs and operating expenses paid by the Advisor of approximately $3.0 million. This payable includes the contingent reimbursement of offering costs and operating expenses incurred for the period prior to April 3, 2012 (inception) through December 31, 2012.

The terms under which the fees are earned and payable to related parties for specific transactions are as follows:

Fees Paid in Connection with the Offering

On July 16, 2012 the Company signed a selling agreement which appoints MVP American Securities (“Selling Agent”), an entity owned by our CEO, to act as one of the selling agents for the Offering. The Selling Agent will receive 3.00% of the gross offering proceeds in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. For the period from April 3, 2012 (inception) through December 31, 2012, we have paid selling commissions to the Selling Agent of $67,000.

Certain organization and offering costs will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000, of such costs, which has been paid to the Advisor during the period from inception to December 31, 2012, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any such reimbursement will not exceed actual expenses incurred by the Advisor. As of December 31, 2012, 0.75% of our gross offering proceeds have not exceeded the $100,000 which was previously reimbursed to the Advisor therefore no additional reimbursements will occur until 0.75% of the gross offering proceeds exceed $100,000.

Fees Paid in Connection With the Operations of the Company

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis and will reimburse, no less than monthly, the Advisor for 100% of actual, documented expenses paid or incurred in connection with services provided to the Company, including wages and benefits. The Company will not reimburse the Advisor for the salaries and benefits paid to any of the Company’s named executive officers. For the period from April 3, 2012 (inception) through December 31, 2012, the Company has not reimbursed the Advisor for these expenses. As of December 31, 2012, the Company has recognized a liability due to the Advisor of approximately $406,000 for the unreimbursed expenses.

The Advisor must reimburse the Company at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause the Company’s total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of the Company’s real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of the Company’s net income, which is defined as the Company’s total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors.

The Advisor or its affiliates will receive an acquisition fee of 3.00% of the purchase price of any real estate or loan acquired at a discount, provided, however, the Company will not pay any fees when acquiring loans from its affiliates. Acquisition fees for the period from April 3, 2012 (inception) through December 31, 2012 approximated $98,000 for the acquisition of our first real estate asset, a 376-unit, 52,000-square-foot self-storage facility in the Austin suburb of Cedar Park, Texas, on December 14, 2012.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires the investment. The Company may recoup all or a portion of these expenses from the borrower in connection with each investment. For the period from April 3, 2012 (inception) through December 31, 2012 approximated $18,000 was paid to the Advisor for the reimbursement of acquisition expenses related to our first real estate asset, a 376-unit, 52,000-square-foot self-storage facility in the Austin suburb of Cedar Park, Texas, on December 14, 2012.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by the Company or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii) debt financing obtained by the Company or made available to the Company. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if the Company is listed on a national securities exchange. Asset management fees for the period from April 3, 2012 (inception) through December 31, 2012 amounted to approximately $1,000.

The Advisor or its affiliates will receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by the Company or made available to the Company, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings. In the case of a joint venture, the Company would pay this fee only on the Company’s pro rata share. There was no debt financing fee for the period from April 3, 2012 (inception) through December 31, 2012.

The Advisor or its affiliates will receive a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by the Company’s properties. The Company’s property manager may subcontract with third party property managers and will be responsible for supervising and compensating those property managers. The aggregate property management fees charged by the Company’s property manager and any subcontractor shall not exceed 6.00% of the gross revenues generated by the Company’s properties.

Fees Paid in Connection with the Liquidation or Listing of the Company’s Real Estate Assets

For substantial assistance in connection with the sale of real property, as determined by the independent directors, the Company will pay the Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that the Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting the Company’s economic interest in the joint venture.

Note E — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note F — Share-Based Compensation

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company’s equity incentive plan), if any award issued under the Company’s equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company’s assets; (iii) the Company’s complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer that the Company’s directors do not recommend the Company’s stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company’s board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

Note G – Recent Accounting Pronouncements

No new accounting pronouncements have been defined that would materially impact our financial statements.

Note H — Acquisition

On December 14, 2012, the Company acquired a 376-unit, 52,000-square-foot self-storage facility in the Austin suburb of Cedar Park, Texas (“Cedar Park”). Cedar Park was built during 2006, the storage facility is comprised of 12 buildings on 4 acres. The property recognizes rental income through month to month rental agreements for the use of the self storage facility. The purchase price of $3.3 million was funded from our public offering of common stock. As of December 31, 2012, the occupancy was 76.5%.

The related assets, liabilities, and results of operations of the acquired properties are included in the consolidated financial statements as of the date of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date for our 2012 acquisition:

Assets
Land and improvements	$819,000
Building and improvements	2,460,000
Cash	29,000
Total assets acquired	3,308,000
Liabilities
Accounts payable and accrued expenses	—
Total liabilities assumed	—

Net assets and liabilities acquired	$3,308,000

Pro forma results of the Company (unaudited)

The following table of pro forma consolidated results of operations of the Company for the period from April 3, 2012 (inception) through December 31, 2012 assumes that the acquisition of Cedar Park was completed as of April 3, 2012 (inception of the Company).

Revenues from continuing operations	$324,000
Net loss available to common stockholders (1)	(671,000)
Net loss available to common stockholders per share – basic (1)	(1.43)
Net loss available to common stockholders per share – diluted (1) (2)	(1.43)

(1)
The pro forma results for the period from April 3, 2012 (inception) through December 31, 2012 were adjusted to exclude acquisition-related expenses of approximately $227,000 incurred in 2012 for the acquisition of Cedar Park

(2)
The pro forma results include assumptions the acquisition was funded by pro forma proceeds from our public offering. The proceeds for the acquisition of Cedar Park was funded through proceeds from our public offering which was primarily received during December 2012. The pro forma results assume these proceeds were received during April 2012.

Note I — Notes Payable

In October 2012, we financed a 12-month insurance policy for Directors and Officers liability, with an annual interest rate of 4.25%. The agreement required a down payment of $55,000 and nine monthly payments of approximately $22,000 beginning on October, 2012. As of December 31, 2012, the outstanding balance of the note was approximately $154,000.

Note J — Income Taxes

We are domiciled in the United States under Maryland law; therefore, the corporate entity is obligated to pay taxes in the United States on either income or capital gains. We are currently subject to corporate federal and state income taxes. From inception to December 31, 2012, we had future taxable income deductions (deferred tax assets) related initial year expenditures resulting from a net operating loss. We have recorded a valuation allowance equal to 100% of the resulting gross deferred tax asset due to the uncertainty of realizing the benefit and the intention to elect to be taxed as a REIT beginning the year ending December 31, 2013.

To qualify as a REIT, we must meet certain organizational and operational requirements including the requirement to distribute at least 90% of our annual REIT taxable income to our shareholders. As a REIT, we generally will not be subject to federal income tax to the extent we distribute our REIT taxable income to our shareholders and provided we satisfy the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders.

A REIT’s dividend paid deduction for qualifying dividends to its shareholders is computed using its taxable income as opposed to net income reported on the consolidated financial statements. Taxable income, generally, will differ from net income reported on the consolidated financial statements because the determination of taxable income is based on tax regulations and not financial accounting principles.

The Company may elect to treat certain of its future subsidiaries as taxable REIT subsidiaries which we refer to as “TRS”. In general, a TRS may hold assets and engage in activities that the REIT cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

The following table sets forth the components of our deferred tax assets:

December 31, 2012
Net Operating Loss Carry-Forwards	$304,000
Depreciation difference on fixed assets	(14,000)
Capitalized acquisition costs	77,000
Capitalized organization costs	1,000
Total deferred tax assets	368,000
Valuation Allowance	(368,000)
Net Deferred Tax Asset	$—

The effective tax rate used for calculation of the deferred taxes as of December 31, 2012 was 34%. The Company has established a valuation allowance against deferred tax assets of $368,000 due to the uncertainty regarding realization.

As of December 31, 2012, we did not have any unrecognized tax benefits. Additionally, we did not accrue interest or penalties associated with any unrecognized tax benefits, nor was any interest expense or penalty recognized during the year. We and our subsidiaries remain subject to tax examination for the period from inception to December 31, 2012.

Note K — Subsequent Events

Management evaluated subsequent events through the date of this filing and determined that no such events have occurred that would require adjustment to or disclosure in the financial statements.

On January 25, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January. 24, 2013 on February 10, 2013.

As of April 1, 2013, 952 shares have been issued under the DRIP plan.

During March 2013, the Company issued a promissory note for approximately $1.8 million. The note is collateralized by real property located in Fort Worth, Texas, bears an annual interest rate of 4.66% payable in monthly installment payments of principal and interest totaling approximately $10,000 and matures during April 2023.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2012

	Initial Cost			Costs Capitalized Subsequent to Acquisition/ Improvement	Gross Amounts at Which Carried at Close of Period					Date of Acquisition (A)/ Construction (C) (2)
Property Location	Encum- brances	Land	Buildings and Improvements		Land	Buildings and Improvements	Total	Accumulated Depreciation	Depreciation Life (1)		Rentable Square Feet (3)
Rental Property:
945 W New Hope Dr Cedar Park, Texas	$—	$819,000	$2,460,000	$—	$819,000	$2,460,000	$3,279,000	$3,000	39	2012	52,000

(1)
The initial costs of buildings are depreciated over 39 years using a straight-line method of accounting; improvements capitalized subsequent to acquisition are depreciated over the shorter of the lease term or useful life, generally ranging from one to 20 years.

The aggregate gross cost of property included above for federal income tax purposes approximated $3.3 million as of December 31, 2012.

The following table reconciles the historical cost of total real estate held for investment from April 3, 2012 (inception) through December 31, 2012:

Total real estate held for investment, inception	$—
Additions during period:
Acquisitions	3,279,000
Total real estate held for investment, end of year	$3,279,000

The following table reconciles the accumulated depreciation for real estate for the period from April 3, 2012 (inception) through December 31, 2012:

Accumulated depreciation, inception	$—
Additions during period:
Depreciation of real estate	3,000
Accumulated depreciation, end of year	$3,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of Building C, LLC (“Building C”) for the year ended December 31, 2012. The statement of revenues and certain operating expenses is the responsibility of Building C’s management. Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses is free of material misstatement. Building C is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Building C’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and certain operating expenses presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K to be filed by MVP REIT, Inc. as described in Note 2, and is not intended to be a complete presentation of Building C’s revenues and expenses.

In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Building C for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ De Joya Griffith, LLC
Henderson, Nevada
October 16, 2013

Building C, LLC
Statement of Revenues and Certain Operating Expenses
For the Six Months ended June 30, 2013
(Unaudited)

Revenues:
Revenue	$631,450
Total revenues	631,450
Certain operating expenses:
Association fees	14,179
Insurance	3,353
Management fees	36,603
Porter fees	4,064
Repairs	9,018
Security expense	547
Taxes	23,027
Utilities	12,865
Total certain operating expenses	103,656
Revenues in excess of certain operating expenses	$527,794

See Accompanying Notes to Statement of Revenues and Certain Operating Expenses.

Building C, LLC
Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2012

Revenues:
Revenue	$1,251,592
Total revenues	1,251,592
Certain operating expenses:
Association fees	28,358
Insurance	6,773
Management fees	71,285
Repairs	25,229
Security expense	1,213
Taxes	38,177
Utilities	13,411
Total certain operating expenses	184,446
Revenues in excess of certain operating expenses	$1,067,146

See Accompanying Notes to Statement of Revenues and Certain Operating Expenses.

Building C, LLC
Notes to Statements of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2013 (unaudited)
And the Year Ended December 31, 2012
1.	BUSINESS

On July 31, 2013, we acquired a three-story, 90% occupied by a mix of medical and professional tenants, 47,501 square-foot office building built in 2008 in Las Vegas, Nevada located at 8830 W. Sunset Road (the “Property”). The lease terms range from 5 to 10 years. The $15.0 million acquisition closed on July 31, 2013. The Company financed the acquisition through the assumption of approximately $10.8 million in existing debt and the transfer of approximately 473,805 shares of the Company’s common stock to the seller at $8.775 per share.

2.	BASIS OF PRESENTATION

The statements of revenues and certain operating expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including Rule 3-14 of Regulation S-X. Accordingly, the accompanying statements of revenues and certain operating expenses is not intended to be a complete presentation of the Property's revenues and expenses, and certain expenses such as depreciation, amortization, and interest expense are not reflected in the statements of revenue and certain operating expenses in accordance with Rule 3-14. Consequently, the statements of revenues and certain operating expenses for the periods presented is not representative of the actual operations for the periods presented, as certain expenses which may not be in the proposed future operations of the Property have been excluded. The statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

The unaudited statement of revenues and certain operating expenses for the six months ended June 30, 2013 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The unaudited statement of revenues and certain operating expenses for the six months ended June 30, 2013 is not necessarily indicative of the expected results for the entire year ended December 31, 2013.

A statement of revenues and certain operating expenses is being presented for the most recent year available instead of the three most recent years based on the following factors: (1) the Property was acquired from an unaffiliated party; and (2) based on due diligence of the Property conducted by the Company, management is not aware of any material factors relating to the Property that would cause this financial information to not be indicative of future operating results.

3.	REVENUE

The Property leases office space to six (6) tenants under a triple net lease and one (1) under a gross lease. All leases are accounted for as non-cancelable operating leases. The Property recognizes rental revenue on a straight-line basis over the term of the lease. Rental income related to the leases is recognized on an accrual basis in accordance with the terms of the leases. The leases are leased with terms of generally five (5) to ten (10) years. Advanced receipts of rental income are deferred and classified as liabilities until earned.

4.	USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition and purchase price allocations to record investments in real estate, as applicable.

5.	REPAIRS AND MAINTENANCE

Significant improvements, renovations or betterments that extend the economic useful life of the asset are capitalized. Expenditures for repairs and maintenance are expensed to operations as incurred.

6.	SUBSEQUENT EVENTS

Subsequent to June 30, 2013 and through October 16, 2013, management did not identify any subsequent events requiring additional disclosure.

MVP REIT, Inc.
Pro Forma Financial Information

On July 31, 2013, MVP REIT, Inc. acquired Building C, LLC (“Building C”) (the “Property”). The Property has approximately 5 to 10 years. The $15.0 million acquisition was funded through the assumption of approximately $10.8 million in existing debt and the transfer of approximately 473,805 shares of the Company’s common stock to the seller at $8.775 per share.

The accompanying Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013, reflects the financial position of the Company as if the acquisition described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements had been completed on June 30, 2013. The accompanying Unaudited Consolidated Statements of Operations for the six months ended June 30, 2013 and the period from April 3, 2012 (Inception) through December 31, 2012 present the results of operations of the Company as if the transactions described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements had been completed on April 3, 2012 (Inception).

The accompanying Unaudited Pro Forma Consolidated Financial Statements are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the acquisitions reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future. In addition, the Unaudited Pro Forma Consolidated Financial Statements include pro forma allocations of the purchase price for the properties discussed in the accompanying notes based upon preliminary estimates of the fair values of the assets acquired and liabilities assumed in connection with the acquisitions and are subject to change.

MVP REIT, Inc.
Pro Forma Consolidated Balance Sheet
June 30, 2013

	MVP REIT, Inc.	Pro Forma	Pro Forma
	June 30, 2013	Adjustments	June 30, 2013
	(A)	(B)
ASSETS
Cash	$380,000	$--	$380,000
Accounts receivable	2,000	--	2,000
Prepaid expenses	79,000	--	79,000
Interest and other receivables	2,000	--	2,000
Investment in real estate loan	2,000,000	--	2,000,000
Investments in real estate and fixed assets (C)
Land and improvements	2,444,000	11,250,000	13,694,000
Buildings and improvements	7,341,000	3,750,000	11,091,000
Fixed assets	84,000	--	84,000
	9,869,000	15,000,000	24,869,000
Accumulated depreciation	(56,000)	--	(56,000)
Total investments in real estate and fixed assets, net	9,813,000	15,000,000	24,813,000
Loan fees	69,000	--	69,000
Deposits	256,000	--	256,000
Deferred offering costs	1,034,000	--	1,034,000
Total assets	$13,635,000	$15,000,000	$28,635,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$210,000	$--	$210,000
Due to related parties	535,000	--	535,000
Notes payable (D)	5,723,000	10,842,000	16,565,000
Total liabilities	6,468,000	10,842,000	17,310,000

Stockholders’ equity
Non-voting, non-participating convertible stock	--	--	--
Common stock	1,000	--	1,000
Additional paid-in capital (F)	11,792,000	4,158,000	15,950,000
Accumulated deficit	(4,626,000)	--	(4,626,000)
Total stockholders’ equity	7,167,000	4,158,000	11,325,000

Total liabilities and stockholders’ equity	$13,635,000	$15,000,000	$28,635,000

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Pro Forma Consolidated Statement of Operations
For the six months ended June 30, 2013

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenues:
Rental revenue	$291,000	$631,000	$922,000
Total revenues	291,000	631,000	922,000
Operating expenses:
General and administrative	1,048,000	--	1,048,000
Acquisition expense (E)	128,000	--	128,000
Acquisition expense – related party (E)	214,000	--	214,000
Operating and maintenance	100,000	104,000	204,000
Seminar expenses	904,000	--	904,000
Offering costs	1,174,000	--	1,174,000
Depreciation expense (C)	46,000	144,000	190,000
Total operating expenses	$3,614,000	$248,000	$3,862,000
Loss from operations	(3,323,000)	383,000	(2,940,000)
Interest expense (D)	23,000	355,000	378,000
Loan fees	2,000	--	2,000
Total other expenses	25,000	355,000	380,000
Net loss	$(3,348,000)	$28,000	$(3,320,000)

Basic and diluted loss per weighted average common share (F)	$(6.35)	$--	$(3.17)
Pro forma common shares outstanding, basic and diluted (F)	527,413	473,805	1,047,765

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Pro forma Consolidated Statement of Operations for the
Period from April 3, 2012 (Inception) through December 31, 2012

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenues:
Rental revenue	$25,000	$924,000	$949,000
Total revenues	25,000	924,000	949,000
Operating expenses:
General and administrative	909,000	--	909,000
Acquisition expense (E)	227,000	--	227,000
Operating and maintenance	18,000	150,000	168,000
Depreciation expense (C)	10,000	216,000	226,000
Total operating expenses	$1,164,000	$366,000	$1,530,000
Loss from operations	(1,139,000)	558,000	(581,000)
Interest expense (D)	2,000	548,000	550,000
Net loss	$(1,141,000)	$10,000	$(1,131,000)

Basic and diluted loss per weighted average common share (F)	$(16.36)	--	$(2.08)
Pro forma common shares outstanding, basic and diluted (F)	69,750	473,805	543,555

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

A.
Reflects the Company’s balance sheet as of June 30, 2013 and the statements of operations for the period from April 3, 2012 (Inception) through December 31, 2012 and the six months ended June 30, 2013. Please refer to the Company’s historical financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the period from April 3, 2012 (Inception) through December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

B.
Figures reflect the financial position as of June 30, 2013 and the results of the operations for the period from April 1, 2012 (Inception) through December 31, 2012 and for the period from January 1, 2013 through June 30, 2013, unless otherwise noted.

C.
The figures for the Investments in real estate and fixed assets include the acquisition based on the purchase price as if the Company had acquired the Property on June 30, 2013. The depreciation expense of the buildings (over 39 years) is based on the purchase price allocation in accordance with U.S. generally accepted accounting principles, as if the Company had acquired the Property on April 3, 2012 (Inception).

D.	The notes payable balance and related interest expense is reflective of the Company's assumption of the existing property debt of $10,842,000 at an annual interest rate of 6.5%.

E.	Costs related to the acquisition of the property are excluded from the pro forma consolidated statement of operations because such costs are nonrecurring.
F.
The additional paid-in capital and weighted average shares outstanding assume the 473,805 shares of the Company's common stock issued in consideration of the acquisition were issued as of June 30, 2013 and April 3, 2012 (Inception), respectively.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Assets
Land and improvements	$11,250,000
Building and improvements	3,750,000
Total assets acquired	15,000,000
Liabilities
Note payable	10,842,000
Total liabilities assumed	10,842,000
Net assets and liabilities acquired	$4,158,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of Wolfpack Properties, LLC (“Wolfpack”) for the year ended December 31, 2012. The statement of revenues and certain operating expenses is the responsibility of Wolfpack’s management. Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses is free of material misstatement. Wolfpack is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Wolfpack’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and certain operating expenses presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K to be filed by MVP REIT, Inc. as described in Note 2, and is not intended to be a complete presentation of the Wolfpack’s revenues and expenses.

In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Wolfpack for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ De Joya Griffith, LLC
Henderson, Nevada
August 29, 2013

Wolfpack Properties, LLC
Statement of Revenues and Certain Operating Expenses
For the Six Months ended June 30, 2013
(Unaudited)

Revenues
Revenue	$337,972
Total revenues	337,972
Certain operating expenses
Association fees	6,565
Insurance	2,004
Management fees	12,150
Porter fees	2,348
Repairs	6,227
Security expense	4,169
Taxes	4,494
Utilities	8,001
Total certain operating expenses	45,958
Revenues in excess of certain operating expenses	$292,014

See Accompanying Notes to Statement of Revenues and Certain Operating Expenses.

Wolfpack Properties, LLC
Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2012

Revenues
Revenue	$603,343
Total revenues	603,343
Certain operating expenses
Association fees	14,225
Insurance	3,150
Management fees	26,788
Porter fees	3,441
Repairs	13,468
Security expense	3,464
Taxes	17,597
Utilities	12,072
Total certain operating expense	94,205
Revenues in excess of certain operating expenses	$509,138

See Accompanying Notes to Statement of Revenues and Certain Operating Expenses.

Wolfpack Properties, LLC
Notes to Statement of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2013 (unaudited)
And the Year Ended December 31, 2012

1.	BUSINESS
On June 14, 2013, we acquired a two-story, fully occupied, single tenant, 22,000 square-foot office building built in 2008 in Las Vegas, Nevada located at 8860 W. Sunset Road (the “Property”). The Property has approximately 10 years remaining on its triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building. The $6.5 million acquisition closed on June 14, 2013. The Company financed the acquisition through the assumption of $3,966,876 in existing debt and the transfer of approximately 285,744 of the Company’s common shares to the seller at $8.865 per share.

2.	BASIS OF PRESENTATION

The statements of revenues and certain operating expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including Rule 3-14 of Regulation S-X. Accordingly, the accompanying statements of revenues and certain operating expenses is not intended to be a complete presentation of the Property's revenues and expenses, and certain expenses such as depreciation, amortization, and interest expenses are not reflected in the statements of revenue and certain operating expenses in accordance with Rule 3-14. Consequently, the statements of revenues and certain operating expenses for the periods presented is not representative of the actual operations for the periods presented, as certain expenses which may not be in the proposed future operations of the Property have been excluded. The statement of revenues and certain operating expenses has been prepared on the accrual basis of accounting.

The unaudited statement of revenues and certain operating expenses for the six months ended June 30, 2013 has been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The unaudited statement of revenues and certain operating for the six months ended June 30, 2013 is not necessarily indicative of the expected results for the entire year ended December 31, 2013.

A statement of revenues and certain operating expenses is being presented for the most recent year available instead of the three most recent years based on the following factors: (1) the Property was acquired from an unaffiliated party; and (2) based on due diligence of the Property conducted by the Company, management is not aware of any material factors relating to the Property that would cause this financial information to not be indicative of future operating results.

3.	REVENUE

The Property leases office space to a single tenant under a triple net lease. All leases are accounted for as non-cancelable operating leases. The Property recognizes rental revenue on a straight-line basis over the term of the lease. Rental income related to the leases is recognized on an accrual basis in accordance with the terms of the leases. The leases are leased with terms of generally ten (10) years. Advanced receipts of rental income are deferred and classified as liabilities until earned.

4.	USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition and purchase price allocations to record investments in real estate, as applicable.

5.	REPAIRS AND MAINTENANCE

Significant improvements, renovations or betterments that extend the economic useful life of the asset are capitalized. Expenditures for repairs and maintenance are expensed to operations as incurred.

6.	SUBSEQUENT EVENTS

Subsequent to June 30, 2013 and through August 30, 2013, management did not identify any subsequent events requiring additional disclosure.

MVP REIT, Inc.
Pro Forma Financial Information

On June 14, 2013, MVP REIT, Inc. acquired Wolfpack Properties, LLC (“Wolfpack”) (the “Property”). The Property has approximately 10 years remaining on its triple net lease, under which the tenant is responsible for the majority of the costs associated with maintaining the building. The $6.5 million acquisition was funded through the assumption of $3,966,876 in existing debt and the transfer of approximately 285,744 of the Company’s common shares to the seller at $8.865 per share.

The acquisition of the Property was included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013. Accordingly, no pro forma consolidation balance sheet is presented herein. The unaudited pro forma statements of operations for the six months ended June 30, 2013 and for the period from April 3, 2012 (Inception) through December 31, 2012 are presented herein. These give effect to the acquisition as if it had occurred upon inception of MVP REIT, Inc.

MVP REIT, Inc.
Pro Forma Consolidated Statement of Operations
For the six months ended June 30, 2013

The following unaudited pro forma consolidated statement of operations is presented as if the Company had acquired the Property on April 3, 2012 (Inception).

This pro forma consolidated statement of operations should be read in conjunction with the Company’s historical financial statements and notes thereto for the six months ended June 30, 2013, as contained in the Company’s Quarterly Report on Form 10-Q. The pro forma consolidated statement of operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above acquisition on April 3, 2012 (Inception), nor does it purport to represent future results of operations. This pro forma consolidated statement of operations only includes the significant property acquisition pursuant to SEC Rule 3-14 of Regulation S-X.

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenue:
Rental revenue	$291,000	$310,000	$601,000
Total revenue	291,000	310,000	601,000
Operating expenses:
General and administrative	1,048,000	--	1,048,000
Acquisition expense (E)	128,000	--	128,000
Acquisition expense – related party (E)	214,000	--	214,000
Operating and maintenance	100,000	45,000	145,000
Seminar expenses	904,000	--	904,000
Offering costs	1,174,000	--	1,174,000
Depreciation expense (C)	46,000	57,000	103,000
Total operating expenses	3,614,000	102,000	3,716,000
Loss from operations	(3,323,000)	208,000	(3,115,000)
Interest expense (D)	23,000	136,000	159,000
Loan fees	2,000	--	2,000
Total other expense	25,000	136,000	161,000
Net loss	$(3,348,000)	$72,000	$(3,276,000)

Basic and diluted loss per weighted average common share (F)	$(6.35)	$--	$(3.81)
Pro forma common shares outstanding, basic and diluted (F)	527,413	285,744	859,704

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Pro forma Consolidated Statement of Operations for the
Period from April 3, 2012 (Inception) through December 31, 2012

The following unaudited pro forma consolidated statement of operations is presented as if the Company had acquired the Property on April 3, 2012 (Inception).

This pro forma consolidated statement of operations should be read in conjunction with the Company’s historical financial statements and notes thereto for the quarter ended June 30, 2013, as contained in the Company’s Quarterly Report on Form 10-Q. The pro forma consolidated statement of operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above acquisition on April 3, 2012 (Inception), nor does it purport to represent future results of operations. This pro forma consolidated statement of operations only includes the significant property acquisition pursuant to SEC Rule 3-14 of Regulation S-X.

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenue:
Rental revenue	$25,000	$456,000	$481,000
Total revenue	25,000	456,000	481,000
Operating expenses:
General and administrative	909,000	--	909,000
Acquisition expense (E)	227,000	--	227,000
Operating and maintenance	18,000	82,000	100,000
Depreciation expense (C)	10,000	94,000	104,000
Total operating expenses	1,164,000	176,000	1,340,000
Loss from operations	(1,139,000)	280,000	(859,000)
Interest expense (D)	2,000	184,000	186,000
Net loss	$(1,141,000)	$96,000	$(1,045,000)

Basic and diluted loss per weighted average common share (F)	$(16.36)	$--	$(2.94)
Pro forma common shares outstanding, basic and diluted (F)	69,750	285,744	355,494

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Notes to Pro forma Consolidated Statements of Operations
For the six months ended June 30, 2013 and
The period from April 3, 2012 (Inception) through December 31, 2012

A.
Reflects the Company’s statements of operations for the period from April 3, 2012 (Inception) through December 31, 2012 and the six months ended June 30, 2013. Please refer to the Company’s historical financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the period from April 3, 2012 (Inception) through December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

B.	Figures reflect the results of the operations for the period from April 1, 2012 through December 31, 2012 and the period from January 1, 2013 througth June 14, 2013, unless otherwise noted.

C.
The figures for the Property represent the depreciation of the buildings (over 39 years) based on the purchase price allocation in accordance with U.S. generally accepted accounting principles, as if the Company had acquired the Property on April 3, 2012 (Inception).

D.	The interest expense is reflective of the Company's assumption of the existing property debt of $3,966,876 at an annual interest rate of 7.0%.

E.	Costs related to the acquisition of the property are excluded from the pro forma consolidated statement of operations because such costs are nonrecurring.
F.	The weighted average shares outstanding assume the 285,744 shares of the Company's common stock issued in consideration of the acquisition were issued as of April 3, 2012 (Inception).

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Assets
Land and improvements	$1,625,000
Building and improvements	4,875,000
Total assets acquired	6,500,000
Liabilities
Note payable	3,967,000
Total liabilities assumed	3,967,000
Net assets and liabilities acquired	$2,533,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MVP REIT, Inc.

We have audited the accompanying statement of revenues and certain operating expenses of Building A, LLC (“Building A”) for the year ended December 31, 2012. The statement of revenues and certain operating expenses is the responsibility of Building A’s management. Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses is free of material misstatement. Building A is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Building A’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of revenues and certain operating expenses presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form 8-K to be filed by MVP REIT, Inc. as described in Note 2, and is not intended to be a complete presentation of the Building A’s revenues and expenses.

In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Building A for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ De Joya Griffith, LLC
Henderson, Nevada
November 13, 2013

Building A, LLC
Statement of Revenues and Certain Operating Expenses
For the Six Months ended June 30, 2013
(Unaudited)

Revenues:
Revenue	$735,525
Total revenues	735,525
Certain operating expenses:
Association fees	14,179
Insurance	3,024
Management fees	28,108
Porter fees	6,096
Repairs	14,215
Security expense	1,439
Taxes	23,014
Utilities	9,727
Total certain operating expenses	99,802
Revenues in excess of certain operating expenses	$635,723

See notes to pro forma consolidated financial statements.

Building A, LLC
Statement of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2012

Revenues:
Revenue	$1,387,271
Total revenues	1,387,271
Certain operating expenses:
Association fees	28,358
Insurance	9,167
Management fees	58,620
Porter fees	9,466
Repairs	14,893
Security expense	2,726
Taxes	43,031
Utilities	11,623
Total certain operating expense	177,884
Revenues in excess of certain operating expenses	$1,209,387

See notes to pro forma consolidated financial statements.

Building A, LLC
Notes to Statement of Revenues and Certain Operating Expenses
For the Six Months Ended June 30, 2013 (unaudited)
And the Year Ended December 31, 2012
1.	BUSINESS
On August 30, 2013, MVP REIT, Inc. ("the Company") acquired a three-story, 100% occupied by a mix of medical and professional tenants, 47,501 square-foot office building built in 2008 in Las Vegas, Nevada located at 8880 W. Sunset Road (the “Property”). The lease terms range from 5 to 10 years remaining on its leases. The $15.0 million acquisition closed on August 30, 2013. The Company financed the acquisition through the assumption of approximately $10.2 million in existing debt and the transfer of approximately 547,368 shares of the Company’s common stock to the seller at $8.775 per share.

2.	BASIS OF PRESENTATION
The statements of revenues and certain operating expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the "SEC"), including Rule 3-14 of Regulation S-X. Accordingly, the accompanying statements of revenues and certain operating expenses is not intended to be a complete presentation of the Property's revenues and expenses, and certain expenses such as depreciation, amortization, and interest expense are not reflected in the statements of revenue and certain operating expenses in accordance with Rule 3-14. Consequently, the statements of revenues and certain operating expenses for the periods presented is not representative of the actual operations for the periods presented, as certain expenses which may not be in the proposed future operations of the Property have been excluded. The statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

The unaudited statement of revenues and certain operating expenses for the six months ended June 30, 2013 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The unaudited statement of revenues and certain operating for the six months ended June 30, 2013 is not necessarily indicative of the expected results for the entire year ended December 31, 2013.

A statement of revenues and certain operating expenses is being presented for the most recent year available instead of the three most recent years based on the following factors: (1) the Property was acquired from an unaffiliated party; and (2) based on due diligence of the Property conducted by the Company, management is not aware of any material factors relating to the Property that would cause this financial information to not be indicative of future operating results.

3.	REVENUE
The Property leases office space to seven (7) tenants under a triple net lease and one (1) under a gross lease. All leases are accounted for as non-cancelable operating leases. The Property recognizes rental revenue on a straight-line basis over the term of the lease. Rental income related to the leases is recognized on an accrual basis in accordance with the terms of the leases. The leases are leased with terms of generally five (5) to ten (10) years. Advanced receipts of rental income are deferred and classified as liabilities until earned.

4.	USE OF ESTIMATES
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition and purchase price allocations to record investments in real estate, as applicable.

5.	REPAIRS AND MAINTENANCE
Significant improvements, renovations or betterments that extend the economic useful life of the asset are capitalized. Expenditures for repairs and maintenance are expensed to operations as incurred.

6.	PROPERTY MANAGEMENT
For the six months ended June 30, 2013 and the year ended December 31, 2012, the Company paid a third party property manager a 6% monthly fee of monthly rental revenues collected totalling $28,108 and $58,620, respectively.

7.	SUBSEQUENT EVENTS

Subsequent to June 30, 2013 and through November 14, 2013, management did not identify any subsequent events requiring additional disclosure.

MVP REIT, Inc.
Pro Forma Financial Information

On August 30, 2013, MVP REIT, Inc. acquired Building A, LLC (“Building A”) (the “Property”). The Property has approximately 5 to 10 years remaining on its leases. The $15.0 million acquisition was funded through the assumption of approximately $10.2 million in existing debt and the transfer of approximately 547,368 shares of the Company’s common stock to the seller at $8.775 per share.

The accompanying Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013, reflects the financial position of the Company as if the acquisition described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements had been completed on June 30, 2013. The accompanying Unaudited Consolidated Statements of Operations for the six months ended June 30, 2013 and the period from April 3, 2012 (Inception of MVP REIT) through December 31, 2012 present the results of operations of the Company as if the transactions described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements had been completed on April 3, 2012 (Inception).

The accompanying Unaudited Pro Forma Consolidated Financial Statements are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the acquisitions reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future. In addition, the Unaudited Pro Forma Consolidated Financial Statements include pro forma allocations of the purchase price for the properties discussed in the accompanying notes based upon preliminary estimates of the fair values of the assets acquired and liabilities assumed in connection with the acquisitions and are subject to change.

MVP REIT, Inc.
Pro Forma Consolidated Balance Sheet
June 30, 2013

	MVP REIT, Inc.	Pro Forma	Pro Forma
	June 30, 2013	Adjustments	June 30, 2013
	(A)	(B)
ASSETS
Cash	$380,000	$--	$380,000
Accounts receivable	2,000	--	2,000
Prepaid expenses	79,000	--	79,000
Interest and other receivables	2,000		2,000
Investment in real estate loan	2,000,000		2,000,000
Investments in real estate and fixed assets (C)
Land and improvements	2,444,000	11,250,000	13,694,000
Buildings and improvements	7,341,000	3,750,000	11,091,000
Fixed assets	84,000	--	84,000
	9,869,000	15,000,000	24,869,000
Accumulated depreciation	(56,000)	--	(56,000)
Total investments in real estate and fixed assets, net	9,813,000	15,000,000	24,813,000
Loan fees	69,000	--	69,000
Deposits	256,000	--	256,000
Deferred offering costs	1,034,000	--	1,034,000
Total assets	$13,635,000	$15,000,000	$28,635,000

LIABILITES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$210,000	$--	$210,000
Due to related parties	535,000	--	535,000
Notes payable (D)	5,723,000	10,197,000	15,920,000
Total liabilities	6,468,000	10,197,000	16,665,000

Stockholders’ equity
Non-voting, non-participating convertible stock	--	--	--
Common stock	1,000	--	1,000
Additional paid-in capital (F)	11,792,000	4,803,000	16,595,000
Accumulated deficit	(4,626,000)	--	(4,626,000)
Total stockholders’ equity	7,167,000	4,803,000	11,970,000

Total liabilities and stockholders’ equity	$13,635,000	$15,000,000	$28,635,000

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Pro Forma Consolidated Statement of Operations
For the six months ended June 30, 2013

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenue:
Rental revenue	$291,000	$736,000	$1,027,000
Total revenue	291,000	736,000	1,027,000
Operating expenses:
General and administrative	1,048,000	--	1,048,000
Acquisition expense (E)	128,000	--	128,000
Acquisition expense – related party (E)	214,000	--	214,000
Operating and maintenance	100,000	107,000	207,000
Seminar expenses	904,000	--	904,000
Offering costs	1,174,000	--	1,174,000
Depreciation expense (C)	46,000	144,000	190,000
Total operating expenses	3,614,000	251,000	3,865,000
Loss from operations	$(3,323,000)	$485,000	$(2,838,000)
Interest expense (D)	23,000	334,000	357,000
Loan fees	2,000	--	2,000
Total other expense	25,000	334,000	359,000
Net income (loss)	$(3,348,000)	$151,000	$(3,197,000)

Basic and diluted loss per weighted average common share (F)	$(6.35)	--	$(2.85)
Pro forma common shares outstanding, basic and diluted (F)	527,413	547,368	1,121,328

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Pro forma Consolidated Statement of Operations for the
Period from April 3, 2012 (Inception) through December 31, 2012

	MVP REIT	Pro Forma Adjustments	Pro Forma
	(A)	(B)
Revenue:
Rental revenue	$25,000	$1,065,000	$1,089,000
Total revenue	25,000	1,065,000	1,089,000
Operating expenses:
General and administrative	909,000	--	909,000
Acquisition expense (E)	227,000	--	227,000
Operating and maintenance	18,000	148,000	166,000
Depreciation expense (C)	10,000	216,000	226,000
Total operating expenses	1,164,000	364,000	1,528,000
Loss from operations	$(1,139,000)	$701,000	$(439,000)
Interest expense (D)	2,000	547,000	549,000
Net income (loss)	(1,141,000)	154,000	(988,000)

Basic and diluted loss per weighted average common share (F)	$(16.36)	--	$(1.60)
Pro forma common shares outstanding, basic and diluted (F)	69,750	547,368	617,118

See notes to pro forma consolidated financial statements.

MVP REIT, Inc.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)

A.
Reflects the Company’s balance sheet as of June 30, 2013 and the statements of operations for the period from April 3, 2012 (Inception of MVP REIT) through December 31, 2012 and the six months ended June 30, 2013. Please refer to the Company’s historical financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the period from April 3, 2012 (Inception) through December 31, 2012 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2013.

B.
Figures reflect the financial position as of June 30, 2013 and the results of the operations for the period from April 1, 2012 (Inception) through December 31, 2012 and for the period from January 1, 2013 through June 30, 2013, unless otherwise noted.

C.
The figures for the Investments in real estate and fixed assets include the acquisition based on the purchase price as if the Company had acquired the Property on June 30, 2013. The depreciation expense of the buildings (over 39 years) is based on the purchase price allocation in accordance with U.S. generally accepted accounting principles, as if the Company had acquired the Property on April 3, 2012 (Inception).

D.	The notes payable balance and related interest expense is reflective of the Company's assumption of the existing property debt of $10,197,000 at an annual interest rate of 6.5%.

E.	Costs related to the acquisition of the property are excluded from the pro forma consolidated statement of operations because such costs are nonrecurring.
F.
The additional paid-in capital and weighted average shares outstanding assume the 547,368 shares of the Company's common stock issued in consideration of the acquisition were issued as of June 30, 2013 and April 3, 2012 (Inception), respectively.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Assets
Land and improvements	$11,250,000
Building and improvements	3,750,000
Total assets acquired	15,000,000
Liabilities
Note payable	10,197,000
Total liabilities assumed	10,197,000
Net assets and liabilities acquired	$4,803,000

APPENDIX A – MVP REIT, Inc.
Subscription Agreement

Subscription of shares may not be accepted until at least five business days after the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

SECTION 1:                      Indicate investment amount SECTION 2:Choose type of ownership
SECTION 3:                      All names, addresses, Social Security or Tax ID numbers of all investors or Trustees SECTION 4:Distribution allocation
SECTION 5:                      Signatures and initials of all investors
SECTION 6:                      Registered Representative/Financial Advisors to complete and sign SECTION 7:Additional instructions to investors
SECTION 8:                      Substitute W-9 Form for investors

For non-custodial ownership accounts, please mail completed and executed ORIGINAL documents, along with your check made payable to “MVP REIT, Inc.” to the following address:

Regular Mail: MVP REIT, Inc.	Payment by Wire:	DST as agent for MVP REIT, Inc.
P.O Box 219390		DDA: 987-2013-247
Kansas City, MO 64121-9390		UMB: 101-0069-5

•	Accounts with more than one owner must have all parties sign where indicated on Section 5.
•	Attach copies of all plan documents for Trust, Corporations, Partnerships and Pension Plans.
•	If you have any questions, please call MVP Investor Services at 877-684-6871.

1

Please complete the subscription agreement along with any forms/applications provided by your custodian and SEND ALL CUSTODIAN DOCUMENTS ALONG WITH THIS ORIGINAL SUBSCRIPTION AGREEMENT DIRECTLY TO YOUR CUSTODIAN.
•	If you have any questions, please call MVP Investor Services at 877-684-6871.

2

Purchase of MVP REIT, Inc. shares at $9.00 per share.                                                                                             Method of Payment:

Minimum investment is $4,500.00 for Non-Custodial                                                                                           ❑ Check Enclosed
Accounts and $1,350.00 for Custodial Accounts                                                                                           ❑ Funds Wired**
❑	Check sent separately

Total Invested: $                                                 **Payment by Wire: Number of Shares:
DST as agent for MVP REIT, Inc DDA: 987-2013-247
UMB: 1010-0069-5

This is an:                                                        ❑ Initial Investment                                                                         ❑ Additional Investment to Account #

.1 ❑ Individual Ownership ❑TOD**	.2 ❑ Community Property WROS*	❑UTMA/UGMA State of
❑Joint Tenants with Rights of Survivorship ❑TOD**	.3 ❑ Corporate Ownership Include Corporate Resolution ❑“C Corp”□ “S Corp”	.4 ❑ Pension/Profit Sharing Plan*** Include Plan Documents
❑Tenants in Common*	❑LLC Ownership Include LLC Agreement	❑Non-Profit Include Plan Document
❑Tenants by the Entirety*	❑Partnership Ownership Include Partnership Agreement	❑Other (Specify)
.5 ❑ Community Property*	❑Trust- Include Trust Certification

*All parties must sign.   **Please complete separate Transfer on Death (TOD) form.
*** See “ERISA Consideration” in the Company’s prospectus for a discussion of risks related to an investment in shares by certain tax-exempt of tax-deferred plans.

.6 I/we have made the above designation taking into consideration what is in our best interest.

Initial:

3

.1 ❑ Traditional IRA*	❑ROTH IRA*	❑ Simplified Employee Pension/Trust (S.E.P)*	❑ Pension or Profit Sharing Plan**
Name of Custodian or Institution
Mailing Address
City		State	Zip
Custodian Tax ID #		Custodian Telephone
Custodian Account # *CUSTODIAL SIGNATURE REQUIRED

3. INVESTOR INFORMATION
INVESTOR/BENEFICIAL OWNER Circle One:	Mr. ❑	Mrs. ❑	Ms. ❑
Investor/Trustee/Administrator/UTMA/UGMA*
*if UTMA/UGMA please provide minor’s name

First_                                           _       Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                        U.S. Citizen                           ❑ Resident Alien                                 ❑Non-Resident Alien*

*If non-resident agent, investor must submit an original of the appropriate W-8 Form (W-8ECN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

CO-INVESTOR/BENEFICIAL OWNER	Mr. ❑	Mrs. ❑	Ms. ❑
Circle One: Co-Investor/Co-Trustee/Administrator/UTMA/UGMA* *if UTMA/UGMA please provide custodian’s name

First_

Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                         U.S. Citizen                          ❑ Resident Alien                                 ❑Non-Resident Alien*

TRUST/PENSION/PSP/LLC/PARTNERSHIPS OR OTHER - Please Complete Title
Entity Name:
Tax ID #:	Date of Trust/Pension/PSP/Other:

INVESTOR ADDRESS
Resident Address (no P.O. boxes required by law)
Street:	City:
State:	Zip:
Alternate Mailing Address (P.O. boxes are acceptable)
Street:	City:
State:	Zip:
Home Telephone:	Business Telephone:

❑Mail to Address of Record                                                         ❑ Check Box to Change Current Distribution Option

(applicable on additional purchases only)

❑Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire distribution.

Initial:

Distribution Sent:

❑

Via Mail-
Complete information below

❑

Via Electronic Deposit (ACH) To authorize ACH as set forth in section 7 please check the box and complete the section below
If ACH, check type of account❑Checking ❑Savings

  Name of Bank, Brokerage Firm or Individual

  Distribution Mailing Address

City                                                         State                                 Zip

ABA /Routing #                                                         Bank or Brokerage Account #

.2 REQUIRED: A VOIDED CHECK/DEPOSIT SLIP MUST BE ENCLOSED FOR DISTRIBUTIONS VIA ACH

❑	Mail to Custodial Account	❑ Check Box to Change Current Distribution Option
applicable on additional purchases only

❑      Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire cash distribution. Investor may change such election at any time by written notice to the Company. Under no event will the Distribution Reinvestment Plan allow, or be amended to allow, automatic enrollment of investors in the Plan without affirmative consent from the investors to enroll.

Initial:

1

5. SIGNATURE
The undersigned acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) the following: (You must initial each of the representations below)

Owner	Co-Owner
a)(i)(A) I/we have a minimum net worth (not including home, home furnishings and personal automobile) of at least $70,000 and a gross annual income (without regard to any investment in MVP REIT, Inc.)  of at least $70,000; or (B) I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and

(ii)          we have a net worth (excluding home, home furnishings and automobiles) of at least ten times our investment in MVP REIT and similar programs; and

(iii)          I/we meet such higher suitability as may be required by certain states and set  forth in Section 7 “Additional Instructions to Investors.” (You must initial the additional representation set forth in Section 7, to the extent applicable.)

In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

Owner	Co-Owner	b)I/We have received the final prospectus of MVP REIT, Inc. (Subscription of shares may not be accepted until at least five business days after the date the subscriber receives the final prospectus)
Owner	Co-Owner
c)I/We are purchasing the shares for my/our own account and I am/we are purchasing shares o behalf of a trust or other entity of which I am/we are trustee(s) or authorized agent(s) I/we have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am/we are trustee(s) or authorized agent(s).

Owner	Co-Owner	d)I/We acknowledge that shares are not liquid, there is not current market for the shares and the investors may not be able to sell the securities.

Signature-Investor/Trustee/Administrator/Power of Attorney (include POA)

Date (MM/DD/YYYY)

Print Name-Investor/Trustee/Administrator/Power of Attorney

Signature-Co-Investor/Co-Trustee (if Applicable)                                                                                                                                        Date (MM/DD/YYYY)

Print Name-Co-Investor/Co-Trustee

Signature – Custodian                                                                                                                       Date (MM/DD/YYYY)                                        For custodian Use-Affix Medallion Signature Guarantee Stamp here by stamping you are attesting to Section 2a:

BROKER DEALER DATA- completed by selling Registered Representative (Please use Representative address-not home office address)

  Firm Name

  Firm Mailing Address

City                                                                                          State                     Zip

Broker Dealer Rep ID#                                                                       Registered Representative Telephone

Registered Representative E-Mail

  Registered Representative Name

  Branch #

   Broker Dealer Client Account #

RIA-Registered
Investment Advisors                                           REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID

ON THESE ACCOUNTS. Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an advisor is a FINRA licensed Registered Representative affiliated with a broker dealer, the transaction should be conducted through the broker dealer, not through the RIA.
The undersigned confirm on behalf of the Broker Dealer that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor, (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current prospectus and related supplements, if any , to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds   to believe that the purchase of Shares is a suitable investment for such investor, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The undersigned Registered Representative/RIA further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under the firm’s existing Anti-Money Laundering Program and Customer Identification Program

Signature-Registered Representative/RIA (Required)                                                                                            Signature-Broker/Dealer (if Applicable)

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

General Standards for all Investors: Investors must have (i) either (a) a net worth (excluding home, home  furnishings and automobiles) of at least $250,000 or (b) a minimum annual gross income of $70,000 and a minimum net worth (excluding home, home furnishings and automobiles) of $70,000; and (ii) a net worth (excluding home, home furnishings and automobiles) of at least ten times their investment in MVP REIT and similar programs.

Specific Standards for certain Investors: Investors residing in the following states must meet additional financial suitability standards as set forth below. In addition to meeting the general standards, the undersigned further acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) that the undersigned meets the following suitability standards to the extent applicable (initial below where relevant):

Owner	Co-Owner
Alabama: In addition to the general suitability standards, this investment will only be sold to Alabama residents that represent that they have a liquid net worth at least 10 times their investment in this program and its affiliates and they meet the $70,000/$70,000/$250,000 suitability requirement.

Owner	Co-Owner
California: Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. Please also see Exhibit A attached hereto for restrictions on transfers of the shares under the California Code of Regulations.

Owner	Co-Owner
Iowa: Investors must have (excluding the value of their home, furnishings and automobiles) either (i) a minimum net worth of $100,000 and an annual income of
$70,000, or (ii) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Kansas. The Office of the Securities Commissioner recommends that Kansas investors limit their aggregate investment in the securities of the Issuer and other non-traded business development companies to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Owner	Co-Owner	Kentucky, Michigan, Oregon and North Dakota: Investors must have a liquid net worth of at least ten (10) times their investment in us.
Owner	Co-Owner
Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Nevada: Investors must have (excluding the value of their home, furnishings and automobiles) either: (i) a minimum net worth of $75,000 and an annual income of
$75,000, or (ii) a minimum net worth of $500,000. In addition, the investment in us must not exceed 10% of the investor’s net worth (exclusive of home, furnishings and automobiles).

Owner	Co-Owner
New Jersey: Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $250,000 and annual gross income of $70,000 or (ii) a minimum liquid net worth of $500,000. Additionally, a New Jersey investor’s total investment in this offering and similar direct participation investments shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner
Ohio: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the Company, affiliates of the Company and in other non-traded real estate investment programs to exceed ten percent (10%) of his or her liquid net worth.

Owner	Co-Owner
Pennsylvania: Because the minimum offering of our common stock is less than $50 million, Pennsylvania investors are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Pennsylvania Investors.”

Owner	Co-Owner
Tennessee: We will not offer to sell our common stock in Tennessee unless and until the offer and sale is permitted in such state. In addition, investors must have (excluding the value of their home, home furnishings and automobiles) either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (ii) a minimum net worth of $500,000.  Because the minimum offering of our common stock is less than $50 million, Tennessee investors also are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $10 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Tennessee Investors.”

WE INTEND TO ASSERT THE REPRESENTATIONS IN THIS SUBSCRIPTION AGREEMENT AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT.  WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS.  AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON.  THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.
AUTOMATED CLEARING HOUSE (“ACH”) LANGUAGE- I/we hereby authorize MVP REIT, Inc. (“Company”) to deposit distributions from my/our common stock of the Company into the account listed in Section 4 of the Subscription Agreement. I /we further authorize the Company to debit my account noted in Section 4 of the Subscription Agreement in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit.  In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions to which I am entitled until the erroneously deposited amounts are recovered by the Company.
This authorization to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.  This authorization is not valid to the extent that distributions are reinvested pursuant to the Distribution Reinvestment Plan.

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 1-B (Awaiting TIN) is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

SUBSTITUTE FORM W-9: Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)

Part 1 - TAXPAYER IDENTIFICATION NUMBER (“TIN”)

A.	Social Security Number OR Employer Identification Number

B.	Awaiting TIN	Please sign and date ADDITIONAL CERTIFICATION below.
C.	Exempt TIN

Part 2 - CERTIFICATION - Under penalties of perjury, I certify that:

(1)          The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2)          I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to withholding as a result of failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3)	I am a U.S. person (including a U.S. resident alien)

YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 1-C.

Signature                                                                                   Date (mm/dd/yyyy)                                         /_          /

Name (Please print)

Address (Please print)

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

ADDITIONAL CERTIFICATION

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED B IN PART 1 OF SUBSTITUTE FORM W-9. CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me and that either (1) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Center   or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if   I do not provide a Taxpayer Identification Number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

Signature

Date (mm/dd/yyyy)                                       /_             /

EXHIBIT A

RESTRICTIONS ON TRANSFER SET FORTH IN RULE 260.141.11 OF THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (The “CA Code”)

(a)      The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

(b)       It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1)       to the issuer;

(2)	pursuant to the order or process of any court;

(3)	to any person described in Subdivision (i) of Section 25102 of the CA Code or Section
260.105.14 of these rules;

(4)       to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;

(5)	to the holders of securities of the same class of the same issuer;

(6)	by way of gift or donation inter vivos or on death;

(7)       by or through a broker-dealer licensed under the CA Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8)       to a broker-dealer licensed under the CA Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;

(9)       if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule is not required;

(10)          by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the CA Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision
(a) of Section 25143 is in effect with respect to such qualification;

(11)          by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

(12)          by way of an exchange qualified under Section 25111, 25112, or 25113 of the CA Code, provided that no order under Section 25140 or Subdivision (a) of Section 25148 is in effect with respect to such qualification;

(13)          between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14)          to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

(15)          by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16)          by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities, provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)      The certificate representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10- point size, reading as follows:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

[Missing Graphic Reference]

MVP REIT, Inc.,
Transfer of Death Form (T.O.D.)

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105
For Questions, please call (877)684-6871

.3 Transfer on Death Information
•
A Transfer on Death (T.O. D.) designation transfers ownership of shares to the registered owner’s beneficiary(ies) upon death, provided that MVP REIT, Inc. receives proof of death and other documentation it deems necessary or appropriate.

•	Until the death of the account owner (s) the T.O.D. beneficiary(ies) has (have) no present interest in or authority over the account.
•
A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual’s name or by two or more natural persons as joint tenants with rights of survivorship.

•
Accounts registered to trusts, corporations, charities and other such entities may not declare a T.O. D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O. D. for accounts registered to a natural person.

•
A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners dies. The surviving owners may revoke or change the T.O. D. designation at any time.

•	If the beneficiary(ies) does (do) not survive the registered owner(s) the shares will be treated as belonging to the decedent’s estate.
•	A minor may be named as a beneficiary with a custodian.
•	A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Maryland.
•	A T.O.D. designation may be voided at any time by MVP REIT, Inc., in its sole discretion if there is any doubt as to the validity or effectiveness of a T.O.D. designation.

.4 Investor Information
Name of Registered Owner                                                                                                                                      (exactly as name appears in section 3 of the subscription agreement)

Registered Owner’s SSN

Daytime Phone #

State of Residence

.5 Joint Owner Information

Name of Joint Owner                                                                                                                                       (exactly as name appears in section 3 of the subscription agreement)

Joint Owner’s SSN
Type of T.O.D. Designation
New T.O.D. Designation 	Change existing T.O.D Designation	Revoke an existing T.O.D. Designation  (Shares will be registered in name of investors only)

Daytime Phone #

State of Residence ______

.6 Transfer on Death Designation

I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in beneficiary form, assign in ownership on my/our death to my/our beneficiary(ies). I/we understand that if more than one beneficiary is listed, the shares will be divided equally.

.7 Primary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

.8 Secondary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

.9 Third Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

.10 Custodian of Minor Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)_____________________________

.11 Authorization & Signatures

By signing below, I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in T.O.D.   form. The designations(s) will be effective on the date of receipt. Accordingly, I/we hereby revoke any beneficiary designation(s) made previously with respect to my/our MVP REIT Inc., shares. I/we have reviewed the information set forth below. I/we agree on behalf of myself/ourselves and my/our heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless MVP REIT, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my/our shares in accordance with this T.O.D designation. I/we further understand that MVP REIT Inc., cannot provide any legal advice and I/we agree to consult with my/our attorney, if necessary, to make certain that the T.O.D. designation is consistent with my/our estate and tax planning.

Sign exactly as the name(s) appear(s) in the Subscription Agreement/Signature Page. All registered owners must sign. This authorization form is subject to the acceptance of MVP REIT Inc.

.12 SIGNATURE OF REGISTERED OWNER                                                                  DATE

SIGNATURE OF JOINT OWNER                                                                         DATE

[Missing Graphic Reference]

MVP REIT, Inc.,
Additional Subscription Form

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105
For Questions, please call (877)684-6871

Please complete this form if you are a current investor in MVP REIT, Inc., (“the Company”) who desires to purchase additional shares for the Company common stock and who purchase his/her shares from the Company. Investors who did not acquire shares from the Company (e.g., who acquired shares through a transfer of ownership or transfer on death) and who wish to make additional investments must complete the Company subscription agreement in its entirety.
Investment

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash. All additional  investments must be for at least $900.  If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally once you qualify for a volume discount, you will receive the benefit for subsequent purchase of our shares.

Amount of Subscription $_

State of Sale

Shares being purchased

Account Information (MUST BE CONSISTENT WITH THE ORIGINAL SUBSCRIPTION AGREEMENT)

Please print the exact current registration in which Shares are registered. Include custodian or trust name if applicable.

Name of Investor

Name of Joint Owner

Account Number

Tax ID/Social Security Number

Address

City                                                                  State                                          Zip

Telephone                                                                        E-Mail

Authorized Signature(s)

Represents that I/we:  (i) either (a) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and a gross  annual income (without regard to investment in the Company) of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set for in the “Investor Suitability Standards” section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.

All investor(s) /registration owner(s) must sign the form to subscribe to authorize the above instructions.

SIGNATURE OF OWNER                                                      DATE                                     SIGNATURE OF JOINT OWNER                                                          DATE
Or for qualified plans, of Trustee/Custodian
You may not purchase additional Shares unless you meet the applicable suitability requirements set forth in the then current Prospectus (as supplemented) at the time of purchase. Please consult your Financial Representative if you have had any change in your circumstances which might affect your ability to meet the applicable suitability requirements.  See and complete the remainder of this document.

PLEASE CAREFULLY READ AND SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW.
Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following (ALL appropriate lines must be initialed):

(a) Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the prospectus MVP REIT Inc.	INVESTOR INITIAL	JOINT OWNER INITIAL
(b)  Represents that I (we): (i) either (a) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and a gross annual income (without regard to investment in the Company) of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of  at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times  my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set forth in the ‘Investor Suitability Standards’ section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor   who directly or indirectly supplies the funds for the purchase of the Shares;

	INITIAL	INITIAL
(c) Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the prospectus MVP REIT Inc.;	INITIAL	INITIAL
(d) Represents that the investor is purchasing the Shares for his or her own account;	INITIAL	INITIAL
(e) Acknowledges that the Shares are not liquid; and	INITIAL	INITIAL
(f) If an affiliate of the Company, represents that the Shares are being purchased for investment.	INITIAL	INITIAL

APPENDIX B

MVP REIT, INC.

DISTRIBUTION REINVESTMENT PLAN

As of June 5, 2012

MVP REIT, Inc., a Maryland corporation (the “Company”), has adopted the following Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s charter (the “Articles”) unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the stockholders (“Stockholders”) of the Company who purchase shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to an offering by the Company (“Offering”), and who elect to participate in the DRP (the “Participants”), the Company will apply all cash distributions (“Distributions”), other than Designated Special Distributions (as defined below), including Distributions paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors of the Company (the “Board of Directors”).

2. Procedure for Participation. Any Stockholder who owns Shares and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (the “Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Shares on a national securities exchange he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below. If the DRP transaction involves Shares which are registered with the Commission in a future registration or the Board of Directors elects to change the purchase price to be paid for Shares issued pursuant to the DRP, the Company shall make available to all Participants the prospectus as contained in the Company’s registration statement filed with the Commission with respect to such future registration or provide public notification to all Participants of such change in the purchase price of Shares issued pursuant to the DRP. If, after a price change, a Participant does not desire to continue to participate in the DRP, he should exercise his right to terminate his or her participation pursuant to the provisions of Section 7 below.

3. Purchase of Shares. Participants will acquire DRP Shares from the Company at a fixed price of $9.00 per share until (i) all DRP Shares registered in the Offering are issued, (ii) the Offering terminates and the Company elects to deregister with the Commission the unsold DRP Shares, or (iii) the Board of Directors decides to change the purchase price for DRP Shares or terminate the DRP for any reason. Participants in the DRP may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to violate any provision in the Articles.

Shares to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Shares which are being registered with the Commission in connection with the Offering, (b) Shares to be registered with the Commission after the Offering for use in the DRP (a “Future Registration”), or (c) Shares purchased by the Company for the DRP in a secondary market (if available) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by the Company on the Secondary Market will have a price per share equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. If Shares are not so listed, the Board of Directors will determine the price at which Shares will be issued under the DRP.

If the Company acquires Shares in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for Shares to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

4. Shares Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only.

5. Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Company shall provide to each Participant a confirmation at least once every calendar quarter showing the number of Shares owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Shares owned at the end of the covered period.

6. Commissions. The Company will not pay any selling commissions or fees in connection with Shares sold pursuant to the DRP.

7. Termination by Participant. A Participant may terminate participation in the DRP at any time, upon 10 days’ written notice, without penalty by delivering to the Company a written notice of such termination. Any such withdrawal will be effective only with respect to distributions paid more than 30 days after receipt of such written notice. Prior to listing of the Shares on a national securities exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Stockholder in cash.

8. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment in Shares pursuant to the terms of the DRP.

9. Amendment, Suspension or Termination of DRP by the Company. The Board of Directors may by majority vote amend, suspend or terminate the DRP for any reason upon 10 days’ notice to the Participants; provided, however, the Board of Directors may not amend the DRP to eliminate the right of a Participant to terminate participation in the DRP at least annually.

10. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for Participant’s account.

MVP REIT, INC.

$550,000,000 Maximum Offering of Common Shares

PROSPECTUS

April 25, 2014

You should rely only on the information contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth above. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

Until all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

PART II

Information Not Required in the Prospectus

Item 31.	Other Expenses of Issuance and Distribution.
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder, other than the asset-based distribution fee. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$63,030
FINRA filing fee	83,000
Printing costs	205,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	52,000
Blue sky fees and expenses	134,000
Marketing, sales and advertising expenses	1,045,000
Postage and shipping	75,000
Marketing and travel expenses	30,000
Total	$2,687,030

Item 32.	Sales to Special Parties.
None

Item 33.	Recent Sales of Unregistered Securities.
On April 4, 2012, we issued 22,222.22 shares of common stock at $9.00 per share to MVP Capital Partners, LLC, our sponsor, in exchange for $200,000.00 in cash. On April 4, 2012, we also issued 1,000 shares of our convertible stock at $1.00 per share to MVP Realty Advisors, LLC, our advisor. In each case, we relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act of 1933, as amended. Our sponsor and our advisor, by virtue of their affiliation with us, had access to information concerning our proposed operations and the terms and conditions of this investment.

Item 34.	Indemnification of Directors, Officers and Others.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity.

Maryland law permits a Maryland corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter generally limits the liability of our directors and officers for monetary damages and requires us to indemnify and advance expenses to our directors, officers, advisor and affiliates for losses that they may incur by reason of their service in those capacities. However, we may not indemnify our directors, advisor or affiliates for any liability or loss suffered by them or hold our directors, advisor or affiliates harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the directors, our advisor or its affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;
•	the directors, our advisor or its affiliates were acting on our behalf or performing services for us;
•	in the case of affiliated directors, our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;
•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and
•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

Indemnification does not reduce the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

We may not, however, indemnify our directors, our advisor and its affiliates or any person acting as a broker dealer for losses and liabilities arising from or out of alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or
•
a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of our company were offered or sold as to indemnification for violation of securities laws.

Our charter further provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, advisor and affiliates in advance of final disposition of a proceeding only if all of the following are satisfied: the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; the person seeking advancement provides the registrant with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification; the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his capacity as such, a court of competent jurisdiction approves such advancement; and the person seeking the advancement provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that he is not entitled to indemnification.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified loss. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the officers and directors.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (or the Securities Act), we have been informed that, in the opinion of the Securities and Exchange Commission, or the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Shares Being Registered.
Not applicable.

Item 36.	Financial Statements and Exhibits.
(a) Financial Statements.

See page F-1 to the prospectus that is a part of this registration statement for an index of the financial statements included in the registration statement.

(b) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37.	Undertakings.
1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed.

(e) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

2. The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

3. The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

4. The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment will include or incorporate by reference audited financial statements meeting the requirements Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

5. The registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 25th day of April, 2014.

MVP REIT, INC.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ Michael V. Shustek	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 25, 2014
Michael V. Shustek
/s/ Dustin Lewis	Chief Financial Officer (Principal Financial Officer)	April 25, 2014
Dustin Lewis
/s/ Fredrick J. Zaffarese Leavitt*	Director	April 25, 2014
Fredrick J. Zaffarese Leavitt
/s/ Robert J. Aalbert*	Director	April 25, 2014
Robert J. Aalberts
/s/ Nicolas Nilsen*	Director	April 25, 2014
Nicolas Nilsen
/s/ John E. Dawson*	Director	April 25, 2014
John E. Dawson
/s/ Daryl C. Idler, Jr.*	Director	April 25, 2014
Daryl C. Idler, Jr.
*By: /s/ Michael V. Shustek______ Michael V. Shustek	Attorney in Fact	April 25, 2014

EXHIBIT INDEX

1.1(4)	Selling Agreement between MVP REIT, Inc. and Source Capital Group, Inc.
1.2(6)	Selling Agreement between MVP REIT, Inc. and Ashton Garnett Securities, LLC
1.3(8)	Amendment to Selling Agreement between MVP REIT, Inc. and Source Capital Group, Inc.
1.4(8)	Amendment to Selling Agreement between MVP REIT, Inc. and Ashton Garnett Securities, LLC
3.1(4)	Articles of Incorporation of MVP Monthly Income Realty Trust, Inc.
3.2(4)	Bylaws of MVP Monthly Income Realty Trust, Inc.
3.3(4)	Articles of Amendment (Name Change)
3.4(5)	Articles of Amendment and Restatement of MVP REIT, Inc.
3.5(4)	Amended and Restated Bylaws of MVP REIT, Inc.
3.6(7)	Articles of Amendment of MVP REIT, Inc.
3.7(8)	Articles of Amendment of MVP REIT, Inc.
4.1(1)	Form of Subscription Agreement (included as Appendix A in the prospectus and incorporated herein by reference)
5.1(5)	Opinion of Venable LLP as to legality of securities.
8.1(5)	Opinion of Morrison & Foerster LLP as to tax matters.
10.1(3)	Advisory Agreement by and between MVP REIT, Inc. and MVP Realty Advisors, LLC.
10.2(1)	Distribution Reinvestment Plan (included as Appendix B to the prospectus and incorporated herein by reference)
10.3(3)	Escrow Agreement
10.4(4)	MVP REIT, Inc. 2012 Stock Incentive Plan
10.5(9)	Membership Interest Purchase agreement between MVP REIT, Inc. and SETE Holdings, LLC
10.6(10)	Purchase Agreement, dated April 29, 2013, among MVP REIT, Inc., Genet Chavez Gomez EP Prop Trust (06/16/06), Genet Chavez Gomez, Pat Chavez-Preston and Sunrise Airport Parking, Inc., d/b/a Sunrise Airport Parking
10.7(11)	Purchase Agreement, dated June 3, 2013, between MVP REIT, Inc. and Red Mountain Storage, LLC.
10.8(12)
Purchase and Sale Agreement among OC Parking Fort Lauderdale LLC, OC Parking Baltimore LLC, OC Parking Memphis Poplar LLC, OC Parking Kansas City LLC, OC Parking Memphis Court LLC, and subsidiaries of MVP REIT, Inc.

10.9(14)	Amendment No. 1, dated November 21, 2013, to the Advisory Agreement by and between MVP REIT, Inc. and MVP Realty Advisor, LLC.
10.10(15)	Irrevocable Waiver, dated December 20, 2013, relating to the Advisory Agreement by MVP Realty Advisor, LLC in favor of MVP REIT, Inc.
21.1(1)	Subsidiaries of the Registrant.
23.1(1)	Consent of JLK Rosenberger, LLP, Independent Registered Public Accounting Firm
23.2(1)	Consent of De Joya Griffith, LLC, Independent Registered Public Accounting Firm
23.2(5)	Consent of Venable LLP (included in Exhibit 5.1).
23.3(5)	Consent of Morrison & Foerster LLP (included in Exhibit 8.1).
101(17)	The following materials from the Company’s Annual report on Form 10-K for the period from January 1, 2013 through December 31, 2013, formatted in XBRL (eXtensible Business Reporting Language): (i) Balance Sheet as of December 31, 2013, (ii) Statements of Operations for the period for the year ended December 31, 2013, (iii) Statement of Equity (Deficit) for the year ended December 31, 2013, (iv) Statement of Cash Flows for the year ended December 31, 2013, and (v) Notes to Financial Statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

(1)	Filed concurrently herewith.
(2)	Filed previously with the Registration Statement on Form S-11 on April 16, 2012, and incorporated herein by reference.
(3)	Filed previously with Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 on May 21, 2012, and incorporated herein by reference.
(4)	Filed previously with the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 on June 13, 2012, and incorporated herein by reference.
(5)	Filed previously with the Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 on July 9, 2012, and incorporated herein by reference.
(6)	Filed previously with the Pre-Effective Amendment No. 4 to the Registration Statement on Form S-11 on July 16, 2012, and incorporated herein by reference.
(7)	Filed previously with the Pre-Effective Amendment No. 6 to the Registration Statement on Form S-11 on September 6, 2012, and incorporated herein by reference.
(8)	Filed previously with the Pre-Effective Amendment No. 7 to the Registration Statement on Form S-11 on September 18, 2012, and incorporated herein by reference.
(9)	Filed previously on Form 8-K on August 14, 2013, and incorporated herein by reference.
(10)	Filed previously on Form 8-K on May 7, 2013, and incorporated herein by reference.
(11)	Filed previously on Form 8-K on July 26, 2013, and incorporated herein by reference.
(12)	Filed previously on Form 8-K on July 31, 2013, and incorporated herein by reference.
(13)	Filed previously on Form 10-Q on November 14, 2013, and incorporated herein by reference.
(14)	Filed previously on Form 8-K on November 22, 2013, and incorporated herein by reference.
(15)	Filed previously on Form 8-K on December 26, 2013, and incorporated herein by reference.
(16)	Filed previously with the Post-Effective Amendment No. 3 to the Form S-11 Registration Statement filed on November 21, 2013, and incorporated herein by reference.
(17)	Filed previously with the annual report on Form 10-K on March 31, 2014, and incorporated herein by reference.